As filed with the U.S. Securities and Exchange Commission on February 11, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BCAC Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	2813	87-3753170
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

78 SW 7th Street, Unit 800

Miami, Florida 33130

(561) 467-5200

(Address, including zip code, and telephone number, including area code, of  registrant’s principal executive offices)

Patrick Orlando

Chairman and Chief Executive Officer

Benessere Capital Acquisition Corp.

78 SW 7th Street, Unit 800

Miami, Florida 33130

(516) 467-5200

(Name, address, including zip code, and telephone number, including area code, of  agent for service)

Copies to:

Barry I. Grossman, Esq. Jessica Yuan, Esq. Lloyd Steele, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300	Stanley F. Pierson, Esq. Gabriella A. Lombardi, Esq. Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, California 94304 Telephone: (650) 233-4625

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the business combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2022

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF BENESSERE CAPITAL ACQUISITION CORP.

AND PROSPECTUS FOR SHARES OF COMMON STOCK AND WARRANTS

OF BCAC HOLDINGS INC.

To the Stockholders of Benessere Capital Acquisition Corp.:

You are cordially invited to attend the special meeting of stockholders (the “special meeting”) of Benessere Capital Acquisition Corp., a Delaware corporation, which we refer to as “Benessere,” “we,” “us” or “our”, to be virtually held at 10:00 a.m., Eastern time, on             , 2022. The special meeting can be accessed via live webcast by visiting             , where you will be able to listen to the meeting live and vote during the meeting.

On November 23, 2021 we entered into an Agreement and Plan of Merger with eCombustible Energy LLC, a Delaware limited liability company (“eCombustible”), BCAC Holdings, Inc., a newly formed Delaware corporation (“BCAC Holdings”), and its newly formed subsidiaries, BCAC Purchaser Merger Sub Inc., a Delaware corporation, and BCAC Company Merger Sub, LLC, a Delaware limited liability company, BCAC Purchaser Rep LLC, as purchaser representative, and Jorge E. Arevalo García, as seller representative (as may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides for the combination of Benessere and eCombustible under BCAC Holdings as a newly formed holding company, and pursuant to which each of Benessere and eCombustible will merge with and into newly formed subsidiaries of BCAC Holdings (collectively, the “Merger”). At the consummation of the Merger, each of Benessere and eCombustible will survive as a direct, wholly-owned subsidiary of the newly formed BCAC Holdings. The transactions contemplated by the Merger Agreement and the Merger we refer to herein as the “Business Combination.” A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A. Upon the consummation of the Business Combination, BCAC Holdings will change its name to “eCombustible Energy Corporation.”

The Merger Agreement provides that at the effective time of the Business Combination (the “Effective Time”):

(i)

all of the outstanding units representing all of the limited liability company membership interests of eCombustible (the “eCombustible Units”) will be cancelled in exchange for the right to receive 80,500,000 shares of common stock, par value $0.0001 per share, of BCAC Holdings (the “BCAC Holdings Common Stock”);

(ii)

all of the outstanding shares of (A) Class A common stock, par value $0.0001 per share, of Benessere, along with any equity securities paid as dividends or distributions after the closing of the Business Combination (the “Closing”) with respect to such shares or into which such shares are exchanged or converted after the Closing (collectively, the “Benessere Class A Common Stock”) will be converted into the right to receive 10,723,239 shares of BCAC Holdings Common Stock, and (B) Class B common stock, par value $0.0001 per share, of Benessere (the “Benessere Class B Common Stock” and, together with the Benessere Class A Common Stock, the “Benessere Common Stock”) will be converted into the right to receive 3,000,000 shares of BCAC Holdings Common Stock; and

(iii)

all of the outstanding public and private warrants of Benessere, entitling the holder thereof to purchase one share of Benessere Class A Common Stock at an exercise price of $11.50 per share (collectively, the “Benessere Warrants”) will be converted into the right to receive a warrant to purchase one share of BCAC Holdings Common Stock at an exercise price of $11.50 per share (collectively, the “BCAC Holdings Warrants”), exercisable up to an aggregate of (including warrants which were components of publicly traded units of Benessere described below) 8,920,312 shares of BCAC Holdings Common Stock.

Upon the consummation of the Business Combination, the outstanding publicly traded units of Benessere will be separated into their component securities, consisting of (a) one share of Benessere Class A Common Stock and three-fourths (3/4) of one Benessere Warrant (each of which shall be exchanged in accordance with the foregoing description), and (b) one right to receive one tenth (1/10) of one share of Benessere Class A Common Stock (collectively, the “Benessere Rights”). Each Benessere Right entitles its holder (the “Rights Holder”) to receive such one-tenth (1/10) of one share of Benessere Class A Common Stock after the consummation of the Business Combination, upon return of a valid certificate of Rights to the rights agent for Benessere Rights. As of the date of the accompanying proxy statement/prospectus, there is a maximum of 1,189,375 shares of Benessere Class A Common Stock issuable in exchange for Benessere Rights. For each Rights Holder so tendering their certificates, the cumulative amount of Benessere Rights held by that Rights Holder will be rounded up to the nearest whole share of Benessere Class A Common Stock, and this stock shall be exchanged for BCAC Holdings Common Stock as provided in the foregoing description. For more information, please see “Question and Answers – I am a Rights Holder, and how do I receive stock in the Merger?”

The exact number of shares of BCAC Holdings Common Stock to be issued in connection with the Business Combination remains subject to adjustment based on the working capital and net debt of eCombustible, transaction expenses relating to the Business Combination, those shares issuable to holders of Benessere Class A Common Stock, and the number of eCombustible Units outstanding as of immediately prior to the Effective Time, and shall be finally determined in accordance with, and subject to, the terms of the Merger Agreement. See “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Merger Consideration.”

It is anticipated that, immediately following completion of the Business Combination and if there are no redemptions by Benessere’s public stockholders and assuming all Rights Holders exercise their Benessere Rights, Benessere’s existing stockholders, including ARC Global Investments LLC (the “Sponsor”), will own approximately 15.6% of the outstanding capital stock of BCAC Holdings, and the existing holders of eCombustible Units will own approximately 84.4% of the outstanding capital stock of BCAC Holdings. If there are redemptions by Benessere’s public stockholders up to the maximum level that would permit completion of the Business Combination, immediately following completion of the Business Combination, Benessere’s existing stockholders, including the Sponsor, will own approximately 7.6% of the outstanding capital stock of BCAC Holdings and the existing holders of eCombustible Units will own approximately 92.4% of the outstanding capital stock of BCAC Holdings. These percentages do not include an earnout of up to 59,000,000 shares of BCAC Holdings Common Stock to which the existing holders of eCombustible Units are eligible, depending on terms relating to the price of the BCAC Holdings Common Stock following the Closing. These percentages are calculated based on a number of assumptions (as described in the accompanying proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Merger Agreement. For a discussion of these assumptions, see “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Merger Consideration.”

At the special meeting, our stockholders will be asked to consider and vote upon the following proposals:

•

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the merger of each of Benessere and eCombustible with and into separate, wholly-owned subsidiaries of the newly formed holding company BCAC Holdings, with each of Benessere and eCombustible surviving as a direct, wholly-owned subsidiary of BCAC Holdings, and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus (which we collectively refer to as the “Business Combination Proposal”);

•

Proposal No. 2 — The Charter Amendments Proposal — to consider and vote upon a proposal to approve and adopt the amended and restated certificate of incorporation of BCAC Holdings (the “Proposed Charter”), in the form attached hereto as Annex B (which we refer to as the “Charter Amendments Proposal”);

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•

Proposal No. 3— The Advisory Charter Amendments Proposals — to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with U.S. Securities and Exchange Commission (“SEC”) requirements (which we refer to as the “Advisory Charter Amendments Proposals”);

•

Proposal No. 4 — The Nasdaq Stock Issuance Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Capital Market (“Nasdaq”), the issuance of more than 20% of the total issued and outstanding BCAC Holdings Common Stock in connection with the Business Combination (which we refer to as the “Nasdaq Proposal”);

•

Proposal No. 5 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve the eCombustible Energy Corporation 2022 Stock Incentive Plan (the “Incentive Plan), effective upon the Closing, including the authorization of the share reserve under the Incentive Plan, in substantially the form attached to the accompanying proxy statement/prospectus as Annex D (which we refer to as the “Incentive Plan Proposal”);

•

Proposal No. 6 — The ESPP Proposal — to consider and vote upon a proposal to approve the eCombustible Energy Corporation 2022 Employee Stock Purchase Plan (the “ESPP”), effective upon the Closing, including the authorization of the share reserve under the ESPP, in substantially the form attached to the accompanying proxy statement/prospectus as Annex E (which we refer to as the “ESPP Proposal”); and

•

Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting (which we refer to as the “Adjournment Proposal”).

Each of the Business Combination Proposal, the Charter Amendments Proposal, the Nasdaq Proposal and the Incentive Plan Proposal is cross-conditioned on the approval of each other. Each of the Advisory Charter Amendments Proposals, the ESPP Proposal and the Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety.

The Benessere Class A Common Stock and the Benessere Warrants, as well as Benessere’s publicly traded units and rights, are currently listed on the Nasdaq Capital Market under the symbols “BENE,” “BENEW,” “BENEU” and “BENER,” respectively. We intend to list the BCAC Holdings Common Stock and BCAC Holdings Warrants on the Nasdaq Capital Market under the symbols “ECEC” and “ECECW,” respectively, upon the Closing of the Business Combination. As Benessere’s publicly traded units and rights will have separated into their component parts, and exchanged in the Business Combination, neither Benessere nor BCAC Holdings will have units or rights traded following closing of the Business Combination.

The Board of Directors of Benessere (the “Board”) has fixed the close of business on             , 2022 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any postponement or adjournment thereof. Stockholders should carefully read the accompanying Notice of Special Meeting and proxy statement/prospectus for a more complete statement of the proposals to be considered at the Special Meeting.

After careful consideration, the Board has unanimously approved and adopted the Merger Agreement and approved the Business Combination, has approved the other proposals described in this proxy statement/prospectus, and has determined that it is advisable to consummate the Business Combination.

The Benessere board of directors recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus.

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This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the special meeting. We urge you to read the accompanying proxy statement/prospectus including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. In particular, when you consider the recommendation regarding these proposals by the Board, you should keep in mind that Benessere’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a stockholder of Benessere. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete a business combination that is less favorable to stockholders of Benessere than liquidating Benessere. In addition, you should carefully consider the matters discussed under “Risk Factors” beginning on page 60 of this proxy statement/prospectus. See also the section entitled “The Business Combination Proposal — Interests of Benessere’s Directors and Officers and Others in the Business Combination” for additional information.

Pursuant to our current certificate of incorporation, our public stockholders have redemption rights in connection with the Business Combination. Our public stockholders are not required to affirmatively vote for or against the Business Combination to redeem their shares of common stock. This means that public stockholders who hold shares of Benessere Class A Common Stock on or before             , 2022 (two (2) business days before the special meeting) will be eligible to elect to have their shares of Benessere Class A Common Stock redeemed for cash in connection with the special meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the special meeting. Benessere public stockholders should carefully refer to the accompanying proxy statement/prospectus for the requirements and procedures of redemption.

We are providing this proxy statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting.

Your vote is very important. If you are a Benessere stockholder, whether or not you plan to attend the special meeting, please take the time to vote as soon as possible. On behalf of Benessere’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Very truly yours,

Patrick Orlando Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated            , 2022 and will first be mailed to the stockholders of Benessere on or about            , 2022.

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BENESSERE CAPITAL ACQUISITION CORP.

78 SW 7th Street

Unit 800

Miami, Florida 33130

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF BENESSERE CAPITAL ACQUISITION CORP.

TO BE HELD ON            , 2022

TO THE STOCKHOLDERS OF BENESSERE CAPITAL ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Benessere Capital Acquisition Corp. (“Benessere,” “we,” “us” or “our”) will be virtually held at 10:00 a.m., Eastern time, on        , 2022. The Special Meeting can be accessed via live webcast by visiting             , where you will be able to listen to the meeting live and vote during the meeting.

At the Special Meeting, you will be asked to consider and vote upon the following proposals (the “Proposals”):

(1)

Proposal No. 1 — The Business Combination Proposal —to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 23, 2021, among Benessere, eCombustible Energy LLC, a Delaware limited liability company (“eCombustible”), BCAC Holdings, Inc., a newly formed Delaware corporation (“BCAC Holdings”), and its newly formed subsidiaries, BCAC Purchaser Merger Sub Inc., a Delaware corporation, and BCAC Company Merger Sub, LLC, a Delaware limited liability company, BCAC Purchaser Rep LLC, as purchaser representative and Jorge E. Arevalo García, as seller representative. The Merger Agreement provides for the combination of Benessere and eCombustible under BCAC Holdings, and each of Benessere and eCombustible will merge with and into the newly formed subsidiaries of BCAC Holdings (collectively, the “Merger”), with each of Benessere and eCombustible surviving as a direct, wholly-owned subsidiary of BCAC Holdings. The transactions contemplated by the Merger Agreement and the Merger we refer to herein as the “Business Combination.” A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

Pursuant to the Merger Agreement, upon consummation of the Business Combination,

(i)

all of the outstanding units representing all of the limited liability company membership interests of eCombustible (the “eCombustible Units”) will be cancelled in exchange for the right to receive shares of common stock, par value $0.0001 per share, of BCAC Holdings (the “BCAC Holdings Common Stock”);

(ii)

all of the outstanding shares of (A) Class A common stock, par value $0.0001 per share, of Benessere, along with any equity securities paid as dividends or distributions after the closing of the Business Combination (the “Closing”) with respect to such shares or into which such shares are exchanged or converted after the Closing (collectively, the “Benessere Class A Common Stock”), and (B) Class B common stock, par value $0.0001 per share, of Benessere (the “Benessere Class B Common Stock” and, together with the Benessere Class A Common Stock, the “Benessere Common Stock”) will be converted into the right to receive shares of BCAC Holdings Common Stock; and

(iii)

all of the outstanding public and private warrants of Benessere, entitling the holder thereof to purchase one share of Benessere Class A Common Stock at an exercise price of $11.50 per share (collectively, the “Benessere Warrants”) will be converted into the right to receive a warrant to purchase one share of BCAC Holdings Common Stock at an exercise price of $11.50 per share (collectively, the “BCAC Holdings Warrants”).

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Upon the consummation of the Business Combination, the outstanding publicly traded units of Benessere will be separated into their component securities, consisting of one share of Benessere Class A Common Stock and three-fourths (3/4) of one Benessere Warrant, each of which shall be exchanged in accordance with the foregoing description, and one right to receive one tenth (1/10) of one share of Benessere Class A Common Stock (the “Benessere Rights”). Each Benessere Right entitles its holder (the “Rights Holder”) to receive such one-tenth of one share of Benessere Class A Common Stock upon the consummation of the Business Combination. The amount of Benessere Rights held by each Rights Holder will be rounded up to the nearest whole share of Benessere Class A Common Stock and this stock shall be exchanged for BCAC Holdings Common Stock as provided in the foregoing description.

All other convertible securities and other rights to purchase limited liability company membership interests of eCombustible will be retired and terminated, if they have not been converted, exchanged or exercised for outstanding limited liability company membership interests of eCombustible immediately prior to the effective time of the Merger.

(2)

Proposal No. 2 — The Charter Amendments Proposal — to consider and vote upon a proposal to approve the Amended and Restated Certificate of Incorporation of BCAC Holdings (the “Proposed Charter”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, which we refer to as the “Charter Amendments Proposal,” and providing for, among other things, the following material differences from Benessere’s current amended and restated certificate of incorporation:

(a)	BCAC Holdings’ name to be changed to “eCombustible Energy Corporation”;

(b)	a single class of common stock with authorized shares;

(c)	authorized shares of preferred stock;

(d)

establishing that the board of directors of BCAC Holdings following the Closing of the Business Combination (the “BCAC Holdings Board”) will not be divided into classes (with the number of directors of the BCAC Holdings Board being initially fixed at seven pursuant to the Merger Agreement and in accordance with the initial appointment rights provided therein, as discussed under “The Business Combination Proposal—Covenants of the Parties”);

(e)	prohibiting stockholder actions by written consent; and

(f)	removing various provisions applicable to special purpose acquisition corporations.

(3)

Proposal No. 3— The Advisory Charter Amendments Proposals — to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with SEC requirements, which we refer to as the “Advisory Charter Amendments Proposals”;

(4)

Proposal No. 4 — The Nasdaq Stock Issuance Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of more than 20% of the total issued and outstanding BCAC Holdings Common Stock in connection with the Business Combination, which we refer to as the “Nasdaq Proposal”;

(5)

Proposal No. 5 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve the eCombustible Energy Corporation 2022 Stock Incentive Plan (the “Incentive Plan), effective upon the Closing, including the authorization of the share reserve under the Incentive Plan, in substantially the form attached to the accompanying proxy statement/prospectus as Annex D (which we refer to as the “Incentive Plan Proposal”);

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(6)

Proposal No. 6 — The ESPP Proposal — to consider and vote upon a proposal to approve the eCombustible Energy Corporation 2022 Employee Stock Purchase Plan (the “ESPP”), effective upon the Closing, including the authorization of the share reserve under the ESPP, in substantially the form attached to the accompanying proxy statement/prospectus as Annex E (which we refer to as the “ESPP Proposal”); and

(7)

Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting, which we refer to as the “Adjournment Proposal.”

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Charter Amendments Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal are approved at the Special Meeting. Each of these Proposals are cross-conditioned on each other. The Advisory Charter Amendments Proposals, the ESPP Proposal and the Adjournment Proposal are each not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of Benessere Class A Common Stock and Benessere Class B Common Stock at the close of business on            , 2022 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Benessere stockholders of record entitled to vote at the Special Meeting will be available for ten (10) days before the Special Meeting at the principal executive offices of Benessere for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

After careful consideration, the Board has unanimously approved and adopted the Merger Agreement and unanimously recommends that our stockholders vote “FOR” all of the proposals presented to our stockholders at the Special Meeting. When you consider the Board recommendation of these proposals, you should keep in mind that directors and officers of Benessere have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal — Interests of Benessere’s Directors and Officers and Others in the Business Combination” in the accompanying proxy statement/prospectus.

Pursuant to Benessere’s current certificate of incorporation, its public stockholders may demand that Benessere redeem, upon the Closing of the Business Combination, shares of our Benessere Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less taxes payable) of the Benessere initial public offering (the “Benessere IPO”). As of January 7, 2022, based on funds in the Trust Account of $104.9 million on such date, the pro rata portion of the funds available in the Trust Account for the redemption of public shares of Benessere Class A Common Stock was approximately $10.35 per share. Our public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of Benessere Class A Common Stock for cash. This means that public stockholders who hold shares of our Benessere Class A Common Stock on or before            , 2022 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Benessere Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. To redeem their shares of Benessere Class A Common Stock for cash, our public stockholders can demand that Benessere convert their public shares into cash and tender their shares to Benessere’s transfer agent. Benessere stockholders should carefully refer to the accompanying proxy statement/prospectus for the requirements and procedures of redemption. Holders of Benessere’s outstanding warrants, rights and units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of Benessere’s

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publicly traded units must separate the underlying shares of Benessere Class A Common Stock, public rights and public warrants prior to exercising redemption rights with respect to the public Benessere Class A Common Stock.

Our sponsor, ARC Global Investments LLC, a Delaware limited liability company (our “Sponsor”), certain of our initial stockholders, consisting of our founders (who held our Class B Common Stock issued prior to our IPO), EF Hutton, formerly known as Kingswood Capital Markets, a division of Benchmark Investments, LLC, the representative of the underwriters in our IPO (“EFH”) and stockholders who purchased our Class A Common Stock in a private placement in connection with our IPO (collectively, the “Benessere Initial Stockholders”), as well as our officers and directors, have agreed to waive their redemption rights with respect to any shares of Benessere Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor, the Benessere Initial Stockholders and our officers and directors beneficially own 24.7% of the issued and outstanding shares of Benessere Class A Common Stock giving effect to conversion from Benessere’s Class B Common Stock immediately prior to the effective time of the Merger. The Sponsor, the Benessere Initial Stockholders and our officers and directors have agreed to vote any shares of Benessere Common Stock owned by them in favor of the Business Combination.

You are urged to carefully read and consider the “Risk Factors” beginning on page 60 of this proxy statement/prospectus and the other information contained in this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to ensure that your shares are represented at the Special Meeting. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that votes relating to the shares you beneficially own are properly counted.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call us at (561) 467-5200.

By Order of the Board of Directors

Patrick Orlando

Chairman and Chief Executive Officer

            , 2022

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by BCAC Holdings, constitutes a prospectus of BCAC Holdings under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to (1) the BCAC Holdings Common Stock to be issued to the Benessere stockholders, (2) the BCAC Holdings Common Stock to be issued to the holders of eCombustible Units, (3) the BCAC Holdings Common Stock to be issued in exchange for Benessere Class A Common Stock issued pursuant to Benessere Rights, (4) the BCAC Holdings Warrants to be issued by BCAC Holdings to holders of Benessere Warrants and (5) the BCAC Holdings Common Stock underlying such BCAC Holdings Warrants, in each case, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the special meeting of Benessere stockholders at which Benessere stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Benessere stockholders nor the issuance by BCAC Holdings of its common stock in connection with the Business Combination will create any implication to the contrary.

Information contained or incorporated by reference in this proxy statement/prospectus regarding Benessere and its business, operations, management and other matters has been provided by Benessere, and information contained in this proxy statement/prospectus regarding eCombustible and its business, operations, management and other matters has been provided by eCombustible. Information provided by either Benessere, on the one hand, or eCombustible, on the other hand, does not constitute any representation, estimate or projection of any other party.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, please contact Benessere’s proxy solicitor listed below. You will not be charged for any of these documents that you request.

[Proxy Solicitor’s name and contact information to be included].

In order for you to receive timely delivery of the documents in advance of the special meeting to be held on         , 2022, you must request the information by         , 2022.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” beginning on page 226 of this proxy statement/prospectus.

TRADEMARKS

Benessere and eCombustible own or have rights to trademarks that they use in connection with the operation of their respective businesses and that are used in this proxy statement/prospectus. This proxy statement/prospectus also includes other trademarks, trade names and service marks that are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes industry data and forecasts that Benessere and eCombustible obtained or derived from internal company analyses, independent third party publications and other industry data. Some data are also based on good faith estimates, which are derived from internal company analyses, information, assumptions or judgments, as well as the independent sources referred to above. Although both Benessere and eCombustible believe that the information on which the companies have based these estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed and they have not independently verified any of the data from third-party sources nor have they ascertained the underlying economic assumptions relied upon therein. Benessere’s and eCombustible’s internal company analyses and estimates have not been verified by any independent source. Statements as to industry position are based on market data currently available. Any estimates underlying such market-derived information and other factors could cause actual results to differ from those expressed in the independent parties’ estimates and in our estimates, and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Benessere” refer to Benessere Capital Acquisition Corp.

In this document:

“BCAC Holdings” means BCAC Holdings Inc., a Delaware corporation, and newly formed corporation in connection with the Business Combination, and upon consummation of the Business Combination each of Benessere and eCombustible will be direct, wholly-owned subsidiaries of BCAC Holdings, and BCAC Holdings will change its name to “eCombustible Energy Corporation.”

“BCAC Holdings Common Stock” means common stock, par value $0.0001 per share, of BCAC Holdings.

“BCAC Holdings Preferred Stock” means preferred stock, par value $0.0001 per share, of BCAC Holdings.

“Benessere” means Benessere Capital Acquisition Corp., a Delaware corporation.

“Benessere Certificate of Incorporation” means Benessere’s amended and restated certificate of incorporation, as may be amended from time to time.

“Benessere Class A Common Stock” or “our Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Benessere.

“Benessere Class B Common Stock” or “our Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Benessere.

“Benessere Common Stock” or “our Common Stock” means common stock of Benessere, par value $0.0001, including the Benessere Class A Common Stock and Benessere Class B Common Stock.

“Benessere Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of Benessere.

“Benessere Initial Stockholders” means our our founders (who held our Class B Common Stock issued prior to our IPO), EFH and stockholders who purchased our Class A Common Stock in a Private Placement in connection with our IPO.

“Benessere IPO” or “our IPO” means Benessere’s initial public offering.

“Benessere Rights” means, collectively, the rights, each of which is exchangeable into one-tenth of one share of Benessere Class A Common Stock.

“Benessere Warrants” means, collectively, the public and private warrants of Benessere to purchase a share of Benessere Class A Common Stock at a purchase price of $11.50 per share.

“Benessere Units” means a unit consisting of one share of Benessere Class A Common Stock, one Benessere Right and three-fourths of one Benessere Warrant.

“Board,” unless otherwise defined, means the board of directors of Benessere.

“Business Combination” means the transactions contemplated by the Merger Agreement whereby, among other things, Benessere is merged with Purchaser Merger Sub and eCombustible is merged with Seller Merger Sub, with each of Benessere and eCombustible surviving as direct, wholly-owned subsidiaries of the new holding company BCAC Holdings.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date and time of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Entity” or “Combined Company” means BCAC Holdings after the consummation of the Business Combination in which it becomes the parent company of its direct, wholly-owned subsidiaries, Benessere and eCombustible, and means, collectively, BCAC Holdings, and its direct, wholly-owned subsidiaries, Benessere and eCombustible.

“Company Merger Sub” means BCAC Company Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of BCAC Holdings.

“Condition Precedent Proposals” mean the Business Combination Proposal, the Charter Amendments Proposal, the Nasdaq Proposal and the Incentive Plan Proposal.

“DGCL” means the Delaware General Corporation Law.

“eCombustible” means eCombustible Energy LLC, a Delaware limited liability company.

“eCombustible Energy Corporation” is the name of the Combined Entity, after the proposed filing of the Proposed Charter with the Delaware Secretary of State following the Business Combination.

“eCombustible Holders” means, collectively, the holders of eCombustible Units.

“eCombustible Units” means the units of any type or class representing fractional parts of the limited liability company membership interests of eCombustible, including without limitation, all of its capital interests and profits interests.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“EFH” means EF Hutton, formerly known as Kingswood Capital Markets, a division of Benchmark Investments, LLC, the representative of the underwriters in the Benessere IPO.

“founder shares” means 2,875,000 shares of Benessere Class B Common Stock purchased by the Sponsor on September 30, 2020.

“FPU” means a fuel production unit of eCombustible.

“Marshall & Stevens” means Marshall & Stevens Incorporated.

“Marshall & Stevens’ Opinion” means the formal written opinion of Marshall & Stevens delivered to the Board on November 19, 2021 in respect of a valuation and opinion relating to the Business Combination, a copy of which is attached to his proxy statement/prospectus as Annex F.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of November 23, 2021, by and among (i) Benessere, (ii) BCAC Holdings, (iii) Purchaser Merger Sub, (iv) Company Merger Sub, (v) the Purchaser Representative, (vi) eCombustible and (vii) the Seller Representative.

“Merger Subs” means Purchaser Merger Sub and Company Merger Sub.

“MMBtu” means million British thermal unit.

“placement shares” means 393,750 shares of Benessere Class A Common Stock underlying the placement units.

“placement units” means 393,750 Benessere Units sold to the Sponsor in the Private Placement.

“placement warrants” means the Benessere Warrants to purchase 295,312 shares of Benessere Class A Common Stock underlying the placement units.

“Private Placement” means the private placement consummated simultaneously with the Benessere IPO in which Benessere issued the placement units to the Sponsor.

“Proposals” means the Business Combination Proposal, the Charter Amendments Proposal, the Advisory Charter Amendments Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.

“Proposed Charter” means the Amended and Restated Certificate of Incorporation of BCAC Holdings, a copy of which is attached to this proxy statement/prospectus as Annex B,

“public rights” means the Benessere Rights.

“public shares” means Benessere Class A Common Stock underlying the Benessere Units sold in the Benessere IPO.

“public stockholders” means holders of public shares.

“publicly traded units” means Benessere Units issued in the Benessere IPO.

“public warrants” means Benessere Warrants underlying the Benessere Units issued in the Benessere IPO.

“Purchaser Merger Sub” means BCAC Purchaser Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of BCAC Holdings.

“Purchaser Parties” means, collectively, Benessere, BCAC Holdings and the Merger Subs.

“Purchaser Representative” means the BCAC Purchaser Rep LLC, a Delaware limited liability company, as the representative of the equity holders of BCAC Holdings (other than eCombustible Holders) for certain purposes of the Merger Agreement specified therein.

“representative shares” means 125,000 shares of Benessere Class B Common Stock issued for nominal consideration to EFH, the representative of our underwriters and its designees in connection with our IPO.

“rights agent” means Continental Stock Transfer & Trust Company, the rights agent designed under the Rights Agreement.

“Rights Agreement” means the Rights Agreement between Benessere and the rights agent, dated January 4, 2021.

“Rights Holder” means a holder of Benessere Rights.

“redemption” means the right of the holders of Benessere Class A Common Stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Seller Representative” means Jorge E. Arevalo García, as the representative of the eCombustible Holders for certain purposes of the Merger Agreement specified therein.

“Special Meeting” means the special meeting of the stockholders of Benessere, to be virtually held at 10:00 a.m. Eastern Time, on             , 2022.

“Sponsor” means ARC Global Investments LLC, a Delaware limited liability company.

“Trust Account” or “Benessere trust account” means the trust account of Benessere, which holds the net proceeds of the Benessere IPO and the sale of the placement units, together with interest earned thereon, less amounts released to remit tax payable obligations and up to $100,000 of any remaining interest for dissolution expenses.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. This includes, without limitation, statements regarding the financial position, financial performance, business strategy, expectations of our business and the plans and objectives of management for future operations, including as they relate to the potential Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target”, “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements may include statements, among other things, relating to:

•	the benefits of the Business Combination;

•	the future financial and business performance of BCAC Holdings and its subsidiaries, including eCombustible, following the Business Combination;

•	the performance of eCombustible technology in full-scale operations at customer locations;

•	the potential market size and the assumptions and estimates related thereto;

•	changes in the market for eCombustible products and services;

•	expansion and other plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek” or “target,” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and expectations, forecasts and assumptions as of that date, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, you should not place undue reliance on forward-looking statements in deciding how to grant your proxy, instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by our forward-looking statements. Some factors that could cause actual results to differ include, among others:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•

a delay in completing, or the inability to complete, the transactions contemplated by the proposed Business Combination, due to a failure to obtain the approval of the stockholders of Benessere, a failure to satisfy other conditions to Closing in the Merger Agreement or some other reason;

•	the inability to obtain the listing of BCAC Holdings Common Stock and BCAC Holdings Warrants on Nasdaq or another exchange following the Business Combination;

•	the risk that the proposed Business Combination disrupts eCombustible’s current plans and operations;

•	the reaction of eCombustible’s customers to the Business Combination;

•

the inability to realize anticipated benefits of the Business Combination, which could result from, among other things, competition, the inability to integrate the Benessere and eCombustible businesses or the inability of the combined business to generate revenue, grow and manage growth profitably;

•	the level of redemptions by holders of Benessere Common Stock;

•

differences in the debt, or working capital, or other expenses, or other items that affect the consideration in the Business Combination, or other assumptions relating to our calculation of possible values and percentages holdings by parties to the Business Combination;

•	costs related to the Business Combination;

•	the outcome of any legal proceedings that might be instituted against Benessere or eCombustible, including any legal proceedings relating to the proposed Business Combination;

•	changes in applicable laws or regulations;

•	the actual performance of eCombustible’s technology in full-scale operation at customer locations;

•	the timing of revenue and expenditures;

•	the ability of eCombustible to access sufficient capital to run its business;

•	assumptions regarding, and changes in, energy, material and labor prices;

•	the possibility that Benessere or eCombustible might be adversely affected by other economic, business or competitive factors; and

•	other risks and uncertainties indicated in this proxy statement/prospectus, including those indicated under the section entitled “Risk Factors.”

RISK FACTOR SUMMARY

eCombustible’s business and its ability to execute its strategy, the proposed Business Combination, and any investment in the securities of BCAC Holdings after the Business Combination are subject to risks and uncertainties, many of which are beyond BCAC Holdings’ or eCombustible’s control and will be beyond the control of the Combined Company. You should carefully consider and evaluate all of the risks and uncertainties with respect to any investment in the securities of the Combined Company, including, but not limited to, the following and those discussed under “Risk Factors.” References below to eCombustible shall be deemed to also refer to BCAC Holdings and the post-Business Combination company, as the context requires or as appropriate.

Risks Relating to eCombustible

•	eCombustible will require significant additional capital to pursue its business strategy, but it may not be able to obtain additional financing on acceptable terms or at all.

•

eCombustible’s business model and technology have yet to be operated in a commercial setting and any failure to commercialize its strategic plans would have an adverse effect on its operating results and business, harm its reputation and could result in substantial liabilities that exceed its resources.

•	eCombustible’s fuel production units may not generate expected levels of output or may not operate as efficiently as expected.

•	eCombustible has a history of operating losses, has not yet generated any revenue and expects to incur significant additional expenses and operating losses.

•

eCombustible’s financial statements contain disclosure regarding the substantial doubt about its ability to continue as a going concern. eCombustible will need additional financing to execute its business plan, to fund its operations and to continue as a going concern.

•	If demand for eCombustible fuel does not develop as eCombustible expects, its revenue will suffer, and its business will be harmed.

•	eCombustible’s failure to secure new contracts may adversely affect its business operations and financial results.

•	If eCombustible is not able to successfully manage its growth strategy, its business operations and financial results may be adversely affected.

•	An increase in the prices of materials used in eCombustible’s business could adversely affect its business.

•	eCombustible may be unable to complete or operate its projects on a profitable basis or as eCombustible has committed to its customers.

•

Operation of its business in international markets may expose eCombustible to additional risks that eCombustible would not face in the United States, which could have an adverse effect on its operating results.

•

Failure of third parties to timely manufacture quality products or provide reliable services in a timely manner could cause delays in the delivery of eCombustible’s services and completion of its projects, which could damage its reputation, have a negative impact on its relationships with its customers and adversely affect its growth.

•	eCombustible’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

Risks Relating to Benessere, BCAC Holdings and the Business Combination

•

If Benessere does not consummate a business combination by the termination date of July 7, 2022, Benessere will have to cease all operations except for the purpose of winding up and redeem all of its public shares for their pro rata portions of the Trust Account and liquidate, or seek approval of its stockholders to extend the termination date.

•

Following the consummation of the Business Combination, the only significant asset of the Combined Entity will be ownership of 100% of the eCombustible Units, including eCombustible’s preferred units and profits interest units, and the Combined Entity does not currently intend to pay dividends on its common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of BCAC Holdings Common Stock.

•

Benessere will incur significant transaction and transition costs in connection with the Business Combination. If Benessere fails to consummate the Business Combination, it may not have sufficient cash available to pay such costs.

•

The working capital available to BCAC Holdings after the Business Combination will be reduced to the extent Benessere’s stockholders exercise their redemption rights in connection with the Business Combination and will also be reduced to the extent of eCombustible’s and Benessere’s transaction expenses, which will be payable by the Combined Company. This may adversely affect the business and future operations of BCAC Holdings.

•

The Sponsor, and Benessere’s directors and officers, have conflicts of interest in determining to pursue the business combination with eCombustible, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of Benessere’s stockholders.

Risks Related to Ownership of BCAC Holdings Common Stock

•	Concentration of ownership among eCombustible’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

•

There can be no assurance that BCAC Holdings Common Stock will be approved for listing on Nasdaq upon the Closing, or if approved, that BCAC Holdings will be able to comply with the continued listing standards of Nasdaq.

Risks Relating to Redemption

•

The ability to execute Benessere’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.

•	There is no guarantee that a Benessere stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

Risks Related to Benessere and the Business Combination

•

The Sponsor and Benessere’s directors, officers, advisors or their affiliates may elect to purchase shares of Benessere Common Stock from Benessere’s stockholders, which may influence a vote on a proposed business combination and reduce the public float of Benessere’s issued and outstanding capital stock.

Risks Related to the Business Combination and Integration of Businesses

•	While Benessere and eCombustible work to complete the Business Combination, management’s focus and resources may be diverted from operational matters and other strategic opportunities.

•	eCombustible’s management has no or limited experience in operating a public company.

•	eCombustible’s and Benessere’s operations may be restricted during the pendency of the Business Combination pursuant to terms of the Merger Agreement.

QUESTIONS AND ANSWERS

FOR STOCKHOLDERS OF BENESSERE

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting of Benessere stockholders. The following questions and answers do not include all the information that is important to stockholders of Benessere. We urge the stockholders of Benessere to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Benessere’s stockholders are being asked to consider and vote upon a proposal to approve the Business Combination contemplated by the Merger Agreement, among other proposals. Upon the completion of the transactions contemplated by the Merger Agreement, each of Benessere and eCombustible will become a direct, wholly-owned subsidiary of a newly formed company, BCAC Holdings. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at Benessere’s Special Meeting. You should read this proxy statement/prospectus and its annexes and the other documents referred to herein carefully and in their entirety.

YOUR VOTE IS IMPORTANT. YOU ARE URGED TO SUBMIT YOUR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE SPECIAL MEETING.

Q:	What proposals are stockholders of Benessere being asked to vote upon?

A:	Stockholders of Benessere are being asked to vote on the following proposals:

(1)

The Business Combination Proposal (Proposal 1) — To approve and adopt the Merger Agreement and the transactions contemplated therein, including the Business Combination. A summary of the Business Combination is set forth in the “Business Combination (Proposal 1)” section of this proxy statement/prospectus and a complete copy of the Merger Agreement is attached hereto as Annex A. You are encouraged to read them in their entirety.

(2)

The Charter Amendments Proposal (Proposal 2) — Assuming the Business Combination Proposal (Proposal 1) is approved and adopted, to approve and adopt the Proposed Charter of BCAC Holdings, in the form appended to this proxy statement/prospectus as Annex B, and a summary of which is set forth in “The Charter Amendments Proposal (Proposal 2)” section of this proxy statement/prospectus, which provides for the following material differences from the Benessere’s existing certificate of incorporation:

(a)	BCAC Holdings’ name to be changed to “eCombustible Energy Corporation”;

(b)	a single class of common stock with authorized shares;

(c)	authorized shares of preferred stock;

(d)

establishing that the board of directors of BCAC Holdings following the Closing of the Business Combination (the “BCAC Holdings Board”) will not be divided into classes (with the number of directors of the BCAC Holdings Board being initially fixed at seven pursuant to the Merger Agreement and in accordance with the initial appointment rights provided therein, as discussed under “The Business Combination Proposal—Appointments of Directors”);

(e)	prohibiting stockholder actions by written consent; and

(f)	removing various provisions applicable to special purpose acquisition corporations.

(3)

Advisory Charter Amendments Proposals (Proposal 3) — To consider and vote upon, on a non-binding basis, certain governance provisions in the Proposed Charter, presented separately in accordance with SEC requirements. A summary of these provisions is set forth in the “Advisory Charter Amendments Proposals (Proposal 3)” section of this proxy statement/prospectus.

(4)

The Nasdaq Stock Issuance Proposal (Proposal 4) — To approve, for purposes of complying with applicable listing rules of Nasdaq, for purposes of complying with applicable listing rules of Nasdaq, the issuance of more than 20% of the total issued and outstanding BCAC Holdings Common Stock in connection with the Business Combination. A summary of this proposal is set forth in the “The Nasdaq Proposal (Proposal 4)” section of this proxy statement/prospectus.

(5)

The Incentive Plan Proposal (Proposal 5) — To approve the Incentive Plan, including the authorization of the share reserve under the Incentive Plan, in substantially the form attached hereto as Annex D. A summary of the 2022 Plan is set forth in the “The Incentive Plan (Proposal 5)” section of this proxy statement/prospectus.

(6)

The ESPP Proposal (Proposal 6) — To approve the ESPP, including the authorization of the share reserve under the ESPP, in substantially the form attached hereto as Annex E. A summary of the ESPP is set forth in the “The ESPP (Proposal 6)” section of this proxy statement/prospectus.

(7)

The Adjournment Proposal (Proposal 7) — To consider and vote upon a proposal to adjourn the Special Meeting of Benessere to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more of the proposals at the special meeting.

Q:	Are the proposals conditioned on one another?

A:

Yes. We refer to the Business Combination Proposal, the Charter Amendments Proposal, the Nasdaq Proposal and the Incentive Plan Proposal as “Condition Precedent Proposals”. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the special meeting. The Condition Precedent Proposals are each conditioned on each other. If the Business Combination Proposal is not approved, the other Proposals, other than the Adjournment Proposal, will not be presented to the stockholders of Benessere at the Special Meeting. The Adjournment Proposal, as well as the Advisory Charter Amendments Proposals and the ESPP Proposal in each case is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, after taking into account any approved adjournment or postponement, if necessary, then we will not consummate the Business Combination. If Benessere does not consummate the Business Combination and fails to complete an initial business combination by July 7, 2022, Benessere will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders.

Q:	What will happen in the Business Combination?

A:

Upon consummation of the Business Combination, Benessere and eCombustible will each become direct, wholly owned subsidiaries of a newly-formed holding company, BCAC Holdings. The merger consideration in the Business Combination is $805 million, subject to adjustment based on net working capital and indebtedness on the Closing Date and transaction expenses adjustments in accordance with the terms and conditions of the Merger Agreement, as described further herein. The merger consideration generally will be paid in shares of BCAC Holdings Common Stock. The amount of shares of BCAC Holdings Common Stock to be received by holders of eCombustible Units and Benessere Common Stock will not be known until the Closing. Up to an additional 59,000,000 shares of BCAC Holdings Common Stock will be contingently issuable, in the form of an earnout which is subject to certain terms and conditions relating to the price of BCAC Holdings Common Stock during the thirty month period following the consummation of the Business Combination. For an explanation and estimate of the consideration to eCombustible Holders in the Business Combination, see the section entitled “—The Business Combination Proposal – Merger Consideration.”

In connection with the Business Combination, the Benessere Warrants will be exchanged for BCAC Holdings Warrants, each entitling the holder thereof to purchase one share of BCAC Holdings Common Stock at the same exercise price as had been for exercise into one share of Benessere Class A Common Stock. Each of the outstanding publicly traded units of Benessere also will be separated into their component securities, consisting of one share of Benessere Class A Common Stock, three-quarters (3/4) of one Benessere Warrant, which shall be exchanged in accordance with the foregoing description, and one Benessere Right. The amount of Benessere Rights held by each Rights Holder will be rounded up to the nearest whole share of Benessere Class A Common Stock and likewise exchanged for BCAC Holdings Common Stock.

All convertible securities and other rights to purchase limited liability company membership interests of eCombustible will be retired and terminated, if they have not been converted, exchanged or exercised for outstanding limited liability company membership interests of eCombustible immediately prior to the effective time of the Merger.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

In addition to approval of the Condition Precedent Proposals, there are a number of closing conditions in the Merger Agreement, including the approval by the holders of eCombustible Units of the Business Combination. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement — Conditions to Consummation of the Merger” and “Summary of the Proxy Statement/Prospectus — The Proposals — The Business Combination Proposal.”

Q:	Why is Benessere providing stockholders with the opportunity to vote on the Business Combination?

A:

Under the DGCL and the Benessere Certificate of Incorporation, Benessere must provide all holders of its public shares with the opportunity to have their public shares redeemed upon the consummation of Benessere’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For legal and other reasons, Benessere has elected to provide its stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, Benessere is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their public shares in connection with the closing of the Business Combination.

Q:	How many votes do I have at the Special Meeting?

A:

Benessere stockholders are entitled to one vote at the Special Meeting for each share of Benessere Class A Common Stock and Benessere Class B Common Stock held of record as of         , 2022, the Record Date for the Special Meeting. As of the date of this proxy statement/prospectus, there were 10,723,239 outstanding shares of privately held and publicly traded Benessere Class A Common Stock and 3,000,000 outstanding shares of Benessere Class B Common Stock.

Q:	What vote is required to approve the proposals presented at the Special Meeting?

A:

The approval of the Charter Amendments Proposal requires the affirmative vote of a majority of the issued and outstanding Benessere Common Stock as of the Record Date. Accordingly, a Benessere stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal.

In contrast, approval of the remaining Proposals, including the Business Combination Proposal, in each case require the affirmative vote of the holders of a majority of the shares of Benessere Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Benessere stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will not be counted towards the number of shares of Benessere Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on these remaining Proposals.

If the Business Combination Proposal is not approved, the other Condition Precedent Proposals will not be submitted to a vote. The approval of the Condition Precedent Proposals are preconditions to the consummation of the Business Combination.

Our Sponsor, Benessere Initial Stockholders, and our directors and officers have agreed to vote all of their founder shares and all of their shares of Class A Common Stock (including, but not limited to, shares of Class A Common Stock underlying the placement units) in favor of the Business Combination Proposal. As a result, we may need as few as only 37,061, or approximately 0.4%, of the 10,329,489 of our public shares, to be voted in favor of the Business Combination Proposal (as well as the other Proposals except for the Charter Amendments Proposal), and as few as 3,467,870, or approximately 33.6% of our 10,329,489 public shares, to be voted in favor of the Charter Amendments Proposal, in order to have our Business Combination approved.

Specifically, the letter agreement among Benessere and our offices and directors and the Sponsor, provides therein that: the Sponsor and each Insider (as defined in such letter agreement) agrees that if the Company (i.e. Benessere) seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any shares of Capital Stock (as defined in such letter agreement) owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any shares of Common Stock owned by it, him or her in connection with such stockholder approval. If the Company engages in a tender offer in connection with any proposed Business Combination, the Sponsor and each Insider agrees that it, he or she will not seek to sell or tender any shares of Capital Stock owned by it, him or her to the Company in connection with such tender offer.

Q:	May Benessere, the Sponsor or Benessere’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of the Sponsor, or Benessere’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Benessere shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Q:	What constitutes a quorum at the Special Meeting?

A:

The presence, in person or by proxy, at the Special Meeting of the holders of shares of outstanding capital stock of Benessere representing a majority of the voting power of all outstanding shares of capital stock of

Benessere entitled to vote at such meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Special Meeting. As of the Record Date, shares of Benessere Common Stock would be required to achieve a quorum assuming Benessere has shares of Benessere Common Stock issued and outstanding. As of the date of this proxy statement/prospectus, 6,861,621 shares of Benessere Common Stock would be required to achieve a quorum assuming Benessere has 13,723,239 shares of Benessere Common Stock issued and outstanding.

Q:	What equity stake will current stockholders of Benessere and the eCombustible Holders hold in BCAC Holdings after the Closing?

A:

Benessere’s public stockholders currently own approximately 75.3% of Benessere’s issued and outstanding capital stock, and the Sponsor together with our directors and officers currently own approximately 23.8% of Benessere’s issued and outstanding capital stock (with the remaining approximately 0.9% of shares held by EFH).

It is anticipated that, immediately following completion of the Business Combination and if there are no redemptions by Benessere’s public stockholders, Benessere’s existing stockholders, including Sponsor, will own approximately 15.6% of the outstanding capital stock of BCAC Holdings and the existing eCombustible Holders will own approximately 84.4% of the outstanding capital stock of BCAC Holdings. If there are redemptions by Benessere’s public stockholders up to the maximum level that would permit completion of the Business Combination, immediately following completion of the Business Combination, Benessere’s existing stockholders, including the Sponsor, will own approximately 7.6% of the outstanding capital stock of BCAC Holdings, and the existing eCombustible Holders will own approximately 92.4% of the outstanding capital stock of BCAC Holdings. These percentages do not include an earnout of up to 59,000,000 BCAC Holdings Common Stock to which the existing holders of eCombustible Units are eligible, depending on terms relating to price of the BCAC Holdings Common Stock following the Closing. These percentages are calculated based on a number of assumptions (as described in this proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Merger Agreement. For a discussion of these assumptions, see “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Merger Consideration.”

If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership in BCAC Holdings will be different. See “Summary of the Proxy Statement/Prospectus – Impact of the Business Combination on Benessere’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table illustrates varying ownership levels of the issued and outstanding capital stock of BCAC Holdings, assuming varying levels of redemptions by Benessere’s public stockholders:

	Ownership Percentage Assuming No Redemption of Shares	Ownership Percentage Assuming 50% Redemption of Shares	Ownership Percentage Assuming Maximum Redemption of Shares
eCombustible Holders	84.4%	89.2%	92.4%
Benessere Initial Stockholders, including the Sponsor and Benessere’s directors and officers (other than EFH)	3.5%	3.6%	3.8%
EFH	0.1%	0.1%	0.1%
Benessere’s public stockholders	12.0%	7.1%	3.7%

The ownership percentage set forth above and in the table below with respect to BCAC Holdings includes the shares issuable to the eCombustible Holders, and assumes Rights Holders exercise all of their Benessere Rights, but does not take into account (i) any shares reserved for issuance under the Incentive Plan or ESPP,

(ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 8,920,312 shares of BCAC Holdings Common Stock that will remain outstanding following the Business Combination or any additional private placement units that are issued or issuable to our Sponsor pursuant to the conversion of the Sponsor’s up to $1.5 million working capital loans that were made to Benessere, (iii) an earnout of up to 59,000,000 BCAC Holdings Common Stock to which the existing holders of eCombustible Units are eligible, depending on terms relating to price of the BCAC Holdings Common Stock following the Closing, (iv) any adjustments to the Merger Consideration payable to the eCombustible Holders as a result of eCombustible’s working capital, transaction expenses and/or debt as of the completion of the Business Combination varying from certain specified targets set forth in the Merger Agreement, and (v) any indemnification payments that are made after the consummation of the Business Combination by delivery of shares of BCAC Holdings Common Stock. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table presents share information based on the various redemption scenarios, including no redemptions, 33.3%, 50%, 66.6% and maximum redemption scenarios.

	No		33.3%		50%		66.6%		Maximum
	Redemption (1)		Redemption (2)		Redemption (3)		Redemption (4)		Redemption
Benessere public stockholders	11,479,489	12.0%	8,036,670	8.7%	6,314,745	7.0%	4,592,819	5.2%	3,189,511	3.7%
Benessere Sponsor and directors and officers and underwriting representative	3,433,125	3.6%	3,433,125	3.7%	3,433,125	3.8%	3,433,125	3.9%	3,433,125	3.9%
eCombustible holders	80,500,000	84.4%	80,500,000	87.5%	80,500,000	89.2%	80,500,000	90.9%	80,500,000	92.4%

Pro Forma Combined Company Common Stock	95,412,614	100%	91,969,795	100%	90,247,870	100%	88,525,944	100%	87,122,636	100%
Potential sources of dilution
Benessere public warrants	8,625,000	9.2%	8,625,000	9.5%	8,625,000	9.7%	8,625,000	9.9%	8,625,000	10.0%
Benessere private warrants	295,313	0.3%	295,313	0.3%	295,313	0.3%	295,313	0.3%	295,313	0.3%

(1)	All scenarios exclude potential dilution from public warrants and private warrants.
(2)

Assumes that 3,442,819 public shares are redeemed for aggregate redemption payments of $35.6 million assuming a $10.35 per share Redemption Price and based on funds in the Trust Account and working capital available to Benessere outside of the Trust Account as of January 7, 2022. The Merger Agreement includes a condition to the Closing, waivable by eCombustible, that, at the Closing, Benessere have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment any Redemptions), prior to giving effect to the payment of Benessere’s unpaid transaction expenses or liabilities, at least equal to $5,000,001.

(3)

Assumes that 5,164,745 public shares are redeemed for aggregate redemption payments of $53.5 million assuming a $10.35 per share Redemption Price and based on funds in the Trust Account and working capital available to Benessere outside of the Trust Account as of January 7, 2022. The Merger Agreement includes a condition to the Closing, waivable by eCombustible, that, at the Closing, Benessere have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment any Redemptions), prior to giving effect to the payment of Benessere’s unpaid transaction expenses or liabilities, at least equal to $5,000,001.

(4)

Assumes that 6,886,670 public shares are redeemed for aggregate redemption payments of $71.3 million assuming a $10.35 per share Redemption Price and based on funds in the Trust Account and working capital available to Benessere outside of the Trust Account as of January 7, 2022. The Merger Agreement includes a condition to the Closing, waivable by eCombustible, that, at the Closing, Benessere have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment any Redemptions), prior to giving effect to the payment of Benessere’s unpaid transaction expenses or liabilities, at least equal to $5,000,001.
(5)

Assumes that 8,289,978 public shares are redeemed for aggregate redemption payments of $85.8 million assuming a $10.35 per share Redemption Price and based on funds in the Trust Account and working capital available to Benessere outside of the Trust Account as of January 7, 2022. The Merger Agreement includes a condition to the Closing, waivable by eCombustible, that, at the Closing, Benessere have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment any Redemptions), prior to giving effect to the payment of Benessere’s unpaid transaction expenses or liabilities, at least equal to $5,000,001.

All of the relative percentages above are for illustrative purposes only. These percentages do not include an earnout of up to 59,000,000 BCAC Holdings Common Stock to which the existing holders of eCombustible Units are eligible, depending on terms relating to price of the BCAC Holdings Common Stock following the Closing. These percentages are calculated based on a number of assumptions (as described in this proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Merger Agreement. For a discussion of these assumptions, see “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Merger Consideration.” Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. Pursuant to Benessere’s underwriting agreement with EFH, EFH is entitled to $3,450,000 in deferred underwriting commissions.

Q:	How will the Sponsor and our directors and officers vote?

A:

Our Sponsor currently owns 393,750 shares of Benessere Class A Common Stock and 2,875,000 shares of Benessere Class B common stock, representing 23.8% of the issued and outstanding shares of Benessere Common Stock. Shares of Benessere Class B Common Stock will automatically convert into shares of Class A Common Stock on a one-for-one basis, subject to adjustment as provided in our amended and restated certificate of incorporation. See “Certain Relationships and Related Person Transactions.” Hence, upon consummation of the Business Combination, Benessere Common Stock will consist of our Class A Common Stock which will be exchanged for BCAC Holdings Common Stock. As a result, we may need only 37,061, or approximately 0.4%, of the 10,329,489 of our public shares, to be voted at the Special Meeting in favor of the Business Combination Proposal (as well as other Proposals except for the Charter Amendments Proposal), and as few as 3,467,870, or approximately 33.6% of our 10,329,489 public shares, to be voted in favor of the Charter Amendments Proposal, in order to have our Business Combination approved.

Q:	What interests do Benessere’s current officers and directors have in the Business Combination?

A:

The Sponsor, members of Benessere’s Board and its executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include, among other things:

•

the fact that our Sponsor, officers and directors and their affiliates paid an aggregate of approximately $25,000 for their founder shares, the market value of such shares as of             , 2022 was approximately $         , and such securities should have a significantly higher value than $25,000 at the time of the Business Combination;

•

the fact that our Sponsor, officers and directors and their affiliates paid an aggregate of approximately $3,937,500 for the placement units, at a price of $10.00 per unit, the market value of such securities as of         , 2022 was approximately $         , and such securities should have a slightly higher value than $3,937,500 at the time of the Business Combination;

•

if Benessere is unable to complete a business combination within the required time period, our Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors that are owed money by Benessere for services rendered or products sold to Benessere, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under our indemnity of the underwriters;

•

the fact that on January 12, 2022, the Sponsor loaned to Benessere the principal amount of $1,032,948 in exchange for an unsecured promissory note, which bears no interest and is repayable in full upon the earlier of consummation of the Business Combination or the date of our liquidation, and in the event we do not consummate a business combination, this note may not be paid in full upon liquidation;

•

unless Benessere consummates an initial business combination, Benessere’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•	the fact that the Sponsor has agreed not to redeem any of the founder shares in connection with a stockholder vote to approve a proposed initial business combination;

•	the fact that the founder shares and placement units, including the placement shares and placement warrants, purchased by the Sponsor will be worthless if a business combination is not consummated;

•

the Sponsor and Benessere’s directors and officers have agreed that the founders shares and placement units, and all of their underlying securities, will not be sold or transferred by it until a period of time after Benessere has completed a business combination, subject to limited exceptions;

•

the appointment of                          as a designee to the board of directors of BCAC Holdings, with Benessere having a right to appoint, under certain circumstances discussed in this proxy statement/prospectus,                          as second designee, and which will entitle such individuals to any cash fees, stock options or stock awards that BCAC Holdings determines to pay to its non-executive directors following the Closing of the Business Combination; and

•	the continued indemnification of current directors and officers of Benessere and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Q:	What happens if I sell my shares of Benessere Class A Common Stock before the Special Meeting?

A:

The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Benessere Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares of Benessere Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting.

Q:	What happens if the Business Combination Proposal is not approved?

A:

Pursuant to the amended Benessere Certificate of Incorporation, if the Business Combination Proposal is not approved and Benessere does not otherwise consummate an alternative business combination by July 7, 2022, Benessere will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Q:	Do I have redemption rights?

A:

Pursuant to the Benessere Certificate of Incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the

Benessere Certificate of Incorporation. As of January 7, 2022, based on funds in the Trust Account of $104.9 million, this would have amounted to approximately $10.35 per share (net of taxes payable). It is anticipated that the per share redemption price will be approximately $10.35 (net of taxes payable) at the closing of the Business Combination, which is anticipated to occur during the first half of 2022. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Benessere Class A Common Stock for cash. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Benessere’s transfer agent prior to the Special Meeting. See the question titled “How do I exercise my redemption rights?” below and the section titled “Special Meeting of Benessere Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether or not you attend or vote your shares of Benessere Common Stock at the Special Meeting, and regardless of how you vote your shares with respect to the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on         , 2022 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn:

E-mail:

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Benessere’s understanding that stockholders should generally allot at least two (2) weeks to obtain physical certificates from the transfer agent. However, Benessere does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the federal income tax consequences of exercising my redemption rights?

A:

Benessere stockholders who exercise their redemption rights to receive cash in exchange for their shares of Benessere Common Stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of such common stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution to a redeeming stockholder for U.S. federal income tax purposes if the redemption does not effect a sufficient reduction (as determined under applicable federal income tax law) in the redeeming stockholder’s percentage ownership in us (whether such ownership is direct or through the application of certain attribution and constructive ownership rules). Any amounts treated as such a distribution will constitute a dividend to the extent of our current and accumulated earnings and profits as measured for U.S. federal income tax purposes. Any amounts treated as a distribution and that are in excess of our current and accumulated earnings and profits will reduce the redeeming stockholder’s basis in his or her redeemed shares of Benessere Common Stock, and any remaining amount will be treated as gain realized on the sale or other disposition of Benessere Common Stock. These tax consequences are described in more detail in the section titled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

Q:	What are the U.S. federal income tax consequences if I do not exercise my redemption rights and instead participate in the Business Combination?

A:

It is intended that the Business Combination will qualify as part of an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. If the Business Combination qualifies as part of an exchange described in Section 351, then U.S. Holders (as defined in the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations”) of Benessere Class A Common Stock who do not exercise their redemption rights and who participate in the Business Combination generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of Benessere Common Stock for BCAC Holdings Common Stock. You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of your participation in the Business Combination. See “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.”

Q:	If I am a rights or warrant holder, can I exercise redemption rights with respect to my rights or warrants?

A:	No. The holders of rights or warrants have no redemption rights with respect to such rights or warrants.

Q:	Do I have appraisal rights in connection with the proposed Business Combination?

A:	Under the DGCL, there are no appraisal rights available to holders of shares of Benessere Common Stock or holders of Benessere Warrants in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•	Benessere stockholders who properly exercise their redemption rights;

•	$3,450,000 of deferred underwriting fees to EFH in connection with the Business Combination;

•

certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by Benessere or eCombustible in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement;

•	any loans owed by Benessere to its Sponsor for any Benessere transaction expenses or other administrative expenses incurred by Benessere; and

•	for general corporate purposes including, but not limited to, working capital for operations.

Q:	What happens if the Business Combination is not consummated?

A:

There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal — Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, Benessere is unable to complete the Business Combination or another initial business combination transaction by July 7, 2022, the Benessere Certificate of Incorporation provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest not previously released to Benessere to pay taxes payable and up to $100,000 to pay dissolution expenses, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Holders of founder shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Benessere’s outstanding warrants and rights. Accordingly, the warrants and rights will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:	The closing is expected to take place in the first half of 2022.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:	What will Benessere stockholders receive in the Business Combination?

A:

Upon completion of the Business Combination, each outstanding share of Benessere Class A Common Stock will be exchanged for one share of BCAC Holdings Common Stock. Each share of Benessere Class B Common Stock will be automatically converted into applicable shares of Benessere Class A Common Stock immediately prior to the Effective Time of the Business Combination. Shares held by Benessere as treasury stock or that are owned by Benessere, which we refer to as the Benessere excluded shares, will not be exchanged and will be cancelled.

Q:	What will Benessere warrant holders receive in the Business Combination?

A:

Upon completion of the Business Combination, all of the warrants exercisable into Benessere Common Stock will be converted into warrants exercisable into BCAC Holdings Common Stock having the same exercise price and other terms and conditions as the original warrants.

Q:	If I am a Benessere warrant holder, will my warrants become exercisable for shares of BCAC Holdings Common Stock if the Business Combination is consummated?

A:

Yes. Pursuant to the Merger Agreement and the terms of the Benessere warrants, each Benessere warrant will be converted into a BCAC Holdings Warrant exercisable into shares of BCAC Holdings Common Stock. However, in the event that Benessere does not consummate the business combination by July 7, 2022, Benessere will be required to liquidate and any Benessere warrants you own will expire without value.

Benessere warrant holders should not submit certificates, if any, relating to their warrants. Holders of warrants to purchase Benessere Common Stock will receive warrants to purchase BCAC Holdings Common Stock, without needing to take any action and, accordingly, such holders should not submit the certificates, if any, relating to their warrants.

Q:	If I am a Benessere Rights Holder, will my rights become exchangeable for shares of BCAC Holdings Common Stock if the Business Combination is consummated?

A:

Yes. Pursuant to the Merger Agreement and the terms of the Benessere rights, each Benessere right will be exchanged for one-tenth (1/10) of one share of Benessere Class A Common Stock, and these shares will be cancelled in exchange for BCAC Holdings Common Stock pursuant to the Merger. However, in the event that Benessere does not consummate a business combination by July 7, 2022, Benessere will be required to liquidate and any Benessere rights you own will expire without value.

Benessere will not issue fractional shares of our Class A Common Stock in exchange for rights, but will instruct the rights agent to round up for each Rights Holder the amount of our Class A Common Stock to be received by that Rights Holder to the nearest whole share.

Q:	I am a Rights Holder, and how do I receive stock in the Merger?

A:

As soon as practicable after the Business Combination, according to the terms of the Rights, Benessere will direct holders of the Rights to return their certificate of Rights to our rights agent, Continental Stock Transfer & Trust Company (the “rights agent”). Upon receipt of a valid certificate of Rights, the rights agent will issue to the registered Rights Holder a certificate or certificates for the number of shares, being full shares, of Benessere Class A Common Stock to which that Rights Holder is entitled, aggregated on a per Rights Holder basis, in such name or names as may be directed by the Rights Holders. In no event will there be an issuance of net cash to settle the Rights, and Benessere and BCAC Holdings will not issue fractional shares to such Rights Holder. Benessere will instruct the rights agent to round up to the nearest whole share of Benessere Class A Common Stock, when the rights agent issues to the registered Rights Holder a certificate for the number of shares of Benessere Class A Common Stock to which that Rights Holder is registered. Benessere and the rights agent will then exchange those shares of Benessere Class A Common Stock for BCAC Holdings Common Stock as discussed in this proxy statement/prospectus. In the interests of efficiency and to avoid duplication of certificates, Benessere may instruct the rights agent to issue a certificate of BCAC Holding Common Stock to the Rights Holder, without the Rights Holder having again to exchange a certificate of Benessere Class A Common Stock for BCAC Holdings Common Stock.

Q:	What will Benessere unit holders receive in the Business Combination?

A:

Upon the consummation of the Business Combination, the outstanding publicly traded units of Benessere will be separated into their component securities, consisting of one share of Benessere Class A Common Stock, three-fourths (3/4) of one Benessere Warrant, and one Benessere Right, equal to the right to receive one tenth (1/10) of one share of Benessere Class A Common Stock. Each of the holders of Benessere Class A Common Stock, the Benessere Warrants the Benessere Rights will receive consideration in the Business Combination as answered in the questions above.

Q:	If the Business Combination is completed, when can I expect to receive the BCAC Holdings Common Stock for my shares of Benessere Common Stock?

A:

After the consummation of the Business Combination, BCAC Holdings’ transfer agent will send instructions to Benessere security holders regarding the exchange of their Benessere securities for BCAC Holdings securities. Benessere stockholders who exercise their redemption rights must deliver their stock certificates to Benessere’s transfer agent (either physically or electronically) at least two (2) business days prior to the vote at the Special Meeting.

Upon effectiveness of the Business Combination, all of the outstanding Benessere Class B Common Stock will be converted into Benessere Class A Common Stock on a one-for-one basis, subject to adjustment as provided the Benessere Certificate of Incorporation. Hence, upon consummation of the Business Combination, Benessere Common Stock will consist of our Class A Common Stock which will be exchanged for BCAC Holdings Common Stock.

Q:

How much cash will be available to BCAC Holdings following the closing of the Business Combination, assuming maximum and minimum redemptions? To what extent will BCAC Holdings need to secure additional financing in connection with the Business Combination? Following the Business Combination?

A:

Following the closing of the Business Combination, it is currently anticipated that BCAC Holdings will have available to it approximately $96.3 million of cash, after payment of estimated expenses and assuming no redemptions are made by Benessere public stockholders prior to the closing of the Business Combination, or approximately $12.6 million of cash, after payment of estimated expenses and assuming that the maximum amount of redemptions are made by Benessere public stockholders prior to the closing of the Business Combination.

Following the Business Combination, assuming no redemptions are made prior to the Closing, the Combined Entity believes it will have enough cash on its balance sheet to finance operations. In the event of maximum redemptions, we may be in need of raising additional financing. We expect that from time to time we may need to raise additional financing to maintain our operations, and from time to time we may wish to raise additional financing in order to take advantage of business opportunities. To the extent we need or wish to raise such additional financing, our access to commercial bank financing or the debt and equity capital markets may be limited by various factors, including the condition of overall credit and capital markets, general economic factors, the state of the industry, our financial performance, credit ratings, and other factors. Commercial credit and debt and equity capital may not be available to us on favorable terms, or at all.

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

If you hold membership interests of eCombustible, you may execute and return your written consent to eCombustible in accordance with the instructions provided.

Q:	How do I vote?

A:

If you were a holder of record of Benessere Class A Common Stock or Benessere Class B Common Stock on         , 2022, the Record Date, you may vote with respect to the Proposals in person at the Special Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:	Abstentions will have the same effect as a vote “AGAINST” the Charter Amendments Proposal. Abstentions will have no effect on the remaining Proposals in a special meeting with a duly called quorum.

A “broker non-vote” occurs when shares held by a broker for the account of a beneficial owner are not voted for or against a particular proposal because the broker has not received voting instructions from that beneficial owner and the broker does not have discretionary authority to vote those shares in the absence of such instructions. If you do not provide instructions to your broker, your broker will not have discretionary authority to vote on any of the Proposals at the Special Meeting, because Benessere does not expect any of the Proposals to be considered a routine matter. Broker non-votes will not be counted as present for the purposes of establishing a quorum.

Broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendments Proposal. At a meeting with a quorum, broker non-votes will have no effect on the vote on the remaining Proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by Benessere without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:	If I am not going to attend the Special Meeting in person, should I return my proxy card instead?

A:

Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Benessere believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to Benessere’s secretary at the address listed below so that it is received by Benessere’s secretary prior to the Special Meeting or virtually attend the Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Benessere’s secretary, which must be received by Benessere’s secretary prior to the Special Meeting.

Q:	Who will solicit and pay the cost of soliciting proxies?

Benessere will pay the cost of soliciting proxies for the Special Meeting. Benessere has engaged [Proxy Solicitor], which we refer to as “[Proxy Solicitor],” to assist in the solicitation of proxies for the Special

Meeting. Benessere has agreed to pay [Proxy Solicitor] a fee of $            , plus disbursements. Benessere will reimburse [Proxy Solicitor] for reasonable out-of-pocket expenses and will indemnify [Proxy Solicitor] and its affiliates against certain claims, liabilities, losses, damages and expenses. Benessere will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Benessere Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Benessere Common Stock and in obtaining voting instructions from those owners. Benessere’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Patrick Orlando

Chairman and Chief Executive Officer

Benessere Capital Acquisition Corp.

78 SW 7th Street, Unit 800

Miami, Florida 33130

Tel: (561) 467-5200

You may also contact our proxy solicitor at:

[Proxy Solicitor]

[Contact Info]

To obtain timely delivery, Benessere stockholders must request the materials no later than                     , 2022.

You may also obtain additional information about Benessere from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Benessere’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn:

E-mail:

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section entitled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Parties to the Business Combination

Benessere

Benessere is a special purpose acquisition company incorporated on September 25, 2020 for purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

Benessere’s units, Class A common stock, rights and warrants are currently quoted on the Nasdaq Capital Market under the symbols “BENEU,” “BENE,” “BENER” and “BENEW,” respectively.

Benessere’s executive office is located at 78 SW 7th Street, Unit 800, Miami, Florida 33130, and its telephone number is (561) 467-5200. Benessere’s corporate website address is https://www.benespac.com/. Benessere’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Sponsor

ARC Global Investments LLC, a Delaware limited liability company, is the sponsor of Benessere and currently, together with our officer and directors, owns 23.8% of the issued and outstanding shares of Benessere Common Stock.

BCAC Holdings

BCAC Holdings is a wholly-owned subsidiary of Benessere and is the owner of all of the issued and outstanding equity interests of Purchaser Merger Sub and Company Merger Sub. BCAC Holdings was incorporated under the laws of the State of Delaware on November 17, 2021. BCAC Holdings owns no material assets other than the equity interest of Purchaser Merger Sub and Company Merger Sub and it does not operate any business.

The mailing address and telephone of the principal executive offices of BCAC Holdings are the same as for Benessere.

eCombustible

eCombustible, a Delaware limited liability company, offers a long-term fuel supply solution that is designed to provide the world’s most fossil-fuel dependent industries with a fuel that is carbon-free, cost-competitive, and requires little to no modification to existing customer equipment. eCombustible was formed under the laws of the State of Delaware on July 2, 2019.

eCombustible’s executive office is located at 16690 Collins Ave, Suite 1102, Miami, Florida 33160, and its telephone number is (786) 565.8610. eCombustible’s corporate website address is https://www.ecombustible.com/. eCombustible’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Purchaser Merger Sub

Purchaser Merger Sub is a wholly-owned subsidiary of BCAC Holdings formed solely for the purpose of effectuating the merger with Benessere in which Benessere will be the surviving entity. Purchaser Merger Sub was incorporated under the laws of the State of Delaware on November 17, 2021. Purchaser Merger Sub owns no material assets and does not operate any business.

The mailing address and telephone number of Purchaser Merger Sub’s principal executive office is the same as for Benessere. At the consummation of the Business Combination, Purchaser Merger Sub will cease to exist after being merged into Benessere.

Company Merger Sub

Company Merger Sub is a wholly-owned subsidiary of BCAC Holdings formed solely for the purpose of effectuating the merger with eCombustible in which eCombustible will be the surviving entity. Company Merger Sub was formed under the laws of the State of Delaware on November 17, 2021. Merger Sub LLC owns no material assets and does not operate any business.

The mailing address and telephone number of Company Merger Sub’s principal executive office is the same as Benessere. At the consummation of the Business Combination, Company Merger Sub will cease to exist after being merged into eCombustible.

Consideration to the eCombustible Holders in the Business Combination

Pursuant to the Merger Agreement, upon the Closing, the eCombustible Units issued and outstanding immediately prior to the Merger will convert automatically into the right to receive shares of BCAC Holdings Common Stock. The amount of shares of BCAC Holdings Common Stock to be received by holders of eCombustible Units will not be known until the Closing. For an explanation and estimate of this consideration, see the section entitled “—The Business Combination Proposal.” Up to an additional 59,000,000 shares of BCAC Holdings Common Stock will be contingently issuable, in the form of an earnout which is subject to certain terms and conditions relating to the price of the BCAC Holdings Common Stock during the thirty month period following the consummation of the Business Combination. For an explanation and estimate of the consideration to eCombustible Holders in the Business Combination, see the section entitled “—The Business Combination Proposal – Merger Consideration.”

Board of Directors Following the Business Combination

Upon the Closing, BCAC Holdings’ board of directors will consist of seven directors, including either one or two directors designated by Benessere, depending on whether Benessere’s cash and cash equivalents immediately prior to the Closing are less than $50 million, or equal or exceed $50 million, respectively. The calculation of these cash and cash equivalents includes funds remaining in the Trust Account and after giving effect to the redemption of Benessere’s Class A Common Stock as provided in this proxy statement/prospectus (but is calculated prior to payment of unpaid expenses of Benessere, eCombustible or its subsidiaries or BCAC Holdings or any liabilities of Benessere or BCAC Holdings due at Closing). eCombustible will have the right to appoint the remaining members of the seven-member board of directors. At least one of the directors appointed by Benessere and three of the directors appointed by eCombustible are required to be independent directors under Nasdaq rules. Benessere has designated              to serve on the board of directors of BCAC Holdings, and              as a potential second director. eCombustible has designated, Jorge E. Arevalo García, James M. Driscoll, Thomas F. Staz,              and             to serve on the board of directors of BCAC Holdings and             as a potential sixth director if Benessere only appoints one director as described in the foregoing. Upon the Closing, BCAC Holdings’ board of directors will not be divided into classes. See the section entitled “Management of BCAC Holdings After the Business Combination.”

Accounting Treatment for Business Combination

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting BCAC Holdings will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on eCombustible members expecting to have a majority of the voting power of the Combined Company, eCombustible comprising the ongoing operations of the Combined Entity, eCombustible comprising a majority of the governing body of the Combined Company, and eCombustible’s senior management comprising the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of eCombustible issuing stock for the net assets of Benessere, accompanied by a recapitalization. The net assets of Benessere will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of eCombustible.

Benessere Appraisal Rights

Under the DGCL, there are no appraisal rights available to holders of shares of Benessere Common Stock or Benessere Warrants in connection with the Business Combination.

BCAC Holdings Appraisal Rights

Following the Business Combination, under the DGCL, with certain exceptions, the Combined Company’s stockholders will have appraisal rights in connection with a merger or consolidation of Combined Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Redemption Rights

Holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Benessere Certificate of Incorporation. As of January 7, 2022, based on funds in the Trust Account of $104.9 million, this would have amounted to approximately $10.35 per share (net of taxes payable). It is anticipated that the per share redemption price will be approximately $10.35 (net of taxes payable) at the closing of the Business Combination, which is anticipated to occur during the first half of 2022. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Benessere Common Stock for cash and will no longer own shares of Benessere Common Stock and will not participate as a future stockholder of BCAC Holdings. Our public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of common stock for cash. This means that public stockholders who hold shares of our Class A Common Stock on or before         , 2022 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Class A common stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. To redeem their shares of common stock for cash, our public stockholders can demand that Benessere convert their public shares into cash and tender their shares to Benessere’s transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of Benessere Stockholders – Redemption Rights” for the procedures to be followed if you wish to redeem your shares.

Impact of the Business Combination on Benessere’s Public Float

Benessere’s public stockholders currently own approximately 75.3% of Benessere’s issued and outstanding capital stock, and the Sponsor together with our directors and officers currently own approximately 23.8% of Benessere’s issued and outstanding capital stock (with the remaining approximately 0.9% of shares held by EFH).

It is anticipated that, immediately following completion of the Business Combination and if there are no redemptions by Benessere’s public stockholders, Benessere’s existing stockholders, including Sponsor, will own approximately 15.6% of the outstanding capital stock of BCAC Holdings and the existing eCombustible Holders will own approximately 84.4% of the outstanding capital stock of BCAC Holdings. If there are redemptions by Benessere’s public stockholders up to the maximum level that would permit completion of the Business Combination, immediately following completion of the Business Combination, Benessere’s existing stockholders, including the Sponsor, will own approximately 7.6% of the outstanding capital stock of BCAC Holdings, and the existing eCombustible Holders will own approximately 92.4% of the outstanding capital stock of BCAC Holdings. These percentages do not include an earnout of up to 59,000,000 BCAC Holdings Common Stock to which the existing holders of eCombustible Units are eligible, depending on terms relating to price of the BCAC Holdings Common Stock following the Closing. These percentages are calculated based on a number of assumptions (as described in this proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Merger Agreement. For a discussion of these assumptions, see “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Merger Consideration.”

If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership in BCAC Holdings will be different. See “Summary of the Proxy Statement/Prospectus – Impact of the Business Combination on Benessere’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table illustrates varying ownership levels of the issued and outstanding capital stock of BCAC Holdings, assuming varying levels of redemptions by Benessere’s public stockholders:

	Ownership Percentage Assuming No Redemption of Shares	Ownership Percentage Assuming 50% Redemption of Shares	Ownership Percentage Assuming Maximum Redemption of Shares
eCombustible Holders	84.4%	89.2%	92.4%
Benessere Initial Stockholders, including the Sponsor and Benessere’s directors and officers (other than EFH)	3.5%	3.6%	3.8%
EFH	0.1%	0.1%	0.1%
Benessere’s public stockholders	12.0%	7.1%	3.7%

The ownership percentage set forth above with respect to BCAC Holdings includes the shares issuable to the eCombustible Holders, and assumes Rights Holders exercise all of their Benessere Rights, but does not take into account (i) any shares reserved for issuance under the Incentive Plan or ESPP, (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 8,920,312 shares of BCAC Holdings Common Stock that will remain outstanding following the Business Combination or any additional private placement units that are issued or issuable to our Sponsor pursuant to the conversion of the Sponsor’s up to $1.5 million working capital loans that were made to Benessere, (iii) an earnout of up to 59,000,000 BCAC Holdings Common Stock to which the existing holders of eCombustible Units are eligible, depending on terms relating to price of the BCAC Holdings Common Stock following the Closing, (iv) any adjustments to the Merger Consideration payable to the eCombustible Holders as a result of eCombustible’s working capital, transaction expenses and/or debt as of the completion of the Business Combination varying from certain specified targets set forth in the Merger Agreement, and (v) any indemnification payments that are made after the consummation of the Business Combination by delivery of shares of BCAC Holdings Common Stock. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Benessere’s Reasons for the Business Combination

Benessere was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Benessere has sought to capitalize on the ability of its management team to identify, acquire and partner with management to operate a business.

The Board, in evaluating the Business Combination, consulted with Benessere’s management and legal, accounting and financial advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of Benessere and its stockholders and (ii) to recommend that Benessere’s stockholders adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, the Board considered a range of factors, including, but not limited to, the factors discussed below.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on any and all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Benessere’s reasons for the Business Combination and all other information presented in this section may be forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” Many factors were considered by Benessere, and the factors outlined herein may or may not have been considered by any particular directors, member of management, or advisor of Benessere Notwithstanding whether any of these factors were considered by any individual board member, the Board voted unanimously to proceed with the transaction.

The officers and directors of Benessere have substantial experience in a wide range of industries and are confident that their experience and background, together with the experience of Benessere’s advisors, enabled them to exercise the necessary business judgment to make the determinations regarding the Business Combination. The Board also obtained the Marshall & Stevens’ Opinion, described below, prior to the execution of the Merger Agreement, relating to the fairness, from a financial point of view, to Benessere of the Merger Consideration to be paid to the equity holders of eCombustible in the Business Combination.

The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•

Growth Prospects. Analytical data suggests that energy consumers are receptive to seeking alternative fuel and energy sources, especially those differentiated from the current market fossil fuels offerings. The transition to cleaner forms of energy and regulation thereof in certain geographic regions bodes well for adoption of eCombustible’s technology on a significant scale;

•

Broad Customer Base. Given the relatively potentially lower costs of eCombustible fuel when compared to fossil fuel-dependent energy sources across most the globe in addition to the carbon-free clean energy element, eCombustible has a broad potential customer base across multiple continents and industries, especially those regions with higher energy prices and taxes on carbon emitting energy sources;

•

Due Diligence. Business, financial and technical due diligence examinations of eCombustible and discussions with eCombustible’s management team were conducted, including extensive in-person meetings and calls with eCombustible’s management team and its representatives regarding eCombustible’s operations and financial prospects, technical analysis. Additional legal and technical review of eCombustible’s material contracts, intellectual property and labor matters was conducted. Such due diligence examination of eCombustible, in consultation with Benessere’s legal, technical, and financial advisors, indicated to Benessere management that eCombustible could assemble the required elements to create a foundation for a potentially very successful hydrogen fuel company;

•	Stockholder Liquidity. The obligation in the Merger Agreement to have BCAC Holdings Common Stock issued as merger consideration listed on the Nasdaq, a major U.S. stock exchange, which the

Board believes has the potential to offer Benessere stockholders enhanced liquidity following the Business Combination;

•

Management Team Continuity. eCombustible’s senior management team including Jorge E. Arevalo García, James M. Driscoll, Karen L. Childress, and Tedd A. Sellers, intend to remain with the Combined Company in the capacity of officers and/or directors following the Business Combination, providing beneficial continuity in advancing eCombustible’s strategic and growth goals;

•

Lock-Up. Key eCombustible Holders (including its management team) agreed to be subject to lockup provisions of 6 months in respect of their BCAC Holdings Common Stock (subject to certain customary exceptions), which would provide important stability to the Combined Company;

•

Fairness Opinion. On September 30, 2021, Benessere engaged Marshall & Stevens for the benefit of its Board in connection with the consideration by the Board of the Business Combination between Benessere and eCombustible pursuant to which Benessere would acquire all or substantially all of the assets and business of eCombustible (the “Acquired Business”) in consideration of the issuance of common stock of the surviving company. Subject to various agreed procedures, terms, conditions, assumptions, qualifications and limitations, Marshall & Stevens valued the Acquired Business and, at the request of the Board, on November 19, 2021, rendered its formal written opinion, which we refer to as the “Marshall & Stevens’ Opinion,” that as of that date the Merger Consideration to be paid to the equity holders of eCombustible in the Business Combination for the Acquired Business was fair to Benessere from a financial point of view. See discussion under “—The Business Combination Proposal: Marshall & Stevens’ Opinion.” The full text of the opinion is included with this proxy statement/prospectus; All descriptions of and disclosures concerning Marshall & Stevens’ Opinion are qualified in their entirety by reference to the specific text of Marshall & Stevens’ Opinion, a copy of which is included as Annex F to this proxy statement/prospectus. The included copy is provided only for informational purposes and is not for the benefit of or to be relied on by any person or entity other than the Board;

•

Other Alternatives. The Board believes, after a thorough review of other business combination opportunities reasonably available to Benessere that the proposed Business Combination represents the most promising potential business combination for Benessere and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets. Given the demand for alternatives to fossil fuels and eCombustible’s proprietary process and customer pipeline, Benessere’s Board believes eCombustible offers its stockholders the most potential value when compared to other target candidates; and

•

Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Benessere and eCombustible.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on eCombustible’s revenues post-closing;

•

Business Plan and Growth Initiatives May Not Be Achieved. The risk that eCombustible may not be able to execute on its business plan and realize the potential financial performance presented to Benessere’s management team, or that eCombustible’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe. Although Benessere’s board was provided access to eCombustible’s investor presentation summarizing the company’s plans for medium and long term growth, those plans were believed to be subject to significant uncertainty due to several factors, including but not limited to fluctuation in global fuel and energy prices, legal and regulatory risks, lack of legal certainty in certain international markets, market access limitations favoring legacy fuel enterprises, uncertainties relating to timing and scale of alternative energy adoption, competition from other alternative energy providers, and uncertainty relating to eCombustible’s ability to optimize operational efficiency. Additionally, although Benessere’s board received certain preliminary sales estimates, these estimates were prepared by eCombustible based upon certain assumptions, and excluded potentially material components, such as customer contracts still in negotiation that were subject to significant uncertainty. Due to such uncertainty, Benessere’s board did not rely on such financial estimates as a determinative factor in its decision to enter into the Merger Agreement;

•

Redemption Risk. The potential that a significant number of Benessere stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Benessere Certificate of Incorporation, which would potentially make the Business Combination more difficult or impossible to complete;

•	Stockholder Vote. The risk that Benessere’s stockholders may fail to provide the votes necessary to effect the Business Combination;

•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Benessere’s control;

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•

Listing Risks. The challenges associated with preparing eCombustible, a private entity, for the applicable disclosure and listing requirements to which the Combined Company will be subject as a publicly traded company on the Nasdaq;

•	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•

Liquidation of Benessere. The risks and costs to Benessere if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Benessere being unable to effect a business combination by May 23, 2022, the termination date under the Merger Agreement (the “Outside Date”);

•	Regulatory Risks. The risks to the adoption of eCombustible’s technology include national and local energy and environmental regulations, which are subject to change;

•

Board and Independent Committees. The risk that the Combined Company’s board of directors post-Closing and independent committees do not possess adequate skills set within the context of the Combined Company operating as a public company;

•

Holders of Benessere Common Stock, and Benessere Warrants Receiving a Minority Position in the Combined Company. The risk that Benessere stockholders will hold a minority position in the Combined Company;

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination; and

•	Other Risk Factors. Various other risk factors associated with the business of eCombustible, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The above discussion of the material factors considered by the Board is not intended to be exhaustive, but does set forth the principal factors considered by the Board.

The Board concluded that the potential benefits expected to be achieved by Benessere and its stockholders resulting from the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board determined that the Business Combination was advisable, fair to, and in the best interests of, Benessere and its stockholders.

eCombustible’s Reasons for the Business Combination

The eCombustible Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the eCombustible Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The eCombustible Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the eCombustible Board may have given different weight to different factors.

In the course of reaching its decision to approve the Business Combination, the eCombustible Board considered a number of factors, including, among others:

•

Access to Capital. Due to the recent growth of the renewable energy industry and the resulting increase in both competition and opportunities, eCombustible believes that the Business Combination is a more time- and cost-effective means to access capital to build and expand its operations than other options considered, including a traditional IPO.

•

Other Alternatives. It is the belief of eCombustible, after review of alternative strategic opportunities from time to time, that the proposed Business Combination represents the best potential transaction for eCombustible to create greater value and provide significant liquidity for the eCombustible Holders by giving them access to public markets, even during periods of market instability. The Business Combination would also allow eCombustible’s management to continue in their existing roles and maintain control over the Combined Company’s strategic direction; in doing so, the Business Combination would avoid the post-closing friction and power struggles that often exist in the operations and management of a combined company following a strategic merger transaction.

•

Advantages over a Traditional IPO. Prior to executing the Merger Agreement, the eCombustible Board considered the alternative of a traditional IPO. The eCombustible Board considered that the Business Combination provided certain advantages over a traditional IPO, in particular that, based on available information at the time, including with respect to the conditions of the IPO market for companies with eCombustible’s characteristics, the Business Combination was likely to provide for a more time- and cost- effective means to capital with less dilution to the existing eCombustible Holders.

•

Size of Combined Company. eCombustible considered the Business Combination implied enterprise value of approximately $805 million for eCombustible, providing the eCombustible Holders with the opportunity to go forward with ownership in a public company with a larger market capitalization.

•

Benefit from Being a Public Company. eCombustible believes that under public ownership, it will have the flexibility and access to financial resources to pursue and execute a growth strategy to increase revenues and stockholder value. eCombustible also believes the Business Combination will increase public awareness of eCombustible and its technology and may attract additional customers. eCombustible should benefit from being publicly traded and expects to be able to effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

In the course of reaching its decision to approve the Business Combination, the eCombustible Board also considered negative factors, including, among others:

•

Uncertainty of Consummation of the Business Combination. The eCombustible Board considered the risk that the Business Combination may not be approved by the necessary vote of the Benessere stockholders and that time and resources for other potential opportunities could be lost to the Business Combination process.

•

Uncertainty as to Amount of Redemptions and Cash in Trust following the Business Combination. The eCombustible Board considered that the Benessere stockholders have the right to redeem their shares for cash. Any such redemptions shall serve to reduce the amount of cash in the Trust Account following the Business Combination and reduce the amount of capital available to operate and grow eCombustible’s business. The amount of redemptions and the amount of cash that will remain in the Trust Account following the Business Combination cannot be determined, and may not be sufficient to meet the Combined Company’s near term cash requirements or provide sufficient capital for the Combined Company to complete projects currently under contract.

•

Diversion of Resources to the Business Combination Process. The eCombustible Board noted that eCombustible’s management and capital resources would be diverted in part to the Business Combination process at a time when such resources are required to shepherd eCombustible’s entrance into new markets and manage eCombustible’s business.

•

Expense of Being a Public Company. The eCombustible Board considered the added financial expense of being a public company, including greater legal and accounting expenses, and the requirement to dedicate personnel and other resources to quarterly, annual and other reporting obligations.

Benessere Special Meeting

Benessere is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its Board for use at the Special Meeting to be held on         , 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to you on or about         , 2022. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct how your vote shall be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting will be virtually held at 10:00 a.m. Eastern Time on         , 2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. The special meeting can be accessed via live webcast by visiting             , where you will be able to listen to the meeting live and vote during the meeting.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Benessere Common Stock as of the close of business on         2022, which is the Record Date for the Special Meeting. You are entitled to one vote for each share of Benessere Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the date of this proxy statement/prospectus, there were 13,723,239 shares of Benessere Common Stock issued and outstanding, consisting of 10,329,489 publicly traded shares of our Class A Common Stock (consisting of 11,500,000 shares originally sold as part of units in the Benessere IPO, as adjusted for 1,170,511 shares redeemed by pubic stockholders on January 7, 2022), 393,750 shares of our Class A Common Stock originally sold as part of units to the Sponsor in a Private Placement that occurred simultaneously with the consummation of the Benessere IPO, 2,875,000 founder shares that were issued to the Sponsor prior to the Benessere IPO and 125,000 representative shares issued to EFH. Benessere does not expect to issue any shares of common stock on or before the Record Date.

Registering for the Special Meeting

Pre-registration for virtual attendance at the Special Meeting is recommended but is not required in order to attend through the following website: https://www.cstproxy.com/[            ]

Any stockholder wishing to attend the virtual meeting should register for the meeting by         , 2022. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:

If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to https://www.cstproxy.com/[    ], enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Benessere stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the common stock outstanding and entitled to vote at the Special Meeting is represented in person (including by virtual attendance) or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

Approval of the Charter Amendments Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Benessere Common Stock as of the Record Date. Accordingly, a Benessere stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendments Proposal.

The approval of the remaining Proposals (consisting of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal) requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Special Meeting. Accordingly, a Benessere stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or the failure of a Benessere stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of Benessere Common Stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal. Abstentions of persons appearing at the Special Meeting likewise will also have no effect on the outcome of these proposals.

The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals (consisting of the Business Combination Proposal, the Charter Amendments Proposal, the Nasdaq Proposal and the Incentive Plan Proposal) are approved at the Special Meeting. The Advisory Charter Amendments Proposals, the ESPP Proposal and the Adjournment Proposal are not Condition Precedent Proposals for consummation of the Business Combination, and the Adjournment Proposal does not require the approval of any other proposal to be effective.

It is important for you to note that in the event that the Business Combination Proposal and the other Condition Precedent Proposals do not receive the requisite vote for approval, after taking into account any approved adjournment or postponement, if necessary, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by July 7, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

The Proposals

The Business Combination Proposal

On November 23, 2021, Benessere entered into the Merger Agreement by and among Benessere, BCAC Holdings, Purchaser Merger Sub, Company Merger Sub, the Purchaser Representative, eCombustible and the Seller Representative.

The Merger Agreement provides for the combination of Benessere and eCombustible under BCAC Holdings, a new holding company, as its direct, wholly-owned subsidiaries. The Merger Agreement provides that BCAC Holdings will form two new subsidiaries, Purchaser Merger Sub and Company Merger Sub and each of Benessere and eCombustible will merge with and into those respective subsidiaries. At the consummation of the Merger, each of Benessere and eCombustible will survive as a direct, wholly-owned subsidiary of the newly formed BCAC Holdings. The transactions contemplated by the Merger Agreement and the Merger we refer to herein as the “Business Combination.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”):

(a)	all of the outstanding eCombustible Units will be cancelled in exchange for the right to receive shares of BCAC Holdings Common Stock;

(b)

all of the outstanding shares of Benessere Class A Common Stock (including any equity securities paid as dividends or distributions after the Closing of the Business Combination with respect to such shares or into which such shares are exchanged or converted after the Closing) will be exchanged for the right to receive shares of BCAC Holdings Common Stock;

(c)	all of the outstanding shares of Benessere Class B Common Stock will be cancelled in exchange for the right to receive shares of BCAC Holdings Common Stock; and

(d)	all of the outstanding Benessere Warrants will be converted into the right to receive BCAC Holdings Warrants (and underlying BCAC Holdings Common Stock).

Upon the consummation of the Business Combination, the outstanding publicly traded units of Benessere will be separated into their component securities, consisting of one share of Benessere Class A Common Stock, three-fourths (3/4) of one Benessere Warrant, each of which shall be exchanged in accordance with the foregoing description, and one right to receive Benessere Rights equal to one tenth (1/10) of one share of Benessere Class A Common Stock upon the consummation of the Business Combination. The amount of Benessere Rights held by each Rights Holder will be rounded up to the nearest whole share of Benessere Class A Common Stock and this stock shall be exchanged for BCAC Holdings Common Stock at the Effective Time.

As Benessere does not have any outstanding shares of preferred stock, and is anticipated to have no outstanding shares of preferred stock at the Effective Time, no exchange of preferred stock is expected to occur at the Effective Time.

All other convertible securities and other rights to purchase limited liability company membership interests of eCombustible will be retired and terminated, if they have not been converted, exchanged or exercised for eCombustible’s limited liability membership interests immediately prior to the Effective Time.

The amount of shares of BCAC Holdings Common Stock that the eCombustible Holders and our security holders described above receive in the Business Combination depends on the redemption price of Benessere Common Stock in the redemption described in this proxy statement/prospectus, which per share price determines the value of one share of BCAC Holdings Common Stock under the terms of the Merger Agreement, for purposes of determining the consideration to be received by eCombustible Holders and our security holders in the Business Combination. Based on that per share price, and subject to the aggregate fully diluted number of eCombustible Units at the Closing, the eCombustible Holders will receive such number of shares of BCAC Holdings Common Stock, with an aggregate value equal to Eight Hundred Five Million Dollars ($805,000,000), minus adjustments for net working capital, net indebtedness and transaction expenses as provided in the Merger Agreement, which we refer to as the “Merger Consideration.”

Because the per share price of redemption (and the price of BCAC Holdings Common Stock or Benessere’s Class A Common Stock at that time) is not currently known, and the aggregate fully diluted number of eCombustible Units at the Closing is not fully known, the exact value of the consideration to be received by each eCombustible Holder, which we refer to as the “Pro Rata Share” of the Merger Consideration, will not be known with certainty until the Closing.

For informational purposes only, if the Closing had occurred on             , 2022, and assuming:

(i)	13,723,239 outstanding shares of Benessere Common Stock assuming no redemption rights were exercised by our stockholders;

(ii)	124,091,691 outstanding eCombustible Units that will be cancelled in exchange for the right to receive shares of BCAC Holdings Common Stock immediately prior to the Merger;

(iii)	no issuance of any shares of BCAC Holdings Common Stock (or options or awards to acquire such shares) under the Incentive Plan or ESPP;

(iv)

no issuance of any shares of BCAC Holdings Common Stock upon the exercise of Benessere Warrants (or BCAC Holdings Warrants) to purchase up to a total of 8,920,312 shares of BCAC Holdings Common Stock that will remain outstanding following the Business Combination or any other warrants underlying units that are issued or issuable to the Sponsor pursuant to the conversion of its working capital loans that were made to Benessere;

(v)

no adjustments to the Merger Consideration payable to the eCombustible Holders as a result of eCombustible’s working capital, transaction expenses and/or debt as of the completion of the Business Combination varying from certain specified targets set forth in the Merger Agreement, nor any adjustment for transaction expenses,

(vi)	the representative shares consisting of 125,000 of our Class B Common Stock issued to EFH in connection with our IPO is included;

(vii)	Benessere Rights are not included, because the number of Rights Holders who will return their valid certificates to the rights agent following the Closing is not predictable with certainty;

(viii)	no indemnification payments are made after the consummation of the Business Combination by delivery of shares of BCAC Holdings Common Stock;

(ix)	the calculation does not include the 59,000,000 shares of BCAC Holdings Common Stock contingently issuable as Earnout Shares (as defined below); and

(x)	a redemption price of Benessere Class A Common Stock of $10.35 per share (based on the value of the Trust Account on January 7, 2022 and assuming that value to be the redemption price),

then the aggregate market value of the BCAC Holdings Common Stock received in the Merger would be $975.2 million.

If the actual facts are different than these assumptions (which they are likely to be), the Pro Rata Share of the Merger Consideration consisting of BCAC Holdings Common Stock will be different.

We have provided the above calculations for informational purposes only based on the assumptions set forth above. The foregoing also is subject to change based on the adjustments for net working capital, net indebtedness and transaction expenses as provided in the Merger Agreement. The actual value of the Pro Rata Share of the Merger Consideration in the Merger will be determined at the Closing pursuant to the provisions and terms set forth in the Merger Agreement. The aggregate number of fully diluted shares of eCombustible as of Closing, and the price and amount of our shares subject to redemption assumed for purposes of the foregoing illustration, are each subject to change, and the actual values for such inputs at the time of the Closing could result in the actual Pro Rata Share of the Merger Consideration and the value of the consideration to be received by eCombustible Holders being more or less than the amounts reflected above.

Earnout Shares

In addition to the above consideration, the eCombustible Holders are eligible to receive up to 59,000,000 additional shares of BCAC Holdings Common Stock, which are contingently issuable depending on terms relating to the price of the BCAC Holdings Common Stock during the thirty month period following the consummation of the Business Combination, which shares, if any, we refer to as the “Earnout Shares.”

The Earnout Shares are a significant portion of potential Merger Consideration that may be received by eCombustible Holders in the Merger. According to the Merger Agreement, if the volume weighted average trading price of BCAC Holdings Common Stock, which we refer to as the “BCAC Share Price,” during any consecutive 20 trading day period out of any 30 consecutive trading days, beginning on the date of Closing of the Business Combination and continuing for thirty months thereafter, which we refer to as the “Earnout Period,” equals or exceeds $12.50 per share (adjusting for stock splits, stock dividends, reorganizations and recapitalizations), then subject to the terms and conditions of the Merger Agreement, BCAC Holdings will issue to the holders of eCombustible Units a pro rata share of 29,500,000 Earnout Shares. If the BCAC Share Price during any consecutive 20 trading day period out of any 30 consecutive trading days during the Earnout Period equals or exceeds $15.00 per share (adjusting for stock splits, stock dividends, reorganizations and recapitalizations), then subject to the terms and conditions of the Merger Agreement, BCAC Holdings will issue to the holders of eCombustible Units a pro rata share of an additional 29,500,000 Earnout Shares.

In addition to the approval of the Proposals at the Special Meeting, unless waived by the parties to the Merger Agreement, in accordance with applicable law, the Closing of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal — Conditions to Consummation of the Merger.”

The Merger Agreement may be terminated at any time prior to the Closing of the Business Combination upon the mutual agreement of eCombustible and Benessere, or by eCombustible or Benessere acting alone, in specified circumstances. For more information about the termination rights under the Merger Agreement, see the section titled “The Business Combination Proposal—Merger Agreement—Termination.”

In connection with the Business Combination, holders of Benessere Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Benessere Certificate of Incorporation. As of January 7, 2022, the pro rata portion of the funds available in the Trust Account for the Public Shares was approximately $10.35 per share (net of taxes payable). Benessere anticipates the per share redemption price will be approximately $10.35 (net of taxes payable) at the closing of the Business Combination, which is anticipated to occur during the first half of 2022. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Benessere Common Stock for cash and will no longer own shares of Benessere Common Stock and will not participate as a future stockholder of BCAC Holdings. Our public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of common stock for cash. This means that public stockholders who hold shares

of our Class A Common Stock on or before         , 2022 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. To redeem their shares of Benessere Common Stock for cash, our holders of Benessere Common Stock can demand Benessere to convert their public shares into cash and tender their shares to Benessere’s transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of Benessere Stockholders – Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals (consisting of the Business Combination Proposal, the Charter Amendments Proposals, the Nasdaq Proposal and the Incentive Plan Proposal) are approved at the Special Meeting. The Advisory Charter Amendments Proposals, the ESPP Proposal and the Adjournment Proposal in each case is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

The Business Combination involves numerous risks. For more information about these risks, see the section titled “Risk Factors.”

The Charter Amendments Proposal

Assuming the Business Combination Proposal is approved, in connection with the Business Combination, Benessere is proposing that its stockholders approve amendments to the Proposed Charter for the following:

(a)	BCAC Holdings’ name to be changed to “eCombustible Energy Corporation”;

(b)	a single class of common stock with authorized shares;

(c)	authorized shares of preferred stock;

(d)

establishing that the board of directors of BCAC Holdings following the Closing of the Business Combination (the “BCAC Holdings Board”) will not be divided into classes (with the number of directors of the BCAC Holdings Board being initially fixed at seven pursuant to the Merger Agreement and in accordance with the initial appointment rights provided therein, as discussed under “The Business Combination Proposal—Appointments of Directors”);

(e)	prohibiting stockholder actions by written consent; and

(f)	removing various provisions applicable to special purpose acquisition corporations.

Advisory Charter Amendments Proposals

Assuming the Business Combination Proposal and other Condition Precedent Proposals are approved, Benessere’s stockholders are also being asked to approve the Advisory Charter Amendments Proposals in connection with the Proposed Charter under the DGCL. In accordance with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis.

A summary of these provisions is set forth in the “Advisory Charter Amendments Proposals (Proposal 3)” section of this proxy statement/prospectus and a complete copy of these provisions is attached hereto as Annex B. You are encouraged to read them in their entirety.

The Nasdaq Proposal

Benessere is asking its stockholders to consider and vote on a proposal to approve, for the purposes of complying with Nasdaq Listing Rule 5635, the issuance, pursuant to the Merger Agreement, of up to 94,223,239 shares of BCAC Holdings Common Stock to eCombustible Holders and Benessere stockholders upon the Closing and up to an additional 59,000,000 shares of BCAC Holdings Common Stock to eCombustible Holders subsequent to Closing upon satisfaction of certain share price thresholds and certain other conditions and up to an additional 1,189,375 shares of BCAC Holdings Common Stock to Rights Holders.

The Incentive Plan Proposal

Benessere is asking its stockholders to approve the Incentive Plan, which will become effective upon the Closing of the Business Combination. The Incentive Plan provides for the grant of incentive stock options, non-statutory stock options, stock units, stock appreciation rights, restricted stock awards, other stock-based awards and cash-based awards. Incentive stock options (“ISOs”) may be granted only to BCAC Holdings’ employees, including officers, and the employees of BCAC Holdings’ subsidiaries. All other stock awards may be granted to BCAC Holdings’ employees, officers, BCAC Holdings’ non-employee directors, and consultants and the employees and consultants of BCAC Holdings’ subsidiaries and affiliates.

A summary of the Incentive Plan is set forth in the “Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the Incentive Plan is attached hereto as Annex D.

ESPP Proposal

Benessere is asking its stockholders to approve the ESPP. The purpose of the ESPP is to provide a broad-based employee benefit to attract the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward the BCAC Holdings’ success by purchasing shares of BCAC Holdings Common Stock on favorable terms and to pay for such purchases through payroll deductions.

A summary of the ESPP is set forth in the “ESPP Proposal” section of this proxy statement/prospectus and a complete copy of the ESPP is attached hereto as Annex E.

The Adjournment Proposal

Benessere is proposing that its stockholders approve and adopt a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if Benessere is unable to consummate the Business Combination for any reason.

Recommendation to Benessere Stockholders

After careful consideration, our Board has concluded that the Business Combination is in the best interests of Benessere’s stockholders. Our directors believe that the proposals being presented at the Special Meeting are in the best interests of Benessere’s stockholders, and they recommend that Benessere’s stockholders vote FOR each of the proposals.

Interests of Benessere’s Directors and Officers in the Business Combination

When you consider the recommendation of our Board in favor of the proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•

the fact that our Sponsor, officers and directors and their affiliates paid an aggregate of approximately $25,000 for their founder shares, the market value of such shares as of                 , 2022 was approximately $                 , and such securities should have a significantly higher value than $25,000 at the time of the Business Combination;

•

the fact that our Sponsor, officers and directors and their affiliates paid an aggregate of approximately $3,937,500 for the placement units, at a price of $10.00 per unit, the market value of such securities as of                 , 2022 was approximately $                 , and such securities should have a slightly higher value than $3,937,500 at the time of the Business Combination;

•

if Benessere is unable to complete a business combination within the required time period, our Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors that are owed money by Benessere for services rendered or products sold to Benessere, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under our indemnity of the underwriters;

•

the fact that on January 12, 2022, the Sponsor loaned to Benessere the principal amount of $1,032,948 in exchange for an unsecured promissory note, which bears no interest and is repayable in full upon the earlier of consummation of the Business Combination or the date of our liquidation, and in the event we do not consummate a business combination, this note may not be paid in full upon liquidation;

•

unless Benessere consummates an initial business combination, Benessere’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•	the fact that the Sponsor has agreed not to redeem any of the founder shares in connection with a stockholder vote to approve a proposed initial business combination;

•	the fact that the founder shares and placement units, including the placement shares and placement warrants, purchased by the Sponsor will be worthless if a business combination is not consummated;

•

the Sponsor and Benessere’s directors and officers have agreed that the founders shares and placement units, and all of their underlying securities, will not be sold or transferred by it until a period of time after Benessere has completed a business combination, subject to limited exceptions;

•

the appointment of                  as a designee to the board of directors of BCAC Holdings, with Benessere having a right to appoint, under certain circumstances discussed in this proxy statement/prospectus,                          as second designee, and which will entitle such individuals to any cash fees, stock options or stock awards that BCAC Holdings determines to pay to its non-executive directors following the Closing of the Business Combination; and

•	the continued indemnification of current directors and officers of Benessere and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination.

Interests of eCombustible’s Directors and Officers in the Business Combination

When you consider the recommendation of the eCombustible Board of Directors (the “eCombustible Board”) in favor of the Business Combination Proposal, you should keep in mind that eCombustible’s directors and executive officers have interests in the Business Combination that may be different from, or in addition to, your interests as a stockholder. The eCombustible Board was aware of such interests during its deliberations on the merits of the Business Combination Proposal and in deciding to recommend that eCombustible members approve the Business Combination Proposal. These interests include, among other things:

•

Certain of eCombustible’s directors and executive officers are expected to become directors and/or executive officers of BCAC Holdings upon the consummation of the Business Combination. Specifically, the following individuals who are currently executive officers of eCombustible are Business Combination in the capacities set for their names below.

Name	Position
Jorge E. Arevalo García	Chief Executive Officer and Director
Karen L. Childress	Chief Financial Officer
James M. Driscoll	Chief Operating Officer and Director
Tedd A. Sellers	Chief Commercial Officer
Gabriela Villegas	Senior Vice President of Project Management and Implementation

•

In addition, the following individuals who are currently directors of eCombustible are expected to become directors of BCAC Holdings upon the consummation of the Business Combination: Jorge E. Arevalo García, James M. Driscoll and Thomas F. Staz.

•

Certain of eCombustible’s executive officers and directors hold eCombustible Units, the treatment of which is described in “The Business Combination Proposal,” which description is incorporated herein by reference. Jorge E. Arevalo García may be deemed to beneficially own 47,532,577 eCombustible Units held by ATA International Holdings, LLC, a Delaware limited liability company that is owned by First American Trust of Nevada, LLC, the trustee of the Arevalo Family Trust, of which Mr. Arevalo is a beneficiary. Karen L. Childress owns 1,668,335 eCombustible Units, James M. Driscoll owns 4,458,066 eCombustible Units and Tedd A. Sellers owns 184,107 eCombustible Units.

•

The following director of eCombustible has a direct or indirect ownership interest in eCombustible Units: Thomas F. Staz, including through his ownership of 1221 Capital Partners, LLC, which owns 19,193,731 eCombustible Units.

The interests of eCombustible’s directors and officers also include, among other things, new executive employment agreements to be entered into with certain of the named executive officers of eCombustible to be effective upon Closing, which are discussed further under “Executive Compensation of eCombustible.” In addition, non-employee directors of the Combined Company will be entitled to receive compensation for the service on the board of directors of the Combined Company, which compensation may include cash and equity, in amounts to be determined in the future.

eCombustible Interest Holder Approval

The adoption of the Merger Agreement and the approval of the Business Combination and related transactions by a vote of the eCombustible Holders is a condition to consummation of the Business Combination, according to the Merger Agreement. This vote requires the affirmative votes of the holders of a majority of the outstanding eCombustible membership interests, including its preferred units.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes and the other documents referred to herein, for a discussion of factors, including the risks to holders of Benessere Common Stock who do not redeem in connection with the Special Meeting, you should consider carefully before making an investment decision.

Officers and Directors of BCAC Holdings

As of the date of this proxy statement/prospectus, BCAC Holdings’ directors and executive officers upon consummation of the Business Combination, and their ages, will be as follows:

Name	Age	Position
Jorge E. Arevalo García	44	Chief Executive Officer and Director
Karen L. Childress	56	Chief Financial Officer
James M. Driscoll	60	Chief Operating Officer and Director
Tedd A. Sellers	52	Chief Commercial Officer
Gabriela Villegas	51	Senior Vice President of Project Management & Implementation
Thomas F. Staz	55	Director

In addition to the directors listed above, Benessere has designated             to serve on the board of directors of BCAC Holdings, and             as a potential second director. In addition to Jorge E. Arevalo García, James M.

Driscoll and Thomas F. Staz, eCombustible has designated             and             to serve on the board of directors of BCAC Holdings and             as a potential sixth director if Benessere only appoints one director under the terms of the Merger Agreement and the Proposed Charter.

For more information on the new directors and management of BCAC Holdings, see “Management of BCAC Holdings After the Business Combination.”

Quotation of BCAC Holdings Securities

It is anticipated that BCAC Holdings Common Stock and BCAC Holdings Warrants will be traded on the Nasdaq Capital Market under the symbols “ECEC” and “ECECW” respectively, following the closing of the Business Combination.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ECOMBUSTIBLE

The following tables present selected historical financial data for eCombustible. eCombustible derived the selected statement of operations data for the nine months ended September 30, 2021 and the fiscal years ended December 31, 2020 and 2019, and the balance sheet data as of September 30, 2021 and December 31, 2020 and 2019, from its unaudited and audited consolidated financial statements that are included elsewhere in this proxy statement/ prospectus. eCombustible’s historical results are not necessarily indicative of the results that may be expected in any future period, and interim financial results are not necessarily indicative of the results that may be expected for the full year.

You should read this data together with eCombustible’s financial statements and related notes included elsewhere in this proxy statement/prospectus and the section titled “eCombustible’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statement of Operations Data:

	Nine Months Ended September 30,	Nine Months Ended September 30,	Year Ended December 31,	Year Ended December 31,
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
(in thousands)	2021	2020	2020	2019
Total revenue	$—	$—	$—	$—
Total cost of sales	—	—	—	—

Gross profit	—	—	—	—
Research and development	2,232	1,034	1,749	304
Selling, general and administrative	1,986	756	1,613	562
Payroll, equity compensation and related	4,958	369	1,678	225
Depreciation and amortization	93	—	—	—
Asset impairment charge	—	—	168	—

Total operating expenses	9,269	2,159	5,208	1,091
Loss from operations	(9,269)	(2,159)	(5,208)	(1,091)
Interest expense, net	454	357	486	387
Other expense (income), net	5,836	(5)	(5)	—

Net loss	$(15,559)	$(2,511)	$(5,689)	$(1,477)

Balance Sheet Data:

	As of September 30,	As of December 31,	As of December 31,
	2021	2020	2019
(in thousands)	(Unaudited)	(Audited)	(Audited)
Cash and cash equivalents	$388	$15	$283
Capitalized project costs	8,382	4,437	1,111
Total assets	12,418	7,900	1,432
Related party liabilities	2,913	1,729	208
Total debt	2,852	5,089	3,818
Total liabilities	15,429	8,528	4,526
Total members’ deficit	(3,011)	(628)	(3,094)

Non-GAAP Financial Measure — Adjusted EBITDA

eCombustible collects and analyzes operating and financial data to evaluate the health of its business and assess its performance. In addition to revenue, gross margin, loss from operations, and net loss,

eCombustible uses Adjusted EBITDA to evaluate its business. Adjusted EBITDA is a non-GAAP financial measure that management uses to evaluate eCombustible’s ongoing operations and for internal planning and forecasting purposes, because, among other reasons, it eliminates the effect of financing, non-recurring items, capital expenditures, and non-cash expenses such as stock-based compensation. However, you should be aware that when evaluating Adjusted EBITDA, eCombustible may incur future expenses similar to those excluded when calculating these measures. eCombustible’s presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. Further, this non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. eCombustible compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA on a supplemental basis. eCombustible’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate eCombustible’s business.

	Nine months ended September 30,	Year ended December 31,	Year ended December 31,
(in thousands)	2021	2020	2019
Adjusted EBITDA Reconciliation:
Net loss	$(15,559)	$(5,689)	$(1,477)
add (deduct):
Interest expense, net	454	487	387
Accrued founder share settlement expenses included in other expenses (income)	5,836	(5)	—
Depreciation and amortization expense	93	—	—
Stock-based compensation expense	3,943	1,086	—
Asset impairment charge	—	167	—

Adjusted EBITDA	$(5,233)	$(3,954)	$(1,091)

SELECTED HISTORICAL FINANCIAL INFORMATION OF BENESSERE

The following tables set forth selected historical financial information derived from Benessere’s unaudited interim consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy statement/prospectus, for the nine months ended September 30, 2021 and as of September 30, 2021, and for the period from September 25, 2020 (inception) through December 31, 2020, and as of December 31, 2020, respectively.

This information is only a summary and should be read in conjunction with Benessere’s financial statements and related notes and the sections entitled “Benessere’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” included elsewhere in this proxy statement/prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future period. All amounts are in dollars.

	Nine Months Ended September 30, 2021	For the Period from September 25, 2020 (Inception) Through September 30, 2020	For the Period From September 25, 2020 (Inception) Through December 31, 2020
Consolidated Statement of Operations Data:	(Unaudited)	(Unaudited)	(Audited)
Formation and operating costs	$528,539	$878	$38,770
Franchise tax expense	149,042	—	—

Loss from operation costs	(677,581)	(878)	$(38,770)
Other income and expenses:
Change in fair value of warrant liability	6,851,993	—	—
Transaction costs incurred in connection with warrants	(165,900)	—	—
Interest earned on cash and marketable securities held in Trust Account	47,171	—	—

Net income (loss)	$6,048,112	$(878)	(38,770)

Weighted average shares outstanding of Class A common stock	11,552,445	—	—

Basic and diluted net income per Class A common stock	$0.42	$—	$—

Weighted average shares outstanding of Class B common stock	3,000,000	2,523,316	2,625,000

Basic and diluted net income (loss) per Class B common stock	$0.42	$0.00	$(0.01)

Cash Flow Data:
Net cash used in operating activities	$(681,077)	$—	(20,142)
Net cash used in investing activities	(116,725,000)	—	—
Net cash provided by financing activities	$117,835,018	$25,000	$25,000

	September 30, 2021	December 31, 2020
Consolidated Balance Sheet Data:	(Unaudited)	(Audited)
Cash and Cash Equivalents	$433,799	$4,858
Investment held in Trust Account	116,772,172	—

Total assets	117,261,236	96,408
Total liabilities	7,678,535	109,078
Class A common stock, $0.0001 par value, subject to possible redemption	116,725,000	—
Total stockholders’ deficit	(7,142,299)	(12,670)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Benessere is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred as of the beginning of the earliest period presented. This information should be read together with eCombustible’s and Benessere’s respective unaudited and audited financial statements and related notes, “eCombustible’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Benessere’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transaction

On November 23, 2021, Benessere entered into the Merger Agreement with eCombustible, BCAC Holdings, Purchaser Merger Sub, Company Merger Sub and the other parties thereto (Benessere, collectively with BCAC Holdings, Purchaser Merger Sub and Company Merger Sub, shall be referred to as “Benessere” in these unaudited pro forma condensed combined financial statements).

Subject to the terms and conditions set forth in the Merger Agreement at its Effective Time:

(a)	all of the outstanding eCombustible Units will be cancelled in exchange for the right to receive shares of BCAC Holdings Common Stock;

(b)

all of the outstanding shares of Benessere Class A Common Stock (including any equity securities paid as dividends or distributions after the Closing of the Business Combination with respect to such shares or into which such shares are exchanged or converted after the Closing) will be exchanged for the right to receive shares of BCAC Holdings Common Stock;

(c)	all of the outstanding shares of Benessere Class B Common Stock will be cancelled in exchange for the right to receive shares of BCAC Holdings Common Stock; and

(d)	all of the outstanding Benessere Warrants will be converted into the right to receive BCAC Holdings Warrants (and underlying BCAC Holdings Common Stock).

Upon the consummation of the Business Combination, the outstanding publicly traded units of Benessere will be separated into their component securities, consisting of one share of Benessere Class A Common Stock, three-fourths (3/4) of one Benessere Warrant, each of which shall be exchanged in accordance with the foregoing description, and one right to receive Benessere Rights equal to one tenth (1/10) of one share of Benessere Class A Common Stock upon the consummation of the Business Combination. The amount of Benessere Rights held by each Rights Holder will be rounded up to the nearest whole share of Benessere Class A Common Stock and this stock shall be exchanged for BCAC Holdings Common Stock at the Effective Time.

As Benessere does not have any outstanding shares of preferred stock, and is anticipated to have no outstanding shares of preferred stock at the Effective Time, no exchange of preferred stock is expected to occur at the Effective Time.

All other convertible securities and other rights to purchase limited liability company membership interests of eCombustible will be retired and terminated, if they have not been converted, exchanged or exercised for eCombustible’s limited liability membership interests immediately prior to the Effective Time.

The amount of shares of BCAC Holdings Common Stock that the eCombustible Holders and our security holders described above receive in the Business Combination depends on the redemption price of Benessere Common Stock in the redemption described in this proxy statement/prospectus, which per share price determines the value of one share of BCAC Holdings Common Stock under the terms of the Merger Agreement, for purposes of determining the consideration to be received by eCombustible Holders and our security holders in the Business Combination. Based on that per share price, and subject to the aggregate fully diluted number of eCombustible Units at the Closing, the eCombustible Holders will receive such number of shares of BCAC Holdings Common Stock, with an aggregate value equal to Eight Hundred Five Million Dollars ($805,000,000), minus adjustments for net working capital, net indebtedness and transaction expenses as provided in the Merger Agreement, which we refer to as the Merger Consideration.

The Merger Consideration will be paid in the form of a number shares of BCAC Holdings Common Stock (the “Consideration Shares”), valued at the applicable redemption price (the “Closing Share Price”). Additionally, up to 59,000,000 shares of BCAC Holdings Common Stock (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Earnout Shares”) shall be contingently issuable, in the form of an earnout which is subject to certain terms and conditions relating to the price of the BCAC Holdings Common Stock during the thirty month period following the consummation of the Business Combination

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Benessere will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on eCombustible Holders expecting to have a majority of the voting power of the Combined Company, eCombustible comprising the ongoing operations of the Combined Entity, eCombustible comprising a majority of the governing body of the Combined Company, and eCombustible’s senior management comprising the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of eCombustible issuing stock for the net assets of Benessere, accompanied by a recapitalization. The net assets of Benessere will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of eCombustible.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the Combined Company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience. eCombustible and Benessere have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to BCAC Holdings, Purchaser Merger Sub and Company Merger Sub, and accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemption into cash of the Benessere Common Stock each of which gives effect to the redemptions elected at the extension date of January 7, 2022:

•

Scenario 1 – Assuming no redemptions for cash: This presentation assumes that no public stockholders exercise redemption rights with respect to their Benessere Common Stock upon consummation of the Merger.

•

Scenario 2 – Assuming redemptions of 5,164,745 shares, or 50% of the public shares for cash: This presentation assumes that 50% of Benessere stockholders exercise redemption rights with respect to 5,164,745 shares of Benessere Common Stock upon consummation of the Merger, beyond the redemptions elected at the extension date of January 7, 2022, at a redemption price of $10.35 per share; and

•

Scenario 3 – Assuming redemptions of 8,289,978 shares, or 80% of the public shares for cash: This presentation assumes that public stockholders exercise their redemption rights with respect to a maximum of 8,289,978 shares of Benessere Common Stock upon consummation of the Merger at a redemption price of approximately $10.35 per share. The maximum redemption amount is derived so that there is a minimum remaining in the Trust Account to pay for transaction expenses, after giving effect to the payments to redeeming stockholders. There is no minimum cash required to close the transaction, as long as Benessere has at least $5.0 million of net tangible assets upon consummation of the Merger.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are 80,500,000 shares of BCAC Holdings Common Stock to be issued to eCombustible Holders. The number of shares to be issued is subject to adjustment in connection with the net working capital and indebtedness balances at the Closing Date. In addition, certain expenses of eCombustible may be paid with proceeds from the Trust Account, which would reduce the shares issuable to eCombustible Holders at the Closing of the Business Combination.

The following table presents share information based on the various redemption scenarios.

(in thousands)	Assuming no Redemption		Assuming 50% Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%	Shares	%
Benessere public stockholders	10,329	10.8%	5,164	5.8%	2,039	2.4%
Shares of Benessere public stockholders issuable upon conversion of Benessere Rights at closing	1,150	1.2%	1,150	1.3%	1,150	1.3%
Benessere Sponsor and directors and officers	3,270	3.5%	3,270	3.6%	3,270	3.8%
Underwriting representative	125	0.1%	125	0.1%	125	0.1%
Shares of Benessere Sponsor and directors and officers issuable upon conversion of Benessere Rights at closing	39	0.0%	39	0.0%	39	0.1%
eCombustible Holders(a)(b)(c)	80,500	84.4%	80,500	89.2%	80,500	92.4%

Total Shares at closing	95,413	100.0%	90,248	100.0%	87,123	100.0%

(a)

The number of shares of BCAC Holdings Common Stock to be held by eCombustible Holders in the no redemption scenario includes 80,500,000 shares to be issued for all issued and outstanding eCombustible Units at closing

(b)

Excludes 59,000,000 contingent Earnout Shares that may be earned over the 30 months following the closing of the Business Combination. The management of eCombustible has concluded that the Earnout Shares are equity-classified instruments.

(c)

If the actual facts are different than these assumptions, the ownership percentage retained by the holders of Benessere Common Stock in BCAC Holdings will be different from the above-stated ownership percentage.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2021

(in thousands)

			Minimum Redemptions					50% Redemptions			Maximum Redemptions
	Benessere (Historical)	eCombustible (Historical)	Pro Forma Transaction Adjustments (Note 3)		Other Transaction Adjustments (Note 3)		Pro Forma Combined Balances	Additional Transaction Adjustments (Note 3)		Pro Forma Combined Balances	Additional Transaction Adjustments (Note 3)		Pro Forma Combined Balances
ASSETS
Current assets:
Cash and cash equivalents	$434	$388	$95,464	A	—		$96,286	$(52,122	)J	$44,164	$(31,590	)K	$12,574
Other current assets	55	141			—		196	—		196	—		196

Total current assets	489	529	95,464		—		96,482	(52,122)		44,360	(31,590)		12,770
Non-current assets:
Cash and marketable securities held in Trust Account	116,772	—	(116,772	)B	—		—	—		—	—		—
Property, equipment and intangibles, net	—	621	—		—		621	—		621	—		621
Capitalized projects costs	—	8,382	—		—		8,382	—		8,382	—		8,382
Deferred costs and other assets	—	1,320	—		—		1,320	—		1,320	—		1,320
Operating lease right-of-use asset	—	1,566	—		—		1,566	—		1,566	—		1,566

Total non-current assets	116,772	11,889	(116,772)		—		11,889	—		11,889	—		11,889

TOTAL ASSETS	117,261	12,418	(21,308)		—		108,371	(52,122)		56,249	(31,590)		24,659

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	1	708	—		—		709	—		709	—		709
Accrued expenses	218	1,564	—		—		1,782	—		1,782	—		1,782
Due to related parties	—	2,913	—		—		2,913	—		2,913	—		2,913
Other current liabilities	—	5,836	—		—		5,836	—		5,836	—		5,836
Current portion of operating lease liability	—	103	—		—		103	—		103	—		103
Current portion of notes payable of consolidated VIEs	—	1,800	—		—		1,800	—		1,800	—		1,800

Total current liabilities	219	12,924	—		—		13,143	—		13,143	—		13,143
Non-current liabilities:	—	—	—		—			—			—		—
Deferred underwriting commission	3,450	—	(3,450	)C	—		—	—		—	—		—
Warrant liability	4,010	—	—		—		4,010	—		4,010	—		4,010
Operating lease liability	—	1,453	—		—		1,453	—		1,453	—		1,453
Notes payable	—	1,052	—		—		1,052	—		1,052	—		1,052
Total non-current liabilities	7,460	2,505	(3,450)		—		6,515	—		6,515			6,515

Total liabilities	7,679	15,429	(3,450)		—		19,658	—		19,658	—		19,658

COMMITMENTS AND CONTINGENCIES
Temporary equity:
Class A common stock subject to possible redemption	116,725	—	(116,725	)D	—		—	—		—	—		—

Stockholders’ equity (deficit):
Members’ equity	—	23,232	(23,232	)E	—		—	—		—	—		—
Class A common stock	—	—	8	E			8	(1	)J	7	(0	)K	7
Class B common stock	—	—	—		—		—	—		—	—		—
Additional paid-in capital	—	—	117,315	F	31,272	H	148,587	(53,455	)J	95,132	(32,398	)K	62,734
Accumulated deficit	(7,143)	(26,243)	4,776	G	(31,272	)H	(59,882)	1,334		(58,549)	809		(57,740)

Total stockholders’ equity (deficit)	(7,143)	(3,011)	98,867		—		88,713	(52,122)		36,591	(31,590)		5,001

TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)	117,261	12,418	(21,308)		—		108,371	(52,122)		56,249	(31,590)		24,659

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

(in thousands, except share and per share data)

			Minimum Redemptions					50% Redemptions			Maximum Redemptions
	BENE (Historical)	eCombustible (Historical)	Pro Forma Transaction Adjustments (Note 3)		Other Transaction Adjustments (Note 3)		Pro Forma Combined Totals	Additional Transaction Adjustments (Note 3)		Pro Forma Combined Totals	Additional Transaction Adjustments (Note 3)		Pro Forma Combined Totals
Revenue:
Revenue	$—	$—	$—		$—		$—	$—		$—	$—		$—

Operating costs and expenses:
Payroll and related	—	4,958	—		31,272	CC	36,230	—		36,230	—		36,230
Selling general and administrative	685	1,986	—		—		2,671	—		2,671	—		2,671
Research and development	—	2,232	—		—		2,232	—		2,232	—		2,232
Depreciation and amortization	—	93	—		—		93	—		93	—		93

Total operating costs and expenses	685	9,269	—		31,272		41,226	—		41,226	—		41,226

Loss from operations	(685)	(9,269)	—		(31,272)		(41,226)	—		(41,226)	—		(41,226)
Other income (expense):
Interest expense	—	(454)	—		—		(454)	—		(454)	—		(454)
Other expense	—	(5,836)	—		—		(5,836)	—		(5,836)	—		(5,836)
Transaction costs incurred in connection with warrants	(166)	—	—		—		(166)	—		(166)	—		(166)
Change in fair value of warrant liability	6,852	—	—		—		6,852	—		6,852	—		6,852
Interest income on Trust Account	47	—	(47)	AA	—		—	—		—	—		—
Transaction related costs	—	—	(2,367)	BB	—		(2,367)	1,334	DD	(1,034)	809	DD	(225)

Total other income (expense)	6,733	(6,290)	(2,414)		—		(1,971)	1,334		(638)	809		171
Net income (loss) before income tax provision	6,048	(15,559)	(2,414)		(31,272)		(43,197)	1,334		(41,864)	809		(41,055)
Income tax provision	—	—	—		—		—	—		—	—		—

Net income (loss)	$6,048	$(15,559)	$(2,414)		$(31,272)		$(43,197)	$1,334		$(41,864)	$809		$(41,055)

Net income (loss) per share:
Weighted average shares outstanding - Class A common stock	11,552,445

Basic and diluted net income per share - Class A common stock	$0.42

Weighted average shares outstanding - Class B common stock	3,000,000

Basic and diluted net income per share - Class B common stock	0.42

Weighted average shares							95,412,614			90,247,870			87,122,636

Basic and diluted net loss per share							$(0.45)			$(0.46)			$(0.47)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM SEPTEMBER 25, 2020 (INCEPTION) TO DECEMBER 31, 2020

AND FOR THE YEAR ENDED DECEMBER 31, 2020 (eCombustible)

(in thousands, except share and per share data)

			Minimum , 50% and Maximum Redemptions
	BENE (Historical)	eCombustible (Historical)	Pro Forma Adjustments (Note 3)	Other Transaction Adjustments (Note 3)	Pro Forma Combined Totals
Revenue:
Revenue	$—	$—	$—	$—	$—

Operating costs and expenses:
Payroll and related	—	1,678	—	—	1,678
Selling general and administrative	39	1,613	—	—	1,652
Research and development	—	1,749	—	—	1,749
Impairment of capitalized project costs	—	168	—	—	168

Total operating costs and expenses	39	5,208	—	—	5,247

Loss from operations	(39)	(5,208)	—	—	(5,247)
Other income (expense):
Interest expense	—	(487)	—	—	(487)
Other expense	—	6	—	—	6

Total other expense	—	(481)	—	—	(481)
Net loss before income tax provision	—	(5,689)	—	—	(5,728)
Income tax provision	—	—	—	—	—

Net loss	$(39)	$(5,689)	$—	$—	$(5,728)

			Assuming	Assuming	Assuming
			Minimum	50%	Maximum
Net loss per share:			Redemption	Redemption	Redemption
Weighted average shares outstanding - Class B common stock	2,625,000

Basic and diluted net income (loss) per share - Class B common stock	$(0.01)

Weighted average shares			95,412,614	90,247,870	87,122,636

Basic and diluted net loss per share			$(0.06)	$(0.06)	$(0.07)

Notes to unaudited pro forma condensed combined financial information

1. Basis of presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 requires pro forma adjustments that depict the accounting for the transaction (“Transaction Accounting Adjustments”) and allows optional pro forma adjustments that present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information

Under each of the scenarios of no redemption, the 50% redemption and the maximum redemption, each of which gives effect to the redemptions elected at the extension date of January 7, 2022, the Business Combination transaction will be accounted for as a reverse acquisition and recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Benessere will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination transaction will be treated as the equivalent of eCombustible issuing stock for the net assets of Benessere, accompanied by a recapitalization. The net assets of Benessere will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

(i)	these accompanying notes to the unaudited pro forma condensed combined financial statements;

(ii)	historical unaudited financial statements of Benessere as of and for the nine months ended September 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus;

(iii)

historical audited financial statements of Benessere as of and for the period from September 25, 2020 (inception) to December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus;

(iv)

historical unaudited financial statements of eCombustible as of and for the nine months ended September 30, 2021 and the related notes, in each case, included elsewhere in this proxy statement/prospectus; and

(v)	historical audited financial statements of eCombustible as of and for the year ended December 31, 2020 and the related notes, in each case, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. The proceeds from the Business Combination are expected to be used as part of BCAC Holdings’ overall business plan, including approximately $15 million to optimize and scale for core profitability, approximately $15 million to develop new products and services, and approximately $60 million for working capital, customer FPU fabrication and installation costs and general corporate purposes.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Benessere believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Benessere believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Benessere and eCombustible.

2. Accounting policies

Upon completion of the Business Combination, management will perform a comprehensive review of Benessere’s and eCombustible’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company.

3. Adjustments to unaudited pro forma condensed combined financial information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

(A)	Represents pro forma adjustments to cash to reflect the following:

Investments held in Trust Account	$116,772	(1)
Loans from Sponsor and eCombustible	2,066	(2)
Payment of deferred underwriter fees, legal fees, and other Benessere transaction-related fees	(4,580	)(3)
Payment of advisory fees, legal fees, and other eCombustible transaction-related fees	(4,847	)(4)
Redemption of shares in connection with extension vote	(11,881	)(5)
Repayment of loans from Sponsor and eCombustible	(2,066	)(6)

	$95,464

(1)

Reflects the reclassification of $116.8 million of cash held in the Benessere Trust Account that becomes available at closing of the Business Combination to fund expenses in connection with the business combination and to fund future cash needs of the Combined Company.

(2)

Reflects the loan of $2.1 million of cash to the Benessere Trust Account from the Sponsor and from eCombustible, in connection with the extension of time to close the business combination, which can be used to fund redemptions, and which will be repaid at the closing date, pro rata for any shares that do not elect to redeem.

(3)

Reflects the settlement of estimated $4.6 million of Benessere transaction costs at close in connection with the Business Combination. Of the total, $1.2 million relates to advisory, legal and other acquisition-related transaction costs to be incurred and $3.5 million relates to deferred underwriting fees payable at closing. The acquisition-related transaction costs are accounted for as equity issuance costs and the unaudited pro forma balance sheet reflects these costs as a reduction of cash with a corresponding decrease to additional paid in capital.
(4)

Reflects the settlement of estimated $4.8 million of eCombustible transaction costs at close in connection with the Business Combination, representing advisory, legal and other acquisition-related transaction costs to be incurred. The acquisition-related transaction costs are accounted for either as equity issuance costs ($2.5 million), for which the unaudited pro forma balance sheet reflects these costs as a reduction of cash with a corresponding decrease to additional paid in capital, or as transaction expenses ($2.3 million), for which the unaudited pro forma balance sheet reflects these costs as a reduction of cash with a corresponding decrease to retained earnings.

(5)

Reflects the redemption of 1,170,511 shares of Benessere Class A common stock in connection with the January 7, 2022 vote to extend the business combination period, at a redemption price of $10.15 per share.

(6)	Reflects the reimbursement to the Sponsor and to eCombustible of $2.1 million of cash loaned to the trust in connection with the January 7, 2022 vote to extend the business combination period.

(B)

Reflects the reclassification of approximately $116.8 million of cash held in Benessere Trust Account that becomes available at closing of the Business Combination to fund expenses in connection with the business combination and to fund future cash needs of the Combined Company.

(C)	Reflects the repayment of $3.5 million of deferred underwriters’ fees due at the Closing.

(D)	Reflects the reclassification of approximately $116.7 million of Class A common stock subject to possible redemption to permanent equity.

(E)

Represents pro forma adjustments to reclassify eCombustible member equity to paid in capital upon conversion of eCombustible member units to Class A Common stock at the closing of the business combination.

(F)	Represents pro forma adjustments to additional paid-in capital balance to reflect the following:

Reclassification of Benessere public shares subject to redemption, assuming no redemption, to permanent equity	$116,725
Reclassification of eCombustible member equity to paid in capital upon conversion of eCombustible member units to Class A Common stock at the closing of the business combination	23,224
Reclassification of Benessere’s historical retained earnings to additional paid in capital as part of the reverse recapitalization	(7,143)
Redemption of shares in connection with extension vote	(11,881)
Reduction in additional paid-in capital for acquisition-related transaction expenses	(3,610)

$117,315

(G)	Represents pro forma adjustments to accumulated deficit balance to reflect the following:

Reclassification of Benessere’s historical retained earnings to additional paid in capital as part of the reverse recapitalization.	$7,143
Reflect transaction related costs that are charged to expense in connection with the closing of the business combination	(2,367)

$4,776

(H)	Represents pro forma adjustments to reflect the acceleration of modified equity based compensation awards, which acceleration is conditioned upon the closing of the Business Combination.

(J)

Reflects the redemption of 5.2 million Class A common shares for $53.5 million, at a redemption price of $10.35 per share and a reduction of $1.3 million in certain transaction expenses which are dependent on net proceeds.

(K)

Reflects the pro forma adjustment for incremental impact of maximum redemption of 8.3 million Class A common shares for a total of $85.9 million while maintaining equity greater than $5 million and not exceeding total cash available for distribution, paired with a further reduction of $0.8 million in certain transaction expenses which are dependent on net proceeds.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 are as follows:

(AA) Elimination of the interest income on marketable securities held in the Trust Account.

(BB) Represents pro forma adjustment to reflect certain transaction related costs that are charged to expense in connection with the closing of the business combination.

(CC) Other transaction costs include the effect of acceleration of certain eCombustible equity based compensation arrangements in connection with the closing of the Business Combination.

(DD) Represents pro forma adjustment to reflect reductions to certain transaction related costs that are charged to expense in connection with the closing of the business combination, which are dependent on net proceeds.

4. Net loss per Share

Net loss per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemption for the nine months ended September 30, 2021:

	Nine Months ended September 30, 2021
(in thousands, except per share data)	No Redemption	50% Redemption	Maximum Redemption
Pro forma net loss	$(43,197)	$(41,864)	$(41,055)
Pro forma weighted average shares outstanding — basic and diluted	95,413	90,248	87,123
Pro forma net loss per share — basic and diluted	$(0.45)	$(0.46)	$(0.47)
Pro forma weighted average shares outstanding — basic and diluted:
Benessere public stockholders	11,479	6,314	3,189
Underwriting representative	125	125	125
Benessere Sponsors and Directors	3,309	3,309	3,309
eCombustible Holders (1)	80,500	80,500	80,500

Pro forma weighted average shares outstanding — basic and diluted	95,413	90,248	87,123

(1)

Because BCAC Holdings was in a loss position for each of the periods presented, diluted net loss per share is the same as basic net loss per share for each period, as the inclusion of all potential common stock shares outstanding would have been anti-dilutive. The potentially dilutive securities that were excluded from the diluted per share calculation because they would have been anti-dilutive were as follows:

(in thousands)	Assuming no Redemption	Assuming 50% Redemption	Assuming Maximum Redemption
Outstanding warrants	8,920	8,920	8,920

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for eCombustible and Benessere on a stand-alone basis and the unaudited pro forma combined share information for the nine months ended September 30, 2021, after giving effect to the Business Combination, (1) assuming no Benessere stockholders exercise redemption rights with respect to their common stock upon the consummation of the Business Combination, beyond the redemptions elected at the extension date of January 7, 2022; (2) assuming that Benessere stockholders exercise their redemption rights with respect to 5,164,745 shares of Benessere Common Stock upon consummation of the Business Combination and (3) assuming that Benessere stockholders exercise their redemption rights with respect to a maximum of 8,289,978 shares of Benessere Common Stock upon consummation of the Business Combination. The number of shares redeemed may vary, as long as Benessere has at least $5.0 million of net tangible assets upon consummation of the Business Combination.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Benessere and eCombustible and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period.

	Benessere (Historical)	eCombustible (Historical)	Assuming Minimum Redemption	Assuming 50% Redemption	Assuming Maximum Redemption

Weighted average shares outstanding - Class A common stock	11,552,445

Basic and diluted net income per share - Class A common stock	$0.42

Weighted average shares outstanding - Class B common stock	3,000,000

Basic and diluted net income per share - Class B common stock	$0.42

Weighted average shares			95,412,614	90,247,870	87,122,636

Basic and diluted loss per share			$(0.45)	$(0.46)	$(0.47)

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus.

Unless the context otherwise requires, all references in this section to “eCombustible,” or the “Company” refer to eCombustible and its subsidiaries prior to the consummation of the Business Combination, which will be the business of BCAC Holdings and its subsidiaries following the consummation of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of BCAC Holdings, in which event the market price of BCAC Holdings Common Stock could decline, and you could lose part or all of your investment.

Risks Relating to eCombustible

eCombustible will require significant additional capital to pursue its business strategy, but it may not be able to obtain additional financing on acceptable terms or at all.

The development and growth of eCombustible’s business will depend on substantial amounts of additional capital for marketing and development of its eCombustible fuel and fuel production unit (“FPU”) solutions, and building FPUs for customers. While eCombustible’s current customer contracts are long-term and revenue is expected to be generated over time as its customers pay for their eCombustible fuel, building FPUs requires significant capital expenditures on the part of eCombustible at the beginning of their respective terms while FPUs are constructed and installed on eCombustible’s customers’ premises. eCombustible’s capital requirements will depend on many factors, including the number of contracts eCombustible executes with customers and the resulting number of FPUs eCombustible is contractually required to build, the extent of its research and development efforts and its expansion of sales and marketing efforts, results of initial large-scale commercial operations, and the extent and timing of revenue from customer contracts. eCombustible may not be able to obtain loans or additional capital on acceptable terms or at all.

eCombustible expects that some of its projects for customers will typically be financed by third parties. For the modular, scalable FPUs that eCombustible develops, eCombustible expects to often rely on a combination of its balance sheet and project-finance debt to fund installation costs. If eCombustible is unable to raise funds on acceptable terms when needed, eCombustible may be unable to secure customer contracts, the size of contracts eCombustible does obtain may be smaller or eCombustible could be required to delay the development and installation of projects, reduce the scope of those projects or otherwise restrict its operations. Any inability by eCombustible to raise the funds necessary to finance its projects or operate its business could materially harm its business, financial condition and operating results.

eCombustible’s business model and technology have yet to be operated in a commercial setting and any failure to commercialize its strategic plans would have an adverse effect on its operating results and business, harm its reputation and could result in substantial liabilities that exceed its resources.

Investors should be aware of the difficulties normally encountered by a new enterprise, many of which are beyond eCombustible’s control, including substantial risks and expenses in the course of developing new, unproven technology, establishing or entering new markets, organizing operations and undertaking marketing activities. The use of hydrogen in industrial thermal applications as a primary fuel source is new, and historically this fuel source has been provided by carbon-based solutions. The results of the testing to which eCombustible’s technology has been subjected indicate that its FPUs are more efficient than most commercially available electrolyzers, which could generate speculation from industry participants and the public. eCombustible’s financial performance depends, in part, on its ability to design, develop, manufacture, assemble, test, commercialize, market and support its solutions and technology on a timely and cost-effective basis.

eCombustible has not commercialized its eCombustible fuel or its FPUs and has yet to generate revenue. While its eCombustible fuel and its FPUs have been tested and its technology has been successfully piloted in order to demonstrate the use of eCombustible fuel in a variety of applications, its business model is novel and eCombustible cannot be certain that its technology or fuel will work as intended at commercial levels, that its technology can be scaled successfully, or that it is feasible to conduct its operations at a commercial level. eCombustible’s principal focus has been on research and development activities to improve its technology and make its eCombustible fuel and FPUs commercially feasible and attractive to potential customers. eCombustible recently commenced construction of FPUs at its first customer site, and has initiated fabrication of cell stacks for a second customer site, with construction anticipated to commence in the second quarter of 2022. These activities are subject to various risks and uncertainties eCombustible is not able to control, including changes in customer demand, competing energy prices or industry standards and the introduction of new or superior technologies by others. Moreover, any failure by eCombustible in the future to develop new technologies or to timely react to changes in existing technologies could materially delay its development of new solutions, which could result in technology obsolescence, decreased revenues and a loss of its market share to its competitors. In addition, solutions or technologies developed by others may render eCombustible’s solutions or technologies obsolete or non-competitive. Further, if eCombustible’s solutions are not in compliance with prevailing industry standards, such non-compliance could materially and adversely affect its financial condition, cash flows and results of operations.

The likelihood of eCombustible’s success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which eCombustible operates. There is, therefore, nothing at this time upon which to base an assumption that its business plan will prove successful, or that its technology will work as intended or be scalable, and eCombustible may not be able to generate revenue, raise additional capital or operate profitably. eCombustible will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling up its infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with its growth. In addition, as a result of the capital-intensive nature of eCombustible’s business, eCombustible expects to continue to sustain substantial operating expenses without generating sufficient revenues to cover expenditures. Any investment in eCombustible is therefore highly speculative and could result in the loss of your entire investment.

The Company FPUs may not generate expected levels of output or may not operate as efficiently as expected.

The FPUs that eCombustible plans to install are designed to be modular, customizable and scalable. The Company has not tested its FPUs in a large commercial setting, and they may not scale as efficiently as eCombustible expects. The FPUs will be subject to various operating risks that may cause them to generate less than expected amounts of output or to operate less efficiently than expected. These risks include pricing or availability of electricity, water and other inputs, a failure or degradation of eCombustible’s, its customers’ or vendors’ equipment; an inability to find suitable replacement equipment or parts, or to fabricate the required parts on a timely basis; or less than expected supply of materials for construction. Any extended interruption in the FPUs’ operation, or failure of the FPUs for any reason to generate the expected amount of output or to do so efficiently by using a minimal number of inputs at a low cost, could have a material adverse effect on eCombustible’s business and operating results, cause customers to terminate contracts with eCombustible, damage its reputation and affect its ability to attract future customers.

eCombustible has a history of operating losses, has not yet generated any revenue, and expects to incur significant additional expenses and operating losses.

eCombustible is an early-stage company, has a history of operating losses and negative operating cash flows and has not yet generated any revenue. eCombustible incurred a net loss of $15.6 million and $2.5 million for the nine months ended September 30, 2021 and 2020, respectively. eCombustible incurred a net loss of $5.7 million and $1.5 million for the years ended December 31, 2020 and 2019, respectively. The Company expects that it will continue to incur operating and net losses for the medium term. The amount of future losses and when, if ever, eCombustible will achieve profitability are uncertain. In addition, even if eCombustible achieves profitability, there can be no assurance that eCombustible will be able to maintain profitability in the future. eCombustible’s potential profitability is particularly dependent upon the growth of the market for renewable energy solutions and, specifically, hydrogen-based solutions, which may not occur at the levels eCombustible currently anticipates or at all.

The Company’s financial statements contain disclosure regarding the substantial doubt about its ability to continue as a going concern. eCombustible will need additional financing to execute its business plan, to fund its operations and to continue as a going concern.

The report of eCombustible’s independent registered public accounting firm on its financial statements as of and for the year ended December 31, 2020 includes an explanatory paragraph indicating that there is substantial doubt about its ability to continue as a going concern. If eCombustible is unable to raise sufficient capital when needed, its business, financial condition and results of operations will be materially and adversely affected, and eCombustible will need to significantly modify its operational plans to continue as a going concern. If eCombustible is unable to continue as a going concern, eCombustible might have to liquidate its assets and the values eCombustible receives for its assets in liquidation or dissolution could be significantly lower than the values reflected in eCombustible’s consolidated financial statements. The inclusion of a going concern explanatory paragraph by eCombustible’s auditors, its lack of cash resources and its potential inability to continue as a going concern may materially adversely affect our share price following completion of the Business Combination and our ability to raise new capital or to enter into contracts with third parties.

If demand for the Company’s eCombustible fuel does not develop as the Company expects, its revenue will suffer, and its business will be harmed.

The Company believes, and its plans assume, that the market for hydrogen solutions will continue to grow, that eCombustible will increase its penetration of this market, that eCombustible will successfully complete installation and commissioning of its first FPUs and that its revenues from selling into this market will commence in the third quarter of 2022 and increase over time. If the Company’s expectations as to the size of this market or its ability to successfully sell its eCombustible fuel in this market are not correct, if competitive fuel prices decline, or if it otherwise does not generate revenue when or at the levels expected, its business will be harmed.

The Company’s failure to secure new contracts may adversely affect its business operations and financial results.

The Company’s business depends in large part on its ability to secure contracts with customers. Contract proposals and negotiations are complex and frequently involve a lengthy negotiation and selection process, which is affected by a number of factors. These factors include market conditions, demonstrating to potential customers that its solutions can work for them, financing arrangements, and any required governmental approvals. For example, a client may require eCombustible to provide a bond or letter of credit to protect the client should eCombustible fail to perform under the terms of the contract. If negative market conditions arise, and eCombustible cannot convince potential customers to use its alternative to traditional fuel sources, or if eCombustible fails to secure adequate financial arrangements or any required government approvals, eCombustible may not be able to pursue particular projects, which could adversely affect its ability to generate revenue. If eCombustible fails to complete a project in a timely manner, misses a required performance standard, or otherwise fails to adequately perform on a project, then eCombustible may incur a loss on that project, which may result in increased losses.

The Company’s engagements will involve complex projects. The quality of its performance on such projects depends in large part upon its ability to manage the relationship with its clients and its ability to effectively manage the project and deploy appropriate resources, including third-party contractors and its own personnel, in a timely manner. If a project is not completed by the scheduled date or fails to meet required performance standards, eCombustible may either incur significant additional costs or be held responsible for the costs incurred by the client to rectify damages due to late completion or failure to achieve the required performance standards. The performance of projects can be affected by a number of factors, including unavoidable delays from suppliers and subcontractors, government inaction, public opposition, inability to obtain financing, weather conditions, unavailability of vendor materials, changes in the project scope of services requested by eCombustible’s clients, industrial accidents, environmental hazards and labor disruptions. To the extent these events occur, the total costs of the project could exceed the Company’s estimates and the Company could incur a loss on a project, which would have an adverse effect on its business, results of operations and financial condition. Further, any defects or errors, or failures to meet its clients’ expectations, could result in claims for damages against the Company.

If eCombustible is not able to successfully manage its growth strategy, its business operations and financial results may be adversely affected.

eCombustible’s expected future growth presents numerous managerial, administrative and operational challenges. In addition, all of its current contracts are for projects located outside of the United States, adding to the complexity of its operations. The Company’s ability to manage the growth of its operations will require it to continue to develop and improve its management information systems and its other internal systems and controls. In addition, eCombustible’s growth will increase its need to attract, develop, motivate, and retain both its management and employees. The inability of eCombustible’s management to effectively manage its growth or the inability of its employees to achieve anticipated performance could have a material adverse effect on its business.

The unavailability, reduction or elimination of government and economic incentives and other legislative or regulatory actions relating to renewable energy could have a material adverse effect on the Company’s business, prospects, financial condition and operating results.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of carbon-free fuel solutions or other reasons may result in the diminished competitiveness of the renewable energy industry generally or FPUs. This could also materially and adversely affect the growth of the renewable energy markets and eCombustible’s business, prospects, financial condition, and operating results.

While eCombustible may seek to use certain tax credits and other incentives for renewable energy production and alternative fuel in the future, there is no guarantee these programs will be available in the future, or that eCombustible will be able to use them. If current tax incentives are not available in the future, eCombustible’s financial position could be harmed.

Because most of the Company’s revenue is expected to be derived from the industrial market sector, regulatory and environmental requirements affecting the relevant industries could adversely affect its business, financial condition, results of operations, and cash flows. Customers in the industries eCombustible is targeting, including global mining companies and manufacturers of cement, tile, tires, beverages and metals, face regulatory and environmental requirements, as well as permitting processes, as they implement plans for their projects, which may result in delays, reductions, and cancellations of some of their projects. These regulatory factors may result in decreased demand for the Company’s solutions, potentially impacting its future operations and its ability to grow.

eCombustible may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of any government grants, loans and other incentives for which eCombustible may apply. As a result, its business and prospects may be adversely affected.

eCombustible anticipates applying for federal loans, and, where applicable, grants and tax incentives under government programs designed to support the production of renewable energy and related technologies, as well as the sale of hydrogen. The Company anticipates that in the future there will be new opportunities for eCombustible to apply for grants, loans and other incentives from various federal, state and foreign governments, including the United States. The Company’s ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of its applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. eCombustible cannot assure you that it will be successful in obtaining any of these additional grants, loans and other incentives. If eCombustible is not successful in obtaining any of these additional incentives and eCombustible is unable to find alternative sources of funding to meet its planned capital needs, its business and prospects for certain projects could be materially adversely affected.

An increase in the prices of materials used in the Company’s business could adversely affect its business.

Because eCombustible owns the FPUs it installs on its customers’ premises, eCombustible is exposed to market risk of increases in certain commodity prices of materials, such as nickel, steel, concrete and adhesives, which are used as components of supplies or materials utilized in eCombustible’s operations. In particular, raw material costs have been extremely volatile during the pandemic, in some cases increasing by 30 to 100%. These prices could be materially impacted by general market conditions and other factors, including U.S. trade relationships with other countries or the imposition of tariffs. Under eCombustible’s current customer contracts, eCombustible is responsible for the costs of installing and constructing its FPUs on its customers’ premises. The Company’s prices with current customers are determined exclusively on the basis of the customers’ consumption of the Company’s eCombustible fuel and cannot be adjusted for price increases in materials, and while the Company believes it may be able to increase its prices under future contracts to account for some price increases in materials, there can be no assurance that price increases of materials, if they were to occur, would be recoverable.

The Company may be unable to complete or operate its projects on a profitable basis or as the Company has committed to its customers.

Development, installation, construction, and commissioning of FPUs, and maintenance support for those FPUs, entails many risks, including:

•	failure to receive critical components and equipment that can be delivered on schedule,

•	loss of necessary rights to land access and use,

•	failure to receive quality and timely performance of third-party services,

•	increases in the cost of labor, equipment and materials needed to install or maintain projects,

•	permitting and other regulatory issues, license revocation and changes in legal requirements,

•	shortages of equipment or skilled labor,

•	unforeseen engineering problems,

•	failure of a customer to accept or pay for the eCombustible fuel that the Company supplies,

•	weather interferences, catastrophic events including fires, explosions, earthquakes, droughts and acts of terrorism,

•	accidents involving personal injury or the loss of life,

•	health or similar issues, such as a pandemic or epidemic, such as the novel coronavirus (COVID-19),

•	labor disputes and work stoppages,

•	mishandling of hazardous substances and waste, and

•	other events outside of eCombustible’s control.

Any of these factors could give rise to installation delays and installation and other costs in excess of eCombustible’s expectations. This could prevent the Company from completing installation of its projects, cause defaults under any then-existing financing agreements or under contracts that require completion of project installation by a certain time, cause projects to be unprofitable for the Company, or otherwise impair its business, financial condition and operating results.

Operation of its business in international markets may expose eCombustible to additional risks that eCombustible would not face in the United States, which could have an adverse effect on its operating results.

All of the Company’s current customer contracts are for the provision of its eCombustible fuel and installation of its FPUs outside of the United States, and the Company expects to generate a significant portion of its revenues from operations outside of the United States in the future. Operations in international markets may require the Company to respond to new and unanticipated regulatory, marketing, sales and other challenges. These efforts may be time-consuming and costly, and there can be no assurance that eCombustible will be successful in responding to these and other challenges it may face as it operates in international markets, including:

•	building and managing an experienced foreign workforce and overseeing and ensuring the performance of foreign subcontractors,

•	difficulties in developing, staffing, and simultaneously managing a number of varying foreign operations as a result of distance, language, and cultural differences,

•	increased travel, infrastructure and legal and compliance costs associated with multiple international locations,

•	additional withholding taxes or other taxes on eCombustible’s foreign income, and tariffs or other restrictions on foreign trade or investment,

•	imposition of, or unexpected adverse changes in, foreign laws or regulatory requirements, many of which differ from those in the United States,

•	increased exposure to foreign currency exchange rate risk,

•	longer payment cycles for sales in some foreign countries and potential difficulties in enforcing contracts and collecting accounts receivable,

•	difficulties in repatriating overseas earnings,

•	compliance with numerous legislative, regulatory or market requirements of foreign countries,

•	compliance with U.S. laws, such as the U.S. Foreign Corrupt Practices Act, or FCPA, and local laws prohibiting bribery and corrupt payments to government officials,

•	laws and business practices that favor local competitors or prohibit foreign ownership of certain businesses,

•	potentially adverse tax consequences,

•	compliance with laws of foreign countries, international organizations, such as the European Commission, treaties, and other international laws,

•	the inability to continue to benefit from local subsidies due to change in control,

•	unfavorable labor regulations, and

•	general economic conditions in the countries in which eCombustible operates.

eCombustible’s international operations are also subject to general geopolitical risks, such as political, social and economic instability, war, civil unrest, sabotage, kidnapping and ransom, expropriation, incidents of terrorism, changes in diplomatic and trade relations, or responses to such events. One or more of these factors could adversely affect any of eCombustible’s international operations and result in lower revenue and/or greater operating expenses than eCombustible expects, and could significantly affect its results of operations and financial condition.

eCombustible’s overall success in international markets will depend, in part, on its ability to succeed in differing legal, regulatory, economic, social and political conditions. eCombustible may not be successful in developing and implementing policies and strategies that will be effective in managing these risks in each country where eCombustible does business. The Company’s failure to manage these risks successfully could harm its international operations, reduce its international sales and increase its costs, thus adversely affecting its business, financial condition and operating results.

The Company’s revenue, expenses, and operating results may fluctuate significantly.

The Company’s revenue, expenses, and operating results may fluctuate significantly because of numerous factors, some of which may contribute to more pronounced fluctuations in an uncertain global economic environment. In addition to the other risks described in this “Risk Factors” section, the following factors could cause the Company’s operating results to fluctuate:

•	delays, increased costs, or other unanticipated changes in contract performance that may affect profitability,

•	the number and significance of client contracts commenced and completed during a quarter,

•	the continuing creditworthiness and solvency of clients,

•	reductions in the prices of solutions offered by eCombustible’s competitors, and

•	legislative and regulatory enforcement policy changes that may affect demand for the Company’s eCombustible fuel or its FPUs.

As a consequence, operating results for any future periods are difficult to predict and, therefore, prior results are not necessarily indicative of results to be expected in future periods. Any of the foregoing factors, or any other factors discussed elsewhere herein, could have a material adverse effect on the Company’s business, results of operations and financial condition that could adversely affect the stock price of the Combined Company following consummation of the Business Combination.

Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in the delivery of the Company’s services and completion of its projects, which could damage its reputation, have a negative impact on its relationships with its customers and adversely affect its growth.

The Company’s success depends on its ability to provide services and complete projects in a timely manner, which in part depends on the ability of third parties to provide the Company with timely and reliable products and services. In providing its eCombustible fuel and completing its projects, the Company relies on components that meet its design specifications and components manufactured and supplied by third parties, as well as on services performed by subcontractors.

The Company will also rely on subcontractors to perform substantially all of the installation work related to its projects; and the Company may need to engage subcontractors with whom it has no experience for its projects.

If any of eCombustible’s subcontractors are unable to provide services that meet its customers’ expectations or satisfy its contractual commitments, the Company’s reputation, business and operating results could be harmed. In addition, if eCombustible is unable to avail itself of warranty and other contractual protections with providers of products and services, eCombustible may incur liability to its customers or additional costs related to the affected products and components, which could have a material adverse effect on its business, financial condition and operating results. Moreover, any delays, malfunctions, inefficiencies or interruptions in these products or services could adversely affect the quality and performance of eCombustible’s solutions and require considerable expense to establish alternate sources for such products and services. This could cause eCombustible to experience difficulty retaining current customers and attracting new customers, and could harm its brand, reputation and growth.

The Company’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing expectations regarding the severity, magnitude and duration of the COVID-19 pandemic. The estimates and forecasts included in this proxy statement/prospectus relating to the size and expected growth of the target market and market demand may also prove to be inaccurate. The estimated global addressable market is based on assumptions that may prove to be inaccurate or incorrect. In addition, the estimated global market may not materialize in the timeframe eCombustible expects, if ever, and even if the markets meet the estimates presented in this proxy statement/prospectus, this should not be taken as indicative of eCombustible’s future growth or prospects. In order to be successful, eCombustible will need to prove its ability to commercialize and scale its technology, successfully secure substantial customer contracts, obtain sufficient capital to finance its business, including construction of FPUs, and otherwise successfully scale its business and operations. eCombustible faces a number of challenges in achieving its objectives, including those described elsewhere in these risk factors, and these challenges are significant. There can be no assurance that eCombustible will be able to achieve its objectives or successfully grow its business, capture meaningful market share or take advantage of market opportunities.

The Company’s business will depend on experienced and skilled personnel and third-party engineering subcontractor resources, and if eCombustible loses key personnel or if eCombustible is unable to attract and integrate additional skilled personnel, it will be more difficult for the Company to manage its business and complete projects.

The success of the Company’s business and installation of projects will depend in large part on the skill of its personnel and on trade labor resources. Competition for personnel, particularly those with expertise in the energy services and renewable energy industries, is high. In the event eCombustible is unable to attract, hire and retain the requisite personnel and subcontractors, eCombustible may experience delays in completing projects in accordance with project schedules and budgets.

Further, any increase in demand for personnel may result in higher costs, causing eCombustible to exceed the budget on a project. Either of these circumstances may have an adverse effect on eCombustible’s business, financial condition and operating results, harm its reputation among and relationships with its customers and cause eCombustible to curtail its pursuit of new projects.

The Company’s future success is particularly dependent on the vision, skills, experience and effort of its senior management team, including its executive officers and its founder, director and chief executive officer, Jorge E. Arevalo García. If eCombustible was to lose the services of any of its executive officers or key employees, its ability to effectively manage its operations and implement its strategy could be harmed and its business may suffer.

eCombustible expects to operate in a highly competitive industry, and its current or future competitors may be able to compete more effectively than eCombustible does, which could have a material adverse effect on its business, revenues, growth rates and market share.

The markets and industries in which eCombustible expects to compete in are highly competitive, with many companies of varying size and business models, many of which have their own proprietary technologies, competing for the same business as eCombustible does. Many of eCombustible’s competitors have longer operating histories and greater resources than the Company and could focus their substantial financial resources to develop a competitive advantage. The Company’s competitors may also offer carbon-free fuel solutions at prices below cost, devote significant sales resources to competing with eCombustible or attempt to recruit its key personnel by increasing compensation, any of which could improve these competitors’ competitive positions. Additionally, eCombustible expects competition to intensify in the future as existing competitors and new market entrants introduce new solutions into eCombustible’s markets. Also, decreases in the price of natural gas could make eCombustible’s solution less competitive. Any of these competitive factors could make it more difficult for eCombustible to attract and retain customers, increase its sales and marketing expenses, reduce profit margins, cause eCombustible to lower its prices in order to compete, and reduce its market share and revenues, any of which could have a material adverse effect on its financial condition and operating results. The Company can provide no assurance that it will continue to effectively compete against its current competitors or additional companies that may enter its markets.

In addition, eCombustible may also face competition based on technological developments that compete with its eCombustible fuel or its FPUs. The Company’s competitors may develop technology that would make its technology noncompetitive or obsolete. If eCombustible does not keep pace with product and technology advances and otherwise keep its solutions competitive, there could be a material adverse effect on its competitive position, revenue and prospects for growth. Some of its existing competitors have, and some of its potential competitors could have, substantial competitive advantages such as:

•	greater name recognition, longer operating histories and larger customer bases;

•	larger sales and marketing budgets and resources;

•	broader and deeper product lines;

•	greater customer support resources;

•	proven technology;

•	lower labor and research and development costs;

•	substantially greater financial and other resources; and

•	larger scale manufacturing operations.

Some of the Company’s expected larger competitors may have substantially broader product offerings and may be able to leverage their relationships with partners and customers based on other products to gain business in a manner that discourages potential customers from purchasing the Company’s eCombustible fuel, including by selling at zero or negative margins or product bundling. In addition, innovative start-up companies, and larger companies that are making significant investments in research and development, may invent similar or superior technologies that compete with eCombustible’s technology. The Company’s current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources. If eCombustible is unable to compete successfully, or if competing successfully requires it to take costly actions in response to the actions of its competitors, its business, financial condition and results of operations could be adversely affected.

The Company expects that its business will benefit in part from federal, state, provincial and local government support for renewable energy, and a decline in such support could harm its business.

The Company expects to benefit in part from legislation and government policies that support renewable energy, and energy projects that enhance the economic feasibility of its eCombustible fuel. This support may include legislation and regulations that encourage or in some cases require its customers to procure power from renewable or low-emission sources or otherwise to procure its solutions; and provide the Company or its customers with tax and other incentives that reduce the Company’s costs or increase its revenues. Without this support, the Company’s ability obtain project commitments could be adversely affected.

The Company’s eCombustible fuel is a flammable fuel that is an inherently dangerous substance.

The Company’s technology creates hydrogen gas through electrolysis. Hydrogen gas is a flammable fuel that could leak and inadvertently combust if ignited by another source, particularly while being used in combustion processes in industrial applications. Any accidents involving the Company’s eCombustible fuel could materially affect demand for, or heighten regulatory scrutiny of, its solutions.

The risk of product liability claims and associated adverse publicity is inherent in the development, manufacturing, marketing and sale of hydrogen, a flammable gas. Any liability for damages resulting from malfunctions or design defects could be substantial and could materially adversely affect the Company’s business, financial condition, results of operations and prospects. In addition, an actual or perceived problem with the Company’s eCombustible fuel or its FPUs could adversely affect the market’s perception of the Company’s solutions, resulting in a decline in demand for its eCombustible fuel, which may materially and adversely affect the Company’s business, financial condition, results of operations and prospects.

The Company has considered purchasing insurance policies to insure its FPUs to mitigate this risk, but due to the nascent industry and market for these products, it is unknown what the financial burden and corresponding benefit might be of any such insurance policy.

An inability to protect eCombustible’s intellectual property could negatively affect its ability to compete, its business and its results of operations.

The Company’s ability to compete effectively depends in part upon the maintenance and protection of the intellectual property related to its eCombustible fuel and its FPUs. eCombustible holds a portfolio of one granted and four pending patents and four pending trademarks, along with one Patent Cooperation Treaty application, seven foreign patent applications, four foreign trademark registrations and four foreign trademark applications.

The Company might not succeed in obtaining patents from any of its pending applications. Even if eCombustible is awarded patents, they may not provide any meaningful protection or commercial advantage to eCombustible, as they may not be of sufficient scope or strength or may not be issued in all countries where the Company’s eCombustible fuel can be sold. Patent protection is unavailable for certain aspects of the technology and operational processes that are important to eCombustible’s business. Any patent held by eCombustible or to be issued to it, or any of its pending patent applications, could be challenged, invalidated, deemed unenforceable or circumvented. In addition, eCombustible’s competitors may be able to design around its patents. To date, eCombustible has relied principally on patent, copyright, trademark and trade secret laws, as well as confidentiality and proprietary information agreements and licensing arrangements, to establish and protect its intellectual property. While eCombustible has obtained confidentiality and proprietary information agreements from its targeted customers, vendors and all of its employees, eCombustible cannot be certain that these agreements will be honored. Policing unauthorized use of eCombustible’s intellectual property is difficult and expensive, as is enforcing its rights against unauthorized use.

The steps that eCombustible has taken or may take may not prevent misappropriation of the intellectual property on which eCombustible relies. In addition, effective protection may be unavailable or limited in jurisdictions outside the United States, as the intellectual property laws of foreign countries sometimes offer less protection or have onerous filing requirements. From time to time, third parties may infringe the Company’s intellectual property rights. Litigation may be necessary to enforce or protect eCombustible’s rights or to determine the validity and scope of the rights of others. Any litigation could be unsuccessful, cause eCombustible to incur substantial costs, divert resources away from its daily operations and result in the impairment of its intellectual property. Failure to adequately enforce eCombustible’s rights could cause eCombustible to lose rights in its intellectual property and may negatively affect its business.

In addition to patent protection, eCombustible relies significantly upon trade secret laws to protect its proprietary technologies. The confidentiality and proprietary information agreements may not be adequate to prevent misappropriation of its technologies or to assure that its competitors will not independently develop technologies that are substantially equivalent or superior to its technologies. In addition, the laws of other countries in which eCombustible operates may not protect its proprietary rights to the same extent as the laws of the United States. eCombustible is also subject to the risk of adverse claims and litigation alleging infringement of intellectual property rights.

The Company’s patent applications may not issue as patents, which may have a material adverse effect on its ability to prevent others from commercially exploiting solutions similar to the Company’s.

The Company cannot be certain that it is the first inventor of the subject matter to which eCombustible has filed a particular patent application, or if eCombustible is the first party to file such a patent application. If another party has filed a patent application to the same subject matter as eCombustible has, eCombustible may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, eCombustible cannot be certain that the patent applications that eCombustible files will issue, or that its issued patents will afford protection against competitors with similar technology. In addition, eCombustible’s competitors may design around its issued patents, which may adversely affect its business, prospects, financial condition or operating results.

Certain of the Company’s facilities are or may be located in regions that may be affected by extreme weather conditions and natural disasters.

eCombustible’s business is headquartered in Southern Florida. Historically, Florida has been susceptible to natural disasters, such as hurricanes, tropical storms and floods. Although eCombustible intends to maintain loss insurance where necessary, a hurricane or other natural disaster could result in significant damage to its facilities, destruction or disruption of its critical business or information technology systems, recovery costs and interruption to certain of its operations. In addition, catastrophic events could interrupt operations of eCombustible’s customers and suppliers, which could result in delays or cancellation of customer orders, the loss of customers, harm to or destruction of its FPUs on customer premises, and impediments to the manufacture or shipment of products or execution of projects, which could result in loss of business or an increase in expense, both of which may have a material adverse effect on eCombustible’s business. Moreover, eCombustible expects to have facilities in international markets and its current customer sites are located in international markets, which may be subject to weather-related risks, natural disasters, or other risks.

The Company may be impacted by weather extremes, earthquakes, drought, floods, and wildfire, which may cause temporary, short-term anomalies in its operational performance in certain localized geographic regions. Delays and other weather impacts could adversely affect eCombustible’s ability to meet project deadlines and may increase a project’s cost and decrease its profitability.

Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which would harm the Company’s business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in the Company’s services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking, phishing attacks or denial of service, against online networks have become more prevalent and may occur on eCombustible’s systems. Any attempts by cyber attackers to disrupt the Company’s services or systems, if successful, could harm its business, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy and damage its reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Notwithstanding the security measures eCombustible has implemented, such as managed security services, that are designed to detect and protect against cyber-attacks, and any additional measures eCombustible may implement or adopt in the future, its facilities and systems, and those of its third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, scams, burglary, human errors, acts of vandalism, or other events. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and eCombustible may not be able to cause the implementation or enforcement of such preventions with respect to its third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm eCombustible’s reputation, brand and ability to attract customers.

There are several factors ranging from human error to data corruption that could materially impact the efficacy of any processes and procedures designed to enable eCombustible to recover from a disaster or catastrophe, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular cyber-attack, disaster or catastrophe or other disruption, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which would adversely affect eCombustible’s business and financial results.

eCombustible is or may be subject to risks associated with strategic alliances or acquisitions.

eCombustible has entered into, and may in the future enter into additional, strategic alliances, including joint ventures or minority equity investments with various third parties to further its business purpose. These alliances could subject eCombustible to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect its business. eCombustible may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, eCombustible may also suffer negative publicity or harm to its reputation by virtue of its association with any such third party.

When appropriate opportunities arise, eCombustible may acquire additional assets, products, technologies or businesses that are complementary to its existing business. In addition to possible stockholder approval, eCombustible may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt the Company’s business strategy if it fails to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into the Company’s own assets and businesses require significant attention from the Company’s management and could result in a diversion of resources from its existing business, which in turn could have an adverse effect on its operations. Acquired assets or businesses may not generate the financial results the Company expects. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

The Company is subject to various environmental laws and regulations that could impose substantial costs upon eCombustible and cause delays in installing FPUs.

The Company’s operations may be subject to international, federal, state, and/or local environmental laws and regulations, including laws relating to the use, handling, storage, disposal and human exposure to hazardous materials. Environmental and health and safety laws and regulations can be complex, and eCombustible expects that it will be affected by future amendments to such laws or other new environmental and health and safety laws and regulations which may require eCombustible to change its operations, potentially resulting in a material adverse effect on its business, prospects, financial condition, and operating results. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury and fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third party damages, suspension of production or a cessation of the Company’s operations.

Risks Relating to Benessere, BCAC Holdings and the Business Combination

Benessere has identified a material weakness in its internal control over financial reporting as of September 30, 2021. If Benessere is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Benessere and materially and adversely affect its bBenessereiness and operating results.

After consultation with its management, Benessere’s audit committee identified, in light of the prior reclassification of warrants from equity to liability, as well as the reclassification of Benessere’s redeemable Class A common stock as temporary equity, a material weakness in Benessere’s internal controls over financial reporting relating to Benessere’s accounting for complex financial instruments. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Benessere’s annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for Benessere to provide reliable financial reports and prevent fraud. Measures to remediate material weaknesses may be time-consuming and costly and there is no assurance that such initiatives will ultimately have the intended effects. If Benessere identifies any new material weaknesses in the future, any such newly identified material weakness could limit Benessere’s ability to prevent or detect a misstatement of Benessere’s accounts or disclosures that could result in a material misstatement of Benessere’s annual or interim financial statements. In such case, Benessere may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in Benessere’s financial reporting and Benessere’s share price may decline. Benessere cannot assure you that the measures Benessere have taken to date, or any measures Benessere may take in the future, will be sufficient to avoid potential future material weaknesses.

As a result of the material weakness in Benessere’s internal controls over financial reporting described above, the change in accounting for Benessere’s warrants and redeemable Class A common stock, and other matters raised or that may in the future be raised by the SEC, Benessere may face for the prospect of litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in Benessere’s internal control over financial reporting and the preparation of Benessere’s financial statements, any of which claims could result in adverse effects to Benessere’s business. As of the date hereof, Benessere has no knowledge of any such litigation or dispute.

If Benessere does not consummate a business combination by the termination date of July 7, 2022, Benessere will have to cease all operations except for the purpose of winding up and redeem all of its public shares for their pro rata portions of the Trust Account and liquidate, or seek approval of its stockholders to extend the termination date.

If Benessere is unable to complete a business combination by July 7, 2022, Benessere will have to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem all public shares then outstanding at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less any interest released to Benessere for working capital purposes, the payment of taxes or dissolution expenses (although Benessere expects all or substantially all of such interest to be used for working capital purposes), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and board of directors, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Following the consummation of the Business Combination, the only significant asset of the Combined Entity will be ownership of 100% of the eCombustible Units, including eCombustible’s preferred units and profits interest units, and the Combined Entity does not currently intend to pay dividends on its common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of BCAC Holdings Common Stock.

Following the consummation of the Business Combination, the Combined Entity will have no direct operations and no significant assets other than the ownership of 100% of the eCombustible Units, including eCombustible’s preferred units and profits interest units. Promptly after the consummation of the Business Combination, Benessere is required distribute any remaining funds in the Trust Account to BCAC Holdings, who is then required to contribute such funds along with any other cash held by BCAC Holdings (net of necessary reserves) to eCombustible. BCAC Holdings will depend on eCombustible for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends with respect to its stock. Legal and contractual restrictions may limit BCAC Holdings’ ability to obtain cash from eCombustible. Thus, BCAC Holdings does not expect to pay cash dividends on its common stock. Any future dividend payments are within the absolute discretion of the board of directors of BCAC Holdings and will depend on, among other things, BCAC Holdings’ results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that its board of directors may deem relevant.

Benessere will incur significant transaction and transition costs in connection with the Business Combination. If Benessere fails to consummate the Business Combination, it may not have sufficient cash available to pay such costs.

Benessere expects to incur significant, non-recurring costs in connection with consummating the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. Benessere’s transaction expenses as a result of the Business Combination are currently estimated at approximately $4.6 million, which is comprised of (i) $3.5 million in deferred underwriting compensation payable to the underwriters of its IPO and (ii) approximately $1.3 million relating to fees associated with legal, audit, printing and mailing this proxy statement/prospectus, investor relations, insurance, and other operating costs related to the Business Combination. eCombustible estimates its Business Combination costs to be approximately $4.8 million which is comprised of approximately $2.5 million of legal, accounting, financial consulting, and investor relations, and $2.3 million for a finders fee. If Benessere and eCombustible do not consummate the Business Combination, each party will be required to pay its own fees and expenses, and Benessere likely will not have sufficient cash available to pay its fees and expenses unless and until it completes a subsequent business combination transaction.

The working capital available to BCAC Holdings after the Business Combination will be reduced to the extent Benessere’s stockholders exercise their redemption rights in connection with the Business Combination and will also be reduced to the extent of eCombustible’s and Benessere’s transaction expenses, which will be payable by the Combined Company. This may adversely affect the business and future operations of BCAC Holdings.

The amount of working capital available to the Combined Company after the Business Combination will depend in part on the extent to which Benessere stockholders exercise their right to redeem their shares into cash in connection with the Business Combination. BCAC Holdings’ working capital will be reduced in proportion to such redemptions, and will also be reduced to the extent of Benessere’s and eCombustible’s transaction expenses, which will be payable by the Combined Company. Reduced working capital may adversely affect BCAC Holdings’ business and future operations.

The unaudited pro forma financial information included in this proxy statement/prospectus may not be indicative of what the actual financial position or results of operations of the Combined Entity would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position or results of operations of the Combined Entity would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Benessere may waive one or more of the conditions to the Business Combination.

Benessere may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by its existing charter and applicable laws. For example, it is a condition to Benessere’s obligations to close the Business Combination that the representations and warranties of eCombustible Holders are true and correct in all respects as of the date of the Merger Agreement and as of the date of the Closing (or an earlier date to the extent that an earlier date is referenced in the representation and warranty), except, for certain of the representations and warranties, for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect (as defined in the Merger Agreement) on eCombustible. Under applicable law and Benessere’s existing charter, Benessere is not able to waive the condition that its stockholders approve the Business Combination.

The Sponsor, and Benessere’s directors and officers, have conflicts of interest in determining to pursue the business combination with eCombustible, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of Benessere’s stockholders.

The Sponsor, and officers and directors of Benessere, have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of Benessere’s public stockholders, which may result in a conflict of interest. These interests include:

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the fact that our Sponsor, officers and directors and their affiliates paid an aggregate of approximately $25,000 for their founder shares, the market value of such shares as of             , 2022 was approximately $             , and such securities should have a significantly higher value than $25,000 at the time of the Business Combination;

•

the fact that our Sponsor, officers and directors and their affiliates paid an aggregate of approximately $3,937,500 for the placement units, at a price of $10.00 per unit, the market value of such shares as of                 , 2022 was approximately $                 , and such securities should have a slightly higher value than $3,937,500 at the time of the Business Combination;

•

if Benessere is unable to complete a business combination within the required time period, our Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors that are owed money by Benessere for services rendered or products sold to Benessere, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under our indemnity of the underwriters;

•

the fact that on January 12, 2022, the Sponsor loaned to Benessere the principal amount of $1,032,948 in exchange for an unsecured promissory note, which bears no interest and is repayable in full upon the earlier of consummation of the Business Combination or the date of our liquidation, and in the event we do not consummate a business combination, this note may not be paid in full upon liquidation;

•

unless Benessere consummates an initial business combination, Benessere’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•	the fact that the Sponsor has agreed not to redeem any of the founder shares in connection with a stockholder vote to approve a proposed initial business combination;

•	the fact that the founder shares and placement units, including the placement shares and placement warrants, purchased by the Sponsor will be worthless if a business combination is not consummated;

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the Sponsor and Benessere’s directors and officers have agreed that the founders shares and placement units, and all of their underlying securities, will not be sold or transferred by it until a period of time after Benessere has completed a business combination, subject to limited exceptions;

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the appointment of                          as a designee to the board of directors of BCAC Holdings, with Benessere having a right to appoint, under certain circumstances discussed in this proxy statement/prospectus,                          as second designee, and which will entitle such individuals to any cash fees, stock options or stock awards that BCAC Holdings determines to pay to its non-executive directors following the Closing of the Business Combination; and

•	the continued indemnification of current directors and officers of Benessere and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Benessere’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Since the Sponsor and Benessere’s affiliates will lose their entire investment in Benessere if the Business Combination is not completed, they may have had a conflict of interest in identifying and selecting eCombustible for Benessere’s initial business combination in order to close the Business Combination.

Our initial stockholders currently own an aggregate of 2,875,000 Class B Common Stock, or founder shares, for an aggregate purchase price of $25,000. In addition, our Sponsor purchased an aggregate of 393,750 placement units for $3,937,500 in a Private Placement that occurred simultaneously with the consummation of our IPO and upon exercise of the underwriter’s over-allotment option. All of such founder shares and placement units will be worthless if an initial business combination is not consummated. The personal and financial interests of our Sponsor, and its affiliates may have influenced their motivation in identifying and selecting eCombustible for its target business combination and consummating the Business Combination in order to close the Business Combination.

Since the Sponsor, and Benessere’s executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may arise in determining whether eCombustible is appropriate for Benessere’s initial business combination in order to close the Business Combination.

At the Closing of the Business Combination, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf. These financial interests of the Sponsor, executive officers and directors of Benessere may have influenced their motivation in identifying and selecting eCombustible for the Business Combination in order to close the Business Combination.

Benessere’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of eCombustible, all of whom are expected to stay with eCombustible following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Benessere’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business is dependent upon the efforts of certain key personnel of eCombustible, particularly Jorge E. Arevalo García. Although all of such key personnel are expected to remain with eCombustible following the Business Combination, it is possible that the Combined Entity will lose some key personnel, the loss of which could negatively impact the operations and profitability of the post-combination business. Furthermore, while Benessere has scrutinized individuals it intends to engage to stay with eCombustible following the Business Combination, its assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the Combined Entity to have to expend time and resources helping them become familiar with such requirements.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of Benessere’s or BCAC Holdings’ securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Benessere’s securities prior to the Closing of the Business Combination may decline. The market values of Benessere’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of the securities of BCAC Holdings could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for eCombustible’ membership interests or BCAC Holdings’ stock and trading in the shares of Benessere Common Stock has not been active. Accordingly, the valuation ascribed to eCombustible and our common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If, following the Business Combination, an active market for BCAC Holdings’ securities develops and continues, the trading price of these securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond BCAC Holdings’ control. Any of the factors listed below could have a material adverse effect on your investment in our securities and BCAC Holdings’ securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of BCAC Holdings’ securities may not recover and may experience a further decline.

Factors affecting the trading price of BCAC Holdings’ securities following the Business Combination may include:

•	actual or anticipated fluctuations in the quarterly financial results of BCAC Holdings or the quarterly financial results of companies perceived to be similar to BCAC Holdings;

•	changes in the market’s expectations about BCAC Holdings’ operating results;

•	success of competitors;

•	BCAC Holdings’ operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning BCAC Holdings or the industry in general;

•	operating and stock price performance of other companies that investors deem comparable to BCAC Holdings;

•	BCAC Holdings’ ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting BCAC Holdings’ business;

•	commencement of, or involvement in, litigation involving BCAC Holdings;

•	changes in BCAC Holdings’ capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of BCAC Holdings Common Stock available for public sale;

•	any major change in the board or management of BCAC Holdings;

•	sales of substantial amounts of BCAC Holdings stock by its directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of BCAC Holdings’ securities irrespective of its operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of BCAC Holdings’ securities, may not be predictable. A loss of investor confidence in the market for clean energy related stocks or the stocks of other companies which investors perceive to be similar to BCAC Holdings could depress its stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of BCAC Holdings’ securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

The Sponsor, and Benessere’s directors and officers have agreed to vote in favor of its initial business combination, regardless of how Benessere’s public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor, Benessere’s directors and officers have agreed to vote their founder shares and placement shares, as well as any public shares purchased by them in or after the Benessere IPO, in favor of the initial business combination of Benessere. Our Sponsor together with our directors and officers currently own 393,750 shares of Class A common stock and 2,875,000 shares of Class B common stock, representing 23.8% of the 13,723,239 issued and outstanding shares of Benessere Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if Benessere’s Sponsor, directors and officers agreed to vote their founder shares and placement shares in accordance with the majority of the votes cast by its public stockholders.

The shares of BCAC Holdings Common Stock to be received by Benessere’s stockholders as a result of the Business Combination will have different rights from shares of Benessere Common Stock.

Following completion of the Business Combination, the Benessere stockholders will no longer be stockholders of Benessere but will instead be stockholders of BCAC Holdings. There will be important differences between your current rights as a Benessere stockholder and your rights as a BCAC Holdings stockholder. See “Comparison of Stockholder Rights” for a discussion of the different rights associated with the shares of common stock.

Benessere’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, Benessere’s stockholders will own a smaller percentage of BCAC Holdings than they currently own of Benessere. Immediately upon completion of the Business Combination, it is anticipated that Benessere’s stockholders and the Sponsor will own approximately 15.6% of the BCAC Holdings Common Stock issued and outstanding immediately after the consummation of the Business Combination, assuming that none of Benessere stockholders exercise their redemption rights and exercise by all of our Rights Holders. Consequently, Benessere’s stockholders, as a group, will have reduced ownership and voting power in BCAC Holdings compared to their ownership and voting power in Benessere.

Subsequent to the consummation of the Business Combination, BCAC Holdings may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Benessere has conducted due diligence on eCombustible, there is no assurance that this diligence revealed all material issues that may be present in eCombustible’ business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Benessere’s and eCombustible’s control will not later arise. As a result, BCAC Holdings may be forced later to write down or write off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Benessere’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Benessere’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the liquidity of BCAC Holdings, the fact that BCAC Holdings reports charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. In addition, charges of this nature may cause BCAC Holdings to be unable to obtain future financing on favorable terms or at all.

Benessere Warrants will become exercisable for BCAC Holdings Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to BCAC Holdings stockholders.

Benessere issued public warrants to purchase 8,625,000 shares of our Class A Common Stock as part of the Benessere IPO and in connection with the Benessere IPO, Benessere issued an aggregate of 295,312 placement warrants as part of the placement units to the Sponsor. Each one share of BCAC Holdings Warrants is exercisable for one share of BCAC Holdings Common Stock at $11.50 per share. At the Effective Time of the Business Combination, each Benessere Warrant will be converted into the right to receive a warrant to purchase one share of BCAC Holdings Common Stock at the same exercise price of $11.50 per share. To the extent such warrants are exercised, additional shares of BCAC Holdings Common Stock will be issued, which will result in dilution to the then existing holders of BCAC Holdings Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of BCAC Holdings Common Stock.

BCAC Holdings may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to it after the Business Combination.

Neither Benessere nor eCombustible is currently subject to Section 404 of the Sarbanes-Oxley Act of 2002. However, following the Business Combination, BCAC Holdings will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of eCombustible as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that will be applicable to BCAC Holdings after the Business Combination. If BCAC Holdings is not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, BCAC Holdings may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its common stock.

The requirements of being a public company may strain BCAC Holdings’ resources and divert management’s attention.

As a public company, BCAC Holdings is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations will increase the legal and financial compliance costs of BCAC Holdings, make some activities more difficult, time-consuming or costly and increase demand on BCAC Holdings’ systems and resources, particularly after it is no longer an “emerging growth company.” The Sarbanes-Oxley Act requires, among other things, that BCAC Holdings maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve BCAC Holdings’ disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect BCAC Holdings’ business and operating results. BCAC Holdings may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase its costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. BCAC Holdings intends to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If BCAC Holdings’ efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against BCAC Holdings and its business may be adversely affected.

BCAC Holdings is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make its shares of common stock less attractive to investors.

BCAC Holdings is an “emerging growth company,” as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, BCAC Holdings elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, the financial statements of BCAC Holdings may not be comparable to companies that comply with public company effective dates. It cannot be predicted if investors will find BCAC Holdings Common Stock less attractive because BCAC Holdings may rely on these exemptions. If some investors find BCAC Holdings Common Stock less attractive as a result, there may be a less active trading market for BCAC Holdings Common Stock and its share price may be more volatile.

The future exercise of registration rights may adversely affect the market price of BCAC Holdings Common Stock.

BCAC Holdings Common Stock will be subject to multiple registration rights agreements. Pursuant to registration rights agreement entered into concurrently with Benessere’s IPO (which agreement will be assumed by BCAC Holdings pursuant to the Merger Agreement), the Sponsor is entitled to make a demand that BCAC Holdings register the resale of the founder shares at any time commencing three months prior to the date on which their shares may be released from the earnout. Additionally, the holders of the placement units and any units the Sponsor, officers or directors of Benessere, or their affiliates may be issued in payment of working capital loans made to Benessere are entitled to demand that BCAC Holdings register the resale of the placement units and any other units issued to them (and the underlying shares) commencing at any time after the consummation of the Business Combination, as well as any securities underlying any such units. The presence of these additional shares of BCAC Holdings Common Stock trading in the public market may have an adverse effect on the market price of BCAC Holdings’ securities. Additionally, the eCombustible Holders are being granted piggy-back registration rights under the transmittal letters for any shares that may be issued to them by BCAC Holdings under the Merger Agreement after the Closing for purchase price adjustments or indemnification claims.

Anti-takeover provisions contained in the Proposed Charter and proposed amended and restated bylaws of BCAC Holdings, as well as provisions of Delaware law, could impair a takeover attempt and limit the price investors might be willing to pay in the future for the BCAC Holdings Common Stock and could entrench management.

The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. BCAC Holdings is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for BCAC Holdings’ securities.

These provisions include the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for BCAC Holdings’ securities.

The Proposed Charter will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with BCAC Holdings or its directors, officers, employees or stockholders.

The Proposed Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty, actions under the Delaware general corporation law or under the Proposed Charter, or actions asserting a claim governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Charter.

This choice of forum provision does not exclude stockholders from suing in federal court for claims under the federal securities laws but may limit a stockholder’s ability to bring such claims in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Activities taken by affiliates of Benessere or eCombustible to purchase, directly or indirectly, public shares will increase the likelihood of approval of the Business Combination Proposal and other proposals and may affect the market price of Benessere’s securities during the buyback period.

The Sponsor, directors, officers, advisors of Benessere or their affiliates or eCombustible or its directors, officers, advisors or their affiliates may purchase Benessere’s public shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. No such person will make any such purchases when such persons are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would likely include a contractual acknowledgement that such stockholder, although still the record holder of Benessere’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers of Benessere or their affiliates or eCombustible or its directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders of Benessere who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Although none of the Sponsor, directors, officers, advisors of Benessere or their affiliates or eCombustible or its directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by the Sponsor, directors, officers, advisors of Benessere or their affiliates or eCombustible or its directors, officers, advisors or their affiliates, or the price such persons may pay.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. If the market does not view the Business Combination positively, purchases of Benessere public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of Benessere’s securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of Benessere’s securities.

In addition, the remaining public stockholders of Benessere following the consummation of the Business Combination will bear the economic burden of the deferred underwriting fee which will be paid funds released to Benessere from the Trust Account following the consummation of the Business Combination.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by the persons described above have been entered into with any such investor or holder. Benessere will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

Risks Related to Ownership of BCAC Holdings Common Stock

Concentration of ownership among eCombustible’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Upon completion of the Business Combination, Jorge E. Arevalo García will beneficially own, directly or indirectly, approximately 30.0% of outstanding BCAC Holdings Common Stock and eCombustible’s executive officers, directors and their affiliates as a group will beneficially own approximately 52.8% of outstanding BCAC Holdings Common Stock. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of BCAC Holdings’ amended and restated certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

The Company does not expect to declare any dividends in the foreseeable future.

After the completion of the Business Combination, the Company does not anticipate declaring any cash dividends to holders of its common stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

There can be no assurance that BCAC Holdings Common Stock will be approved for listing on Nasdaq upon the Closing, or if approved, that BCAC Holdings will be able to comply with the continued listing standards of Nasdaq.

The Benessere Class A Common Stock, the Benessere Warrants, and Benessere’s publicly traded units and rights are currently listed on the Nasdaq Capital Market. In connection with the Closing, we intend to apply to list the BCAC Holdings Common Stock and BCAC Holdings Warrants on the Nasdaq Capital Market upon the Closing under the symbols “ECEC” and “ECECW,” respectively. As part of the application process, we are required to provide evidence that we are able to meet the initial listing requirements of Nasdaq, which are more rigorous than Nasdaq’s continued listing requirements and include, among other things, a requirement that BCAC Holdings have 300 or more unrestricted round lot holders, at least 150 of which hold unrestricted shares with a minimum value of $2,500, and meet a minimum public float BCAC Holdings’ ability to meet these listing requirements may depend, in part, on the number of shares of Benessere Common Stock that are redeemed in connection with the Business Combination, as the number of redemptions may impact whether BCAC Holdings has at least 300 unrestricted round lot holders upon the Closing, among other initial listing requirements. BCAC Holdings’ application has not yet been approved, and may not be approved if we are unable to provide evidence satisfactory to Nasdaq that BCAC Holdings will meet these listing requirements.

If the BCAC Holdings Common Stock is not approved for listing on Nasdaq or, after the Closing, Nasdaq delists BCAC Holdings’ shares from trading on its exchange for failure to meet the listing standards, BCAC Holdings and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that BCAC Holdings Common Stock is a “penny stock” which will require brokers trading in BCAC Holdings Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Following the Business Combination, BCAC Holdings’ business and stock price may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about BCAC Holdings, its business, or its market, or if they change their recommendations regarding BCAC Holdings Common Stock in an adverse manner, the price and trading volume of BCAC Holdings Common Stock could decline.

Prior to the completion of the Business Combination, eCombustible has been a privately-held company. eCombustible’s lack of public company operating experience may make it difficult to forecast and evaluate its future prospects. If BCAC Holdings is unable to execute its business strategy, either as a result of its inability to manage effectively its business in a public company environment or for any other reason, BCAC Holdings’ business, prospects, financial condition and operating results may be harmed.

The trading market for BCAC Holdings Common Stock will be influenced by the research and reports that industry or securities analysts may publish about BCAC Holdings, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on BCAC Holdings. If no securities or industry analysts commence coverage of BCAC Holdings, its stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover BCAC Holdings changes its recommendation regarding BCAC Holdings’ stock in an adverse manner, or provides more favorable relative recommendations about its competitors, the price of BCAC Holdings Common Stock would likely decline. If any analyst who may cover BCAC Holdings were to cease coverage of BCAC Holdings or fail to regularly publish reports on it, BCAC Holdings could lose visibility in the financial markets, which could cause BCAC Holdings’ stock price or trading volume to decline.

A market for BCAC Holdings’ securities may not develop, which would adversely affect the liquidity and price of BCAC Holdings’ securities.

Following the Business Combination, the price of BCAC Holdings’ securities may fluctuate significantly due to the market’s reaction to the Business Combination, including a significant number of redemptions by Benessere’s public stockholders, and general market and economic conditions. An active trading market for BCAC Holdings’ securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of BCAC Holdings’ securities after the Business Combination could vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. You may be unable to sell your securities unless a market can be established or sustained.

BCAC Holdings’ issuance of additional capital stock in connection with financings, acquisitions, investments, stock incentive plans or otherwise will dilute all other stockholders.

BCAC Holdings expects to issue additional capital stock in the future that will result in dilution to all other stockholders. BCAC Holdings expects to grant equity awards to employees, directors, and consultants under its stock incentive plans. BCAC Holdings expects to raise capital through equity financings in the future. As part of its business strategy, BCAC Holdings may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of BCAC Holdings Common Stock to decline.

Risks Relating to Redemption

The ability to execute Benessere’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.

In the event the aggregate cash consideration Benessere would be required to pay for all of its public shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to Benessere, Benessere may be required to increase the financial leverage Benessere’s business would have to support. This may negatively impact Benessere’s ability to execute on its own future strategic plan.

There is no guarantee that a Benessere stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

No assurance can be given as to the price at which a stockholder may be able to sell the shares of BCAC Holdings Common Stock in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a Benessere stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s shares. Similarly, if an Benessere stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any business combination, and there can be no assurance that a stockholder can sell its shares of Benessere Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. Each Benessere stockholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If Benessere stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Benessere Common Stock for a pro rata portion of the funds held in Benessere’s Trust Account.

Holders of Benessere Common Stock are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting of Benessere Stockholders – Redemption Rights” for additional information on how to exercise your redemption rights. Failure to comply with the redemption procedures could result in the inability to redeem your Benessere Common Stock.

Risks Related to Benessere and the Business Combination

The Sponsor and Benessere’s directors, officers, advisors or their affiliates may elect to purchase shares of Benessere Common Stock from Benessere’s stockholders, which may influence a vote on a proposed business combination and reduce the public float of Benessere’s issued and outstanding capital stock.

The Sponsor and Benessere’s directors, officers, advisors or their affiliates may purchase shares of Benessere Common Stock in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and Benessere’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Benessere stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or to satisfy the closing condition in the Merger Agreement that requires Benessere to have a minimum amount of cash at the Closing. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public float of Benessere Common Stock and the number of beneficial holders of Benessere’s securities may be reduced, possibly making it difficult for BCAC Holdings to obtain the quotation, listing or trading of its securities on a national securities exchange.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of Benessere Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of Benessere Common Stock.

The Benessere Certificate of Incorporation provides that a stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the Benessere IPO, which Benessere refers to as the “Excess Shares.” However, Benessere would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against its business combination. The inability of a stockholder to redeem the Excess Shares will reduce its influence over Benessere ability to complete its business combination and such stockholder could suffer a material loss on its investment in Benessere if it sells Excess Shares in open market transactions. Additionally, such stockholder will not receive redemption distributions with respect to the Excess Shares if Benessere completes its business combination. And as a result, such stockholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss.

If, before distributing the proceeds in the Trust Account to the Benessere stockholders, Benessere files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Benessere that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Benessere’s stockholders and the per-share amount that would otherwise be received by Benessere’s stockholders in connection with Benessere’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Benessere stockholders, Benessere files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Benessere that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Benessere’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Benessere’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Benessere’s stockholders in connection with Benessere’s liquidation may be reduced.

Benessere’s stockholders may be held liable for claims by third parties against Benessere to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to Benessere stockholders upon the redemption of Benessere Common Stock in the event Benessere does not complete its initial business combination by July 7, 2022 or such later date that may be approved by Benessere’s stockholders, may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Benessere’s intention to redeem its Benessere Common Stock as soon as reasonably possible following July 7, 2022 or such later date that may be approved by Benessere’s stockholders, in the event Benessere does not complete its business combination and, therefore, Benessere does not intend to comply with those procedures.

Because Benessere will not be complying with Section 280, Section 281(b) of the DGCL requires Benessere to adopt a plan, based on facts known to Benessere at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against Benessere within the 10 years following its dissolution. However, because Benessere is a blank check company, rather than an operating company, and Benessere ’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Benessere’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If Benessere’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. Benessere cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Benessere’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Benessere’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the Benessere stockholders upon the redemption of the Benessere Common Stock in the event Benessere does not complete its initial business combination by July 7, 2022, or such later date that may be approved by Benessere’s stockholders, is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

Risks Related to the Business Combination and Integration of Businesses

While Benessere and eCombustible work to complete the Business Combination, management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful completion of the Business Combination may place a significant burden on management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition process could harm the new Combined Company’s business financial condition, results of operations and prospects. In addition, uncertainty about the effect of the Business Combination on eCombustible’s systems, employees, customers, partners, and other third parties, including regulators, may have an adverse effect on the new Combined Company. These uncertainties may impair the new Combined Company’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

eCombustible’s management has no or limited experience operating a public company.

eCombustible’s executive officers and directors have no or limited experience in the management of a publicly traded company. eCombustible’s management team may not successfully or effectively manage its transition to a public company following the Business Combination that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Combined Company. It is possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

eCombustible’s and Benessere’s operations may be restricted during the pendency of the Business Combination pursuant to terms of the Merger Agreement.

Prior to the consummation of the Business Combination, eCombustible is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period without Benessere’s consent. As a result, eCombustible may be unable, during the pendency of the Business Combination, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.

Uncertainty about the effect of the Business Combination may affect our ability to retain key employees and may materially impact the management, strategy and results of our operation as a Combined Company.

Uncertainty about the effect of the Business Combination on eCombustible’s business, employees, customers, third parties with whom eCombustible has relationships, and other third parties, including regulators, may have an adverse effect on the Combined Company. These uncertainties may impair the Combined Company’s ability to attract, retain and motivate key personnel for a period of time after the Business Combination. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the new Combined Company, our business could be harmed.

The Combined Company may incur successor liabilities due to conduct arising prior to the completion of the Business Combination.

The new Combined Company may be subject to certain liabilities of Benessere and eCombustible. Benessere and eCombustible at times may each become subject to litigation claims in the operation of its business, including, but not limited to, with respect to employee matters, intellectual property infringement matters and contract matters. Any litigation may be expensive and time-consuming and could divert management’s attention from the Combined Company’s business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed, and adverse outcomes can affect Benessere, eCombustible and the new Combined Company negatively.

SPECIAL MEETING OF BENESSERE STOCKHOLDERS

General

Benessere is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its Board for use at the Special Meeting to be held on                , 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to you on or about                , 2022. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct how your vote shall be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will virtually be held at 10:00 a.m. Eastern Time on , 2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Benessere Common Stock as of the close of business on         , 2022, which is the Record Date for the Special Meeting. You are entitled to one vote for each share of Benessere Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the date of this proxy statement/prospectus, there were 13,723,239 shares of Benessere Common Stock issued and outstanding, consisting of 11,500,000 shares originally sold as part of units in the Benessere IPO (as adjusted for 1,170,511 shares redeemed by pubic stockholders on January 7, 2022), 393,750 shares originally sold as part of units to the Sponsor in a Private Placement that occurred simultaneously with the consummation of the Benessere IPO and 2,875,000 founder shares that were issued to the Sponsor prior to the Benessere IPO (as well as 125,000 shares of our Class B Common Stock issued to EFH as underwriter representative in the Benessere IPO). Benessere does not expect to issue any shares of common stock on or before the Record Date.

Vote of the Sponsor, Directors and Officers

In connection with the Benessere IPO, Benessere entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of common stock owned by it in favor of the Business Combination Proposal. These agreements apply to the Sponsor as it relates to the founder shares and any placement shares and the requirement to vote such shares in favor of the Business Combination Proposal. Our Sponsor with our directors and officers, currently owns 393,750 shares of our Class A Common Stock and 2,875,000 shares of our Class B Common Stock, representing 23.8% of the 13,723,239 issued and outstanding shares of Benessere Common Stock. Our Sponsor, Benessere Initial Stockholders, and our directors and officers have agreed to vote all of their founder shares and all of their shares of Class A Common Stock (including, but not limited to, shares of Class A Common Stock underlying the placement units) in favor of the Business Combination Proposal. As a result, we may need as few as only 37,061, or approximately 0.4%, of the 10,329,489 of our public shares, to be voted in favor of the Business Combination Proposal (as well as the other Proposals except for the Charter Amendments Proposal), and as few as 3,467,870, or approximately 33.6% of our 10,329,489 public shares, to be voted in favor of the Charter Amendments Proposal, in order to have our Business Combination approved.

Registering for the Special Meeting

Pre-registration for virtual attendance at the Special Meeting is recommended but is not required in order to attend through the following website: https://www.cstproxy.com/[        ]

Any stockholder wishing to attend the virtual meeting should register for the meeting by             , 2022. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:

If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to https://www.cstproxy.com/[    ], enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Quorum and Required Vote for Proposals

A quorum of Benessere stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the common stock outstanding and entitled to vote at the Special Meeting is represented in person (including by virtual attendance) or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

Approval of the Charter Amendments Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Benessere Common Stock as of the Record Date. Accordingly, a Benessere stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendments Proposal.

The approval of the remaining Proposals (consisting of the Business Combination Proposal, the Advisory Charter Amendments Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal) requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Special Meeting. Accordingly, a Benessere stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or the failure of a Benessere stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of Benessere Common Stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal. Abstentions of persons appearing at the Special Meeting likewise will also have no effect on the outcome of these proposals.

The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals (consisting of the Business Combination Proposal, the Charter Amendments Proposal, the Nasdaq Proposal, the Incentive Plan Proposal) are approved at the Special Meeting. The Advisory Charter Amendments Proposals, the ESPP Proposal and the Adjournment Proposal are not Condition Precedent Proposals for consummation of the Business Combination, and the Adjournment Proposal does not require the approval of any other proposal to be effective.

It is important for you to note that in the event that the Business Combination Proposal and the other Condition Precedent Proposals do not receive the requisite vote for approval, after taking into account any approved adjournment or postponement, if necessary, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by July 7, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, if you hold your stock in “street name” through a broker, bank or other nominee, that entity cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe that all the proposals presented to our stockholders will be considered non-discretionary, and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted as present for the purposes of establishing a quorum. Broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendments Proposal. At a meeting with a quorum, broker non-votes will have no effect on the remaining Proposals.

Abstentions will be considered present for the purposes of establishing a quorum, but will not be counted for or against any particular proposal. An abstention will have the same effect as a vote “AGAINST” the Charter Amendments Proposal but will have no effect on the outcome of any vote on the remaining Proposals (consisting of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal).

Recommendation of Benessere’s Board

The Board has unanimously determined that each of the proposals is fair to and in the best interests of Benessere and its stockholders, and has unanimously approved such proposals. The Board unanimously recommends that stockholders:

•	vote “FOR” the Business Combination Proposal;

•	vote “FOR” the Charter Amendments Proposal;

•	vote “FOR” the Advisory Charter Amendments Proposals;

•	vote “FOR” the Nasdaq Proposal;

•	vote “FOR” the Incentive Plan Proposal;

•	vote “FOR” the ESPP Proposal; and

•	vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

When you consider the recommendation of Benessere’s Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of Benessere’s Board and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•

the fact that our Sponsor, officers and directors and their affiliates paid an aggregate of approximately $25,000 for their founder shares, the market value of such shares as of             , 2022 was approximately $             , and such securities should have a significantly higher value than $25,000 at the time of the Business Combination;

•

the fact that our Sponsor, officers and directors and their affiliates paid an aggregate of approximately $3,937,500 for the placement units, at a price of $10.00 per unit, the market value of such securities as of             , 2022 was approximately $             , and such securities should have a slightly higher value than $3,937,500 at the time of the Business Combination;

•

if Benessere is unable to complete a business combination within the required time period, our Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors that are owed money by Benessere for services rendered or products sold to Benessere, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under our indemnity of the underwriters;

•

the fact that on January 12, 2022, the Sponsor loaned to Benessere the principal amount of $1,032,948 in exchange for an unsecured promissory note, which bears no interest and is repayable in full upon the earlier of consummation of the Business Combination or the date of our liquidation, and in the event we do not consummate a business combination, this note may not be paid in full upon liquidation;

•

unless Benessere consummates an initial business combination, Benessere’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•	the fact that the Sponsor has agreed not to redeem any of the founder shares in connection with a stockholder vote to approve a proposed initial business combination;

•	the fact that the founder shares and placement units, including the placement shares and placement warrants, purchased by the Sponsor will be worthless if a business combination is not consummated;

•

the Sponsor and Benessere’s directors and officers have agreed that the founders shares and placement units, and all of their underlying securities, will not be sold or transferred by it until a period of time after Benessere has completed a business combination, subject to limited exceptions;

•

the appointment of                          as a designee to the board of directors of BCAC Holdings, with Benessere having a right to appoint, under certain circumstances discussed in this proxy statement/prospectus,                          as second designee, and which will entitle such individuals to any cash fees, stock options or stock awards that BCAC Holdings determines to pay to its non-executive directors following the Closing of the Business Combination; and

•	the continued indemnification of current directors and officers of Benessere and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Voting Your Shares

Each Benessere Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of Benessere Common Stock at the Special Meeting:

•

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Benessere’s Board “FOR” the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•	You Can Attend the Special Meeting and Vote in Person. When you arrive, you will receive a ballot that you may use to cast your vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Benessere can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Benessere’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•	you may virtually attend the Special Meeting, revoke your proxy, and vote in person (by virtual attendance) as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Benessere Common Stock, you may call [Proxy Solicitor], Benessere’s proxy solicitor, at [(____) _____-_____] or by the website at [____]

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the Business Combination Proposal, the Charter Amendments Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal. Under Benessere’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the Benessere Certificate of Incorporation, any holders of public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable and up to $100,000 for dissolution expenses, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Benessere IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s taxes payable and up to $100,000 of any remaining interest for dissolution expenses). For illustrative purposes, based on funds in the Trust Account of $104.9 million on January 7, 2022, the estimated per share redemption price would have been approximately $10.35 (net of taxes payable). Benessere anticipates the per share redemption price will be approximately $10.35 (net of taxes payable) at the closing of the Business Combination, which is anticipated to occur during the first half of 2022.

In order to exercise your redemption rights, you must

•	prior to 5:00 p.m. Eastern Time on , 2022 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, Benessere’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: [    ]

E-mail: [    ]

•

deliver your public shares either physically or electronically through DTC to Benessere’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Benessere’s understanding that stockholders should generally allot at least two (2) weeks to obtain physical certificates from the transfer agent. However, Benessere does not have any control over this process and it may take longer than two (2) weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Benessere’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Benessere’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Benessere’s transfer agent return the shares (physically or electronically). You may make such request by contacting Benessere’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Benessere Common Stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Benessere Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Benessere Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Benessere Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of BCAC Holdings, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Benessere does not consummate an initial business combination by July 7, 2022 Benessere will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders and the warrants will expire worthless.

Benessere Appraisal Rights

Under the DGCL, Benessere’s stockholders and warrant holders do not have appraisal rights in connection with the Business Combination.

Proxy Solicitation

Benessere is soliciting proxies on behalf of its Board. This solicitation is being made by mail but also may be made by telephone or in person. Benessere will file with the SEC all scripts and other electronic communications as proxy soliciting materials.

Benessere will pay the cost of soliciting proxies for the Special Meeting. Benessere has engaged [Proxy Solicitor] to assist in the solicitation of proxies for the Special Meeting. Benessere has agreed to pay [Proxy Solicitor] a fee of $[            ], plus disbursements. Benessere will reimburse [Proxy Solicitor] for reasonable out-of-pocket expenses and will indemnify [Proxy Solicitor] and its affiliates against certain claims, liabilities, losses, damages and expenses.

Benessere will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Benessere Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Benessere Common Stock and in obtaining voting instructions from those owners. Benessere’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Our stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety before voting on this proposal.

We may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our common stock that are voted at the Special Meeting.

Merger Agreement

This section describes the material provisions of the Merger Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and the related agreements. Benessere’s stockholders, warrant holders and other interested parties are urged to read such agreement in its entirety. Unless otherwise defined herein, the capitalized terms used below are defined in the Merger Agreement.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, which may be updated prior to the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Merger Agreement

On November 23, 2021, Benessere entered into the Merger Agreement with eCombustible, BCAC Holdings, its newly formed subsidiaries, Purchaser Merger Sub and Company Merger Sub, the Purchaser Representative and the Seller Representative. The Merger Agreement provides for the combination of Benessere and eCombustible under BCAC Holdings as a newly formed holding company, and pursuant to which each of Benessere and eCombustible will merge with and into newly formed subsidiaries of BCAC Holdings (collectively, the “Merger”) with each of Benessere and eCombustible surviving the Merger as direct, wholly-owned subsidiaries of BCAC Holdings. At the Closing, BCAC Holdings will change its name to “eCombustible Energy Corporation.”

BCAC Purchaser Rep LLC is serving as the Purchaser Representative under the Merger Agreement, and in such capacity will represent the interests of BCAC Holdings’ stockholders (other than the eCombustible Holders) after the Effective Time with respect to certain matters under the Merger Agreement, including the determination of any Merger Consideration adjustments or indemnification claims after the Closing. Jorge E. Arevalo García is serving as the Seller Representative under the Merger Agreement, and in such capacity will represent the interests of the eCombustible Holders with respect to certain matters under the Merger Agreement, including the determination of any Merger Consideration adjustments or indemnification claims made after the Closing.

Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement at its Effective Time:

(a)	all of the outstanding eCombustible Units will be cancelled in exchange for the right to receive shares of BCAC Holdings Common Stock;

(b)

all of the outstanding shares of Benessere Class A Common Stock (including any equity securities paid as dividends or distributions after the Closing of the Business Combination with respect to such shares or into which such shares are exchanged or converted after the Closing) will be exchanged for the right to receive shares of BCAC Holdings Common Stock;

(c)	all of the outstanding shares of Benessere Class B Common Stock will be cancelled in exchange for the right to receive shares of BCAC Holdings Common Stock; and

(d)	all of the outstanding Benessere Warrants will be converted into the right to receive BCAC Holdings Warrants (and underlying BCAC Holdings Common Stock).

Upon the consummation of the Business Combination, the outstanding publicly traded units of Benessere will be separated into their component securities, consisting of one share of Benessere Class A Common Stock, three-fourths (3/4) of one Benessere Warrant, each of which shall be exchanged in accordance with the foregoing description, and one right to receive Benessere Rights equal to one tenth (1/10) of one share of Benessere Class A Common Stock upon the consummation of the Business Combination. The amount of Benessere Rights held by each Rights Holder will be rounded up to the nearest whole share of Benessere Class A Common Stock and this stock shall be exchanged for BCAC Holdings Common Stock at the Effective Time.

As Benessere does not have any outstanding shares of preferred stock, and is anticipated to have no outstanding shares of preferred stock at the Effective Time, no exchange of preferred stock is expected to occur at the Effective Time.

All other convertible securities and other rights to purchase limited liability company membership interests of eCombustible will be retired and terminated, if they have not been converted, exchanged or exercised for eCombustible’s limited liability membership interests immediately prior to the Effective Time.

The amount of shares of BCAC Holdings Common Stock that the eCombustible Holders and our security holders described above receive in the Business Combination depends on the redemption price of Benessere Common Stock in the redemption described in this proxy statement/prospectus, which per share price determines the value of one share of BCAC Holdings Common Stock under the terms of the Merger Agreement, for purposes of determining the consideration to be received by eCombustible Holders and our security holders in the Business Combination. Based on that per share price, and subject to the aggregate fully diluted number of eCombustible Units at the Closing, the eCombustible Holders will receive such number of shares of BCAC Holdings Common Stock, with an aggregate value equal to Eight Hundred Five Million Dollars ($805,000,000), minus adjustments for net working capital, net indebtedness and transaction expenses as provided in the Merger Agreement, which we refer to as the Merger Consideration.

The Merger Consideration will be paid in the form of shares of BCAC Holdings Common Stock. Up to 59,000,000 shares of BCAC Holdings Common Stock will be contingently issuable, in the form of an earnout which is subject to certain terms and conditions relating to the price of the BCAC Holdings Common Stock during the thirty month period following the consummation of the Business Combination. For more information see “The Business Combination Proposal – Merger Consideration – Earnout Shares”.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by each of Benessere, eCombustible, BCAC Holdings and the Merger Subs. Many of the representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Merger Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or the ability of such person or entity or any of its subsidiaries on a timely basis to consummate Merger, in each case subject to certain customary exceptions. Certain of the representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement.

The representations and warranties made by the parties survive the Closing until and including the date that is six months after the Closing Date, except that fraud claims survive until the expiration of the applicable statute of limitations.

Indemnification

After the Closing, the eCombustible Holders and each of their respective successors and assigns are required to severally indemnify, defend and hold harmless BCAC Holdings and its subsidiaries and each of their respective successors and permitted assignees from and against all losses, actions, liabilities and reasonable costs and expenses incurred or imposed by any such indemnified party to the extent arising in whole or in part or resulting from any breach of any representation or warranty in the Merger Agreement or certificates delivered under the Merger Agreement, or any covenants or any post-Closing covenants in the Merger Agreement or any actions by persons who were eCombustible Holders or holders of eCombustible equity securities, prior to the Closing arising out of the sale, purchase, termination, cancellation, redemption or conversion of those securities.

Except for fraud-based claims and certain fundamental representations and warranties, indemnification claims for breaches of representations and warranties are subject to an aggregate basket of $500,000, with customary exceptions, before any indemnification claims can be made, at which point the applicable indemnifying parties will be responsible for all claims from the first dollar of losses.

The maximum amount of indemnification payments which the eCombustible Holders will be obligated to pay in the aggregate (excluding fraud claims) is capped at $10 million. Any indemnification payments by BCAC Holdings will be made by issuance of new shares of BCAC Holdings Common Stock at the then current market price and any indemnification payments by the eCombustible Holders (other than fraud claims) will be made solely from shares of BCAC Holdings held by the relevant indemnifying eCombustible Holders. In the case of fraud, claims for indemnification are limited to the Merger Consideration actually paid.

Covenants of the Parties

Each party agreed in the Merger Agreement to use its commercially reasonable efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, as well as certain customary covenants, such as confidentiality and publicity that will continue after the termination of the Agreement.

The Merger Agreement and the consummation of the transactions contemplated thereby requires the approval of both Benessere’s stockholder and eCombustible’s members. In connection with the Merger, Benessere and BCAC Holdings agreed to prepare, with the reasonable assistance of eCombustible, and use its commercially reasonable efforts to file with the SEC a registration statement on Form S-4 (as amended, the “Registration Statement”) containing a proxy statement/prospectus registering the issuance of BCAC Holdings securities in the Merger under the Securities Act, and soliciting proxies from Benessere stockholders for use at the Special Meeting to approve the Merger Agreement and the transactions contemplated thereby and related matters (the “Benessere Stockholder Approval”). eCombustible will use its reasonable efforts to either (a) call a meeting of its members in order to obtain approval of the Merger Agreement and the consummation of the transactions contemplated thereby, to solicit from its members proxies in favor of such approval, and to take all other actions necessary or advisable to secure such approval or (b) obtain such approval by action by written consent of eCombustible’s members in accordance with eCombustible’s organizational documents.

Each of the Parties also agreed not to solicit or enter into any alternative competing transactions during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Closing.

Appointment of Directors

The Parties also agreed to take all necessary action so that the board of directors of BCAC Holdings following the Closing will consist of seven individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements. If Benessere’s cash held at Closing after giving effect to the redemption is equal to or greater than $50,000,000, two of the members of the board of directors will be designated by Benessere, at least one of whom will qualify as an independent director under the Nasdaq rules, and five of the members of the board of directors will be designated by eCombustible, at least three of whom will qualify as independent directors under the Nasdaq rules. If Benessere’s cash at Closing after giving effect to the redemption is less than $50,000,000, one of the members of the board of directors will be designated by Benessere, who will qualify as an independent director under the Nasdaq rules, and six of the members of the board of directors will be designated by eCombustible, at least three of whom will qualify as independent directors under the Nasdaq rules. In addition, the parties shall cause the initial chairperson of the board of directors of BCAC Holdings to be Jorge E. Arevalo García. The BCAC Holdings board of directors after the Closing will be unclassified.

Conditions to Consummation of the Merger

The obligations of the parties to consummate the Merger is subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Merger Agreement and the transactions contemplated thereby and related matters by the requisite vote of Benessere’s stockholders and the eCombustible Holders (although as discussed below, eCombustible and Benessere have already obtained a voting agreement from ATA International Holdings, LLC); (ii) expiration of the applicable waiting period under any antitrust laws; (iii) receipt of requisite regulatory approvals and requisite third party consents; (iv) no law or order preventing or prohibiting the Merger or the other transactions contemplated by the Merger Agreement; (v) Benessere having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the redemption and payment of all its expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby; (vi) BCAC Holdings’ initial listing application with the Nasdaq Capital Market being approved and, immediately following the Closing, BCAC Holdings satisfying any applicable initial and continuing listing requirements of the Nasdaq Capital Market; (vii) the election or appointment of members to BCAC Holdings’ board of directors in accordance with the Merger Agreement; and (viii) the effectiveness of the Registration Statement.

In addition, unless waived by eCombustible, the obligations of eCombustible to consummate the Company Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

•	The representations and warranties of the Purchaser Parties being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

•

The Purchaser Parties having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior the date of the Closing;

•	Absence of any Material Adverse Effect with respect to Benessere since the date of the Merger Agreement which is continuing;

•	BCAC Holdings having amended and restated its certificate of incorporation; and

•	eCombustible having received a copy of the Registration Rights Agreement duly executed by Benessere.

Unless waived by Benessere, the obligations of Benessere and the other Purchaser Parties to consummate the Purchaser Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

•	The representations and warranties of eCombustible being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

•

eCombustible having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the Closing Date;

•	Absence of any Material Adverse Effect with respect to eCombustible since the date of the Merger Agreement which is continuing;

•	Benessere having received employment agreements between certain individuals and eCombustible or BCAC Holdings, duly executed by the parties thereto;

•

Benessere having received copies of the Lock-Up agreements, duly executed by each eCombustible Holder holding more than 5% of the eCombustible Units and certain members of eCombustible’s management team and Letters of Transmittal and other Transmittal Documents duly executed by each eCombustible Holder, and those agreements and documents being in full force and effect in accordance with the terms thereof at Closing ;

•

Benessere having received evidence that eCombustible has terminated, extinguished and cancelled in full all outstanding options, warrants or rights to subscribe for or purchase any limited liability membership interests of eCombustible or securities convertible into or exchangeable for, or that otherwise on the holder any right to acquire any limited liability company membership interests of eCombustible;

•	Benessere having received written resignations effective as of the Closing, for each of the managers and officers of eCombustible;

•

Benessere having received a copy of Non-Competitions Agreements from each of Jorge E. Arevalo García, Karen L. Childress and James M. Driscoll, duly executed by each such person and eCombustible, and such Non-Competition Agreements being in full force and effect in accordance with the terms thereof at Closing, and

•

Benessere having received evidence that certain contracts involving eCombustible and/or the eCombustible Holders or their related parties shall have been terminated with no further obligation or liability of eCombustible or its subsidiaries.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including:

•	by mutual written consent of Benessere and eCombustible;

•

by written notice by either Benessere or eCombustible if the Closing has not occurred on or prior to May 23, 2022, the termination date under the Merger Agreement (the “Outside Date”) (unless Benessere seeks and obtains an extension of the deadline by which it must complete its initial business combination (an “Extension”), in which case Benessere shall have the right by providing written notice thereof to the eCombustible to extend the Outside Date for an additional period equal to the shortest of (i) three additional months, (ii) the period ending on the last date for Benessere to consummate its initial business combination pursuant to such Extension and (iii) such period as determined by Benessere);

•	by written notice by either Benessere or eCombustible if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action has become final and non-appealable;

•

by written notice by Benessere or eCombustible if there has been a material breach by the other party of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, such that the related closing condition would not be met, and such breach is incapable of being cured or is not cured within the earlier of (i) 20 days of the non-breaching party providing notice of such breach or (ii) by the Outside Date;

•	by written notice by Benessere or eCombustible if there has been a Material Adverse Effect on the other party since the date of the Merger Agreement which is continuing;

•

by written notice by either Benessere or eCombustible if Benessere holds the Special Meeting and at a duly conducted vote of its stockholders does not obtain approval of the matters required to be approved under this proxy statement/prospectus; or

•

by written notice by either Benessere or eCombustible if eCombustible at a duly held eCombustible Special Meeting, or action by written consent, as applicable, does not receive the requisite vote of holders of eCombustible Units (including any separate class or series vote that is required) to approve the Merger Agreement and its ancillary documents, and the consummation of the transactions contemplated thereby, including the Merger.

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, termination and termination fees, waiver of claims against the trust, and certain general provisions will continue in effect), and, except for the termination fees discussed below, no party will have any further liability to any other party thereto except for liability for any fraud claims or willful breach of the Merger Agreement prior to such termination.

In the event that the Merger Agreement is terminated by Benessere as a result of a breach by eCombustible, then eCombustible shall pay to Benessere a cash termination fee equal to $4,000,000. The cash termination fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Benessere as follows: (a) $2,000,000 payable within ten business days after such termination and (b) two quarterly installments of $1,000,000 commencing on the three-month anniversary of such termination.

Trust Account Waiver

eCombustible has agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Benessere’s Trust Account held for its public stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom) directly or indirectly to public stockholders.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Voting Agreements

Simultaneously with the execution of the Merger Agreement, ATA International Holdings, LLC (“ATA”), an eCombustible Holder and an entity wholly owned by First American Trust of Nevada, LLC, as trustee of the

Arevalo Family Trust, of which Jorge E. Arevalo García is a beneficiary, entered into a voting agreement with eCombustible (the “Voting Agreement”). Under the Voting Agreement, ATA agreed to vote all of its eCombustible Units in favor of approving the Merger Agreement and related transactions. ATA also agreed to take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect ATA’s ability to perform its obligations under the Voting Agreement. The Voting Agreement also prevents transfers of the eCombustible Units held by ATA between the date of the Voting Agreement and the date of the eCombustible Holders’ approval of the Merger Agreement and related transactions, except for certain permitted transfers.

Lock-Up Agreement

At the Closing, each of the eCombustible Holders holding more than 5% of the eCombustible Units and certain members of eCombustible’s management team will enter into a Lock-Up Agreement with BCAC Holdings and the Purchaser Representative in substantially the form attached to the Merger Agreement (each, a “Lock-Up Agreement”). Under the Lock-Up Agreement, each such holder will agree not to, during the period commencing from the Closing and (A) with respect to the shares of BCAC Holdings Common Stock to be received as part of the Merger Consideration by the eCombustible Holder (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), ending on the earlier of (x) six months after the date of the Closing, (y) the date on which the closing sale price of shares of BCAC Holdings Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing and (z) the date after the Closing on which BCAC Holdings consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of BCAC Holdings’ stockholders having the right to exchange their equity holdings in BCAC Holdings for cash, securities or other property and (B) with respect to the Earnout Shares, ending six months after the date that the Earnout Shares are issued to the holder: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise. The lock-up is substantially the same as that entered into by the Sponsor in connection with the Benessere IPO.

Non-Competition Agreement

At the Closing, the executive officers of eCombustible (the “eCombustible Executives”), will each enter into a Non-Competition and Non-Solicitation Agreement in substantially the form attached to the Merger Agreement (each, a “Non-Competition Agreement”) in favor of BCAC Holdings, eCombustible and their respective present and future affiliates, successors and direct and indirect subsidiaries (collectively, the “Covered Parties”). Jorge E. Arevalo García, Karen L. Childress and James M. Driscoll shall also have non-competition and non-solicitation obligations under their respective employment agreements to be effective as of the consummation of the Merger, as mentioned under “Executive Compensation of eCombustible.” Under each Non-Competition Agreement, for a period of three (3) years after the Closing (such period, the “Restricted Period”), the eCombustible Executive party thereto has agreed that he or she will not and will not permit his or her affiliates to, without BCAC Holdings’ prior written consent, directly or indirectly engage in the business of fabricating modular fuel supply units. Under each Non-Competition Agreement, the eCombustible Executive party thereto and his or her affiliates will also be subject to certain non-solicitation and non-interference obligations during the Restricted Period with respect to the Covered Parties’ respective (i) employees, consultants and independent contractors, (ii) customers, and (iii) vendors, suppliers, distributors, agents or other service providers. Each eCombustible Executive will also be subject to non-disparagement provisions regarding the Covered Parties and confidentiality obligations with respect to the confidential information of the Covered Parties.

Letter of Transmittal

At the Closing, each eCombustible Holder will provide BCAC Holdings and with a completed and duly executed Letter of Transmittal, in substantially the form attached to the Merger Agreement (each, a “Letter of Transmittal”), with respect to their eCombustible Units. In the Letter of Transmittal, each eCombustible Holder makes customary representations and warranties, acknowledges its obligations with respect to the indemnification obligations under the Merger Agreement, appoints the Seller Representative to act on its behalf in accordance with the terms of the Merger Agreement, provides a general release to eCombustible and its affiliates and certain related persons with respect to claims relating to the eCombustible Holder’s capacity as a holder of eCombustible Units, and agrees to be bound by confidentiality obligations to eCombustible for two years after the Closing.

Sponsor Support Agreement

Simultaneously with the execution of the Merger Agreement, Benessere, eCombustible, BCAC Holdings and the Sponsor entered into a Sponsor Support Agreement in substantially the form attached to the Merger Agreement (the “Sponsor Support Agreement”) pursuant to which, among other things, the Sponsor agreed to (i) not to solicit or cause Benessere to enter into any alternative competing transactions, (ii) to vote all of their founder shares and all of the public shares held by them in favor of the Business Combination and in opposition of any alternative competing transactions and (iii) a lock-up substantially the same as that entered into by the Sponsor in connection with the Benessere IPO.

Background of the Business Combination

Benessere is a blank check company incorporated as a Delaware corporation on September 25, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more target businesses. Promptly following its initial public offering that closed on January 7, 2021, Benessere expended extensive efforts into identifying a prospective target business. Benessere’s management team, working together with its professional service providers, sought out potential target businesses through their network of relationships across different industries. Benessere also responded to inquiries from investment bankers and other professional service providers who represented companies engaged in a sale or financing process that were potential target businesses.

Through its sponsor, ARC Global Investments LLC, Benessere is also affiliated with Benessere Investment Group LLC (“BIGLLC”) and Benessere Enterprises Inc. During Benessere’s acquisition search process, Benessere utilized BIGLLC’s network of relationships to analyze and identify suitable acquisition and business combination opportunities.

During the search process, Benessere had discussions with more than 60 potential targets and/or their representatives, in a wide range of industries including edge computing, communication services, financial services, fintech, electric transportation, retail, media, and consumer products. Most of these targets had operations concentrated in the North America region. For those targets that were deemed to warrant significant interest, the Benessere board and support team performed further tasks, including, on a case-by-case basis, management presentations, management discussions, experience and readiness discussions and/or assessments, and assessments of financial condition and potential growth prospects for their business and industry. Benessere then discussed preliminary parameters for proposals to those targets that it determined were strong candidates for a business combination. In most cases, if a potential target was deemed compelling enough for Benessere to pursue a potential business combination with, an initial non-binding letter of intent (“LOI”) to pursue a proposed business combination would be prepared. Approximately 60 non-disclosure agreements (“NDAs”) and ten LOIs were executed.

Of the 50 potential targets that were covered by NDAs but did not proceed to LOIs, Benessere did not have substantive discussions for one or more of the following reasons: (i) the size of the target was too small;

(ii) Benessere deemed the potential growth rate not as compelling as that of other targets; and (iii) Benessere deemed other targets more attractive for a potential business combination.

Benessere ultimately signed LOIs with ten of the companies with which it entered into NDAs, including eCombustible, prior to announcing its proposed business combination with eCombustible. Benessere conducted substantial business due diligence and worked closely with investment banks including EFH, which provided services that included analyst support.

Of the ten LOIs executed, Benessere conducted advanced negotiations with at least three potential targets. During the exclusivity period negotiated with each of those potential targets, Benessere conducted confirmatory business due diligence and worked closely with advisors, including EFH, to make a final decision about each of these potential targets. Below is a summary of key events for the opportunities in which Benessere dedicated significant time and resources compared to the other opportunities reviewed.

Description of negotiation process with candidates other than eCombustible

Target A

An NDA was executed with Target A, a media and technology company, on February 19, 2021, and an LOI was executed on March 12, 2021, and subsequently extended to April 5, 2021. From on or about April 5, 2021 Benessere and Target A engaged in negotiations to amend several terms of the LOI, including valuation. Benessere and Target A did not come to terms on this LOI, and conversations ceased on or about April 8, 2021. On June 4, 2021, Benessere and Target A executed a new LOI with a revised valuation, and an exclusivity provision.

From June 4, 2021 to August 25, 2021, Benessere conducted due diligence on Target A while waiting for Target A to execute certain key agreements for its operations and finalize its PCAOB audits. During this time, Benessere also engaged in conversations with other targets, while also preparing draft definitive agreements with Target A.

Effective September 1, 2021, primarily due to the facts that Target A still had not yet executed certain key agreements or finalized its PCAOB audits, and Benessere strongly desired to pursue a definitive agreement with different target(s), Benessere and Target A terminated the LOI.

Target B

On June 22, 2021, an NDA was executed with Target B, a fintech company, and on June 24, 2021, a non-binding LOI was executed. Diligence commenced in late June 2021. In late August 2021, Benessere and Target B discussed transaction details, including the potential transaction structure, and several rounds of drafting and negotiation of a definitive merger agreement transpired between Benessere’s counsel, Ellenoff Grossman & Schole LLP (“EGS”), and Target B’s counsel.

On or about September 20, 2021, Benessere determined that, based on a variety of factors, including the timing of Target B’s PCAOB audits and potential additional regulatory review required for the transaction in foreign jurisdictions, other potential business combination targets were more attractive to Benessere at the time, and Benessere decided to proceed with other opportunities.

Target C

On March 4, 2021, an NDA was executed with Target C, a nanotechnology company, and substantive discussions began shortly thereafter. On March 4, 2021, Benessere had a meeting with Target C’s financial advisor regarding Target C’s business and opportunities for a potential transaction. On April 2, 2021, the parties executed a non-binding letter of intent, which was amended on April 15, 2021, to extend mutual exclusivity to on or about May 30, 2021. Status calls between Target C, Benessere, and their respective representatives were had on an almost weekly basis from May 3, 2021, through early October 2021, to discuss Target C’s progress.

On May 31, 2021, Benessere’s exclusivity with Target C expired. Benessere decided not to extend exclusivity or proceed with Target C for a variety of factors, including but not limited to the status of Target C’s PCAOB audit, the challenging PIPE market, Target C’s significant minimum cash requirement, and Target C not yet having closed its merger with a strategic partner.

Timeline of the Business Combination with eCombustible

On or about January 18, 2021, Benessere began evaluating eCombustible as a possible business combination target. In the second half of January 2021, Benessere exchanged a form of NDA with eCombustible in order to start engaging in deeper conversations with eCombustible’s management. The NDA was executed on February 4, 2021.

On February 11, 2021, Benessere’s management traveled to eCombustible’s offices to commence substantive conversations regarding a potential transaction with eCombustible’s management and representatives of Roth Capital, eCombustible’s financial advisor (“Roth”), followed by a teleconference on February 17, 2021. Benessere and eCombustible began negotiating a non-binding LOI on February 18, 2021.

On February 19, 2021, Benessere received a copy of eCombustible’s corporate presentation from Roth, which it also shared with EFH for further analysis.

Negotiations of the LOI continued through February 26, 2021. Enterprise value and exclusivity were among the subjects negotiated. The LOI was executed on February 28, 2021 and provided for a unilateral 45-day exclusivity period in favor of Benessere, with an additional 90-day mutual exclusivity period at Benessere’s sole option, a minimum cash condition of $100 million, and an enterprise value of $1.3 billion.

Benessere received access to eCombustible’s virtual data room on March 2, 2021. On March 5, 2021, Benessere engaged Vivabeckman LLC (“Vivabeckman”) to conduct technical due diligence on eCombustible’s operations.

On March 11, 2021, Benessere’s management team held a teleconference with eCombustible to discuss Benessere’s due diligence checklist for eCombustible. On March 15, 2021, Benessere’s management, EFH, and Roth exchanged emails to further discuss the due diligence process and additional documents to be uploaded to the data room to respond to the due diligence checklist, which documents were promptly uploaded on or around March 16, 2021.

On March 19, 2021, Benessere shared eCombustible’s Pilot Plant Module - boiler operation, hydrogen generation and instrumentation diagram with Vivabeckman. That same day, Benessere’s management and its representatives, eCombustible’s management and its representatives, Vivabeckman, and Roth held a technical due diligence call to discuss eCombustible’s operations. The discussion focused on total mass and energy balance for a typical eCombustible model, balance of plant details and losses/emissions through the process, differences between syngas and eCombustible hydrogen gas, proposed uses of the hydrogen gas versus syngas, and testing of fuels on internal combustion engines, turbines, and more.

On March 20, 2021, Benessere and Vivabeckman received a financial model from eCombustible regarding a major project in the pipeline. On March 22, 2021, Vivabeckman and eCombustible held a teleconference to discuss eCombustible’s energy consumption, electricity cost, heating costs, and labor. On March 22, 2021, Vivabeckman sent Benessere a draft of the plant balance with utility comparisons, including a utility electrical diagram and diesel electrical diagram. On March 22, 2021, eCombustible provided Benessere and Vivabeckman a breakdown of energy consumption for a potential customer project.

On March 26, 2021, Benessere and Vivabeckman visited eCombustible’s plant in Dania Beach, Florida, for further technical diligence and analysis. On April 4, 2021, Vivabeckman sent a draft technology summary of eCombustible to Benessere. Included was a summary of eCombustible’s business, SWOT analysis, market summary, go-to-market summary, and plant balance.

On April 8, 2021, eCombustible management traveled to Benessere’s offices to meet with the team to discuss business advancements and potential financing options, and to review an initial management deck.

On April 9, 2021, eCombustible sent Benessere a financial analysis performed by Roth which was shared with EF Hutton. On April 10, 2021, Benessere received a summary of eCombustible’s sales pipeline to review. The information includes customer name, sector, country, annual sales revenue estimates, contracted years, and other details.

The exclusivity provisions of the LOI expired on April 14, 2021. On or about April 24, 2021 eCombustible and Benessere executed a formal acknowledgment of Benessere’s decision not to exercise its option to extend the exclusivity period under the LOI.

From the end of April to August 2021, both parties engaged in conversations with other potential business combination partners.

Benessere and eCombustible resumed substantive conversations on or about September 10, 2021, when eCombustible informed Benessere that it had completed its PCAOB audit.

On or around September 17, 2021, Benessere requested access to the eCombustible data room and gained access shortly thereafter. On September 19, 2021, Benessere’s management sent eCombustible a draft LOI for review. The parties executed the LOI on September 23, 2021 which included a reduced enterprise value with an earnout feature and revised exclusivity and termination provisions.

On September 24, 2021, Benessere and eCombustible had a call to discuss financial topics, including eCombustible’s financial model, capital raising alternatives, and operations. On or about this date, Roth uploaded an updated draft of eCombustible’s investor deck to the data room for review. On September 28, 2021, Benessere and eCombustible held a meeting to discuss upcoming tasks and timelines.

On September 28, 2021, Benessere visited eCombustible’s plant and offices. On September 29, 2021, Benessere and eCombustible had a call to discuss updates and definitive merger agreement topics.

On September 30, 2021, Benessere retained Marshall & Stevens for the benefit of the Board to provide an independent valuation of the eCombustible, in order to assist it in the determination of whether or not to proceed with the Business Combination with eCombustible. Benessere retained Marshall & Stevens on a fixed fee basis not tied to the consummation of the Business Combination or contingent upon reaching any particular result.

During late September and early October 2021, the parties considered alternative structural approaches to the Business Combination, including whether eCombustible would convert from a Delaware limited liability company to a Delaware corporation prior to Closing. By October 7, 2021, the parties had provisionally settled on a planned triangular merger in which eCombustible would not change its limited liability company form prior to Closing.

On October 1, 2021, Benessere and eCombustible held a meeting to discuss the status of eCombustible’s PCAOB audits. On October 5, 2021, Benessere continued to advance technical and commercial due diligence efforts coordinated with eCombustible management, Vivabeckman, and Roth.

In October 2021, Vivabeckman conducted additional technical due diligence, including with respect to eCombustible’s contracts, term sheets, manufacturing/scale-up, and carbon offsets.

On October 13, 2021, Benessere and eCombustible had a call to discuss the possibility of a private capital raise and timelines for finalizing the definitive Merger Agreement.

During the period from October 9, 2021 until shortly before the execution and delivery of the Merger Agreement on November 23, 2021, Benessere and eCombustible engaged in a sustained process of negotiating, drafting, revising, and finalizing the forms of the definitive Merger Agreement and various agreements, exhibits, schedules and other documents ancillary thereto. This process was primarily conducted through the parties’ respective counsels. In furtherance of this process, various conference calls between the counsels, and related consultations between the parties and their respective counsels, took place throughout the aforementioned period.

On October 9, 2021, Benessere’s counsel, Ellenoff Grossman & Schole LLP (“EGS”) sent the first draft of a Merger Agreement to eCombustible’s outside counsel, Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”). Further successive drafts of the Merger Agreement were prepared and exchanged on October 17 and October 19, 2021. Among the significant issues negotiated during this period were the fine-tuning of the Merger Consideration and its allocation between Closing base consideration and post-Closing earnouts, the scope and survival of eCombustible’s representations and warranties, and indemnity and escrow provisions.

On or around October 20, 2021, eCombustible advised Benessere that for tax reasons affecting certain eCombustible equityholders, eCombustible wanted to change the proposed structure of the Merger to a double-dummy structure whereby Benessere and eCombustible would combine under BCAC Holdings as a newly formed holding company that would become the publicly traded entity post-Closing, and Benessere agreed to accommodate this proposed change in approach.

Accordingly, on October 28, 2021, EGS sent Pillsbury a new draft of the Merger Agreement, substantially revised to reflect the new transaction structure. A total of seven further successive drafts of the Merger Agreement were prepared and exchanged between October 29 and November 18, 2021. Among the significant issues negotiated during this period were certain financial and internal accounting representations and warranties of eCombustible, the target net working capital amount, the composition of the post-Closing BCAC Holdings Board, termination rights and fees, the indemnity basket, and the extension of Benessere’s deadline to consummate its initial business combination.

On November 11, 2021, Marshall & Stevens presented and delivered its fairness opinion to Benessere’s board of directors to provide an independent analysis of the proposed transaction to Benessere’s board for evaluation. Marshall & Stevens opined that the Merger Consideration to be paid by Benessere to the equity holders of eCombustible in the Business Combination is fair to Benessere from a financial point of view. All descriptions of and disclosures concerning Marshall & Stevens’ Opinion are qualified in their entirety by reference to the specific text of Marshall & Stevens’ Opinion, a copy of which is included as Annex F to this proxy statement/prospectus. The included copy is provided only for informational purposes and is not for the benefit of or to be relied on by any person or entity other than the Board.

On November 23, 2021, Benessere, eCombustible, and the other parties thereto fully executed the definitive Merger Agreement.

The parties have continued and expect to continue regular discussions regarding the timing to consummate the Business Combination and necessary preparation in connection therewith.

Benessere’s Board of Directors’ Reasons for the Approval of the Business Combination

The Board, in evaluating the Business Combination, consulted with Benessere’s management and legal, accounting and financial advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of Benessere and its stockholders and (ii) to recommend that Benessere’s stockholders adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, the Board considered a range of factors, including, but not limited to, the factors discussed below.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on any and all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Benessere’s reasons for the Business Combination and all other information presented in this section may be forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” Many factors were considered by Benessere, and the factors outlined herein may or may not have been considered by any particular directors, member of management, or advisor of Benessere Notwithstanding whether any of these factors were considered by any individual board member, the Board voted unanimously to proceed with the transaction.

The officers and directors of Benessere have substantial experience in a wide range of industries and are confident that their experience and background, together with the experience of Benessere’s advisors, enabled them to exercise the necessary business judgment to make the determinations regarding the Business Combination. The Board also obtained the Marshall & Stevens’ Opinion, described below, prior to the execution of the Merger Agreement, relating to the fairness, from a financial point of view, of the Merger Consideration to be paid to the equity holders of eCombustible in the Business Combination.

The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

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Growth Prospects. Analytical data suggests that energy consumers are receptive to seeking alternative fuel and energy sources, especially those differentiated from the current market fossil fuels offerings. The transition to cleaner forms of energy and regulation thereof in certain geographic regions bodes well for adoption of eCombustible’s technology on a significant scale;

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Broad Customer Base. Given the relatively potentially lower costs of eCombustible fuel when compared to fossil fuel-dependent energy sources across most the globe, in addition to the carbon-free clean energy element, eCombustible has a broad potential customer base across multiple continents and industries, especially those regions with higher energy prices and taxes on carbon emitting energy sources;

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Due Diligence. Business, financial and technical due diligence examinations of eCombustible and discussions with eCombustible’s management team were conducted, including extensive in-person meetings and calls with eCombustible’s management team and its representatives regarding eCombustible’s operations and financial prospects, technical analysis. Additional legal and technical review of eCombustible’s material contracts, intellectual property and labor matters was conducted. . Such due diligence examination of eCombustible, in consultation with Benessere’s legal, technical, and financial advisors, indicated to Benessere management that eCombustible could assemble the required elements to create a foundation for a potentially very successful hydrogen fuel company;

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Stockholder Liquidity. The obligation in the Merger Agreement to have BCAC Holdings Common Stock issued as merger consideration listed on the Nasdaq, a major U.S. stock exchange, which the Board believes has the potential to offer Benessere stockholders enhanced liquidity following the Business Combination;

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Management Team Continuity. eCombustible’s senior management team including Jorge E. Arevalo García, James M. Driscoll, Karen L. Childress, and Tedd A. Sellers, intend to remain with the Combined Company in the capacity of officers and/or directors following the Business Combination, providing beneficial continuity in advancing eCombustible’s strategic and growth goals;

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Lock-Up. Key eCombustible Holders (including its management team) agreed to be subject to lockup provisions of 6 months in respect of their BCAC Holdings Common Stock (subject to certain customary exceptions), which would provide important stability to the Combined Company;

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Fairness Opinion. On September 30, 2021, Benessere engaged Marshall & Stevens for the benefit of its Board in connection with the consideration by the Board of the Business Combination between Benessere and eCombustible pursuant to which Benessere would acquire all or substantially all of the assets and business of eCombustible (the “Acquired Business”) in consideration of the issuance of common stock of the surviving company. Subject to various agreed procedures, terms, conditions, assumptions, qualifications and limitations, Marshall & Stevens valued the Acquired Business and, at the request of the Board, on November 19, 2021, rendered its formal written opinion, which we refer to as the “Marshall & Stevens’ Opinion,” that as of that date the Merger Consideration to be paid to the equity holders of eCombustible in the Business Combination for the Acquired Business was fair to Benessere from a financial point of view. See discussion under “—The Business Combination Proposal: Marshall & Stevens’ Opinion.” The full text of the opinion is included with this proxy statement/prospectus; All descriptions of and disclosures concerning Marshall & Stevens’ Opinion are qualified in their entirety by reference to the specific text of Marshall & Stevens’ Opinion, a copy of which is included as Annex F to this proxy statement/prospectus. The included copy is provided only for informational purposes and is not for the benefit of or to be relied on by any person or entity other than the Board;

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Other Alternatives. The Board believes, after a thorough review of other business combination opportunities reasonably available to Benessere that the proposed Business Combination represents the most promising potential business combination for Benessere and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets. Given the demand for alternatives to fossil fuels and eCombustible’s proprietary process and customer pipeline, Benessere’s Board believes eCombustible offers its stockholders the most potential value when compared to other target candidates; and

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Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Benessere and eCombustible.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on eCombustible’s revenues post-closing;

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Business Plan and Growth Initiatives May Not Be Achieved. The risk that eCombustible may not be able to execute on its business plan and realize the potential financial performance presented to Benessere’s management team, or that eCombustible’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe. Although Benessere’s board was provided access to eCombustible’s investor presentation summarizing the company’s plans for medium and long term growth, those plans were believed to be subject to significant uncertainty due to several factors, including but not limited to fluctuation in global fuel and energy prices, legal and regulatory risks, lack of legal certainty in certain international markets, market access limitations favoring legacy fuel enterprises, uncertainties relating to timing and scale of alternative energy adoption, competition from other alternative energy providers, and uncertainty relating to eCombustible’s ability to optimize operational efficiency. Additionally, although Benessere’s board received certain preliminary sales estimates, these estimates were prepared by eCombustible based upon certain assumptions, and excluded potentially material components, such as customer contracts still in negotiation that were subject to significant uncertainty. Due to such uncertainty, Benessere’s board did not rely on such financial estimates as a determinative factor in its decision to enter into the Merger Agreement;

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Redemption Risk. The potential that a significant number of Benessere stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Benessere Certificate of Incorporation, which would potentially make the Business Combination more difficult or impossible to complete;

•	Stockholder Vote. The risk that Benessere’s stockholders may fail to provide the votes necessary to effect the Business Combination;

•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Benessere’s control;

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Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

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Listing Risks. The challenges associated with preparing eCombustible, a private entity, for the applicable disclosure and listing requirements to which the Combined Company will be subject as a publicly traded company on the Nasdaq;

•	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

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Liquidation of Benessere. The risks and costs to Benessere if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Benessere being unable to effect a business combination by May 23, 2022, the termination date under the Merger Agreement (the “Outside Date”);

•	Regulatory Risks. The risks to the adoption of eCombustible’s technology include national and local energy and environmental regulations, which are subject to change;

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Board and Independent Committees. The risk that the Combined Company’s board of directors post-Closing and independent committees do not possess adequate skills set within the context of the Combined Company operating as a public company;

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Holders of Benessere Common Stock, and Benessere Warrants Receiving a Minority Position in the Combined Company. The risk that Benessere stockholders will hold a minority position in the Combined Company;

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination; and

•	Other Risk Factors. Various other risk factors associated with the business of eCombustible, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The above discussion of the material factors considered by the Board is not intended to be exhaustive, but does set forth the principal factors considered by the Board.

The Board concluded that the potential benefits expected to be achieved by Benessere and its stockholders resulting from the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board determined that the Business Combination was advisable, fair to, and in the best interests of, Benessere and its stockholders.

Marshall & Stevens’ Opinion

The Board determined on or about September 28, 2021, that it would be in the best interests of the Benessere and its stockholders to obtain an independent valuation of the Acquired Business by a professional valuation firm not otherwise involved in the Business Combination and on a fixed fee basis not tied to the consummation of the Business Combination or contingent upon reaching any particular result, in order to assist it in the determination of whether or not to proceed with the Business Combination at a stated value of $805,000,000 for the Acquired Business. The Board considered several valuation firms and selected Marshall & Steven based on its long experience and national reputation for valuing business enterprises on a going concern basis, its independence, and its willingness to work on a fixed fee basis, and its compensation not tied to the consummation of the Business Combination or contingent upon the reaching of any particular result. Marshall & Stevens was retained for the benefit of the Board on September 30, 2021. Marshall & Stevens was retained solely to advise the Board on the valuation of the Acquired Assets, and not for the benefit of any other person or entity or to consider any other aspect of the Business Combination. Marshall & Stevens was not engaged to serve as the financial advisor to the Board, was not involved in the negotiation or structuring of the Business Combination, did no legal or contract review or, except as customary in valuation engagements, did not perform any other due diligence review of the Business Combination, eCombustible and/or the Acquired Business or any projections related thereto, and did not consider any non-financial elements of the Business Combination or any other alternatives that might be available to the Board. The engagement agreement provided for a fixed fee of not to exceed $90,000, subject to adjustment due to discovery of unknown conditions or other scope changes, plus reimbursement of fees associated with the review of disclosure related to Marshall & Stevens’ engagement and Marshall & Stevens’ Opinion and reimbursement of certain costs and expenses. Fees billed by Marshall & Stevens to date have totaled $90,000, which have been paid in full. It is estimated that disclosure review fees and expenses will be approximately $5,000. The engagement agreement includes various representations, warranties and indemnities on the part of Benessere and also provided that Marshall & Stevens could rely on projections and financial statements provided by the Board, Benessere and/or eCombustible, without independent verification.

Representatives of Marshall & Stevens met with the Board telephonically on November 11, 2021, and delivered the firm’s preliminary valuation of the Acquired Business and its oral advice that a Merger Consideration of $805,000,000 (80,500,000 shares of common stock valued at the Redemption Price of $10.00 per share) was, in its opinion, fair to Benessere from a financial point of view. Thereafter, at the request of the Board and on November 19, 2021, Marshall & Stevens issued its formal written opinion to such effect. Marshall & Stevens’ Opinion addressed, with the approval of the Board, only the fairness of the Merger Consideration, without consideration of the fair market value of the earnout available to eCombustible Holders following the Business Combination and/or the dilutive effect of the issuance of such Earnout Shares at the issuance prices set forth in the Merger Agreement.

In valuing the Acquired Business for purposes of Marshall & Stevens’ Opinion, Marshall & Stevens looked solely at the enterprise value of the Acquired Business as a going concern and on a standalone basis immediately prior to the date on which the Merger Agreement was executed by the parties, and did not take into account any impact (positive or negative) of the consummation of the Business Combination on the value of the Acquired Business. In determining the fair market value of eCombustible, Marshall & Stevens considered an income approach and a market approach. For the income approach, Marshall & Stevens utilized a discounted cash flow method and, for the market approach, Marshall & Stevens utilized the Guideline Public Company Method and a Backsolve Method, which considered the June 2, 2021 round of financing for eCombustible. Ultimately, Marshall & Stevens’ opinion equally relied upon the income approach and the Guideline Public Company Method. Marshall & Stevens’ valuation of the Acquired Business assumed that, at the Closing, the Acquired Business on a consolidated basis would have no debt after deducting any excess cash on the balance sheet and a normalized level of net working capital.

Since Benessere was, as of the date of Marshall & Stevens’ Opinion a special purpose acquisition company with only a limited trading history and no material operations or assets other than cash or cash equivalents, and a yet to be approved Merger Agreement, in determining the fair market value of the Common Stock comprising the Merger Consideration, Marshall & Stevens used, with the approval of the Board, the redemption price for the Benessere common stock, which was $10.00 per share).

Marshall & Stevens’ Opinion was based upon economic, market and other conditions as they existed on the date of Marshall & Stevens’ Opinion (November 19, 2021) and could reasonably be evaluated on that date, upon the factual circumstances, agreements and terms, as they existed and were known or knowable to Marshall & Stevens as of that date (but without regard to the impact of the issuance of additional shares under the Earnout) and does not address potential developments in applicable financial markets.

Marshall & Stevens’ Opinion was prepared for the Board in connection with its consideration of the Business Combination and may not be relied upon by any other person or entity or for any other purpose. Marshall & Stevens’ Opinion does not constitute a recommendation by Marshall & Stevens to the Board or the stockholders of Benessere, the equity holders of eCombustible or any other person or entity as to any action the

Board, the stockholders of Benessere, the equity holders of eCombustible or any other person or entity should take or omit to take, in connection with the Business Combination or any aspect thereof. Marshall & Stevens’ Opinion does not address the merits of the Business Combination or the underlying decision by the Board to engage in the Business Combination or the relative merits of any alternatives that may be available to Benessere. Marshall & Stevens’ Opinion addresses only certain financial aspects of the Business Combination and does not address any other aspect of the Business Combination, does not represent any advice as to the fairness of any matters of management compensation or of any fees paid or expenses incurred, and is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters.

The above description and disclosure are summary in nature and are qualified in its entirety by the text of Marshall & Stevens’ Opinion, a copy of which is included as Annex F hereto. The included copy is provided only for informational purposes and is not for the benefit of or to be relied on by any person or entity other than the Board.

eCombustible’s Board of Directors’ Reasons for the Approval of the Business Combination

The eCombustible Board met virtually on September 23, 2021, to, among other things, discuss a potential business combination with Benessere, and unanimously determined that the Merger Agreement and the Business Combination were in the best interest of eCombustible and the eCombustible Holders. Prior to reaching its decision to approve the Merger Agreement and the Business Combination, the eCombustible Board consulted with eCombustible’s management, as well as with eCombustible’s legal, financial, and other advisors.

The eCombustible Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the eCombustible Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The eCombustible Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the eCombustible Board may have given different weight to different factors.

In the course of reaching its decision to approve the Business Combination, the eCombustible Board considered a number of factors, including, among others:

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Access to Capital. Due to the recent growth of the renewable energy industry and the resulting increase in both competition and opportunities, eCombustible believes that the Business Combination is a more time- and cost-effective means to access capital to build and expand its operations than other options considered, including a traditional IPO.

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Other Alternatives. It is the belief of eCombustible, after review of alternative strategic opportunities from time to time, that the proposed Business Combination represents the best potential transaction for eCombustible to create greater value and provide significant liquidity for the eCombustible Holders by giving them access to public markets, even during periods of market instability. The Business Combination would also allow eCombustible’s management to continue in their existing roles and maintain control over the Combined Company’s strategic direction; in doing so, the Business Combination would avoid the post-closing friction and power struggles that often exist in the operations and management of a combined company following a strategic merger transaction.

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Advantages over a Traditional IPO. Prior to executing the Merger Agreement, the eCombustible Board considered the alternative of a traditional IPO. The eCombustible Board considered that the Business Combination provided certain advantages over a traditional IPO, in particular that, based on available information at the time, including with respect to the conditions of the IPO market for companies with eCombustible’s characteristics, the Business Combination was likely to provide for a more time- and cost- effective means to capital with less dilution to the existing eCombustible Holders.

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Size of Combined Company. eCombustible considered the Business Combination implied enterprise value of approximately $805 million for eCombustible, providing the eCombustible Holders with the opportunity to go forward with ownership in a public company with a larger market capitalization.

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Benefit from Being a Public Company. eCombustible believes that under public ownership, it will have the flexibility and access to financial resources to pursue and execute a growth strategy to increase revenues and stockholder value. eCombustible also believes the Business Combination will increase public awareness of eCombustible and its technology and may attract additional customers. eCombustible should benefit from being publicly traded and expects to be able to effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

In the course of reaching its decision to approve the Business Combination, the eCombustible Board also considered negative factors, including, among others:

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Uncertainty of Consummation of the Business Combination. The eCombustible Board considered the risk that the Business Combination may not be approved by the necessary vote of the Benessere stockholders and that time and resources for other potential opportunities could be lost to the Business Combination process.

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Uncertainty as to Amount of Redemptions and Cash in Trust following the Business Combination. The eCombustible Board considered that the Benessere stockholders have the right to redeem their shares for cash. Any such redemptions shall serve to reduce the amount of cash in the Trust Account following the Business Combination and reduce the amount of capital available to operate and grow eCombustible’s business. The amount of redemptions and the amount of cash that will remain in the Trust Account following the Business Combination cannot be determined, and may not be sufficient to meet the Combined Company’s near term cash requirements or provide sufficient capital for the Combined Company to complete projects currently under contract.

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Diversion of Resources to the Business Combination Process. The eCombustible Board noted that eCombustible’s management and capital resources would be diverted in part to the Business Combination process at a time when such resources are required to shepherd eCombustible’s entrance into new markets and manage eCombustible’s business.

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Expense of Being a Public Company. The eCombustible Board considered the added financial expense of being a public company, including greater legal and accounting expenses, and the requirement to dedicate personnel and other resources to quarterly, annual and other reporting obligations.

Roles of Benessere’s Advisor in the Negotiation and Execution of the Business Combination

EFH served as representative to the underwriters in the Benessere IPO and is acting as Benessere’s capital markets advisor for the Business Combination. Benessere’s management consulted with EFH in connection with its evaluation of eCombustible, including a review of information on other publicly traded companies in the life sciences and healthcare industries. EFH was not engaged to provide a report, opinion or appraisal for the proposed Business Combination. EFH is entitled to $3,450,000 of deferred compensation for its underwriting services in connection with the Benessere IPO. Additionally, in connection with its IPO, Benessere issued to EFH an aggregate of 125,000 shares of our Class B Common Stock for nominal consideration, which we refer to as the representative shares, and which will be worthless unless and until Benessere completes an initial business combination. Other than as disclosed herein, there has been no material relationship between Benessere or its affiliates and EFH and its affiliates or unaffiliated representatives during the past two years, nor is any such relationship contemplated.

Interests of Benessere’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our Board in favor of the Proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

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the fact that our Sponsor, officers and directors and their affiliates paid an aggregate of approximately $25,000 for their founder shares, the market value of such shares as of                 , 2022 was approximately $            , and such securities should have a significantly higher value at the time of the Business Combination;

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the fact that our Sponsor, officers and directors and their affiliates paid an aggregate of approximately $3,937,500 for the placement units, the market value of such shares as of                 , 2022 was approximately $            , and such securities should have a significantly higher value than $3,937,500 at the time of the Business Combination;

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if Benessere is unable to complete a business combination within the required time period, our Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors that are owed money by Benessere for services rendered or products sold to Benessere, but only if such a vendor or target business has not executed a waiver of claims against the Trust Account and except as to any claims under our indemnity of the underwriters;

•

the fact that on January 12, 2022, the Sponsor loaned to Benessere the principal amount of $1,032,948 in exchange for an unsecured promissory note, which bears no interest and is repayable in full upon the earlier of consummation of the Business Combination or the date of our liquidation, and in the event we do not consummate a business combination, this note may not be paid in full upon liquidation;

•

unless Benessere consummates an initial business combination, Benessere’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•	the fact that the Sponsor has agreed not to redeem any of the founder shares in connection with a stockholder vote to approve a proposed initial business combination;

•	the fact that the founder shares and placement units, including the placement shares and placement warrants, purchased by the Sponsor will be worthless if a business combination is not consummated;

•

the Sponsor and Benessere’s directors and officers have agreed that the founders shares and placement units, and all of their underlying securities, will not be sold or transferred by it until a period of time after Benessere has completed a business combination, subject to limited exceptions;

•

the appointment of          as a designee to the board of directors of BCAC Holdings, with Benessere having a right to appoint, under certain circumstances discussed in this proxy statement/prospectus,                  as second designee, and which will entitle such individuals to any cash fees, stock options or stock awards that BCAC Holdings determines to pay to its non-executive directors following the Closing of the Business Combination; and

•	the continued indemnification of current directors and officers of Benessere and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Total Shares to be Issued in the Business Combination

Benessere’s public stockholders currently own approximately 75.3% of Benessere’s issued and outstanding capital stock, and the Sponsor together with our directors and officers currently own approximately 23.8% of Benessere’s issued and outstanding capital stock (with the remaining approximately 0.9% of shares held by EFH). It is anticipated that, immediately after the Business Combination and if there are no redemptions, Benessere’s public stockholders will own approximately 12.0% of BCAC Holdings’ issued and outstanding capital stock, the Sponsor and our directors and officers will own approximately 3.5% of BCAC Holdings’ issued and outstanding capital stock, EFH will own approximately 0.1% of BCAC Holdings’ issued and outstanding capital stock, and the eCombustible Holders will own approximately 84.4% of BCAC Holdings’ issued and outstanding capital stock.

If any of Benessere’s public stockholders exercise their redemption rights, the ownership interest in BCAC Holdings of Benessere’s public stockholders will decrease and the ownership interest in BCAC Holdings of the eCombustible Holders and the Sponsor will increase, and if there are redemptions by Benessere’s public stockholders up to the maximum level that would permit completion of the Business Combination, Benessere’s public stockholders will own 2.7% of BCAC Holdings’ issued and outstanding capital stock, the Sponsor and our directors and officers will own approximately 3.8% of BCAC Holdings’ issued and outstanding capital stock, EFH will own 0.2% of BCAC Holdings’ issued and outstanding capital stock and the eCombustible Holders will own approximately 92.4% of BCAC Holdings’ issued and outstanding capital stock. If the actual facts are different than these assumptions (based on redemptions by Benessere’s public stockholders, changes in the terms of the Business Combination, adjustments to the eCombustible purchase price pursuant to the Merger Agreement or otherwise), the percentage ownership interests in BCAC Holdings post-Business Combination may be different.

The ownership percentage set forth below with respect to BCAC Holdings includes the shares issuable to the eCombustible Holders, and assumes Rights Holders exercise all of their Benessere Rights, but does not take into account (i) any shares reserved for issuance under the Incentive Plan or ESPP, (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 8,920,312 shares of BCAC Holdings Common Stock that will remain outstanding following the Business Combination or any additional private placement units that are issued or issuable to our Sponsor pursuant to the conversion of the Sponsor’s up to $1.5 million working capital loans that were made to Benessere, (iii) an earnout of up to 59,000,000 BCAC Holdings Common Stock to which the existing holders of eCombustible Units may become eligible, depending on terms relating to price of the BCAC Holdings Common Stock following the Closing, (iv) any adjustments to the Merger Consideration payable to the eCombustible Holders as a result of eCombustible’s working capital, transaction expenses and/or debt as of the completion of the Business Combination varying from certain specified targets set forth in the Merger Agreement, and (v) any indemnification payments that are made after the consummation of the Business Combination by delivery of shares of BCAC Holdings Common Stock. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table illustrates varying ownership levels of the issued and outstanding capital stock of BCAC Holdings, assuming varying levels of redemptions by Benessere’s public stockholders:

	Ownership Percentage Assuming No Redemption of Shares	Ownership Percentage Assuming 50% Redemption of Shares	Ownership Percentage Assuming Maximum Redemption of Shares
eCombustible Holders	84.4%	89.2%	92.4%
Benessere Initial Stockholders, including the Sponsor and Benessere’s directors and officers (other than EFH)	3.5%	3.6%	3.8%
EFH	0.1%	0.1%	0.1%
Benessere’s public stockholders	12.0%	7.1%	3.7%

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming no redemptions:

Sources
($ in Millions)
Benessere Cash	$105,320,000
Cash from eCombustible	388,000
New Equity to the eCombustible Holders	805,000,000

Total Sources	$910,708,000
Uses

New Equity to the eCombustible Holders	$805,000,000
Deferred Underwriting Fees	3,450,000
Transaction Expenses	5,972,000
Cash to Balance Sheet	96,286,000

Total Uses	$910,708,000

The following table summarizes the sources and uses for funding the Business Combination assuming Benessere stockholders exercise their redemption rights assuming 50% redemption:

Sources
($ in Millions)
Benessere Cash	$105,320,000

Sources
($ in Millions)
Cash from eCombustible	388,000
New Equity to the eCombustible Holders	805,000,000

Total Sources	$910,708,000
Uses

New Equity to the eCombustible Holders	$805,000,000
Deferred Underwriting Fees	3,450,000
Transaction Expenses	4,639,000
Redemptions	53,455,000
Cash to Balance Sheet	44,164,000

Total Uses	$910,708,000

The following table summarizes the sources and uses for funding the Business Combination assuming Benessere stockholders exercise their redemption rights assuming maximum redemption:

Sources
($ in Millions)
Benessere Cash	$105,320,000
Cash from eCombustible	388,000
New Equity to the eCombustible Holders	805,000,000

Total Sources	$910,708,000

Sources
($ in Millions)
Uses

New Equity to the eCombustible Holders	$805,000,000
Deferred Underwriting Fees	3,450,000

Sources
($ in Millions)
Uses

Transaction Expenses	3,830,000
Redemptions	85,854,000
Cash to Balance Sheet	12,574,000

Total Uses	$910,708,000

Satisfaction of 80% Test

It is a requirement under the Nasdaq listing requirements that any business acquired by Benessere have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the pre-money valuation of $805 million for eCombustible compared to the $116.7 million held in the Trust Account on November 22, 2021 when the Merger Agreement was signed by Benessere, as well as $104.9 million held in the Trust Account on January 7, 2022 following applicable redemptions of the Benessere Common Stock in connection with amendment of the Benessere Certificate of Incorporation, the Board determined that this requirement was met. The Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, were fair to and in the best interests of Benessere and its stockholders and appropriately reflected eCombustible’s value. In reaching this determination, the Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. The Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of eCombustible met this requirement.

Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under this method of accounting Benessere will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on eCombustible members expecting to have a majority of the voting power of the Combined Company, eCombustible comprising the ongoing operations of the Combined Entity, eCombustible comprising a majority of the governing body of the Combined Company, and eCombustible’s senior management comprising the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of eCombustible issuing stock for the net assets of Benessere, accompanied by a recapitalization. The net assets of Benessere will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of eCombustible.

Vote Required for Approval

Adoption of this proposal requires the affirmative vote of a majority of the issued and outstanding shares of Benessere Common Stock represented in person or by proxy that are voted at the Special Meeting (which would include presence by virtual attendance at the Special Meeting) and entitled to vote thereon. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.

This proposal is conditioned upon the approval of the other Condition Precedent Proposals (being the Charter Amendments Proposal, the Nasdaq Proposal and the Incentive Plan Proposal). Unless this proposal, the Charter Amendments Proposal, the Nasdaq Proposal and the Incentive Plan Proposal are approved, the Business Combination will not occur.

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

THE CHARTER AMENDMENTS PROPOSAL

The following table sets forth a summary of the principal changes proposed to be made between Benessere’s certificate of incorporation and the proposed BCAC Holdings’ Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Benessere Certificate of Incorporation	BCAC Holdings Amended and Restated Certificate of Incorporation
Name		BCAC Holdings’ name will be changed to “eCombustible Energy Corporation.”

Common Stock	The Benessere Certificate of Incorporation authorizes two classes of common stock – Class A common stock and Class B common stock. Benessere has 110,000,000 authorized shares of common stock, par value $0.0001 per share.	BCAC Holdings will have one class of common stock and authorized shares of common stock, par value $0.0001 per share.

Preferred Stock	The Benessere Certificate of Incorporation authorizes 1,000,000 shares of Benessere Preferred Stock	BCAC Holdings will have authorized shares of preferred stock, par value $0.0001 per share.

Number of Directors	The Benessere Certificate of Incorporation is silent on the number of directors, and the number of directors of Benessere, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by Benessere’s board of directors pursuant to a resolution adopted by a majority of Benessere’s board of directors. Benessere’s board of directors is divided into three classes of directors, as nearly equal as possible, with each class being elected to a staggered three-year term. Directors serve until their successors are elected and qualified or until their earlier death, resignation, retirement, disqualification or removal.	The total number constituting the board of directors of BCAC Holdings following the Closing will initially consist of seven individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements.

Classified Board	The board of directors of Benessere consists of two classes with staggered two-year terms.	The board of directors of BCAC Holdings is unclassified.

Stockholder Actions	Benessere’s current charter does not specifically address the issue of stockholder actions pursuant to Section 228 of the Delaware General Corporation Law.	BCAC Holdings stockholders may not act by written consent in lieu of a meeting.

	Benessere Certificate of Incorporation	BCAC Holdings Amended and Restated Certificate of Incorporation

Provisions Specific to a Blank Check Company	The Benessere Certificate of Incorporation sets forth various provisions related to its operations as a blank check company prior to the consummation of an initial business combination.	These provisions are not applicable to an operating company, and so the Proposed Charter does not include these blank check company provisions.

Each of the amendments above is referred to as a “Charter Amendment” and collectively, the “Charter Amendments.” These consist of the following separable proposals:

Charter Amendment Proposal A — To change BCAC Holdings’ name to “eCombustible Energy Corporation”;

Charter Amendment Proposal B — To provide for a single class of BCAC Holdings Common Stock and increase the number of authorized shares of BCAC Holdings Common Stock;

Charter Amendment Proposal C — To increase the number of authorized shares of BCAC Holdings “blank check” preferred stock;

Charter Amendment Proposal D —To establish that the board of directors of BCAC Holdings following the Closing of the Business Combination (the “BCAC Holdings Board”) will not be divided into classes (with the number of directors of the BCAC Holdings Board being initially fixed at seven pursuant to the Merger Agreement and in accordance with the initial appointment rights provided therein, as discussed under “The Business Combination Proposal—Appointments of Directors” and “Management of the BCAC Holdings after the Business Combination—Board Composition”);

Charter Amendment Proposal E — To require that stockholders only act at annual and special meetings of the corporation and not by written consent; and

Charter Amendment Proposal F — To remove various provisions applicable to special purpose acquisition corporations.

Pursuant to the Merger Agreement, upon the closing of the Business Combination, BCAC Holdings’ bylaws will be amended and restated promptly to:

•	reflect necessary changes and to be consistent with the proposed Charter Amendments described herein; and

•	make certain other changes that the board of directors of BCAC Holdings deems appropriate for a public operating company.

Reasons for the Charter Amendments

Name

Changing the post-Business Combination corporate name from “BCAC Holdings, Inc.” to “eCombustible Energy Corporation” is desirable to reflect the Business Combination with eCombustible and to clearly identify BCAC Holdings as the publicly traded entity. Additionally, the Benessere Board believes the name of the Combined Entity should more closely align with the name of the existing operating business of eCombustible.

Common Stock

The principal purpose of this Charter Amendment is to authorize additional shares of BCAC Holdings Common Stock. The greater number of authorized shares of BCAC Holdings Common Stock will be used to issue shares pursuant to the Merger Agreement, to the employees of BCAC Holdings under the Incentive Plan the ESPP, each as proposed to be adopted by BCAC Holdings in connection with the Business Combination, and for general corporate purposes. Additionally, the Benessere Board believes that it is important for the Combined Entity to have available for issuance a number of authorized shares of BCAC Holdings Common Stock and BCAC Holdings Preferred Stock sufficient to support the growth of the Combined Entity and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The Benessere Board also believes that a single class of common stock provides a cleaner capital structure and suits the Combined Entity’s requirements following the consummation of the Business Combination.

Notwithstanding the foregoing, authorized but unissued common shares may enable the Combined Entity’s board of directors to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Combined Entity’s common stock. If, in the due exercise of its fiduciary obligations, for example, the Combined Entity’s board of directors were to determine that a takeover proposal was not in the best interests of the Combined Entity, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable the Combined Entity to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. BCAC Holdings currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Preferred Stock

The Benessere Board believes that these additional shares will provide the Combined Company with needed flexibility to issue shares in the future in a timely manner and under circumstances it considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

However, authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of BCAC Holdings and thereby protect continuity of or entrench its management, which may adversely affect the market price of BCAC Holdings. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of BCAC Holdings, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing BCAC Holdings’ board of directors to issue the authorized BCAC Holdings Preferred Stock on its own volition will enable BCAC Holdings to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. BCAC Holdings currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Number of Directors

This Charter Amendment is being made to ensure stockholders understand the exact number of directors in the Combined Entity as of the consummation of the Business Combination.

Benessere’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of Benessere’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Stockholder Actions

The Proposed Charter provides that any action to be taken by BCAC Holdings’ stockholders may not be taken by written consent. Benessere’s board of directors believes that each decision of the stockholders should be made by all stockholders and only after thoughtful consideration of complete information. Information is provided to stockholders through a proxy statement, and the period between delivery of the proxy statement and the stockholder meeting provides time for consideration of stockholder proposals. Our board of directors believes that all stockholders, not just stockholders executing a written consent, should have the opportunity to participate in the decision-making process. This allows minority stockholders to take whatever action they deem appropriate to protect their interests, including seeking to persuade majority stockholders to follow a different course, or selling their shares.

The proposed Charter Amendment will have the effect of preventing BCAC Holdings stockholders from taking action at any time other than an annual meeting or a special meeting to replace directors or take any other action authorized to be taken by stockholders under the DGCL. This Charter Amendment may make more difficult, or delay, actions by a person or a group seeking to acquire a substantial percentage of BCAC Holdings Common Stock, to replace directors or to take other action to influence or control its management or policies, even though the holders of a majority of the outstanding shares of BCAC Holdings Common Stock might desire those actions.

Provisions Specific to a Blank Check Company

The elimination of certain provisions related to Benessere’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve BCAC Holdings after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the Benessere Board believes it is the most appropriate period for BCAC Holdings. In addition, certain other provisions in the Benessere Certificate of Incorporation require that proceeds from the Benessere IPO be held in the Trust Account until the completion of a business combination or redemption of 100% of the outstanding public shares has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Amendments Proposal and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex B.

Vote Required for Approval

This Charter Amendments Proposal will be approved and adopted in its entirety only if the holders of a majority of the issued and outstanding shares of Benessere Common Stock vote “FOR” each of the Charter Amendments. Failure to vote by proxy or to vote in person at the Special Meeting (which would include presence by virtual attendance at the Special Meeting) or an abstention from voting will have the same effect as a vote “AGAINST” the Charter Amendments Proposal.

The approval and adoption of the Charter Amendments Proposal, is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Incentive Plan Proposal at the Special Meeting.

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF EACH OF THE CHARTER AMENDMENTS IN THE CHARTER AMENDMENTS PROPOSAL.

Interests of Benessere’s Directors

The existence of financial and personal interests of one or more of Benessere’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Benessere and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Benessere’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of Benessere’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE ADVISORY CHARTER AMENDMENTS PROPOSALS

Overview

In connection with the Business Combination, Benessere is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendments Proposal but, pursuant to SEC guidance, Benessere is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on Benessere or the Benessere Board (separate and apart from the approval of the Charter Proposal). In the judgment of the Benessere Board, these provisions are necessary to adequately address the needs of BCAC Holdings. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Amendments Proposals (separate and apart from approval of the Charter Amendments Proposal).

Benessere stockholders will be asked to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter of BCAC Holdings and the existing Benessere Certificate of Incorporation, which are being presented in accordance with the requirements of the SEC as six separate sub-proposals (the “Advisory Charter Amendments Proposals”):

Advisory Charter Amendment Proposal A — To change BCAC Holdings’ name to “eCombustible Energy Corporation”;

Advisory Charter Amendment Proposal B — To provide for a single class of BCAC Holdings Common Stock and increase the number of authorized shares of BCAC Holdings Common Stock;

Advisory Charter Amendment Proposal C — To increase the number of authorized shares of BCAC Holdings “blank check” preferred stock;

Advisory Charter Amendment Proposal D —To establish that the board of directors of BCAC Holdings following the Closing of the Business Combination (the “BCAC Holdings Board”) will not be divided into classes (with the number of directors of the BCAC Holdings Board being initially fixed at seven pursuant to the Merger Agreement and in accordance with the initial appointment rights provided therein, as discussed under “The Business Combination Proposal—Appointments of Directors” and “Management of the BCAC Holdings after the Business Combination—Board Composition”);

Advisory Charter Amendment Proposal E — To require that stockholders only act at annual and special meetings of the corporation and not by written consent; and

Advisory Charter Amendment Proposal F — To remove various provisions applicable to special purpose acquisition corporations.

Reasons for the Advisory Charter Amendments

Advisory Charter Amendment Proposal A

Changing the post-Business Combination corporate name from “BCAC Holdings, Inc.” to “eCombustible Energy Corporation” is desirable to reflect the Business Combination with eCombustible and to clearly identify BCAC Holdings as the publicly traded entity. Additionally, the Benessere Board believes the name of the Combined Company should more closely align with the name of the existing operating business of eCombustible.

Advisory Charter Amendment Proposal B

The principal purpose of this Charter Amendment is to authorize additional shares of BCAC Holdings Common Stock. The greater number of authorized shares of BCAC Holdings Common Stock will be used to issue shares pursuant to the Merger Agreement, to the employees of BCAC Holdings under the Incentive Plan and the ESPP, each as proposed to be adopted by BCAC Holdings in connection with the Business Combination, and for general corporate purposes. Additionally, the Benessere Board believes that it is important for the Combined Entity to have available for issuance a number of authorized shares of BCAC Holdings Common Stock and BCAC Holdings Preferred Stock sufficient to support the growth of the Combined Entity and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The Benessere Board also believes that a single class of common stock provides a cleaner capital structure and suits the Combined Entity’s requirements following the consummation of the Business Combination.

Notwithstanding the foregoing, authorized but unissued shares of common stock may enable the Combined Entity’s board of directors to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may negatively impact the market price of the Combined Entity’s common stock. If, in the due exercise of its fiduciary obligations, for example, the Combined Entity’s board of directors were to determine that a takeover proposal was not in the best interests of Combined Entity, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable Combined Entity to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. BCAC Holdings currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Advisory Charter Amendment Proposal C

The Benessere Board believes that these additional shares will provide the Combined Company with needed flexibility to issue shares in the future in a timely manner and under circumstances it considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Notwithstanding the foregoing, authorized but unissued preferred stock may enable the BCAC Holdings Board to render it more difficult or to discourage an attempt to obtain control of BCAC Holdings and thereby protect continuity of or entrench its management, which may negatively impact the market price of the BCAC Holdings Common Stock. If, in the due exercise of its fiduciary obligations, for example, the BCAC Holdings Board was to determine that a takeover proposal was not in the best interests of BCAC Holdings, such preferred stock could be issued by the BCAC Holdings Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the BCAC Holdings Board to issue the authorized preferred stock on its own volition will enable BCAC Holdings to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. However, BCAC Holdings currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Advisory Charter Amendment Proposal D

The total number constituting the BCAC Holdings Board following the Closing will initially consist of seven individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements. It is in the interests of stockholders of the Combined Company to know the size of its board of directors, and such provisions are also in accordance with the DGCL. The Proposed Charter customarily can specify independence requirements to the extent relevant to a listing on Nasdaq or a securities exchange.

Benessere’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of Benessere’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Advisory Charter Amendment Proposal E

The Proposed Charter provides that any action to be taken by the BCAC Holdings stockholders may not be taken by written consent. The Benessere Board believes that each decision of the stockholders should be made by all stockholders and only after thoughtful consideration of complete information. Information is provided to stockholders through a proxy statement, and the period between delivery of the proxy statement and the stockholder meeting provides time for consideration of stockholder proposals. The Benessere Board believes that all stockholders, not just stockholders executing a written consent, should have the opportunity to participate in the decision-making process. This allows minority stockholders to take whatever action they deem appropriate to protect their interests, including seeking to persuade majority stockholders to follow a different course, or selling their shares.

The proposed Charter Amendment will have the effect of preventing BCAC Holdings stockholders from taking action at any time other than an annual meeting or a special meeting to replace directors or take any other action authorized to be taken by stockholders under the DGCL. This Charter Amendment may make more difficult, or delay, actions by a person or a group seeking to acquire a substantial percentage of BCAC Holdings Common Stock, to replace directors or to take other action to influence or control its management or policies, even though the holders of a majority of the outstanding shares of BCAC Holdings Common Stock might desire those actions.

Advisory Charter Amendment Proposal F

The elimination of certain provisions related to Benessere’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve BCAC Holdings after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the Benessere Board believes it is the most appropriate period for BCAC Holdings. In addition, certain other provisions in the Benessere Certificate of Incorporation require that proceeds from the Benessere IPO be held in the Trust Account until the completion of a business combination or redemption of 100% of the outstanding public shares has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Amendments Proposal and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex B.

Vote Required for Approval

These Advisory Charter Amendments Proposals require the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.

The approval and adoption of the Advisory Charter Amendments Proposals is non-binding and not conditioned on any other Proposal at the Special Meeting.

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF EACH OF THE CHARTER AMENDMENTS IN THE CHARTER AMENDMENTS PROPOSAL.

The existence of financial and personal interests of one or more of Benessere’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Benessere and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Benessere’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of Benessere’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE NASDAQ PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to the terms and conditions of the Merger Agreement), for purposes of complying with the applicable listing rules of the Nasdaq Capital Market, the issuance of up to 95,412,614 shares of BCAC Holdings Common Stock to eCombustible Holders and Benessere stockholders upon the Closing and up to an additional 59,000,000 shares of BCAC Holdings Common Stock to eCombustible Holders subsequent to Closing as an earnout upon satisfaction of certain share price thresholds and certain other conditions. For further information, please see the section entitled “The Business Combination Proposal (Proposal 1),” as well as the annexes to this proxy statement/prospectus.

Why Benessere Needs Stockholder Approval

Stockholder approval of the listing on Nasdaq is a condition to the Closing under the Merger Agreement.

We also are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b), (c) and (d), as applicable.

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company where, due to the present or potential issuance of common stock, other than common stock issued in a public offering (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Effect of Proposal on Benessere Stockholders and BCAC Holdings Stockholders

If the Nasdaq Proposal is adopted, we will issue up to 95,412,614 shares of BCAC Holdings Common Stock assuming no redemptions, 90,247,870 shares of BCAC Holdings Common Stock assuming 50% redemptions and 87,122,636 shares of BCAC Holdings Common Stock assuming maximum redemptions to eCombustible Holders and Benessere stockholders upon the Closing and up to an additional 59,000,000 shares of BCAC Holdings Common Stock subsequent to the Closing conditioned upon satisfaction of certain share price thresholds and certain other condition.

The issuance of the shares of BCAC Holdings Common Stock described above would result in significant dilution to Benessere stockholders and result in Benessere stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of BCAC Holdings.

In the event that this Proposal is not approved by Benessere stockholders, the Business Combination cannot be consummated. In the event that this Proposal is approved by Benessere stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of BCAC Holdings Common Stock pursuant to the Merger Agreement, BCAC Holdings will not issue such shares of BCAC Holdings Common Stock.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of BCAC Holdings Common Stock pursuant to the Merger Agreement, including to eCombustible members, be approved, and that for purposes of complying with the applicable provisions of Nasdaq Listing Rule 3635, the potential issuance of the Earnout Shares pursuant to the terms and conditions of the Merger Agreement, be approved.”

Required Vote for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.

The Nasdaq Proposal is conditioned on the approval and adoption of each of the Business Combination Proposal, the Charter Amendments Proposal and the Incentive Plan Proposal.

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BENESSERE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of Benessere’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Benessere and Benessere’s stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Benessere’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Business Combination Proposal — Interests of Benessere’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE INCENTIVE PLAN PROPOSAL

The Background of the Incentive Plan

Prior to the consummation of the Business Combination, our board of directors is expected to approve, subject to approval by our stockholders, the adoption of the eCombustible Energy Corporation 2022 Stock Incentive Plan (the “Incentive Plan”) by BCAC Holdings, effective as of and contingent on the consummation of the Business Combination (the “Effective Date”). If the Incentive Plan is approved by our stockholders, BCAC Holdings will be authorized to grant equity and cash incentive awards to eligible employees, non-employee directors and other service providers. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex D.

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to enhance BCAC Holdings’ ability to attract, retain, incent, reward and motivate persons who make (or are expected to make) important contributions to BCAC Holdings by providing these individuals with equity ownership and other incentive opportunities. BCAC Holdings believes that the equity-based awards to be issued under the Incentive Plan will motivate recipients to offer their maximum effort to BCAC Holdings and help focus them on the creation of long-term value consistent with the interests of BCAC Holdings’ stockholders. The board of directors of BCAC Holdings believes that the Incentive Plan (a) will provide BCAC Holdings with significant means to attract and retain talented personnel, (b) will result in saving cash, which otherwise would be required to maintain current employees and adequately attract and reward personnel and others who perform services for BCAC Holdings, and (c) consequently, will prove beneficial to BCAC Holdings’ ability to be competitive.

As of the date of this proxy statement/prospectus, the number of persons that would be eligible to participate in the Incentive Plan upon its effective date is approximately             employees,             non-employee directors and             independent contractors.

Reasons for the Approval of the Incentive Plan Proposal

Stockholder approval of the Incentive Plan is a condition to the Closing under the Merger Agreement. Stockholder approval of the Incentive Plan is also necessary in order for BCAC Holdings to (a) meet the stockholder approval requirements of the Nasdaq Capital Market and (b) grant ISOs thereunder.

Consequences if the Stock Incentive Plan Proposal is Not Approved

If the Stock Incentive Plan Proposal is not approved by our stockholders, (a) the Business Combiniation will not be consummated and (b) the Incentive Plan will not become effective and BCAC Holdings will not be able to grant equity awards under the Incentive Plan. Additionally, BCAC Holdings believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Stock Incentive Plan Proposal is not approved.

Material Terms of the Incentive Plan

The material terms of the Incentive Plan, as currently contemplated by BCAC Holdings’ board of directors, are summarized below, which summary is qualified in its entirety by the full text of the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex D. Our stockholders are being asked to approve the Incentive Plan as presented. If the terms of the Incentive Plan are materially amended in a manner that would require stockholder approval under the Nasdaq Capital Market or the ISO requirements, stockholders will be asked to approve such material amendment.

Stock Awards. The Incentive Plan provides for the grant of ISOs, nonstatutory stock options (“NSOs”), stock unit awards, restricted share awards, stock appreciation rights, and performance-based stock awards, or collectively, stock awards and cash-based awards. Stock awards and cash-based awards are collectively revered to as “awards.” ISOs may be granted only to BCAC Holdings’ employees, including officers, and the employees of BCAC Holdings’ parent or subsidiaries. All other awards may be granted to BCAC Holdings’ employees, officers, BCAC Holdings’ non-employee directors, and consultants and the employees, directors and consultants of BCAC Holdings’ parent, subsidiaries, and affiliates.

Share Reserve. The aggregate number of shares of BCAC Holdings Common Stock that may be issued pursuant to awards under the Incentive Plan will not exceed the sum of (a)             million (            ) shares, plus (b) an annual increase on the first day of each calendar year, for a period of not more than 10 years, beginning on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (i) five percent (5%) of the outstanding shares on the last day of the immediately preceding calendar year or (ii) such lesser amount (including zero) that the Compensation Committee (as defined below) determines for purposes of the annual increase for that calendar year.

If restricted shares or shares issued upon the exercise of options are forfeited, then such shares shall again become available for awards under the Incentive Plan. If stock units, options, or stock appreciation rights are forfeited or terminate for any reason before being exercised or settled, or an award is settled in cash without the delivery of shares to the holder, then the corresponding shares will again become available for awards under the Incentive Plan. If stock units or stock appreciation rights are settled, then only the number of shares (if any) actually issued in settlement of such stock units or stock appreciation rights shall reduce the number of shares available under the Incentive Plan, and the balance (including any shares withheld to cover taxes) shall again become available for awards under the Incentive Plan. Any shares withheld to satisfy the exercise price or tax withholding obligation pursuant to any award of options or stock appreciation rights shall again become available for awards under the Incentive Plan.

Shares issued under the Incentive Plan shall be authorized but unissued shares or treasury shares. As of the date hereof, no awards have been granted and no shares have been issued under the Incentive Plan.

Incentive Stock Option Limit. The maximum number of shares of BCAC Holdings Common Stock that may be issued upon the exercise of ISOs under the Incentive Plan is five times the number of shares provided under clause (a) under “Share Reserve” above, plus, to the extent allowable under the Internal Revenue Code, any shares that become available for issuance under the Plan discussed above as a result of forfeiture or termination of awards.

Grants to Outside Directors. The fair market value of any awards granted under the Incentive Plan to an outside director, taken together with any cash fees paid by the Company as compensation for services as an outside director during any 12-month period may not exceed seven hundred and fifty thousand dollars ($750,000) in total value (calculating the value of any awards based on the grant date fair value of the awards for financial reporting purposes) or, with respect to the calendar year in which an outside director is first appointed or elected to the board of directors of BCAC Holdings, one million dollars ($1,000,000). Additionally, if permitted by the BCAC Holdings board of directors, an outside director may elect to receive his or her annual retainer payments and/or meeting fees in the form of cash, options, stock appreciation rights, restricted shares, stock units, or a combination thereof.

Administration. The Incentive Plan will be administered by a committee appointed by the BCAC Holdings board of directors or by the BCAC Holdings board of directors acting as the committee (the board and committee are referred to in this summary as the “Compensation Committee”). Subject to the limitations set forth in the Incentive Plan, the Compensation Committee will have the authority to determine, among other things, to whom awards will be granted, the number of shares subject to awards, the term during which an option or stock appreciation right may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject. The Compensation Committee also will have the authority to determine the consideration and methodology of payment for awards.

Repricing; Cancellation and Re-Grant of Stock Awards. The Compensation Committee will have the authority to modify outstanding awards under the Incentive Plan. Subject to the terms of the Incentive Plan, the Compensation Committee will have the authority cancel any outstanding stock award in exchange for new stock awards, cash, or other consideration, without stockholder approval but with the consent of any adversely affected participant.

Stock Options. A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Under the Incentive Plan, ISOs and NSOs are granted pursuant to stock option agreements adopted by the Compensation Committee. The Compensation Committee determines the per share exercise price for a stock option, within the terms and conditions of the Incentive Plan, provided that the per share exercise price of a stock option generally cannot be less than one hundred percent (100%) of the per share fair market value of a share of BCAC Holdings Common Stock on the date of grant. Options granted under the Incentive Plan vest at the rate specified by the Compensation Committee.

Stock options granted under the Incentive Plan generally must be exercised by the optionee before the earlier of the expiration of such option or the expiration of a specified period following the optionee’s termination of employment. Each stock option agreement will set forth the extent to which the option recipient will have the right to exercise the option following the termination of the recipient’s service with us, and the right to exercise the option of any executors or administrators of the award recipient’s estate or any person who has acquired such options directly from the award recipient by bequest or inheritance.

Payment of the exercise price may be made in cash or, if provided for in the stock option agreement evidencing the award, (a) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (b) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to BCAC Holdings in payment of the aggregate exercise price, (c) by delivery of an irrevocable direction to a securities broker or lender to pledge shares and to deliver all or part of the loan proceeds to BCAC Holdings in payment of the aggregate exercise price, (d) by a “net exercise” arrangement, (e) by delivering a full-recourse promissory note, or (f) by any other form that is consistent with applicable laws, regulations, and rules.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of BCAC Holdings Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of BCAC Holdings’ stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than ten percent (10%) of BCAC Holdings’ total combined voting power or that of any of BCAC Holdings’ affiliates unless (a) the option exercise price is at least one hundred ten percent (110%) of the fair market value of the stock subject to the option on the date of grant, and (b) the term of the ISO does not exceed five years from the date of grant.

Stock Unit Awards. Stock unit awards give recipients the right to acquire a specified number of shares of stock (or cash amount) at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by the Compensation Committee and as set forth in a stock unit award agreement. A stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the Compensation Committee. Recipients of stock unit awards generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the Compensation Committee’s discretion and as set forth in the stock unit award agreement, stock units may provide for the right to dividend equivalents. Dividend equivalents may not be distributed prior to settlement of the stock unit to which the dividend equivalents pertain and the value of any dividend equivalents payable or distributable with respect to any unvested stock units that do not vest will be forfeited. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

Restricted Share Awards. The terms of any awards of restricted shares under the Incentive Plan will be set forth in a restricted share agreement to be entered into between BCAC Holdings and the recipient. The

Compensation Committee will determine the terms and conditions of the restricted share agreements, which need not be identical. A restricted share award may be subject to vesting requirements or transfer restrictions or both. Restricted shares may be issued for such consideration as the Compensation Committee may determine, including cash, cash equivalents, full recourse promissory notes, past services and future services. Award recipients who are granted restricted shares generally have all of the rights of a stockholder with respect to those shares, provided that dividends and other distributions will not be paid in respect of unvested shares unless and until the underlying shares vest.

Stock Appreciation Rights. Stock appreciation rights generally provide for payments to the recipient based upon increases in the price of BCAC Holdings Common Stock over the exercise price of the stock appreciation right. The Compensation Committee determines the per share exercise price for a stock appreciation right, which generally cannot be less than one hundred percent (100%) of the fair market value per share of BCAC Holdings Common Stock on the date of grant. A stock appreciation right granted under the Incentive Plan vests at the rate specified in the stock appreciation right agreement as determined by the Compensation Committee. The Compensation Committee determines the term of stock appreciation rights granted under the Incentive Plan, up to a maximum of ten years. Upon the exercise of a stock appreciation right, we will pay the participant an amount in stock, cash, or a combination of stock and cash as determined by the Compensation Committee, equal to the product of (a) the excess of the per share fair market value of BCAC Holdings Common Stock on the date of exercise over the exercise price, multiplied by (b) the number of shares of common stock with respect to which the stock appreciation right is exercised.

Other Stock Awards. The Compensation Committee may grant other awards based in whole or in part by reference to BCAC Holdings Common Stock. The Compensation Committee will set the number of shares under the stock award and all other terms and conditions of such awards.

Cash-Based Awards. A cash-based award is denominated in cash. The Compensation Committee may grant cash-based awards in such number and upon such terms as it shall determine. Payment, if any, will be made in accordance with the terms of the award, and may be made in cash or in shares of common stock, as determined by the Compensation Committee.

Performance-Based Awards. The number of shares or other benefits granted, issued, retainable and/or vested under a stock or stock unit award may be made subject to the attainment of performance goals. The Compensation Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.

Changes to Capital Structure. In the event of a recapitalization, stock split, or similar capital transaction, the Compensation Committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under the Incentive Plan, the number of shares that can be issued as incentive stock options, the number of shares subject to outstanding awards and the exercise price under each outstanding option or stock appreciation right.

Transactions. If BCAC Holdings is involved in a merger or other reorganization, outstanding awards will be subject to the agreement or merger or reorganization. Subject to compliance with applicable tax laws, such agreement may provide for, without limitation, one or more of the following (a) the continuation of the outstanding awards by BCAC Holdings, if BCAC Holdings is a surviving corporation, (b) the assumption or substitution of the outstanding awards by the surviving corporation or its parent or subsidiary, (c) immediate vesting, exercisability, and settlement of the outstanding awards followed by their cancellation, (d) cancellation of the awards, to the extent not vested or not exercised prior to the effect time of the transaction, in exchange for such cash or equity consideration (if any) as the Compensation Committee in its sole discretion may consider appropriate, or (e) settlement of the intrinsic value of the outstanding awards (whether or not vested or exercisable) in cash, cash equivalents, or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award or the underlying shares) followed by cancellation of such awards, provided that any such amount may be delated to the same extent that payment of consideration to the holders of stock in connection with the transaction is delayed as a result of escrows, earnouts, holdbacks or other contingencies.

Change of Control. The Compensation Committee may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to acceleration of vesting and exercisability in the event of a change of control.

Transferability. Unless the Compensation Committee provides otherwise, no award granted under the Incentive Plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), except by will, the laws of descent and distribution, or pursuant to a domestic relations order.

Amendment and Termination. The BCAC Holdings Board will have the authority to amend, suspend, or terminate the Incentive Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date the BCAC Holdings Board adopted the Incentive Plan.

Recoupment. In the event that BCAC Holdings is required to prepare restated financial results owing to an executive officer’s intentional misconduct or grossly negligent conduct, the Compensation Committee will have the authority, to the extent permitted by applicable law, to require reimbursement or forfeiture to BCAC Holdings of the amount of bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during the three fiscal years preceding the year the restatement is determined to be required, to the extent that such bonus or incentive compensation exceeds what the officer would have received based on an applicable restated performance measure or target. BCAC Holdings will recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued under that act.

Certain Federal Income Tax Aspects of Awards Under the Incentive Plan

This is a brief summary of the U.S. federal income tax aspects of awards that may be made under the Incentive Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. The tax consequences of awards under the Incentive Plan depend upon the type of award.

Incentive Stock Options. The recipient of an incentive stock option generally will not be taxed upon grant of the option. Federal income taxes are generally imposed only when the shares of BCAC Holdings Common Stock from exercised incentive stock options are disposed of, by sale or otherwise. The amount by which the fair market value of the BCAC Holdings Common Stock on the date of exercise exceeds the exercise price is, however, included in determining the option recipient’s liability for the alternative minimum tax. If the incentive stock option recipient does not sell or dispose of the shares of BCAC Holdings Common Stock until more than one year after the receipt of the shares and two years after the option was granted, then, upon sale or disposition of the shares, the difference between the exercise price and the market value of the shares of BCAC Holdings Common Stock as of the date of exercise will be treated as a long-term capital gain. If a recipient fails to hold the shares for the minimum required time, the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of the BCAC Holdings Common Stock on the date of exercise (or, if less, the amount realized or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. BCAC Holdings will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient.

Nonstatutory Stock Options. The recipient of stock options not qualifying as incentive stock options generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of nonstatutory stock options when the stock options are exercised. The excess of the fair market value of the BCAC Holdings Common Stock purchased on such date over the exercise price of the option is taxed as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient on exercise. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient by reason of the exercise of the option.

Stock Unit Awards. Recipients who receive stock unit awards will generally recognize ordinary income when they receive shares upon settlement of the awards in an amount equal to the fair market value of the shares at that time. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

Other Awards. Recipients who receive awards of restricted shares subject to a vesting requirement will generally recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted shares which are not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive stock appreciation rights will generally recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares of BCAC Holdings Common Stock on the exercise date over the exercise price. BCAC Holdings will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

New Incentive Plan Benefits

Grants of awards under the Incentive Plan are subject to the discretion of the Compensation Committee. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Incentive Plan.

Registration with the SEC

If the Incentive Plan is approved by BCAC Holdings’ stockholders and becomes effective, BCAC Holdings intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the Incentive Plan as soon as reasonably practicable after BCAC Holdings becomes eligible to use such form.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.

The approval and adoption of the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Amendments Proposal and the Nasdaq Proposal at the Special Meeting.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK INCENTIVE PLAN PROPOSAL.

Interests of Benessere’s Directors and Officers in the Stock Incentive Plan Proposal

When you consider the recommendation of Benessere’s board of directors in favor of approval of the Incentive Plan, you should keep in mind that certain of Benessere’s board of directors and officers have interests in the Incentive Plan that are different from, or in addition to, your interests as a stockholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section entitled “The Business Combination – Interests of Benessere’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE ESPP PROPOSAL

The Background of the ESPP

Prior to the consummation of the Business Combination, our board of directors is expected to approve, subject to approval by our stockholders, the adoption of the eCombustible Energy Corporation 2022 Employee Stock Purchase Plan (the “ESPP”), effective as of and contingent on the consummation of the Business Combination. If the ESPP is approved by stockholders, BCAC Holdings will be authorized to provide eligible employees with an opportunity to request payroll deductions to purchase a number of shares of BCAC Holdings Common Stock at a discount and in an amount determined in accordance with the ESPP’s terms. A copy of the ESPP is attached to this proxy statement/prospectus as Annex E.

Purpose of the ESPP

The purpose of the ESPP is to provide a broad-based employee benefit to attract the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success by purchasing BCAC Holdings Common Stock on favorable terms and to pay for such purchases through payroll deductions. BCAC Holdings believes by providing eligible employees with an opportunity to increase their proprietary interest in the success of BCAC Holdings, the ESPP will motivate recipients to offer their maximum effort to BCAC Holdings and help focus them on the creation of long-term value consistent with the interests of our stockholders.

As of the date of this proxy statement/prospectus, the number of employees that would be eligible to participate in the ESPP upon its effective date is approximately             .

Reasons for the Approval of the ESPP Proposal

Stockholder approval of the ESPP is necessary in order for BCAC Holdings to satisfy the stockholder approval requirements under Section 423 of the Code.

Consequences if the ESPP Proposal is Not Approved

If the ESPP Proposal is not approved by our stockholders, the ESPP will not become effective and employees of BCAC Holdings will not be able to purchase BCAC Holdings Common Stock under the ESPP. Additionally, BCAC Holdings believes its ability to recruit, retain and incentivize top talent will be adversely affected if the ESPP Proposal is not approved.

Summary of the ESPP’s Material Terms and Features

The following summary of the principal features of the ESPP is qualified by reference to the terms of the ESPP, which summary is qualified in its entirety by the full text of the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex E. Our stockholders are being asked to approve the ESPP as presented. If the terms of the ESPP are materially amended in a manner that would require stockholder approval Section 423 of the Code, stockholders will be asked to approve such material amendment.

General. The ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423, except as explained below under the heading “Summary of the ESPP’s Material Terms and Features—International Participation.” During regularly scheduled “offerings” under the ESPP, participants will be able to request payroll deductions and then expend the accumulated deduction to purchase a number of shares of BCAC Holdings Common Stock at a discount and in an amount determined in accordance with the ESPP’s terms.

Shares Available for Issuance. The ESPP will have            of authorized but unissued or reacquired shares of BCAC Holdings Common Stock reserved for issuance under the ESPP, plus an additional number of shares to be reserved annually on the first day of each fiscal year for a period of not more than ten years, beginning on January 1, 2023, in an amount equal to the least of (a) two percent (2%) of the outstanding shares of BCAC Holdings Common Stock on such date, (b)            shares or (c) a lesser amount determined by the Compensation Committee or BCAC Holdings Board.

Administration. Except as noted below, the ESPP will be administered by the Compensation Committee. The Compensation Committee has the authority to construe, interpret and apply the terms of the ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the ESPP and to adjudicate any disputed claims under the ESPP.

Eligibility. Each full-time and part-time employee, including our officers and employee directors and employees of participating subsidiaries, who is employed by BCAC Holdings or a participating subsidiary on the day preceding the start of any offering period will be eligible to participate in the ESPP. Unless otherwise determined in the terms of an offering, the ESPP requires that an employee customarily work more than 20 hours per week and more than five months per calendar year in order to be eligible to participate in the ESPP. The ESPP will permit an eligible employee to purchase BCAC Holdings Common Stock through payroll deductions, which may not be more than fifteen percent (15%) of the employee’s compensation, or such lower limit as may be determined by the Compensation Committee from time to time. However, no employee is eligible to participate in the ESPP if, immediately after electing to participate, the employee would own stock (including stock such employee may purchase under this plan or other outstanding options) representing five percent (5%) or more of the total combined voting power or value of all classes of BCAC Holdings’ stock. No employee will be able to purchase more than             (            ) shares, or such number of shares as may be determined by the Compensation Committee with respect to a single offering period. In addition, no employee is permitted to accrue, under the ESPP and all similar purchase plans of BCAC Holdings or its subsidiaries, a right to purchase stock of BCAC Holdings having a value in excess of $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year. Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering. Participation in the ESPP will end automatically on termination of employment.

Offering Periods and Purchase Price. The ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the Compensation Committee may specify offerings with a duration of not more than 27 months and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, accumulated payroll deductions will be used to purchase BCAC Holdings Common Stock for employees participating in the offering.

The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than eighty-five percent (85%) of the fair market value per share of BCAC Holdings Common Stock on either the offering date or on the purchase date, whichever is less. The fair market value of BCAC Holdings Common Stock for this purpose will generally be the closing price on the Nasdaq Capital Market (or such other exchange as the BCAC Holdings Common Stock may be traded at the relevant time) for the date in question, or if such date is not a trading day, for the last trading day before the date in question.

Reset Feature. The Compensation Committee may specify that, if the fair market value of a share of BCAC Holdings Common Stock on any purchase date within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the offering period will automatically terminate and the employee in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the next day following such purchase date.

Changes to Capital Structure. In the event that there is a specified type of change in BCAC Holdings’ capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the ESPP, (b) the individual and aggregate participant share limitations described in the plan and (c) the price of shares that any participant has elected to purchase.

International Participation. To provide BCAC Holdings with greater flexibility in structuring BCAC Holdings’ equity compensation programs for BCAC Holdings’ non-U.S. employees, the ESPP also permits BCAC Holdings to grant employees of BCAC Holdings’ non-U.S. subsidiary entities rights to purchase shares of BCAC Holdings Common Stock pursuant to other offering rules or sub-plans adopted by the Compensation Committee in order to achieve tax, securities law or other compliance objectives. While the ESPP is intended to be a qualified “employee stock purchase plan” within the meaning of Code Section 423, any such international sub-plans or offerings are not required to satisfy those U.S. tax code requirements and therefore may have terms that differ from the ESPP terms applicable in the U.S. However, the international sub-plans or offerings are subject to the ESPP terms limiting the overall shares available for issuance, the maximum payroll deduction rate, maximum purchase price discount and maximum offering period length.

Corporate Reorganization. Immediately before a corporate reorganization, the offering period and purchase period then in progress shall terminate and either BCAC Holdings Common Stock will be purchased with the accumulated payroll deductions or the accumulated payroll deductions will be refunded without occurrence of any BCAC Holdings Common Stock purchase, unless the surviving corporation (or its parent corporation) assumes the ESPP under the plan of merger or consolidation.

Amendment and Termination. The BCAC Holdings Board and the Compensation Committee each have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares of stock to be issued under the ESPP is subject to stockholder approval. Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation.

Certain Federal Income Tax Consequences of Participating in the ESPP

The following brief summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the shares purchased under the ESPP does not purport to be complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or non-U.S. jurisdiction in which the participant may reside. The ESPP, and the right of U.S. participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon whether the sale occurs before or after expiration of the holding periods described in the following sentence. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) the excess of the fair market value of a share on the offering date that the right was granted over the purchase price for the right as determined on the offering date. Any additional gain will be treated as long term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Tax Consequences to BCAC Holdings

There are no federal income tax consequences to BCAC Holdings by reason of the grant or exercise of rights under the ESPP. BCAC Holdings is generally entitled to a deduction to the extent amounts are taxed as ordinary income to a participant in connection with a sale or disposition of shares prior to satisfaction of the holding periods described above.

New ESPP Benefits

Purchase rights are subject to an eligible employee’s discretion, including an employee’s decision not to participate in the ESPP, and awards under the ESPP are not determinable. Directors who are not employees are not eligible to participate in, and will not receive any benefit under, the ESPP.

Vote Required for Approval

The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.

The approval and adoption of the ESPP Proposal is not a condition for any other Proposal at the Special Meeting.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

The existence of financial and personal interests of one or more of Benessere’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Benessere and Benessere’s stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Benessere’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Business Combination Proposal — Interests of Benessere’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that, at the time of the Special Meeting, Benessere is unable to consummate the Business Combination for any reason.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented at the Meeting and is not approved by the stockholders of Benessere, Benessere’s Board may not be able to adjourn the Meeting to a later date in the event, based on the tabulated votes, that there are not sufficient votes at the time of the Meeting to approve the Business Combination Proposal, the Charter Amendments Proposal, the Nasdaq Proposal and the Incentive Plan Proposal. In such event, the Business Combination may not be completed.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, that the adjournment of the meeting to a later date or dates, if necessary, be determined by the chairman of the meeting to permit further solicitation and vote of proxies if it is determined by the Board that more time is necessary or appropriate to approve one or more Proposals at the meeting be adopted and approved in all respects.”

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Required Vote

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.

The approval and adoption of the Adjournment Proposal is not a condition for nor conditioned on the approval of any other Proposal at the Special Meeting.

Recommendation of Our Board

IF THE ADJOURNMENT RESOLUTION IS PRESENTED TO OUR STOCKHOLDERS, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Subject to the limitations and qualifications set forth herein (including the limitations and qualifications set forth in the opinion attached as Exhibit 8.1), the following is a summary of the material U.S. federal income tax consequences to holders of Benessere Common Stock (which in this section we refer to as “Common Stock”) with respect to (i) an election by the holders of shares of Benessere Common Stock to have Benessere redeem such shares for cash, (ii) the Business Combination and (iii) the post-Business Combination ownership and disposition of BCAC Holdings Common Stock acquired pursuant to the Business Combination. This summary applies only to holders of Common Stock that hold their shares of Common Stock as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary is general in nature and does not constitute tax advice. This summary does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder of Common Stock in light of such holder’s individual circumstances or status, nor does it address tax consequences applicable to holders of Common Stock subject to special rules, such as:

•	dealers in securities or foreign currency;

•	broker-dealers;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	tax-exempt organizations;

•	financial institutions, banks or trusts;

•	mutual funds;

•	life insurance companies, real estate investment trusts and regulated investment companies;

•	holders that actually or constructively own 10% or more of Benessere’s voting stock;

•	holders that hold Common Stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

•	holders that have a functional currency other than the U.S. dollar;

•	holders that received Common Stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

•	U.S. expatriates;

•	controlled foreign corporations;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to Benessere Common Stock being taken into account in an applicable financial statement;

•	passive foreign investment companies; or

•	pass-through entities or investors in pass-through entities.

This summary is based on the Code, applicable Treasury regulations thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this proxy statement/prospectus, and all of which may change, possibly with retroactive effect. Any such change could impact the conclusions discussed below. This summary does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

Benessere has not and does not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the subjects addressed in this summary. There can be no assurance that the IRS will not take positions inconsistent with the consequences discussed below or that any such positions would not be sustained by a court.

If a partnership (or any entity or arrangement characterized as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of such partnership and any person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold Common Stock and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences to them of an exercise of redemption rights or the Business Combination.

ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF AN EXERCISE OF REDEMPTION RIGHTS, THE BUSINESS COMBINATION AND OTHER EVENTS DESCRIBED BELOW, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

For purposes of this summary, a U.S. Holder means a beneficial owner of Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state therein or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and all substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Redemption of Shares of Common Stock

If the Business Combination takes place in connection with a redemption of Common Stock, we expect that the U.S. federal income tax consequences to a U.S. Holder that exercises its redemption rights to receive cash from the Trust Account (which we refer to in this section also as the “trust account”) in exchange for all or a portion of its shares of Common Stock will qualify as a sale or exchange of Common Stock under Section 302(a) of the Code. If the redemption qualifies as a sale or exchange of the shares of Common Stock, the U.S. Holder will be treated in the same manner as described under “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of BCAC Holdings Common Stock” below. If the redemption does not qualify as a sale or exchange of shares of Common Stock, the U.S. Holder will be treated as receiving a corporate distribution with similar tax consequences to those described below under “— U.S. Holders — Taxation of Distributions on BCAC Holdings Common Stock.” Whether the redemption qualifies as a sale or exchange of the shares of Common Stock or is treated as a distribution with respect to the shares of Common Stock will depend on the total amount of Common Stock treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder, as discussed below) relative to all of Common Stock outstanding both before and after the redemption (including any shares of Common Stock owned by BCAC Holdings after the Business Combination). The redemption of shares of Common Stock will generally be treated as a sale or exchange (rather than as a distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Benessere or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only shares actually owned by such U.S. Holder, but also shares of Common Stock constructively owned by it through BCAC Holdings. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain family members of such U.S. Holder (in the case of an individual) and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder (if not an individual), as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include shares of Common Stock or BCAC Holdings Common Stock which could be acquired pursuant to the exercise of Benessere Warrants or BCAC Holdings Warrants.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares. In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption (for this purpose, the shares outstanding after the redemption should take into account shares issued by BCAC Holdings in the Business Combination). A redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Benessere. Whether a redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Benessere will depend on such holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction”. A U.S. Holder should consult with its tax advisors as to the tax consequences of a redemption.

If a redemption does not qualify as a sale or exchange, the U.S. Holder will be treated as receiving a distribution from Benessere and the tax effects will be as described under “— U.S. Holders — Taxation of Distributions on BCAC Holdings Common Stock,” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares of Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its BCAC Holdings Warrants or possibly in other shares constructively owned by such U.S. Holder. U.S. Holders of Common Stock are urged to consult with their own tax advisors regarding the tax consequences of a redemption of all or a portion of their Common Stock pursuant to an exercise of redemption rights.

The Receipt of BCAC Holdings Common Stock in the Business Combination

The surrender by a U.S. Holder of the shares of Common Stock in exchange for the shares of BCAC Holdings Common Stock pursuant to the Business Combination, when taken together with the other steps of the Business Combination, should qualify as a non-recognition transaction pursuant to Section 351(a) of the Code. However, the provisions of Section 351(a) of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond our control.

Provided that the Business Combination qualifies as an exchange pursuant to Section 351(a), the aggregate adjusted tax basis of the shares of BCAC Holdings Common Stock received by a U.S. Holder in the Business Combination should be equal to the aggregate adjusted tax basis of the shares of Common Stock surrendered by such U.S. Holder in the Business Combination. In addition, the holding period of such BCAC Holdings Common Stock should include the period during which the shares of Common Stock, surrendered in the Business Combination, were held by such U.S. Holder, although the running of the holding period for the shares of Common Stock may be suspended as a result of any redemption rights with respect thereto.

In the event that the Business Combination does not qualify as a non-recognition transaction pursuant to Section 351 of the Code, generally, the Business Combination will be treated as a taxable sale or exchange of Common Stock by U.S. Holders in exchange for BCAC Holdings Common Stock. In such case, subject to the discussion of backup withholding below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its shares of Common Stock. Any such capital gain or loss generally will be long term capital gain or loss if the U.S. Holder’s holding period in the shares of Common Stock exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses realized by a U.S. Holder on a taxable sale or exchange of Common Stock is subject to certain limitations.

Generally the amount of gain or loss recognized by a U.S. Holder on a taxable sale or exchange of Common Stock pursuant to the Business Combination will be an amount equal to the difference between (i) the fair market value of the BCAC Holdings Common Stock received by the U.S. Holder in the Business Combination and (ii) the U.S. Holder’s adjusted tax basis in Common Stock surrendered thereof. A U.S. Holder’s adjusted tax basis in the shares of Common Stock generally will equal the U.S. Holder’s acquisition cost of such shares, reduced by any prior distributions with respect to such shares treated as a return of basis.

We did not obtain a ruling from the IRS regarding the U.S. federal income tax consequences of the Business Combination, including the tax consequences described herein, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS with respect to conclusions expressed herein in the event of litigation.

Taxation of Distributions on BCAC Holdings Common Stock

After the Business Combination, BCAC Holdings may make distributions with respect to its stock. Subject to the discussion of backup withholding below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any distribution (except certain distributions of common stock or rights to acquire common stock) paid on the BCAC Holdings Common Stock. A distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of BCAC Holdings’ current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). A portion of any such dividends paid to corporate U.S. Holders generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividend income” within the meaning of Section 1(h)(11) of the Code, and provided certain requirements are met, such dividend will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividend income. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Distributions in excess of BCAC Holdings’ current and accumulated earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its shares of BCAC Holdings (but not below zero), and any excess will be treated as gain from the sale or exchange of such shares as described below under “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of BCAC Holdings Common Stock.”

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of BCAC Holdings Common Stock

After the Business Combination, U.S. Holders of BCAC Holdings Common Stock may sell or dispose of their BCAC Holdings Common Stock. Subject to the discussion of backup withholding below, upon a sale or other taxable disposition of BCAC Holdings Common Stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common stock.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the BCAC Holdings Common Stock exceeds one year. It is unclear, however, whether the redemption rights with respect to the shares of Common Stock described in this proxy statement/prospectus may suspend the running of the applicable holding period with respect to the shares of Common Stock for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses realized by a U.S. Holder on a sale or other taxable disposition of BCAC Holdings Common Stock is subject to certain limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder on a sale or other taxable disposition of the BCAC Holdings Common Stock is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such sale or disposition and (ii) the U.S. Holder’s adjusted tax basis in the applicable BCAC Holdings Common Stock so sold or disposed. A U.S. Holder’s adjusted tax basis in the shares of BCAC Holdings Common Stock generally will equal the U.S. Holder’s acquisition cost of such shares, subject to the discussion in “— U.S. Holders — The Receipt of BCAC Holdings Common Stock in the Business Combination” above, or, as discussed below, the U.S. Holder’s initial basis for BCAC Holdings Common Stock received upon exercise of BCAC Holdings Warrants, less, in the case of BCAC Holdings Common Stock, any prior distributions treated as a return of basis.

Non-U.S. Holders

For purposes of this summary, a non-U.S. Holder means a beneficial owner of Common Stock that is, for U.S. federal income tax purposes, neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Redemption of Shares of Common Stock

The U.S. federal income tax consequences to a non-U.S. Holder that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of the shares of Common Stock generally will depend on the U.S. federal income tax characterization of such redemption as a sale or distribution, as described above under “— U.S. Holders — Redemption of Shares of Common Stock.” If the redemption qualifies as a sale or exchange of the shares of Common Stock, the non-U.S. Holder will be treated in the same manner as described under “— Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of BCAC Holdings Common Stock” below. If the redemption is treated as a distribution with respect to the shares of Common Stock, the non-U.S. Holder will be treated as receiving a corporate distribution with similar tax consequences to those described below under “— Non-U.S. Holders — Taxation of Distributions on BCAC Holdings Common Stock.”

Non-U.S. Holders of Common Stock are urged to consult with their own tax advisors regarding the tax consequences of a redemption of all or a portion of their Common Stock pursuant to an exercise of redemption rights.

The Receipt of BCAC Holdings Common Stock in the Business Combination

The U.S. federal income tax consequences to the non-U.S. Holders as a result of the Business Combination generally are the same as to the U.S. Holders as described above in section entitled “— U.S. Holders — The Receipt of BCAC Holdings Common Stock in the Business Combination.” However, different U.S. federal income tax consequences will apply to the non-U.S. Holders as a result of the Business Combination if Benessere is a “United States real property holding corporation” within the meaning of Section 897(c)(2) (“USRPHC”) at any time during the lesser of (i) the five-year period ending on the date the Business Combination occurs and (ii) the period during which the non-U.S. Holders held the shares of Common Stock ending on the date the Business Combination occurs. Generally, if Benessere is a USRPHC during the lesser of the two time periods described above, a non-U.S. Holder’s gain (or loss) realized on its transfer of the shares of Common Stock in exchange for the shared of BCAC Holdings Common Stock would be subject to tax in the United States in the same manner as if such non-U.S. Holder was engaged in a trade or business within the United States and such gain (or loss) was effectively connected with the conduct of such trade or business, unless certain exceptions apply. Benessere does not believe that it has been or will be a USRPHC, but there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding Benessere status as a USRPHC and the U.S. federal income tax consequences of the Business Combination to them if Benessere is a USRPHC.

In the event that the Business Combination does not qualify as a non-recognition transaction pursuant to Section 351 of the Code, generally, the Business Combination will be treated as a taxable sale or exchange of Common Stock by non-U.S. Holders in exchange for the BCAC Holdings Common Stock. In such case, subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. Holder on the taxable exchange of its Common Stock for the BCAC Holdings Common Stock in the Business Combination generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (or, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. Holder), in which case the non-U.S. Holder will generally be subject to U.S. federal income tax on that gain on a net income basis in the same manner as if the non-U.S. Holder were a U.S. person as defined under the Code (see the discussion above entitled “— U.S. Holders — The Receipt of BCAC Holdings Common Stock in the Business Combination” in the event the Business Combination does not qualify for Section 351), and a corporate non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

•

the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Business Combination occurs and certain other conditions are met, in which case the non-U.S. Holder will be subject to a 30% tax on the amount by which its capital gains allocable to U.S. sources, including gain from the taxable sale or exchange of Common Stock pursuant to the Business Combination, exceeds any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty; or

•

Benessere is or has been a USRPHC at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the non-U.S. Holder held such securities disposed of, and, in the case where shares of Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of Common Stock at any time within the shorter of the five-year period preceding the Business Combination or such non-U.S. Holder’s holding period for the shares of Common Stock.

With respect to the third bullet point above (if applicable to a particular non-U.S. Holder), gain recognized by such non-U.S. Holder on the taxable sale or exchange of Common Stock pursuant to the Business Combination will be subject to tax on net basis at generally applicable U.S. federal income tax rates. In addition, BCAC Holdings Common Stock would be required to withhold U.S. federal income tax at a rate of 15% of the amount realized by such non-U.S. Holder. There can be no assurance that Common Stock will be treated as regularly traded on an established securities market. Benessere does not believe that it has been or will be a “United States real property holding corporation” for U.S. federal income tax purposes but there can be no assurance in this regard.

We did not obtain a ruling from the IRS regarding the U.S. federal income tax consequences of the Business Combination, including the tax consequences described herein, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS with respect to conclusions expressed herein in the event of litigation.

Gain or Loss on Sale, Taxable Exchange or Other Disposition of BCAC Holdings Common Stock

After the Business Combination, non-U.S. Holders of BCAC Holdings Common Stock may sell or dispose of their BCAC Holdings Common Stock. Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. Holder on the taxable disposition of the BCAC Holdings Common Stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (or, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. Holder), in which case the non-U.S. Holder will generally be subject to U.S. federal income tax on that gain on a net income basis in the same manner as if the non-U.S. Holder were a U.S. person as defined under the Code (see the discussion above entitled “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of BCAC Holdings Common Stock”), and a corporate non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

•

the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the sale or other taxable disposition of the BCAC Holdings Common Stock occurs and certain other conditions are met, in which case the non-U.S. Holder will be subject to a 30% tax on the amount by which its capital gains allocable to U.S. sources, including gain from the sale or other taxable disposition of the BCAC Holdings Common Stock, exceeds any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty; or

•

BCAC Holdings is or has been a USRPHC at any time during the shorter of the five-year period ending on the date of sale or other disposition (whether taxable or not) or the period that the non-U.S. Holder held such securities disposed of, and, in the case where shares of BCAC Holdings Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of the common stock of BCAC Holdings at any time within the shorter of the five-year period preceding the sale or other disposition or such non-U.S. Holder’s holding period for the shares of BCAC Holdings Common Stock.

With respect to the third bullet point above (if applicable to a particular non-U.S. Holder), gain recognized by such non-U.S. Holder on the sale or other taxable disposition of the BCAC Holdings Common Stock will be subject to tax on net basis at generally applicable U.S. federal income tax rates. In addition, a purchaser of BCAC Holdings Common Stock from such non-U.S. Holder would be required to withhold U.S. federal income tax at a rate of 15% of the amount realized by such non-U.S. holder. There can be no assurance that BCAC Holdings Common Stock will be treated as regularly traded on an established securities market. BCAC Holdings does not believe that it has been or will be a “United States real property holding corporation” for U.S. federal income tax purposes but there can be no assurance in this regard.

Taxation of Distributions on BCAC Holdings Common Stock

After the Business Combination, BCAC Holdings may make distributions with respect to its stock. Subject to the discussion of backup withholding and FATCA below, in general, any distributions (except certain distributions of common stock or rights to acquire common stock) we make, to the extent paid from BCAC Holdings’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, the applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. Holder’s adjusted tax basis in the shares of BCAC Holdings Common Stock (and, subject to the discussion below under “— Information Reporting Requirements and Backup Withholding,” “— Foreign Account Tax Compliance Act,” and the third bullet point above under “— Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of BCAC Holdings Common Stock,” to the extent such distribution does not exceed the adjusted tax basis such amount will generally not be subject to withholding). To the extent the distribution exceeds the non-U.S. Holder’s adjusted tax basis, it will be treated as gain realized from the sale or exchange of BCAC Holdings Common Stock, which will be treated as described above under “— Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of BCAC Holdings Common Stock.” Dividends paid to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with the redemption of Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. For example, a non-U.S. Holder who is an individual may be required to provide a valid IRS Form W-8BEN, a non-U.S. Holder that is an entity may be required to provide a valid IRS Form W-8BEN-E, and, in the event of income treated as effectively connected to a U.S. trade or business, a non-U.S. Holder (whether an individual or an entity) may be required to provide a valid IRS Form W-8ECI. A U.S. Holder may also be subject to backup withholding and may be required to provide certain certification that it is a United States person for U.S. federal income tax purposes in order to avoid such backup withholding. For example, a U.S. Holder may be required to provide a valid IRS Form W-9. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished by such holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on certain “withholdable payments” in respect of securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., a U.S. source dividend) and also include the entire gross proceeds from the sale or other disposition of stock of U.S. corporations, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). The IRS recently issued proposed Treasury Regulations that would eliminate the application of this regime with respect to payments of gross proceeds from dispositions of stock (but not dividends). Pursuant to these proposed Treasury Regulations, the corporation and any other withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until final regulations are issued or until such proposed regulations are rescinded. Accordingly, the entity through which shares of Common Stock are held will affect the determination of whether such withholding is required. Similarly, “withholdable payments” (e.g., dividends) in respect of, Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Common Stock.

INFORMATION ABOUT BENESSERE

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Benessere before the Business Combination.

Overview; Incorporation and History

Benessere is a blank check company incorporated on September 25, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “business combination”). Benessere has not commenced any operations. All activity for the period from September 25, 2020 to date relates to our formation, our IPO and thereafter identifying a target company for a business combination. We will not generate any operating revenues until after the completion of a business combination, at the earliest. We generate non-operating income in the form of interest income from the proceeds derived from our IPO.

On January 7, 2021, we consummated our initial public offering of 10,000,000 units. Each unit, which we refer to as our Public Units, consists of one share of Class A Common Stock, one right to receive one-tenth (1/10) of one share of Class A common stock upon the consummation of the Company’s initial business combination, and three-fourths of one redeemable warrant of the Company, with each warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per whole share. The units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $115,000,000.

Simultaneously with the closing of the initial public offering, we completed the private sale of an aggregate of 360,000 units, which we refer to as our Private Placement Units, to our Sponsor at a purchase price of $10.00 per placement unit, generating gross proceeds of $3,600,000.

A total of $101,500,000, comprised of $97,900,000 of the proceeds from the initial public offering and $3,600,000 of the proceeds of the sale of the placement units was placed in the Trust Account maintained by maintained by Continental, acting as trustee.

On January 21, 2021, in connection with the exercise of the underwriters’ over-allotment option in our IPO, we issued an additional 1,500,000 Public Units, and 33,750 Private Placement Units to our Sponsor, at a price of $10.00 for each such unit, generating an additional $15,000,000 of gross proceeds for issuance of these Public Units and 337,500 of gross proceeds for issuance of these Private Placement Units.

Following the closing of the IPO on January 7, 2021 and the exercise of the over-allotment in full by the underwriter on January 21, 2021, an amount of $116,725,000 ($10.15 per unit) from the net proceeds of the sale of the Public Units in the IPO and the sale of the Private Placement Units was placed in a trust account (which we refer to also as the Trust Account). These proceeds are invested in U.S. government securities with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of the Investment Company Act of 1940, as determined by the Company, until the earlier of: (i) the completion of a business combination, including the Closing, (ii) the redemption of any Benessere Class A Common Stock properly tendered in connection with a stockholder vote to amend the Benessere Certificate of Incorporation to modify the timing or substance of Benessere’s obligation to redeem 100% of Benessere Class A Common Stock if it does not complete a business combination by the July 7, 2022 and (3) the redemption of all of the Benessere Class A Common Stock if Benessere is unable to complete a business combination by July 7, 2022, subject to applicable law.

Our management team is led by Patrick Orlando, our Chairman of the Board and Chief Executive Officer, Francisco O. Flores, our Chief Financial Officer, and Guillermo Cruz, our Chief Operating Officer, who have spent significant portions of their careers working with businesses in the technology industry.

On January 7, 2022, we filed an amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Extension Amendment”). The Extension Amendment extends the date by which the Company must consummate its initial business combination from January 7, 2022 to July 7, 2022. If our initial business combination is not consummated by July 7, 2022, then our existence will terminate, and we will distribute amounts in the Trust Account as provided in the Benessere Certificate of Incorporation.

Fair Market Value of Target Business

The rules of the Nasdaq and the Benessere Certificate of Incorporation require that Benessere’s initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). The Benessere Board determined that this test was met in connection with the proposed Business Combination.

Stockholder Approval of Business Combination

Benessere is seeking stockholder approval of the Business Combination at the special meeting, at which stockholders may elect to redeem their shares, regardless of if or how they vote in respect of the Business Combination Proposal, into their pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). Subject to the terms and conditions of the Merger Agreement, Benessere will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals have been approved. Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

In a letter agreement dated January 4, 2021, our Sponsor, officers and directors also have agreed to vote any founder shares and placement shares held by them and any public shares they may acquire during or after this offering (including in open market and privately negotiated transactions) in favor of our initial business combination. If we submit the Business Combination to our public stockholders for a vote at the Special Meeting, we will complete the Business Combination, subject to the terms and conditions of the Merger Agreement and approval of the Proposals to the extent described in this proxy statement/prospectus, only if a majority of the then outstanding shares of our Common Stock present and entitled to vote at the meeting to approve the initial business combination are voted in favor of the initial business combination. Our Sponsor, Benessere Initial Stockholders, and our directors and officers have agreed to vote all of their founder shares and all of their shares of Class A Common Stock (including, but not limited to, shares of Class A Common Stock underlying the placement units) in favor of the Business Combination Proposal. As a result, we may need as few as only 37,061, or approximately 0.4%, of the 10,329,489 of our public shares, to be voted in favor of the Business Combination Proposal (as well as the other Proposals except for the Charter Amendments Proposal), and as few as 3,467,870, or approximately 33.6% of our 10,329,489 public shares, to be voted in favor of the Charter Amendments Proposal, in order to have our Business Combination approved.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing eCombustible Holders or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Benessere’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing eCombustible Holders or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that the Business Combination Proposal, the Charter Amendments Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal by a requisite vote of our stockholders, (2) otherwise limiting the number of public shares electing to redeem and (3) Benessere’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.

Liquidation if No Business Combination

If Benessere has not completed the Business Combination with BCAC Holdings by July 7, 2022 and has not completed another business combination by such date, Benessere will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem its public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of Benessere’s remaining stockholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Our Sponsor, officers and directors have entered into a letter agreement with us, dated January 4, 2021, pursuant to which they have agreed to (i) waive their redemption rights with respect to any founder shares, placement shares and public shares held by them in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to any founder shares, placement shares and public shares held by them in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our initial business combination within 12 months from the closing of this offering or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any founder shares and placement shares held by them if we fail to complete our initial business combination within 12 months from the closing of this offering, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame.

Pursuant to this letter agreement, our Sponsor, Benessere Initial Stockholders, and our officers and directors also have agreed to vote any founder shares and placement shares held by them and any public shares they may acquire during or after this offering (including in open market and privately negotiated transactions) in favor of our initial business combination. If we submit our initial business combination to our public stockholders for a vote, we will complete our initial business combination only if a majority of the then outstanding shares of our Common Stock present and entitled to vote at the meeting to approve the initial business combination are voted in favor of the initial business combination. As a result, we may need as few as only 37,061, or approximately 0.4%, of the 10,329,489 of our public shares, to be voted in favor of the Business Combination Proposal (as well as the other Proposals except for the Charter Amendments Proposal), and as few as 3,467,870, or approximately 33.6% of our 10,329,489 public shares, to be voted in favor of the Charter Amendments Proposal, in order to have our Business Combination approved.

Benessere expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Benessere’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, Benessere may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the Trust Account could, however, become subject to the claims of Benessere’s creditors which would have higher priority than the claims of Benessere’s public stockholders. Benessere cannot assure you that the actual per-share redemption amount received by public stockholders will not be substantially less than $10.00. See “Risk Factors — Risks Related to the Business Combination and Benessere — If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering)” and other risk factors contained herein. While Benessere intend to pay such amounts, if any, Benessere cannot assure you that Benessere will have funds sufficient to pay or provide for all creditors’ claims.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering)” and other risk factors contained herein.

Benessere will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than Benessere’s independent auditors), prospective target businesses and other entities with which Benessere does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under Benessere’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.

If Benessere files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in Benessere’s insolvency estate and subject to the claims of third parties with priority over the claims of Benessere’s stockholders. To the extent any insolvency claims deplete the Trust Account, Benessere cannot assure you Benessere will be able to return $10.00 per share to Benessere’s public stockholders. Additionally, if Benessere files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by Benessere’s stockholders. Furthermore, the Benessere Board may be viewed as having breached its fiduciary duty to Benessere’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Benessere cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors — Risks Related to the Business Combination and Benessere — If, after we distribute the proceeds in the Trust Account to our public stockholders, Benessere files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

Benessere’s public stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (1) Benessere’s completion of an initial business combination, and then only in connection with those shares of Benessere Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Benessere Certificate of Incorporation (A) to modify the substance or timing of Benessere’s obligation to allow redemption in connection with Benessere’s initial business combination or to redeem 100% of the public shares if Benessere does not complete Benessere’s initial business combination by that applicable date (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if Benessere has not completed an initial business combination by the July 7, 2022, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account.

Competition

If Benessere succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from eCombustible’s competitors. Benessere cannot assure you that, subsequent to the Business Combination, the Combined Company will have the resources or ability to compete effectively. Information regarding eCombustible’s competition is set forth in the sections entitled “Information about eCombustible — Competition.”

Human Capital/Employees

Benessere currently has three executive officers. These individuals are not obligated to devote any specific number of hours to Benessere matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process Benessere is in. For more information about our executive officers, see “Benessere’s Management.”

Properties

Our executive offices are located at 78 SW 7th Street, Unit 800, Miami, Florida 33130, and our telephone number is 561-467-5200. The cost for our use of this space is included in the $10,000 per month fee we pay to an affiliate of our Sponsor for office space, administrative and shared personnel support services. We consider our current office space adequate for our current operations.

Legal Proceedings

To the knowledge of our management team, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

MANAGEMENT OF BENESSERE

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Benessere before the Business Combination.

Benessere’s directors and executive officers are as follows:

Name	Age	Position

Patrick Orlando	49	Chairman, Chief Executive Officer and Director

Francisco O. Flores	35	Chief Financial Officer and Secretary

Guillermo Cruz	30	Chief Operating Officer

Joseph A. Porello	50	Director

Rene Gerardo Sagebien	53	Director

Eric Swider	48	Director

Justin L. Shaner	40	Director

The experience of our directors and executive officers is as follows:

Patrick Orlando has served as our Chairman and Chief Executive Officer since our inception. Mr. Orlando has been serving as Chief Executive Officer of Yunhong International, a publicly listed special acquisition purpose corporation since January 2020 (Nasdaq: ZGYH). Mr. Orlando is Chief Executive Officer of Benessere Capital, LLC, an investment consulting and investment banking firm he founded in Miami in October 2012. At Benessere Capital, LLC, he has advised on fundraising, capital deployment, mergers and acquisitions, private placements, and products marketing. From March 2014 to August 2018, Mr. Orlando also served as the Chief Financial Officer of Sucro Can Sourcing LLC, a sugar trading company he co-founded, where he managed all financial matters including insurance and banking relationships. From November 2014 to August 2018, Mr. Orlando served as the Vice President of Sucro Can International LLC, a sugar processing company, where he focused on compliance, finance, and processing technology. From March 2011 to March 2014, Mr. Orlando served as the Managing Director and the Head of Structuring and Derivatives of BT Capital Markets, LLC, a boutique investment bank in Miami, Florida, where he was involved in managing global derivatives and structuring activities. From September 2006 to March 2011, Mr. Orlando served in roles including Chief Technical Officer and Director of Pure Biofuels Corporation, a renewable fuel corporation headquartered in Houston, Texas with operations in Peru. From April 1998 to December 2003, Mr. Orlando served as the Director of Emerging Markets Fixed Income Derivatives of Deutsche Bank. Mr. Orlando earned degrees in Mechanical Engineering and Management Science from the Massachusetts Institute of Technology. We believe Mr. Orlando is well-qualified to serve as a member of our board of directors due to his experience in mergers and acquisitions, SPAC experience and his contacts and relationships.

Francisco O. Flores has served as our Chief Financial Officer and Secretary since inception. Mr. Flores founded and has been serving as managing director of Trebol Capital since July 2015. Through Trebol Capital, Mr. Flores has been the lead investor in over 12 tech startups, in which some of his largest investors are Mexican government entities. Mr. Flores has also been serving as general partner at Klee Real State, a private equity fund that focus on real estate investments in Mexico since October 2018. Mr. Flores founded and has also been serving as managing partner of Younicorn Apps, a company that specializes on aiding start-ups with their technology and software development, since September 2016. In October 2011, he founded and has been serving as managing partner of Industrias Tecnológicas de Aguascalientes, a company that develops software to analyze large amounts of data for their customers. Since November 2010, he has been serving as Chief Executive Officer of Nodus The Creative Center, the first private incubator and entrepreneurship center in Bajío, Mexico, in which he supported in their business program more than 75 tech startups. Mr. Flores earned a degree in Mechatronic Engineering and specialized in Artificial Intelligence from the Instituto Tecnologico de Estudios Superiores de Monterrey (ITESM).

Guillermo Cruz has served as our Chief Operating Officer since November 2020. Mr. Cruz is known for his private equity investment experience and management consulting expertise in Latin America. Mr. Cruz has served as the Chief Executive Officer and a partner of Asesores de Consejo y Alta Direccion S.C. and Board Solutions LLC (“ACAD & Board Solutions”), the largest corporate governance consulting firm in Latin America in revenue, a role he has held since 2010. In 2013, Mr. Cruz founded GC Capital Investment Fund, a venture capital firm, which has partnered with eight startups in a variety of industries. In October 2020, he formed Maquia Capital, an agricultural private equity firm which manages investments in Mexico, the United States, and Latin America. Mr. Cruz holds a MS in Finance from Harvard University, a certificate in business administration from the Yale School of Management, and a bachelor’s degree from the University of Texas at Austin.

Joseph A. Porello has served as one of our directors since November 2021. Mr. Porello has been practicing law in South Florida for over twenty four years, representing the needs of physicians, high net worth individuals and their families, including founding his own law firm, Joseph A. Porrello, P.A., in 2002. Prior to founding Joseph A. Porrello, P.A., Mr. Porello was a member of the Tax, Trusts & Estates and Corporate Departments of Bilzin Sumberg, LLP, a leading South Florida law firm. Mr. Porrello has extensive experience in designing and implementing sophisticated strategies for wealth preservation. Mr. Porello received a bachelor of arts degree from the University of Florida, a juris doctor from the University of Denver and an L.L.M. in taxation from the University of Florida.

Rene Gerardo Sagebien has served as one of our directors since November 2021. Mr. Sagebien has served as Senior Managing Counsel for Mastercard International Inc. (“Mastercard”) since November 2018, where Mr. Sagebien oversees all legal aspects for a high growth division of Mastercard in Latin America and the Caribbean and manages attorneys in Miami, Sao Paulo, Buenos Aires, Bogota and Mexico City. Prior to this role, in November 2017, Mr. Sagebien founded opened his own law firm, Rene G. Sagebien, P.A. in November 2017, and counseled several U.S.-based start-up companies that were created to trade petroleum, coffee, sugar and other commodities in the U.S., Peru, Argentina and Columbia. From 2002 to 2017, Mr. Sagebien worked in various law firms, including the real estate department at Stearns Weaver Miller Weissler Alhadeff & Sitterson P.A. and held in-house positions, including at Visa Inc. From 1998 to 2002, Mr. Sagebien worked on Wall Street at firms such as HSBC and Deutsche Bank, where he supported commodities and derivatives trading desks for a petroleum company and several international financial institutions as in-house counsel, negotiating and structuring closed global derivatives, commodities and financial transactions valued in the tens of billions of dollars.

Eric Swider has served as one of our directors since January 2021. Mr. Swider has been serving as the Chief Executive Officer of RUBIDEX since January 2020, a start-up company focusing on data security. Mr. Swider founded Renatus Advisors and has been serving as the Partner of Renatus LLC since June 2016, where he is responsible for FEMA grant management and government advisory services. From September 2016 to January 2018, Mr. Swider served as the Managing Director of Great Bay Global where he oversaw launch of new business division focused on investing in alternative strategies. From December 2014 to June 2016, Mr. Swider served as the Managing Director of OHorizons Global, where he oversaw expansion of new investment team and was responsible for working on a global basis to expand client base and investment portfolio. From February 2010 to December 2015, Mr. Swider served as the Managing Director of Oceano Beach Resorts, where he was responsible for growing new property and resort management group. Mr. Swider received his education in Mechanics Engineering and Nuclear Science Studies at US Naval Engineering and Nuclear A Schools, an intensive two-year program studying nuclear physics, heat transfer and fluid flow, advanced mathematical practices and engineering principles. We believe Mr. Swider is well-qualified to serve as a member of our board of directors due to his experience in business strategy, international expertise, and his contacts and relationships.

Justin L. Shaner has served as one of our directors since January 2021. Mr. Shaner founded and has been serving as Chief Executive Officer of Shaner Properties LLC, a real estate investment and development company, since February 2011. Mr. Shaner has been Vice President of Development for Shaner Hotels LP, one of the prominent award-winning hospitality owner-operators and management companies in the hospitality industry, since 2018. Mr. Shaner has been serving as the Chief Executive Officer of Sobe Brooke Studios LLC, an independent film production company, since October 2012. From August 2013 to June 2016, Mr. Shaner served as a Partner and Producer of Radar Pictures in Los Angeles, California. From September 2007 to September 2015, Mr. Shaner served as the President and Chief Creative Officer of The JLS Agency, a digital marketing agency. Mr. Shaner also serves as a board member for Shaner Ciocco S.r.l. which developed and manages the Renaissance Tuscany hotel. Mr. Shaner holds a bachelor’s degree from the Pennsylvania State University. We believe Mr. Shaner is well-qualified to serve as a member of our board of directors due to his experience in business strategy, board experience, and experience investing in the technology sector.

Number and Terms of Office of Officers and Directors

We have five directors. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, effective commencing November 4, 2021, consists of Joseph A. Porello and Rene Gerardo Sagebien. The term of office of the second class of directors, consisting of Eric Swider and Justin L. Shaner, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Patrick Orlando, will expire at the third annual meeting of stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Director Independence

Currently, Eric Swider, Justin L. Shaner, Joseph A. Porello and Rene Gerardo Sagebien would each be considered an “independent director” under the Nasdaq listing rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of our Board would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our independent directors conduct regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our Board reviews and approves all affiliated transactions with any interested director abstaining from such review and approval.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that complies with Nasdaq rules, has been approved by our board of directors and has the composition and responsibilities described below.

Audit Committee

Our audit committee consists of Eric Swider, Joseph A. Porello and Rene Gerardo Sagebien, each of whom is an independent director under applicable Nasdaq listing standards. Mr. Swider has been appointed chair of the audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Financial Experts on Audit Committee

Our audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under applicable Nasdaq listing standards. Nasdaq’s standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board has determined that Mr. Swider qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

Our compensation committee consists of Eric Swider, Justin L. Shaner, Joseph A. Porello and Rene Gerardo Sagebien, each of whom is an independent director under applicable Nasdaq listing standards. The compensation committee’s duties, which are specified in our compensation committee charter, include, but are not limited to:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, other than the payment to Benessere Enterprises Inc., an affiliate of our Sponsor, of $10,000 per month, for up to 12 months, for office space, utilities and secretarial and administrative support, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee generally is only responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The Benessere Certificate of Incorporation also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Eric Swider, Justin L. Shaner, Joseph A. Porello and Rene Gerardo Sagebien. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

Our board of directors also considers director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

EXECUTIVE COMPENSATION OF BENESSERE

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Benessere before the Business Combination.

None of our executive officers has received any cash compensation for services rendered to us. We have agreed to pay Benessere Enterprises Inc., an affiliate of our Sponsor, a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our Sponsor, officers or directors or any affiliate of our Sponsor, officers or directors, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, officers or directors or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us or the Combined Company may be paid consulting or management fees, or other fees, from the Combined Company. We have not established any limit on the amount of such fees that may be paid by the Combined Company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

BENESSERE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to the “Company,” “our,” “us” or “we” in this section refer to Benessere. References to our “management” or our “management team” refer to our officers and directors, and references to the “Sponsor” refer to ARC Global Investments, LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited condensed financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement/prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of this proxy statement/prospectus. The Company’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Overview

We are a blank check company incorporated on September 25, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our business combination using cash from the proceeds of the initial public offering and the sale of the private placement units that occurred simultaneously with the completion of the initial public offering, our capital stock, debt or a combination of cash, stock and debt. We have until July 7, 2022 to complete a business combination.

The issuance of additional shares of common stock or preferred stock:

•	may significantly reduce the equity interest of our stockholders;

•	may subordinate the rights of holders of shares of common stock if we issue shares of preferred stock with rights senior to those afforded to our shares of common stock;

•

will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our securities.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and we breach any such covenant without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete a business combination will be successful.

Recent Developments

On January 12, 2022, the Sponsor loaned to Benessere the principal amount of $1,032,948 in exchange for an unsecured promissory note. eCombustible also issued a loan to Benessere on the same date for the same amount of $1,032.948 in exchange for the same form of promissory note. Each note bears no interest and is repayable in full upon the earlier of consummation of the Business Combination or the date of our liquidation.

On January 7, 2022, we filed an amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Extension Amendment”). The Extension Amendment extends the date by which the Company must consummate its initial business combination from January 7, 2022 to July 7, 2022.

On November 23, 2021, we entered into the Merger Agreement by and among Benessere, BCAC Holdings, the Purchaser Merger Sub, the Company Merger Sub, the Purchaser Representative, eCombustible and the Seller Representative. See Note 10 to our audited financial statements set forth herein for a description of the Merger Agreement and the transactions contemplated thereby.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception through September 30, 2021 were organizational activities, those necessary to prepare for our initial public offering, described below, identifying a target for our business combination and activities in connection with the proposed business combination with eCombustible. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as due diligence expenses in connection with completing a business combination.

For the three months ended September 30, 2021, we had net income of $832,353, which consists of a $967,060 gain from change in fair value of warrant liability, franchise tax expense of $65,709, operating costs of $78,808 and $9,810 interest income on marketable securities held in the Trust Account.

For the nine months ended September 30, 2021, we had net income of $6,048,112, which consists of interest income on marketable securities held in the Trust Account of $47,171, gain of $6,851,993 from change in fair value of warrant liability, franchise tax expense of $149,042, operating costs of $536,110 and non-operating costs of $165,900.

For the period from September 25, 2020 (inception) through December 31, 2020, we had net loss of $38,770, which consisted of formation costs and other professional expenses.

Liquidity and Capital Resources

Until the consummation of our initial public offering (our “IPO”), our only source of liquidity was an initial purchase of Class B common stock by the Sponsor and loans from our Sponsor.

On January 7, 2021, we consummated our IPO of 10,000,000 units, at a price of $10.00 per unit, generating gross proceeds of $100,000,000. Simultaneously with the closing of the IPO, we consummated the sale of 360,000 private placement units at a price of $10.00 per private placement unit in a private placement to our Sponsor, generating gross proceeds of $3,600,000.

On January 27, 2021, we sold an additional 1,500,000 units for total gross proceeds of $15,000,000 in connection with the underwriters’ full exercise of their over-allotment option in connection with our IPO. Simultaneously with the closing of the over-allotment option, we also consummated the sale of an additional 33,750 private placement units at $10.00 per private placement unit, generating additional proceeds of $337,500.

Following our IPO, the exercise of the over-allotment option, and the sale of the private placement units, a total of $116,725,000 was placed in our Trust Account. We incurred $4,701,732 in transaction costs, including $862,500 of underwriting fees, $3,450,000 of deferred underwriting fees and $468,587 of other offering costs.

For the nine months ended September 30, 2021, cash used in operating activities was $681,077. Net income of $6,048,112 was impacted by interest earned on marketable securities held in the Trust Account of $47,171, changes in fair value of warrant liability of $6,851,993, and changes in operating assets and liabilities, which provided $169,975 of cash from operating activities.

As of September 30, 2021, we had cash and marketable securities of $116,772,172 held in the Trust Account. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account to complete our business combination. We may withdraw interest to pay taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2021, we had cash of $433,799 outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit, at the option of the lender. The units would be identical to the private placement units sold in connection with our IPO.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business due to our current cash on hand including the $1 million firm commitment from our

Sponsor. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public subunits upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

As of November 11, 2021 we have a $1 million loan commitment from our Sponsor.

Management believes that we have sufficient working capital and borrowing capacity to meet our needs through at least the earlier of the consummation of a Business Combination or September 30, 2022. Over this time period, we intend to use the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Off-Balance Sheet Financing Arrangements

As of September 30, 2021 and December 31, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay our Sponsor, and since January 2021, an affiliate of our Sponsor a monthly fee of $10,000 for office space, administrative and support services to us. We began incurring these fees on January 21, 2021 and will continue to incur these fees monthly until the earlier of the completion of our initial Business Combination and our liquidation.

The underwriters in our IPO are entitled to a deferred fee of $0.30 per unit, or $3,450,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Our management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. Benessere evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities have been allocated based on their relative fair value of total proceeds and are recognized in the statement of operations as incurred.

We account for the warrants issued in connection with our IPO in accordance with the guidance contained in ASC 815 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants were estimated using a Modified Monte Carlo Simulation.

Class A Common Stock Subject to Possible Redemption

We account for our shares of Benessere Class A Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable stock (including stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, stock is classified as stockholders’ equity. Our shares of Benessere Class A Common Stock feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, our Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our condensed interim balance sheets.

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible conversion in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stocks that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, common stocks are classified as stockholders’ equity. Our common stocks feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2018, the common stocks subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheet.

Recent Accounting Pronouncements

Our management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

INFORMATION ABOUT ECOMBUSTIBLE

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “we,” “us,” “our,” and other similar terms refer to BCAC Holdings immediately following the consummation of the Business Combination. See page [3] for a glossary of certain terms used throughout this section.

Business Overview

We have developed a customizable hydrogen-based fuel we call eCombustible, which is 100% carbon-free and is designed to be used as a drop-in replacement for a variety of fossil fuels in industrial thermal applications. There are no carbon emissions produced from the combustion of eCombustible fuel, with water being the primary biproduct. The Company’s mission is to provide a cost-competitive, carbon-free fuel to our customers through our fuel production units (“FPUs”) in support of a transition to a sustainable, clean energy future.

We produce eCombustible through our proprietary water electrolysis and post-production processes that make up our FPUs, which are designed to allow us to tailor the fuel to a customer’s specific combustion process operating parameters. In many parts of the world with relatively high fossil fuel prices, we believe that this makes eCombustible a viable replacement for fossil fuels, including natural gas, diesel fuel, and liquefied petroleum gas (“LPG”), used to create heat for industrial and commercial applications. Examples of customers we are under contract with or in late-stage discussions for provision of fuel include global mining companies and manufacturers of cement, tile, tires, bottles, and various metals producers, among others. According to the Renewables 2019 report – Analysis and Forecast to 2024 (the “2019 Renewables Forecast”) issued by the International Energy Agency (the “IEA”), the use of fossil fuels in industrial thermal applications accounts for approximately 23% of annual global carbon production. While this industry segment remains our near-term focus, the Company plans to expand our research and development efforts over the next two years to include additional applications in mobility, combined heat and power, and non-utility scale electricity generation.

We believe hydrogen has great potential as a replacement for fossil fuels due to its relatively high energy content (on a mass basis) and its abundance in nature. According to the 2019 Renewables Forecast, today, hydrogen is primarily used in the refining of petroleum, the treating of metals, the production of fertilizer, and the processing of foods, and most hydrogen used globally is produced from fossil fuels, including natural gas and coal, with less than 0.1% being produced through water electrolysis.

Recently, hydrogen has received media attention because of its application in fuel cells to produce electricity for residential and commercial use and to power electric vehicles. Hydrogen has also been injected into natural gas pipelines as a replacement, at a very low volumetric percentage, for natural gas. According to third party research published in the International Journal of Hydrogen Energy as well as a 2019 U.S. Congressional Research Report, this method of replacement is limited both by the pipeline infrastructure itself, as well as the fact that end-use equipment in industrial facilities may not tolerate higher hydrogen concentrations without modification. While technical challenges are an initial barrier to using hydrogen in existing industrial thermal equipment, other challenges include high production costs and the difficulties of storing and distributing hydrogen at high pressures and high temperatures.

We believe our FPU and eCombustible fuel solutions can provide several advantages to our customers. First, we intend to produce eCombustible at a customer’s site, store it at ambient temperature and low pressure, and deliver it in a manner that is specifically calibrated to meet the operating parameters of our customers’ equipment, which we believe should require minimal modification. This would also eliminate the need for delivery of fuel, where fuel is not available via pipeline, and would not involve the replacement of or major modification to existing equipment. Next, we believe we can deliver eCombustible at a cost equivalent to or less than our customers’ existing fossil fuel costs. Lastly, if the electricity consumed by the FPU comes from renewable sources (e.g., solar or wind), our fuel production and our customers’ combustion processes would have minimal carbon impact, supporting many of our customers’ sustainability goals.

Our proprietary FPU technology has been under development for over a decade. Our first FPUs were successfully piloted in 2018, and the Company partnered with Gas Cleaning Technologies (“GCT”) in 2020 to build a one-third scale equivalent of an eCombustible FPU (the fuel characterization unit, or “FCU”). A priority of the pilot systems was to demonstrate the use of eCombustible in a variety of applications (e.g., an internal combustion engine, kiln, and boiler) and in replacing fossil fuels (e.g., natural gas, LPG, and diesel). The FCU is currently used to demonstrate the characteristics of eCombustible fuel in various end-use applications and to demonstrate that the design of the FPU is modular and scalable so that it could be installed efficiently on a customer’s site and integrated into a customer’s existing water and power supply infrastructure.

eCombustible will be made available to our customers through our FPUs. The Company will build, own, and operate multiple FPUs (which comprise one fuel supply module (“FSM”)) on site at each customer’s location. Because we will own and operate the fuel production process, the customer will simply pay for the fuel under a long-term fuel supply agreement. Our testing indicates that the Company’s base design for an FSM would typically contain four FPUs that would collectively generate approximately 18,000 MMBTUs (million British thermal units) each month, and for greater energy requirements, more FPUs would be aligned or stacked. The price paid monthly by each customer is based on their percentage of MMBtu consumption of the total contracted amount from the prior month, which to date is most often a minimum of between 85 to 90%, or a flat payment of an amount in that range of consumption. The Company currently has four customers under contract, with our first commercial operations anticipated to commence in the third quarter of 2022. As of December 30, 2021, the FPUs for our first two customers under contract are under construction in Colombia.

Market Opportunity

There is a growing movement around the world for businesses to transition to a more sustainable approach to their operations, including through a reduction in their carbon footprint. For many industrial and commercial businesses, this often translates into reducing their greenhouse gas emissions, particularly carbon dioxide. In addition, adherence to Environmental, Social and Governance (“ESG”) targets has become an important metric to investors as they consider investing into private and public companies. Companies are also increasingly compelled to prioritize ESG initiatives based on government initiatives and regulation. In the U.S., the Biden Administration has set forth the following key environmental targets: (i) a carbon pollution-free power sector by 2035, (ii) a net-zero (i.e., carbon reduction is equal to or greater than carbon emissions) economy by 2050, and (iii) to achieve in 2030 a 50 to 52% reduction from 2005 levels in economy-wide net greenhouse gas pollution. The European Commission has announced its intention for Europe to be the first continent to become carbon neutral by 2050. Among a number of other green initiatives in the European Union, the Energy Council in Linz, Austria, signed in September 2018 a commitment named the “Hydrogen Initiative” that aims to develop a common effort to promote the development of a European Green Hydrogen Economy.

Within this context, the adoption of hydrogen as a fuel, whether in mobility, power generation, or our primary end market in industrial stationary thermal applications, is widely viewed as an important component in advancing sustainability initiatives. Financial or regulatory support for increased research and development, and broader use of hydrogen to reduce carbon emissions, is becoming more common in most developed countries that are viewed as the largest greenhouse gas polluters.

While we believe there are unprecedented levels of funding and legislative support for the increased use of hydrogen, hydrogen is not currently cost-competitive with fossil fuels, particularly if produced using more traditional technologies like electrolysis. Additionally, significant additional investment is typically required to convert existing industrial thermal equipment from using fossil fuels to using pure hydrogen. We believe eCombustible fuel can be a solution for this challenge.

Total Addressable Market

The Company is targeting the use of eCombustible in industrial thermal applications because of advantages we believe exist, including cost competitiveness, ability to use with minimal equipment alterations, and a lack of competing fuel alternatives.

According to the 2019 Renewables Forecast and the IEA’s World Energy Outlook 2021 (the “2021 Outlook”), the stationary thermal energy industry comprises approximately 25% of total global energy usage, which is almost as large as the transportation segment, which represents approximately 29% of global energy usage. Because of their dependence on fossil fuels, industrial stationary thermal applications represent approximately 23% of global carbon emissions. Based on the IEA’s estimate of thermal energy used in stationary industrial applications, and our assumption of $8/MMBtu, we estimate the total global market to be as high as $923 billion annually. While we expect that our addressable market will be substantially smaller, we believe there is a significant market for our solutions. We initially intend to target the portions of this market discussed below. In order to be successful, we will need to prove our ability to commercialize and scale our technology, successfully secure substantial customer contracts, obtain sufficient capital to finance our business, including construction of FPUs, and otherwise successfully scale our business and operations. The challenges we face are significant, as discussed elsewhere in this proxy statement/prospectus. There can be no assurance that we will be able to achieve our objectives or successfully grow our business, capture meaningful market share or take advantage of market opportunities.

Growth Strategy

As an early-stage company, our historical go-to-market strategy included customer acquisition through third-party business development companies. Over the past few years, these relationships have resulted in a pipeline of opportunities for us around the world. We believe that the potential customers identified through this pipeline represent thousands of megawatts of FPUs. The Company’s focus is on the near-term execution of contracts with customers and converting memoranda of understanding to contracts. We intend to continue to grow our customer pipeline, but current demand for our FPUs will require the buildout of our manufacturing, installation and operational capabilities, as discussed below.

In late 2021, the Company hired a Chief Commercial Officer with extensive experience in the sale of services for turbines and internal combustion engines.

Within our existing pipeline of projects and as we explore new business opportunities, including licensing agreements or other partnerships, we expect to target potential customers that meet several of the following criteria:

•	Are large emitters of carbon dioxide that are currently meeting their fuel needs for their production processes through use of fossil fuels

•	Are located in countries that have regulatory and legal frameworks that support sustainability and the increased use of alternative fuels such as hydrogen

•	Have financial resources sufficient to enter into a long-term fuel supply agreement

•	Are subject to high prices for the delivery of fuel

•	Are subject to emissions credits and carbon taxes

•	Have a large installed base of operating facilities

Within the above broad categories, we have identified use cases for eCombustible in the following industrial markets due to their large carbon emissions profiles and introductions made by third-party business development companies, although we expect further market expansion over time:

•	Mining/Metals

•	Food/Beverage

•	Hospitality

•	Tile/Other building material

•	Tires/Automotive

•	Cement

•	Chemicals

•	Steel

Additionally, the Company has initially focused and found interest from potential customers in various countries and regions, including:

•	Spain and broader Western Europe

•	Scandinavia

•	Peru

•	Chile

•	Brazil

•	Australia

•	Japan

•	South Korea

•	South Africa

•	Egypt

•	Middle East

•	U.S. (California, opportunistically in other states)

The Company intends to continue to expand its relationships with customers under contract and within the Company’s pipeline, as many have other large facilities in their portfolios that may be able to benefit from eCombustible fuel.

In the future, we also intend to explore the applicability of eCombustible fuel in additional applications in mobility, combined heat and power, and non-utility scale electricity generation, provided our research and development demonstrates that eCombustible fuel is a safe, reliable and cost-competitive solution for potential customers in these applications.

Competition

Declining costs of renewable energy, technological advances, and increasing regulatory and legal requirements to reduce carbon emissions are factors that are contributing to the shift in demand from potential customers for low- and no-carbon emitting energy sources for their industrial thermal requirements. We believe that alternatives to existing fossil fuels should be judged based on the following:

•	Upfront and ongoing cost

•	Safety and reliability

•	Duration

•	Performance and uptime

•	Operational flexibility

•	Asset longevity

•	Ease of integration

•	Operability in extreme weather conditions

•	Environmental sustainability

•	Historical track record

•	Field-proven technology

•	Integrated business model

•	Technology innovation

•	Manufacturing efficiency

•	Product quality

•	Service capability

Based on the above criteria, we believe we will compete favorably with other direct fossil fuel replacements used in industrial thermal applications.

Competitive Strengths and Differentiation

The Company believes that we are the first alternative fuel company that can offer a customizable, zero carbon emitting fuel that is both cost-competitive with fossil fuels in many places and can be deployed as a replacement into a customers’ process with little to no modification to the customers’ existing equipment.

The Company believes the unique differentiator of the eCombustible solution is its ability to match the combustion characteristics of the fuel we are replacing, as described below under “Technology”. Hydrogen produced by typical electrolyzers has very specific combustion properties that seldom match the operating parameters of typical industrial thermal equipment, which was designed to run on a specific type of fossil fuel. Once a customer provides us with the operating requirements of their existing equipment running on a particular fossil fuel, the Company can customize our eCombustible fuel to match those parameters by adjusting the frequencies of the pulsing of the cell stacks and magnetic reactor.

In addition, we believe we can produce eCombustible fuel at or below the delivered cost of most fossil fuels in many parts of the world (as well as below the cost of conventional hydrogen), on a volumetric basis. Moreover, because our hydrogen-based fuel is intended to be produced on site, unlike most fuels that have to be delivered to the point of consumption, the cost and potential carbon emissions associated with the delivery of the displaced fuel would be eliminated with the eCombustible solution.

In combination, we believe these advantages will allow us to compete with the delivered cost of many fossil fuels in a number of regions of the world, all while enabling customers to accelerate their sustainability goals, meet government emissions mandates, and capitalize on carbon emissions through trading or tax avoidance.

The Technology

Having completed several successful pilot installations and maintaining our FCU, the Company is now focused on the commercialization of FPUs and additional research and development to continue to improve system efficiency—maximizing fuel output with as few inputs and at the lowest cost—and to expand end use markets.

Conventional molecular hydrogen is very rare on Earth but is abundant in our environment in the form of compounds. Hydrogen is present in water, hydrocarbons (such as methane), and other organic matter. One challenge of using hydrogen as a fuel is efficiently extracting it from these compounds. Currently, steam methane reforming—combining high-temperature steam with natural gas to extract hydrogen—accounts for the majority of conventional hydrogen production. Hydrogen can also be extracted from water through electrolysis, which is currently more expensive than steam methane reforming but can have a very small carbon footprint if the process is powered by renewables like wind and solar.

To commercialize the broader use of hydrogen in a safe and affordable manner, eCombustible Energy developed a patented technology that produces a customizable, hydrogen-based fuel from a process that consists primarily of an electrolyzer and a magnetic reactor. The hydrogen-based fuel produced from our process has demonstrated combustion properties that generate a higher calorific (energy) value than conventional molecular hydrogen fuel on a volumetric basis.

The Company’s technology is based on the following main principals:

•

Our cell stacks, which are the main component in the electrolyzer contained within the FPU, are powered by a direct current (“DC”) pulse applied at specific frequencies (i.e., time intervals) as opposed to a typical alternating current (“AC”) power source. Based on our internal testing, we believe we are able to produce hydrogen more efficiently (i.e., with less electrical input) when compared to the most efficient commercially available electrolyzers.

•

After hydrogen is generated in the cell stacks it is passed through a magnetic reactor (the “magnetic reactor”) where it is subjected to oscillating magnetic fields at different frequencies. The hydrogen then enters a storage tank, where it is subjected to additional magnetic frequencies to stabilize its molecular form.

•

Our hydrogen fuel is stored at room temperature and low pressure (<100psi) and can be used immediately or within several days of production. In most customer applications in which we intend to use eCombustible, right before its combustion, our fuel would be combined with the oxygen generated through the same electrolysis system as the fuel.

•

The use of different frequency combinations in the electrolyzer on the cell stacks and magnetic reactor have enabled us to consistently produce, in a demonstration setting, eCombustible fuel with different combustion characteristics, enabling the replacement of certain conventional fossil fuels with limited or no modifications to existing equipment.

Electrolyzer

Electrolysis of water is the process of splitting water into hydrogen and oxygen with the application of electrical energy. Our FPU is a system of electrolyzers consisting of cell stacks and gas collection equipment. The cell stacks are comprised of stainless-steel plates separated by a special membrane, which operates in a water and potassium hydroxide electrolyte, and gaskets that are resistant to chemicals, temperature, and tearing. The electrical AC input is rectified into a DC output to supply the DC electrical input, which is then pulsated into the individual microcells. Our base design for an FSM would typically contain four FPUs, with each fitting inside a 40-foot shipping container. The FPUs in our base design are stackable if the surface area at a customer’s site is limited and are designed to collectively produce approximately 18,000 MMBtus per month. A customer’s contracted, required fuel volume will determine the number of FPUs that will need to be installed and, in turn, the total surface area requirements at a customer location.

Magnetic reactor

Hydrogen from our electrolyzer is fed into a steel tank that is typically maintained at ambient temperature and low pressure (<100 psi). A low-power magnetic field is applied to the magnetic reactor on a continuous basis during production but can be turned off while gas is stored and no new gas is being introduced.

Our magnetic reactor is formed by two permanent magnets located at the inlet and outlet of the reactor. A coil is located at the center of the reactor, where a frequency close to that of hydrogen is applied through low power electric pulses. Thus, a metastable reaction is generated which is then stabilized in the storage tank through the application of additional electromagnetic frequencies.

Balance of System

The remainder of our FPU is similar in nature to typical water electrolyzers and includes a water treatment system, compressors, water recirculation cooling system, and gas collection and handling systems.

Engineering and Construction

Supply Chain

Although the fuel generated by the eCombustible FPUs is proprietary, its components are largely purchased off-the-shelf or fabricated from basic, non-exotic materials. Because eCombustible fuel is produced and stored at low pressures and room temperature, the tanks and piping only require thin wall metals. Additionally, the instrumentation used by the control system is relatively basic and can be readily sourced around the world. The components are procured depending on the plant location, tax implications, and logistics required in the country of installation. While we would typically obtain some components from multiple sources, in certain cases the Company may purchase significant components from a single, validated source.

The Company has established and follows internal quality control processes to source suppliers and considers engineering validation, quality, cost, delivery, and lead-time. We are building a quality management team and currently rely on qualified consultants that are responsible for managing and ensuring that supplied components of our FPUs meet quality standards, which are guided by industry standards.

Manufacturing

At present, our cell stacks are manufactured in a facility in Colombia under the supervision of our head of research and development. Following production, the cell stacks will be shipped to a secure warehouse close to each project location, where the FPU will be assembled. This strategy is intended to enable us to avoid logistical problems that could be encountered by transporting the cell stacks, which are the main component of the electrolyzer.

The auxiliary equipment, such as the water treatment system and compressors, are procured from multiple companies that have manufacturing facilities worldwide. Pressure vessel (tank) manufacturing, required for storing hydrogen at several stages of the eCombustible fuel production process, is outsourced to manufacturing facilities close to the project location and will be evaluated on a project-by-project basis.

As the demand for eCombustible FPUs increases and the Colombian manufacturing facility reaches production limits in late 2022 or early 2023, the Company expects that it will transition to contract manufacturing with outside partners. These companies would provide the procurement, fabrication, and assembly services in connection with the FPUs. As with the current operation, the Company intends to engage in a selection process that is designed to ensure that the contract manufacturing company is capable of producing a consistent level of quality as production is increased as well as protect the intellectual property contained in the cell stacks.

Engineering

The Company’s engineering department includes a core team of process, mechanical and project engineers. Additionally, we have partnerships with several engineering firms that have performed and intend to continue to perform detailed engineering work for us, which we expect to be overseen by the Company’s engineering team.

Our primary engineering goal is to develop standard engineering packages that can be duplicated for different applications and client process requirements. The Company expects the standard to be a Front-End Engineering Design (“FEED”) package that will include a design basis, process description, process flow diagrams, piping and instrumentation diagrams, control narratives, electrical drawings, equipment specifications, equipment sizing and pipe sizing.

The FEED packages would be sent to the engineering partners to perform the detailed engineering that will be customized for each customer’s project location.

Gas Cleaning Technologies

GCT is a Dallas, Texas-based engineering and consulting firm that specializes in gas cleaning and energy solutions. The Company partnered with GCT in 2019 to further refine its technology in the FPUs through engineering, design, and testing, and in 2020 GCT became a unitholder in the company. GCT assisted in the following efforts with respect to our FPU design and upgrades:

•	Assistance with construction of FCU

•	Industry-standard 20-year equipment life

•	Materials for construction and easier maintenance

•	Durability enhancements for corrosion and wear

•	Improved process and safety monitoring features

•	Controls using a programmable logic controller network

•	Fuel production measurement for performance and billing

While GCT has played a project management role to date, going forward, we expect that they will fulfill more of an as-needed consultative role to supplement the role of an in-house project manager.

Construction

The Company intends to, in parallel to the engineering activities, engage one or more construction companies that would perform the site preparation, concrete work (such as equipment foundations), equipment installation, piping, electrical and structural work. The construction company would be acquainted with the project location’s building, installation and fabrication specifications in advance of any site and installation work. Key to the selection of a construction firm will be their ability to operate globally or regionally, and scale as demand for eCombustible dictates.

Project Management

The Company’s project management department is the interface between the engineering firm, construction company, and the customer, and will carry out the Company’s project execution plan.

Commissioning and Startup

As startup and commissioning is crucial to project success, the Company intends to employ or contract with specialists for this role. We expect these specialists to be responsible for coordinating the vendor commissioning technicians, who will create a schedule to do a thorough check out of equipment, calculate and assist in procuring chemical first fills required by the equipment and/or process, and check fan rotations, pump alignments and compressors. We expect these specialists to follow the vendor commissioning and startup procedures set forth in the operating manuals being developed by the Company’s internal engineering team in concert with GCT.

Project Execution Scaleup Strategy

As the number of our FPU installations increases, the Company intends to partner with engineering, procurement, and construction (“EPC”) contractors. We believe the primary advantages to engaging an EPC contractor are a reduction in Company resources required to complete FPU installations and an increased ability to secure lower cost financing. The EPC contractor would take full responsibility for project execution, with the added element of performance guarantees. The Company would then step into a purely supervisory role in which the selected EPC contractor’s project manager would ensure that the EPC contractor meets all customer requirements, expectations and specifications. The Company also intends to assemble a team of quality control specialists to supervise and approve the engineering and construction work products. We also intend to contract with environmental, health and safety managers to oversee the project construction to ensure that all safety measures are being met or exceeded.

Operating Strategy

The eCombustible FPU technology uses a fully automated control system that monitors critical process parameters. The control system includes state-of-the-art instrumentation and programming that alarms any deviation from normal operating conditions and can shut the system down to safeguard equipment or personnel.

The FPUs are expected to operate with a greater than 96% availability and are expected to be manned 24 hours a day, 7 days a week. In addition, the FPUs are designed such that if a cell stack has a decline in operating capacity, it can be removed and replaced while the plant is online. Our operations staff will be responsible for assessing and correcting any process disruptions. The Company plans to operate and maintain its first few FPU installations and later expects to outsource the operations and maintenance function to third parties with global experience.

We plan to establish an operations team at every customer location staffed by local personnel. This local team would likely be complemented by a regional office that would house the administration staff for each customer location to manage human resources and public relations, as well as be responsible for instituting a training and certification program for the plant operations and maintenance teams.

We intend for the operations team to go through a training program that will impart knowledge of the process and its hazards, teach skills in performing operating procedures, including emergency operations, and ensure that employees understand and adhere to current procedures and safe work practices of the process.

We expect that the maintenance team will implement a mechanical integrity program to serve as a first step in the prevention against accidental releases from process equipment.

Facilities

Our headquarters are located in a leased 3,000 square foot corporate office in Sunny Isles, Florida. In addition, we have a one-third scale equivalent of an eCombustible FPU in a 10,000 square foot warehouse space we lease in Dania Beach, Florida, where we design, engineer, and develop our eCombustible fuel solutions. Finally, we expect to lease office and warehouse space on a short-term basis in Brazil and Peru to support our operations there.

Government Regulation

The FPUs, their installation and their future operation at eCombustible’s clients’ facilities are and will be subject to oversight and regulation in the jurisdiction in which the FPU is located. Possible regulations include state, local and national statutes and ordinances relating to, among others, building codes, fire codes, public safety, emissions and electrical and gas connections. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines, and penalties. Future expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties or third-party damages. In addition, maintaining compliance with applicable environmental laws may require significant time and management resources. At this time, eCombustible does not know what additional requirements, if any, various jurisdictions will impose on its FPUs, or their installation or operation. eCombustible also does not know the extent to which any new regulations may impact its ability to produce its fuel or run its FPUs.

Human Capital/ Employees

The Company takes pride in our innovative technology and considers our employees to be the foundation for our growth and continued success. Our team has extensive experience or backgrounds in engineering, energy, or manufacturing. As of December 31, 2021, we employ 9 full time employees and 4 full-time contract associates, based primarily in South Florida, Colombia and Peru.

We supplement our full-time work force with independent contractors and consultants in connection with our pilot programs. These individuals assist the Company with ordering, receiving, fabricating or constructing components, installing the modules at customer sites, and overseeing the operation of the FPUs.

Research and Development

We conduct research and development at facilities in Colombia and South Florida that focus on making further improvements to our FPUs, including improvements to component materials to optimize cell stack performance, reliability, and cost. Additional efforts are being made to further characterize the properties of eCombustible fuel and its combustion in comparison to conventional hydrogen and developing new applications for eCombustible fuel. Our research and development programs are currently focused on the following initiatives:

•

Materials and fabrication processes for higher reliability and longer lifespan. Operating temperature, pressure and environment wears materials and components over time, which means that eventually, some components of the FPUs will need to be replaced. We expect new and improved materials and associated fabrication processes to reduce the probability of failure and increase the lifespan of our FPUs.

•

Power electronics component and control for higher process efficiency. High current electric pulses are fundamental for the FPUs. Ongoing research in power electronics is focused on obtaining a wider range and increased precision in the pulses control, which could enhance the efficiency of the FPUs.

•

Comprehensive analysis of eCombustible fuel molecular characteristics and behavior. We have engaged scientists from highly regarded universities to guide research on the scientific fundamentals of eCombustible fuel for a deeper understanding of the fuel and its generation process in the FPUs.

•

Computational Fluid Dynamics (“CFD”) analysis and combustion tests for new thermal applications of eCombustible. As part of every new thermal application or project, our team combines several methodologies and techniques, including a CFD analysis, to ensure that the use of eCombustible fuel will maintain similar operational characteristics as the fuel it is replacing in the customer’s existing equipment.

•

eCombustible fuel for power generation (i.e., internal combustion engines and gas turbines). We are planning to begin testing with internal combustion engines and eCombustible fuel in late 2022 or early 2023. Potential applications include using eCombustible in dedicated natural gas internal combustion engines and dual fuel (diesel/natural gas) engines.

•

Dedicated eCombustible equipment for higher efficiencies. Our present objective is to be able to use eCombustible fuel in existing equipment without the need for major modifications; however, in order to achieve optimum efficiencies in the combustion of eCombustible fuel, we will be working to develop equipment designed to specifically use eCombustible and our FPUs and replace fossil fuels whenever possible.

Intellectual Property

The protection of our technology and intellectual property is an important aspect of our business. The Company relies upon a combination of patent rights, trademark rights, trade secrets, confidentiality procedures, contractual commitments, and other legal rights to establish and protect our intellectual property. We enter into confidentiality agreements and invention or work product assignment agreements with our employees and consultants to control access to, and clarify ownership of, our proprietary information.

As of December 31, 2021, the Company holds one issued U.S. Patent which expires March 30, 2035, one Patent Cooperation Treaty application and seven foreign patent applications. We also hold four U.S. trademark applications, four foreign trademark registrations and four foreign trademark applications. The Company continually reviews our development efforts to assess the existence and patentability of new intellectual property. We intend to continue to file additional patent applications with respect to our technology. Our patent portfolio includes technologies invented by us. Solid conductive and insulating materials and methods of production make up the largest portion of our patent application filings. Additional subjects include electrode and cell designs, cell stack processing methods, and electrolyte precursor methods, among others. Processes for manufacturing and specific frequencies for the electric pulsing of our cell stacks and magnetic reactors make up most of our trade secrets. We further protect our intellectual property with non-disclosure agreements for all employees and consultants and material-transfer and non-disclosure agreements with third parties.

Material Contracts

Services Agreement with Gas Cleaning Technologies LLC

On March 4, 2020, eCombustible entered into a Provision of Services Agreement (the “GCT Services Agreement”) with Gas Cleaning Technologies LLC (“GCT”). Under the GCT Services Agreement, eCombustible appointed GCT as its exclusive provider of engineering services for the implementation of eCombustible’s heat and power generation projects and eCombustible will pay GCT an agreed upon hourly rate for such engineering services. This hourly rate is subject to annual adjustment. In addition, upon execution of the GCT Services Agreement, GCT was awarded 2,500,000 eCombustible Class A units. GCT is also entitled to receive 5% of the net margins received from any new heat and power generation projects obtained by eCombustible through introductions by GCT.

The GCT Services Agreement has a term of five years, subject to earlier termination by written notice by either party (i) for the other party’s material breach and failure to cure such breach within 45 days of written notice, (ii) if the other party becomes the subject of a bankruptcy, insolvency or similar proceedings, or makes a general assignment for the benefit of creditors, or (iii) if there is a change in law that has the effect of preventing either party from lawfully exercising or performing its obligations under the GCT Services Agreement.

Services Agreement with Geard Energy Services LLC

On December 1, 2020, eCombustible entered into an Amended & Restated Professional Services Agreement (the “Geard Services Agreement”) with Geard Energy Services LLC (“Geard”). Under the Geard Services Agreement, Geard provides business development services to eCombustible in exchange for being paid a percentage of revenues, less operating expenses and debt service, generated by eCombustible in connection with agreements entered into with certain customers. Additionally, upon execution of the Geard Services Agreement, Geard was awarded 3,092,600 fully-vested eCombustible Class M units.

The Geard Services Agreement has a term of one year, subject to earlier termination by written notice by either party for (i) the other party’s breach of any covenant, representation or warranty, and such breach is not cured within 30 days’ notice or, if such breach is not capable of cure within 30 days, such party has not begun to remedy such breach within 30 days’ notice or (ii) the other party is the subject of a bankruptcy, insolvency or similar proceeding, or makes a general assignment for the benefit of creditors. As of the date of this proxy statement/prospectus, the parties are negotiating an extension to the term of the Geard Services Agreement.

Referral Agreement with eZero Energy LLC

On October 22, 2021, eCombustible entered into a Referral Agreement (the “Referral Agreement”) with eZero Energy LLC (“eZero”). Under the Referral Agreement, eZero identifies and introduces prospective customers to eCombustible in exchange for a referral fee calculated as a percentage of the gross margin received from such customers, less any financing costs incurred to build and install eCombustible’s products for such customers. Additionally, upon consummation of the Business Combination, Orchard Securities LLC, an affiliate of eZero, will earn an introduction fee equal to 2.5% of the net proceeds of the Business Combination.

The Referral Agreement has a term of one year, subject to earlier termination by 14 days’ written notice by either party.

Additionally, in connection with the Referral Agreement, eCombustible entered into a Class M Unit Award Agreement on October 22, 2021, pursuant to which eZero was awarded 3,892,024 fully-vested eCombustible Class M units.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any legal proceedings, the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition or results of operations.

EXECUTIVE COMPENSATION OF ECOMBUSTIBLE

This section provides an overview of eCombustible’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

This section discusses the material components of the executive compensation program for eCombustible’s executive officers who are named in the “2021 Summary Compensation Table” below. For the year ended December 31, 2021, eCombustible’s named executive officers were:

•	Jorge E. Arevalo García, Chief Executive Officer

•	Karen L. Childress, Chief Financial Officer

•	James M. Driscoll, Chief Operating Officer

Following the closing of the Business Combination, Mr. Arevalo will serve as Chief Executive Officer, Ms. Childress will serve as Chief Financial Officer, and Mr. Driscoll will serve as Chief Operating Officer, in each case, of BCAC Holdings.

This discussion may contain forward-looking statements that are based on eCombustible’s current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that BCAC Holdings adopts following the closing of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

2021 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2021 and December 31, 2020.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Profits Interests(1)		All Other Compensation ($)		Total ($)
Jorge E. Arevalo García	2021	456,000	(2)	45,000	(3)	—		0		501,000
Chief Executive Officer	2020	266,000	(2)	—		—		281,975	(4)	547,975
Karen L. Childress	2021	224,305	(5)	24,000	(3)	8,800,467	(7)	—		9,048,772
Chief Financial Officer	2020	—		—		—		—		—
James M. Driscoll	2021	300,000		45,000	(3)	21,733,072	(7)	—		22,078,072
Chief Operating Officer	2020	230,000	(6)	—		1,783,226		—		2,013,226

(1)

Represents the aggregate grant date fair value of profits interests granted during the 2020 and 2021 fiscal years computed in accordance with FASB ASC Topic 718, rather than the amounts paid or realized by the named individual. Assumptions used in the valuation of equity-based awards are discussed in Note 8 to the audited financial statements of eCombustible as of and for the year ended December 31, 2020.

(2)

Represents amounts paid to ATA International Holdings, LLC (“ATA”), a unitholder of eCombustible and an entity wholly owned by First American Trust of Nevada, LLC, as trustee of the Arevalo Family Trust, of which Mr. Arevalo is a beneficiary, for services performed by Mr. Arevalo. No salary amounts were paid directly to Mr. Arevalo in 2020 or 2021. For 2020, the amount represents the actual cash paid for the period from the commencement Mr. Arevalo’s services on June 22, 2020 through December 31, 2020.

(3)	Represents an amount expected to be paid in the first quarter of 2022 as an annual discretionary bonus earned for the fiscal year 2021.
(4)

Represents $45,000 of rents paid by eCombustible on behalf of Mr. Arevalo for Mr. Arevalo’s personal residence, $153,449 of personal expenses charged to a company paid credit card for personal travel, meals, office and computer equipment and supplies and various other personal expenses (approximately $18,000 of which related expenses incurred in 2019), $48,526 of cash advances to Mr. Arevalo or a family member, $30,000 of cash paid to ATA and $5,000 of cash paid to an international vendor. The aggregate incremental cost to the Company of these amounts are the full amounts of such payments made or reimbursed by eCombustible to Mr. Arevalo or directly to the payees on Mr. Arevalo’s behalf.
(5)	Represents the amounts actually paid to Ms. Childress for the period from the commencement of her employment on February 8, 2021 through December 31, 2021.
(6)	Represents the amounts actually paid to Mr. Driscoll for the period from the commencement of his employment on June 22, 2020 through December 31, 2020.
(7)

Represents the incremental fair value due to the modification of outstanding profits interests during 2021, computed as of the modification date in accordance with FASB ASC Topic 718. In October 2021, eCombustible amended 1,251,251 outstanding Class M unit profits interest awards held by Ms. Childress and 3,343,550 outstanding Class M unit profits interests awards held by Mr. Driscoll to provide for accelerated vesting upon the closing of the Business Combination. The modification date fair value of the unvested portion of the award was $8,133,133 for Ms. Childress and $21,733,072 for Mr. Driscoll.

Narrative Disclosure to Summary Compensation Table

For 2021, the compensation program for eCombustible’s named executive officers consisted of base salary, a discretionary cash bonus opportunity, and for certain named executive officers, incentive compensation delivered in the form of profits interests awards.

Base Salary

Base salary is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

Cash Bonus

The eCombustible board of directors’ philosophy is that a portion of an executive officer’s compensation should be contingent on eCombustible’s performance and an individual’s contribution to its success in meeting important objectives. eCombustible’s named executive officers are eligible to earn discretionary cash bonuses based on a target percentage of their annual salaries and based on our operating and financial performance. The annual discretionary bonuses were targeted at 33% of base salary for Mr. Arevalo and 50% of base salary for Ms. Childress and Mr. Driscoll. Annual discretionary bonuses earned for the fiscal year 2021 are expected to be at less than the target rate and will be paid, if approved by eCombustible’s board of directors, in the first quarter of 2022.

Outstanding Equity Awards at Fiscal Year End

Prior to the Business Combination, profits interests were granted to certain executives, including certain of the named executive officers, pursuant to individual profits interest agreements between such executives, the eCombustible and EPH Management Holdings, LLC, and the terms and conditions of the limited liability company agreements of eCombustible and EPH Management Holdings, LLC, respectively. Pursuant to the individual profits interest agreements, EPH Management Holdings, LLC issued Management Holdco Class M Units to certain of the named executive officers and eCombustible issued EPH Management Holdings, LLC Class M Units in eCombustible. Accordingly, certain of the named executive officers hold profits interests in eCombustible through EPH Management Holdings, LLC (such units are referred to herein as “profits interests”). The profits interests represent the right to participate in the appreciation of eCombustible’s Class M Units above the threshold value of eCombustible at the time of grant of the profits interests.

The profits interests are a type of equity interest and, accordingly, in connection with the Business Combination the profits interests will be treated like other equity interests in eCombustible with respect to the consideration received as part of the Business Combination. In connection with the consummation of the Business Combination, all profits interests shall be converted into shares of BCAC Holdings constituting part of the Merger Consideration, with any unvested profits interests being converted into restricted shares that are subject to the same vesting schedule as applicable to the profits interests from which they are converted, in each case taking into account the threshold value applicable to the profits interests. Upon the closing of the Business Combination, or in the event of a change in control, profits interests held by certain of eCombustible’s named executive officers will vest with respect to 100% of all then-unvested profits interests, subject to the named executive officer’s continuous service through closing of the Business Combination.

The following table presents information regarding outstanding profits interests held by eCombustible’s named executive officers as of December 31, 2021.

	Profits Interests
Name	Issue Date		Number of Unvested Profits Interests (#)	Threshold Value ($)	Market Value of Unvested Profits Interest ($)
Jorge E. Arevalo García	—		—	—	—
Karen L. Childress	2/8/2021	(1)	1,251,251	90,350,000	8,633,634
James M. Driscoll	12/16/2020	(2)	2,229,033	90,350,000	15,380,328

(1)

25% of the profits interests vested on the 60th day following the issue date and 25% of the profits interests will vest on each anniversary of the issue date over the subsequent three (3) years, subject to Ms. Childress’ continuous service on the applicable vesting date. Upon the closing of the Business Combination, or in the event of a change in control, the profits interests will vest with respect to 100% of all then-unvested profits interests, subject to Ms. Childress’ continuous service through closing of the Business Combination or the consummation of such change in control.

(2)

25% of the profits interests vested on the issue date and 25% of the profits interests will vest on each anniversary of the issue date over the subsequent three (3) years, subject to Mr. Driscoll’s continuous service on the applicable vesting date. Upon the closing of the Business Combination, or in the event of a change in control, the profits interests will vest with respect to 100% of all then-unvested profits interests, subject to Mr. Driscoll’s continuous service through closing of the Business Combination or the consummation of such change in control.

Benefits and Perquisites

eCombustible generally provides benefits to its named executive officers on the same basis as provided to all of its employees, including health and dental insurance.

No Tax Gross-Ups

eCombustible has not made gross-up payments to cover the named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by eCombustible.

Agreements with eCombustible’s Named Executive Officers and Potential Payments Upon Termination or Change of Control

eCombustible has entered into employment or services agreements with each of the named executive officers. As a part of the Business Combination, eCombustible expects to enter into new executive employee agreements with each of the named executive officers that will be effective upon the closing of the Business Combination. Details of the current agreements are outlined below.

Agreement with Jorge E. Arevalo García

On December 16, 2020, Jorge E. Arevalo García entered into a services agreement with eCombustible to continue to serve as Chief Executive Officer, a position which he had held since June 22, 2020. Under the services agreement, Mr. Arevalo’s employment is for an initial period of five years beginning on December 16, 2020, subject to automatic renewal for successive one-year periods until terminated in accordance with the terms of the agreement. Pursuant to the services agreement, Mr. Arevalo’s initial base salary was $456,000 per year, and Mr. Arevalo is eligible to receive an annual bonus at the discretion of the eCombustible board of directors, targeted at 33% of his then-effective base salary. Mr. Arevalo’s agreement provides that he is eligible to participate in the employee benefit plans that eCombustible offers to its other executive officers from time to time. During 2021, Mr. Arevalo also participated in eCombustible’s group health plans. Under his agreement, if Mr. Arevalo is terminated by eCombustible without cause or Mr. Arevalo voluntarily terminates his employment immediately upon a change of control, eCombustible will be obligated to pay his health insurance costs and base salary for a period of 36 months after the date of the termination, as well as his bonus, if any, pro-rated to the date of termination. During 2021, all compensation payable under the services agreement to Mr. Arevalo was paid to ATA rather than to Mr. Arevalo directly. eCombustible, Mr. Arevalo and ATA are expected enter into a written agreement to memorialize the terms of the payments to ATA. Mr. Arevalo also executed a confidential information, invention assignment, non-solicitation and non-compete agreement pursuant to the terms of his services agreement.

Agreement with Karen L. Childress

On February 8, 2021, Karen L. Childress entered into an employment agreement with eCombustible to serve as Chief Financial Officer. Under the employment agreement, Ms. Childress’ employment is for an initial period of three years beginning on February 8, 2021, subject to automatic renewal for successive one-year periods until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Ms. Childress’ initial base salary was $250,000 per year, and Ms. Childress is eligible to receive an annual bonus at the discretion of the Chief Executive Officer, of up to 50% of her then-effective base salary. Ms. Childress was granted 1,668,335 profits interests pursuant to the terms of her employment agreement, the EPH Management Holdco LLC Operating Agreement and the related award agreement, 25% of which vested 60 days following the date of the employment agreement, and the remaining balance of which vested at a rate of 25% per year on each anniversary of the date of the employment agreement for three years. Ms. Childress’ employment agreement provides that she is eligible to participate in the health and dental insurance plans that eCombustible offers to its other executive officers from time to time. Under her employment agreement, if Ms. Childress is terminated by eCombustible without cause or Ms. Childress voluntarily terminates her employment upon a change of control, eCombustible will be obligated to pay her health insurance costs and base salary for a period of 24 months after the date of the termination, as well as her bonus, if any, pro-rated to the date of termination, and 100% of any then-unvested profits interests will automatically vest. Ms. Childress also executed a confidential information, invention assignment, non-solicitation and non-compete agreement pursuant to the terms of her employment agreement.

Agreement with James M. Driscoll

On December 16, 2020, James M. Driscoll entered into an employment agreement with eCombustible to continue to serve as Chief Operating Officer, a position which he had held since June 22, 2020. Mr. Driscoll’s employment is for an initial period of three years beginning on December 16, 2020, subject to automatic renewal for successive one-year periods until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Driscoll’s initial base salary was $300,000 per year, and Mr. Driscoll is eligible to receive an annual bonus at the discretion of the Chief Executive Officer, targeted at 50% of his then-effective salary. Mr. Driscoll also received 4,458,066 profits interests pursuant to the terms of the employment agreement, the EPH Management Holdco LLC Operating Agreement and the related award agreement, 25% of which vested immediately, and the remaining balance of which vested at a rate of 25% per year on each anniversary of the date of the employment agreement for three years. Mr. Driscoll’s employment agreement provides that he is eligible to participate in the health and dental insurance plans that eCombustible offers to its other executive officers from time to time. Under his employment agreement, if Mr. Driscoll is terminated by eCombustible without cause or Mr. Driscoll voluntarily terminates his employment immediately upon a change of control, eCombustible will be obligated to pay his health insurance costs and base salary for a period of 24 months after the date of the termination, as well as his bonus, if any, pro-rated to the date of termination, and 100% of the unvested profits interests will automatically vest. Mr. Driscoll also executed a confidential information, invention assignment, non-solicitation and non-compete agreement pursuant to the terms of his employment agreement.

Director Compensation

In 2021, no non-employee director received cash, equity or other non-equity compensation for service on eCombustible’s board of directors. eCombustible currently has no formal arrangements under which non-employee directors receive compensation for their service on eCombustible’s board of directors or its committees. eCombustible’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. Messrs. Arevalo and Driscoll do not receive additional compensation for their services as a director.

Following the consummation of the Business Combination, BCAC Holdings intends to develop a board of directors’ compensation program that is designed to align compensation with BCAC Holdings’ business objectives and the creation of stockholder value, while enabling BCAC Holdings to attract, retain, incentivize and reward directors who contribute to the long-term success of BCAC Holdings.

Post-Business Combination Executive Compensation

Following the consummation of the Business Combination, BCAC Holdings intends to develop an executive compensation program that is designed to align compensation with BCAC Holdings’ business objectives and the creation of stockholder value, while enabling BCAC Holdings to attract, retain, incentivize and reward individuals who contribute to the long-term success of BCAC Holdings. Decisions on the executive compensation program will be made by the Compensation Committee.

ECOMBUSTIBLE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of eCombustible, including its subsidiaries, should be read together with the section of this proxy statement/prospectus titled “Selected Historical Financial Information of eCombustible” and the audited and unaudited consolidated financial statements, together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section of this proxy statement/prospectus titled “Information About eCombustible” and the unaudited pro forma condensed combined financial statements as of and for the nine months ended September 30, 2021 and for the year ended December 31, 2020 (in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information”). The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See the section titled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors - Risks Related to eCombustible’s Business” or elsewhere in this proxy statement/prospectus. As used in this section, unless the context suggests otherwise, “eCombustible” refers to eCombustible Energy LLC prior to the consummation of the Business Combination.

Overview

eCombustible has developed a customizable hydrogen-based fuel it calls eCombustible fuel, which is 100% carbon-free and is designed to be used as a drop-in replacement for a variety of fossil fuels in industrial thermal applications. There are no carbon emissions produced from the combustion of eCombustible fuel, with water being the primary biproduct. eCombustible’s mission is to provide a cost-competitive, carbon-free fuel to its customers through its fuel production units (“FPUs”) in support of a transition to a sustainable, clean energy future.

eCombustible produces its eCombustible fuel through its proprietary water electrolysis and post-production processes that make up its FPUs, which are designed to allow eCombustible to tailor its fuel to a customer’s specific combustion process operating parameters. In many parts of the world with relatively high fossil fuel prices, eCombustible believes that this makes eCombustible fuel a viable replacement for fossil fuels, including natural gas, diesel fuel, and liquefied petroleum gas (“LPG”) used to create heat for industrial and commercial applications. Examples of customers eCombustible is under contract with or in late-stage discussions for provision of fuel include global mining companies and manufacturers of cement, tile, tires, bottles, and various metals producers, among others. According to the Renewables 2019 report – Analysis and Forecast to 2024 (the “2019 Renewables Forecast”) issued by the International Energy Agency (the “IEA”), the use of fossil fuels in industrial thermal applications accounts for approximately 23% of annual global carbon production. While this industry segment remains eCombustible’s near-term focus, eCombustible plans to expand its research and development efforts over the next two years to include additional applications in mobility, combined heat and power, and non-utility scale electricity generation.

Since its inception, eCombustible has engaged in research and development activities to improve its technology, raising capital, recruiting skilled professional personnel, and incurring general and administrative expenses to support initial start-up operations. eCombustible has incurred net operating losses and negative cash flows from operations each year since inception. eCombustible has financed its operations primarily through private funding and to a lesser degree, issuance of debt. As of September 30, 2021, eCombustible has approximately $2.9 million of outstanding debt.

eCombustible has commenced installation work under two fuel supply contracts, the first of which eCombustible expects to recognize revenue commencing in the third quarter of 2022. For the nine months ended September 30, 2021 and 2020, eCombustible incurred net losses of $15.6 million and $2.5 million, respectively.

For the years ended December 31, 2020 and 2019, eCombustible incurred net losses of $5.7 million and $1.5 million, respectively. As of September 30, 2021, eCombustible had an accumulated deficit of $26.2 million. As of December 31, 2020 and 2019, eCombustible had accumulated deficits of $10.7 million and $4.8 million, respectively.

Following the closing of the Business Combination described below, eCombustible expects that its engineering, production and supply chain, sales and marketing, research and development, regulatory and other expenses will continue to increase as eCombustible expands its efforts to increase production and manufacturing capacity, sales of eCombustible’s solutions, and establish and build relationships with current and prospective customers. In addition, eCombustible expects its general and administrative expenses to increase due to the additional costs associated with scaling its business operations as well as being a public company, including legal, accounting, insurance, exchange listing and SEC compliance, investor relations and other expenses. See “Liquidity and Capital Resources” for additional discussion.

Key Factors and Trends Affecting eCombustible’s Business

eCombustible believes that its performance and future success depends on several factors that present significant opportunities for eCombustible but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”

Market Opportunity

Global energy demand is expected to increase by 35% in the next two decades, due to an increase in population and the economic growth of developing countries. eCombustible’s solutions target the end markets with a need for heat, electric power, and hydrogen. Such markets may include the industries of mining, metals, food and beverage, hospitality, tile and other building material, tires and automotive, cement, chemicals and steel, among others.

Hydrogen Growth – Government Targets and Corporate Initiatives

Governments and corporations are making concerted efforts and setting aggressive targets to reduce greenhouse gas (GHG) emissions and phase out fossil fuel use. Such initiatives include setting timelines for zero-emission targets, establishing caps on CO2 emissions, and instituting certain other environmental sustainability initiatives.

For example, in the U.S., the Biden Administration has declared the following key environmental targets: (i) a carbon pollution-free power sector by 2035, (ii) a net-zero (i.e., carbon reduction is equal to or greater than carbon emissions) economy by 2050 and (iii) to achieve in 2030 a 50 to 52% reduction from 2005 levels in economy-wide net greenhouse gas pollution. In the private sector, companies have also committed to environmental sustainability initiatives. Individually and collectively, these initiatives support the increased demand for renewable fuels, transportation, energy storage, renewable power, and energy efficiency.

Deployment of Products and Services

eCombustible’s financial performance depends, in part, on its ability to design, develop, manufacture, assemble, test, commercialize, market and support its solutions and technology on a timely and cost-effective basis.

eCombustible has not yet commercialized any of its FPUs. eCombustible’s principal focus has been on research and development activities to improve its technology and make its eCombustible fuel and FPUs commercially feasible and attractive to potential customers. These activities are subject to various risks and uncertainties eCombustible is not able to control, including changes in customer demand or industry standards and the introduction of new or superior technologies by others. Moreover, any failure by eCombustible in the future to develop new technologies or to timely react to changes in existing technologies could materially delay eCombustible’s development of new solutions, which could result in technology obsolescence, decreased revenues and a loss of eCombustible’s market share to its competitors. In addition, solutions or technologies developed by others may render eCombustible’s solutions or technologies obsolete or non-competitive. Further, if eCombustible’s solutions are not in compliance with prevailing industry standards, such non-compliance could materially and adversely affect eCombustible’s financial condition, cash flows and results of operations.

Competition

eCombustible believes that it is the first alternative fuel company that can offer a customizable, zero carbon emitting fuel that is both cost-competitive with fossil fuels and can be deployed as a replacement into a customers’ process with little to no modification to the customers’ existing equipment.

eCombustible believes its ability to match the combustion characteristics of the fuel its solutions are replacing is eCombustible’s differentiator, as hydrogen produced by typical electrolyzers has very specific combustion properties that do not necessarily match the operating parameters of typical industrial thermal equipment.

In addition to this key differentiator, eCombustible believes it can produce eCombustible fuel at or below the delivered cost of most fossil fuels in many parts of the world (as well as below the cost of conventional hydrogen), on a volumetric basis.

Combined, eCombustible believes these advantages will allow eCombustible to compete with the delivered cost of many fossil fuels in a number of regions of the world, while providing other potential benefits, such as enabling customers to accelerate their sustainability goals, meet government emissions mandates, and capitalize on carbon emissions through trading or tax avoidance.

eCombustible expects to experience strong competition from a number of alternative providers of energy technology, particularly as the economy increasingly shifts towards low-emission, zero-emission or carbon neutral solutions. New technologies may enter the market that may have additional or superior advantages to eCombustible’s future offerings. Although such technologies may not all be in commercial production today, they may in the future offer solutions that become competitive with eCombustible’s expected offerings.

Timing of Revenue and Expenditures

eCombustible currently has several executed contracts to implement its solution, the first of which is anticipated to result in a completed project by the third quarter of 2022, and is developing a rollout plan to enable fulfillment of each contract. eCombustible is currently in various stages of negotiation on other commercial-scale projects in its pipeline. eCombustible expects that during the construction of the first FPUs, the commercial-scale FPU design will be established and will then serve as a template, enabling replication for subsequent projects.

Presently, eCombustible has not generated revenue from these executed contracts, and will continue to incur expenses both to deploy its solutions on behalf of clients, and to ramp up its commercialization efforts.

Business Combination and Public Company Costs

eCombustible Holders will hold a majority of the BCAC Holdings Common Stock following the Business Combination. eCombustible will be deemed the accounting predecessor and the Combined Entity will be the successor registrant with the Securities and Exchange Commission (“SEC”), meaning that eCombustible’s consolidated financial statements for previous periods will be disclosed in BCAC Holdings’ future periodic reports filed with the SEC.

Subject to the terms and conditions of the Merger Agreement, the consideration to be received by eCombustible Holders in the Business Combination is shares of BCAC Holdings Common Stock. The number of shares of BCAC Holdings Common Stock and total merger consideration are subject to certain adjustments outlined in the Merger Agreement.

While the legal acquirer in the Merger Agreement is BCAC Holdings, for financial accounting and reporting purposes under U.S. GAAP, eCombustible will be the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization (i.e., a capital transaction involving the issuance of BCAC Holdings Common Stock for the equity of eCombustible) does not result in a new basis of accounting, and the consolidated financial statements of the Combined Entity represent the continuation of the consolidated financial statements of eCombustible in many respects. Accordingly, the consolidated assets, liabilities and results of operations of eCombustible will become the historical consolidated financial statements of BCAC Holdings, and BCAC Holdings’ assets, liabilities and results of operations will be consolidated with eCombustible beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of eCombustible in future reports. The net assets of BCAC Holdings will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded upon execution of the Business Combination.

Upon consummation of the Business Combination, the most significant change in eCombustible’s future reported financial position and results of operations is expected to be an estimated increase in cash and cash equivalents (as compared to eCombustible’s consolidated balance sheet as of September 30, 2021), which would approximate $12.6 million, assuming maximum stockholder redemptions of approximately 8.3 million shares of Benessere Common Stock; $44.2 million, assuming redemptions of 5.16 million shares, or $96.3 million, assuming no redemptions. Total direct and incremental transaction costs of BCAC Holdings and eCombustible are estimated at approximately $11.5 million and will be treated as a reduction of the cash proceeds, of which $6.0 million will be deducted from BCAC Holdings’ additional paid-in capital. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information on BCAC Holdings’ Pro Forma financial position and results of operations.

Following the Business Combination, eCombustible will become the successor to an SEC-registered and Nasdaq-listed company which will require BCAC Holdings to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. BCAC Holdings expects to incur additional annual expenses as a result of being a public company for, among other things, directors’ and officers’ liability insurance, director fees and professional services for audit, legal and other customary services required of a public company. BCAC Holdings will be classified as an Emerging Growth Company, as defined under the JOBS Act providing BCAC Holdings with certain reporting, disclosure and regulatory relief.

Components of eCombustible’s Results of Operations

eCombustible is an early-stage company and its historical results may not be indicative of its future results for reasons that may be difficult to anticipate. Accordingly, the drivers of eCombustible’s future financial results, as well as the components of such results, may not be comparable to eCombustible’s historical or projected results of operations.

Revenue

eCombustible has not begun its primary commercial operations, which will focus on the construction of its FPUs on-site at customers’ locations. Once eCombustible commences production and commercialization of its FPUs, it expects that its revenue will be derived from delivery of fuel under customer contracts.

Cost of Sales

To date, eCombustible has not commenced commercial operations and thus has not recorded cost of goods sold associated with operations of its FPUs. Once eCombustible commences the commercial delivery of its customizable fuel solutions, it expects cost of goods sold to include mainly cost of inputs, including water and electricity, direct labor costs, amortization of capitalized costs associated with the FPUs and reserves for estimated warranty expenses.

Payroll and Related

Payroll and related expense consists primarily of salaries and other personnel-related costs including equity-based compensation.

Selling, General and Administrative Expense

Selling, general, and administrative (“SG&A”) expense consists primarily of professional fees, insurance costs, and other business administrative, development and selling expenses.

Research and Development Expense

Research and development (“R&D”) expense consists primarily of equity compensation issued in exchange for engineering services, salaries and other personnel-related costs, the cost of products and materials, and outside services used in eCombustible’s R&D activities.

Other Income (Expense), net

Other income (expense), net is primarily comprised of equity compensation related charges in connection with the transfers of eCombustible Units discussed below under “Other Expense (Income),” interest income on cash balances and foreign currency exchange gains and losses, net.

Interest Expense

Interest expense consists primarily of interest recognized per the terms of eCombustible’s remaining financing obligations which were used to fund operations in advance of eCombustible’s capital raises.

Results of Operations

Comparison of the Nine Months Ended September 30, 2021 and 2020

	Nine Months Ended September 30,
(In thousands, except percentages)	2021	2020	$ Change	% Change
Revenue	$—	$—	$—	—%
Cost of sales	—	—	—	—%
Gross profit	—	—	—	—%
Operating expenses:
Payroll and related	4,958	369	4,590	1244%
Selling, general, and administrative	1,986	756	1,229	163%
Research and development	2,232	1,034	1,198	116%
Depreciation and amortization	93	—	93	100%
Total operating expenses	9.269	2,159	7,110	329%

Operating loss	(9,269)	(2,159)	(7,110)	329%
Other income (expense):
Interest expense	(454)	(357)	(97)	(27)%
Other (expenses) income	(5,836)	5	(5,841)	(1,168)%

Net loss	(15,559)	(2,511)	(13,048)	(520)%

Payroll and Related

Payroll and related increased approximately $4.6 million, from $0.4 million for the nine months ended September 30, 2020 to $5.0 million for the comparable 2021 period. The increase was primarily driven by eCombustible’s growth to support commercial operations, resulting in higher headcount and related compensation expenses of $0.6 million, and awards of equity-based compensation, of approximately $3.9 million.

Selling, General, and Administrative Expense

SG&A increased approximately $1.2 million, from $0.8 million for the nine months ended September 30, 2020 to $2.0 million for the comparable 2021 period. The increase was primarily driven by higher professional and consulting services to support accounting and public company readiness activities of $0.8 million, office related expenses of $0.3 million, and marketing expenses of $0.1 million.

Research and Development Expense

R&D expense increased $1.2 million, from $1.0 million for the nine months ended September 30, 2020 to $2.2 million for the comparable 2021 period. The increase was primarily due to staffing of personnel and related consulting support services associated with eCombustible’s efforts to complete testing protocols on behalf of its customer base.

Other Expense (Income)

Other expense was $5.8 million for the nine months ended September 30, 2021 compared to income of $5,000 for the comparable 2020 period. The 2021 expense represents accrual of the fair value of 750,000 eCombustible Units transferred from ATA, the majority eCombustible Holder, to certain business associates, on behalf of eCombustible, and to settle any potential claims against eCombustible for reimbursement of costs borne by these parties in connection with historical pilot programs. The agreement was formalized and eCombustible Units transferred in October 2021.

Comparison of the Year Ended December 31, 2020 to December 31, 2019

	Years ended December 31,
(In thousands, except percentages)	2020	2019	$ Change	% Change
Revenue	$—	$—	$—	—%
Cost of sales	—	—	—	—%
Gross profit	—	—	—	—%
Operating expenses:
Payroll and related	1,678	225	1,453	646%
Selling, general, and administrative	1,613	561	1,052	187%
Research and development	1,749	304	1,445	475%
Impairment of capitalized project costs	168	—	168	100%
Total operating expenses	5,208	1,090	4,117	378%

Operating loss	(5,208)	(1,090)	(4,117)	378%
Other income (expense):
Interest expense	(487)	(387)	(100)	(26)%
Other income	5	—	5	N/A

Net loss	$(5,689)	$(1,477)	$(4,212)	(285)%

Payroll and Related

Payroll and related increased approximately $1.5 million, from $0.2 million for the year ended December 31, 2019 to $1.7 million for the comparable 2020 period. The increase was primarily driven by eCombustible’s growth to support commercial operations, resulting in higher headcount and related employee expenses of $0.4 million, and awards of equity-based compensation of approximately $1.1 million

Selling, General, and Administrative Expense

SG&A increased approximately $1.0 million, from $0.6 million for the year ended December 31, 2019 to $1.6 million for the comparable 2020 period. The increase was primarily driven by growth and commercialization efforts, and included higher professional and consulting services, which increased by $0.8 million, office related expenses by $0.1 million, and marketing expenses by $0.1 million.

Research and Development Expense

R&D expense increased $1.4 million, from $0.3 million for the year ended December 31, 2019 to $1.7 million for the comparable 2020 period. The increase included approximately $0.9 million for equity based compensation issued in exchange for engineering services, and $0.4 million for personnel and technical advisory and support services, reflecting the increased R&D efforts towards developing eCombustible’s first characterization and demonstration unit, a one-third scale equivalent of an FPU completed in November 2020.

Liquidity and Capital Resources

eCombustible’s principal source of liquidity has historically been proceeds from the sale of eCombustible Units in private placements. eCombustible began entering into revenue contracts with customers in 2020 and is in the process of negotiating additional revenue contracts with customers, however, the normal timeframe for implementing customer installations is expected to range from 12 to 15 months, and then revenue generation is expected to commence within the first two to three months thereafter. eCombustible’s principal uses of cash are for SG&A expenses and R&D expenditures in support of eCombustible’s development of its technology and growth efforts. To date, eCombustible has also received funding through borrowings secured by the personal guarantee of its CEO and founder, and had outstanding debt of $2.9 million and $5.1 million on the balance sheet as of September 30, 2021 and December 31, 2020, respectively. Total liquidity, including cash and cash equivalents and unfunded equity commitments, totaled $1.3 million and $2.3 million as of September 30, 2021 and December 31, 2020, respectively.

Following the closing of the Business Combination, on a pro forma basis, BCAC Holdings’ total liquidity, including cash and cash equivalents, is expected to be $96.3 million, assuming no redemptions of Benessere Common Stock, $44.2 million, assuming 50% redemptions or $12.6 million, assuming maximum redemptions of Benessere Common Stock. eCombustible believes liquidity following closing of the Business Combination should provide the Combined Company the ability to continue its current R&D efforts and the fabrication and installation of its first commercially deployed FPUs. However, the Combined Company could potentially use these available financial resources sooner than expected due to delays in project execution or higher than anticipated costs or for other reasons and, thus the Combined Company may need to incur additional indebtedness or issue additional equity to meet its operating needs. In the event that additional financing is required from outside sources, the Combined Company may not be able to raise it on terms acceptable to the Combined Company or at all. If the Combined Company raises funds by issuing equity securities, there will be dilution to the existing stockholders. Any equity securities issued may also provide for rights, preferences, or privileges senior to those holders of common stock. If the Combined Company raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to the holders of common stock. The term of debt securities or borrowing could impose significant restriction on the Combined Company’s operations. The credit market and financial service industry have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing. If the Combined Company is unable to raise additional capital or generate cash flows necessary to expand its operations and invest in developing its new technologies, this could reduce its ability to compete successfully and harm its business, growth prospects and results of operations. The Combined Company’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”

Summary of Cash Flows

A summary of eCombustible’s cash flows from operating, investing and financing activities is presented in the following table:

	Years Ended December 31,		Nine Months Ended September 30,
( $ in thousands )	2020	2019	2021	2020
Net cash used in operating activities	$(2,878)	$(1,079)	$(4,000)	$(1,343)
Net cash used in investing activities	(1,942)	(903)	(2,336)	(1,199)
Net cash provided by financing activities	4,551	2,199	6,710	2,817
Cash and cash equivalents, beginning of period	283	66	15	283
Cash and cash equivalents, end of period	$15	$283	$388	$557

Net Cash from Operating Activities

Net cash used in operating activities increased to $2.9 million for the year ended December 31, 2020 compared to $1.1 million net cash used for the year ended December 31, 2019, primarily driven by eCombustible’s ramp-up of R&D activities that accelerated in 2020 in connection with the characterization and demonstration unit that was developed and tested. Specifically, the unit was built to demonstrate to customers and potential customers the efficiency and outputs of the unit in a live installation. The increased use of cash was partially offset by timing of payments, represented by a $0.6 million increase in accrued expenses and due to related parties, resulting from negotiated arrangements and payment plans. See preceding discussions under Liquidity and Capital Resources for additional information regarding eCombustible’s principal uses of cash in operating activities.

Net cash used in operating activities was $4.0 million for the nine months ended September 30, 2021 compared to $1.3 million cash used for the nine months ended September 30, 2020, resulting in a $2.7 million increase in use of operating cash, driven primarily by higher operating costs of $2.0 million, in 2021 compared to 2020 due to eCombustible’s ramp-up of research and development activities and increases in headcount.

Net Cash from Investing Activities

Cash used in investing activities was $1.9 million and $0.9 million for years ended December 31, 2020 and 2019, respectively, an increase of $1.0 million, and is primarily driven by higher purchases and fabrication of R&D equipment and payments for purchases of components for FPUs as well as associated engineering, contractor labor and facilities costs.

For the nine months ended September 30, 2021, cash used in investing activities was $2.3 million and consisted primarily of FPU component purchases and development and fabrication costs. Cash used in investing activities for the nine months ended September 30, 2020 was $1.2 million and primarily represents costs to build out the characterization and demonstration unit.

Net Cash from Financing Activities

Cash provided by financing activities totaled $4.6 million for the year ended December 31, 2020, an increase of $2.4 million from $2.2 million in the comparable 2019 period. The increase was primarily attributable to cash received from the issuance of member units, as the Company initiated a Series A round of fianancing in 2020, whereas 2019 funding was generally provided by borrowings under various debt arrangements of $2.0 million, net of repayments, and to a lessr degree, $0.2 million of net investor contributions.

Cash provided by financing activities totaled $6.7 million for the nine months ended September 30, 2021, consisting of $5.2 million of cash received from the issuance of member units and drawdowns on debt facilities of $1.5 million.

Cash provided by financing activities totaled $2.8 million for the nine months ended September 30, 2020, primarily related to $3.0 million of cash received from the issuance of member units and other capital contributions, offset by repayments on debt facilities of $0.2 million.

Contractual Obligations and Commitments

eCombustible’s contractual obligations consist primarily of long-term right of use obligations. This contractual obligation impacts eCombustible’s short-term and long-term liquidity and capital needs. The table below is presented as of September 30, 2021.

	Payments Due by Period (In thousands)
	Total	Less than 1 Year (1)	1 - 3 Years	3 - 5 Years	More than 5 years
Operating lease(2)	$2,119	$103	$600	$524	$892

(1)	The period less than 1 year represents remaining obligations in 2021 and through September 30, 2022, as of September 30, 2021.
(2)

Includes a ten-year lease for office space, executed in November 2020, in Sunny Isles Beach, Florida, and an approximately five-year lease for warehouse space, in Dania Beach, Florida executed in October 2020.

Off-Balance Sheet Arrangements

As of September 30, 2021, eCombustible is not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests, or unconsolidated variable interest entities that either have, or are reasonably likely to have, a current or future material effect on eCombustible’s consolidated financial statements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on eCombustible’s knowledge of current events and actions eCombustible may undertake in the future, actual results could differ from those estimates and assumptions.

Share-Based Compensation

eCombustible has estimated the fair value of its Class M profits interest awards either using the Black-Scholes option pricing model, or a Monte Carlo simulation model. These models require as inputs a number of subjective assumptions, including the fair value of eCombustible’s Class A units, expected term, expected volatility, risk-free interest rate and expected dividends, which are described in greater detail below.

Expected Term—The expected term of the awards represents the average period the awards are expected to remain outstanding.

Expected Volatility—Since eCombustible is not a public company and does not have any trading history for its common stock, the expected volatility is based on the historical volatilities of the common stock of comparable publicly traded companies.

Risk-Free Interest Rate—The risk-free interest rate is based on the yield of zero-coupon U.S. Treasury notes as of the grant date with maturities commensurate with the expected term of the awards.

Expected Dividends—The expected dividends assumption is based on the expectation of not paying dividends in the foreseeable future; therefore, eCombustible used an expected dividend yield of zero.

Assumptions used in applying both the Black-Scholes option-pricing and the Monte Carlo simulation models, to determine the estimated fair value of awards granted, involve inherent uncertainties and the application of judgment. As a result, if factors or expected outcomes change and significantly different assumptions or estimates are used, the expenses related to eCombustible’s equity-based compensation could be materially different.

Emerging Growth Company Status

BCAC Holdings is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. The Combined Company expects to remain an emerging growth company at least through the end of the 2022 fiscal year and expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. The Combined Company expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date the Combined Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare the Combined Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 2 of the accompanying audited consolidated financial statements and unaudited consolidated financial statements of eCombustible included elsewhere in this proxy statement/prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2020, and 2019 and for the nine months ended September 30, 2021.

In addition, the Combined Company intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, the Combined Company intends to rely on such exemptions, it is not required to, among other things: (a) provide an auditor’s attestation report on its system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

The Combined Company will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2027, (b) the last date of its fiscal year in which it has total annual gross revenue of at least $1.07 billion, (c) the date on which it is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Quantitative and Qualitative Disclosures about Market Risks

Foreign Currency Risk

eCombustible is not currently exposed to material levels of risk from fluctuations in exchange rate between other currencies and the U.S. dollar, as its current contracts are denominated primarily in the U.S. Dollar.

MANAGEMENT OF BCAC HOLDINGS AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of BCAC Holdings following the closing of the Business Combination.

Name	Age	Position
Executive Officers
Jorge E. Arevalo García	44	Chief Executive Officer, Founder and Director
Karen L. Childress	56	Chief Financial Officer
James M. Driscoll	60	Chief Operating Officer and Director
Tedd A. Sellers	52	Chief Commercial Officer
Gabriela Villegas	51	Senior Vice President of Project Management & Implementation
Non-Employee Directors
Thomas F. Staz	55	Director

(1)	Member of the audit committee, effective upon the consummation of the Business Combination.
(2)	Member of the compensation committee, effective upon the consummation of the Business Combination.
(3)	Member of the nominating and corporate governance committee, effective upon the consummation of the Business Combination.

In addition to the directors listed above, Benessere has designated             to serve on the board of directors of BCAC Holdings, and             as a potential second director. In addition to Jorge E. Arevalo García, James M. Driscoll and Thomas F. Staz, eCombustible has designated             and             to serve on the board of directors of BCAC Holdings and             as a potential sixth director if Benessere under the Proposed Charter only appoints one director.

Executive Officers

Jorge E. Arevalo García, eCombustible’s Founder, has served as eCombustible’s Chief Executive Officer and as a member of its board of directors since eCombustible’s founding in July 2019 and managed eCombustible’s predecessor company since 2012. Mr. Arevalo previously served as President of One Hotels LLC, a real estate development company, from January 2009 through January 2012. Mr. Arevalo also served as President of ICE Development Group LLC, a real estate development company, from January 2003 through January 2009. Mr. Arevalo holds a B.S. in Finance and Marketing from the University of Miami.

Karen L. Childress has served as eCombustible’s Chief Financial Officer since February 2021. Ms. Childress previously provided independent business process improvement consulting services from March 2020 through January 2021. From November 2017 through March 2020, Ms. Childress served as a Vice President and Corporate Controller at Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH), a global cruise ship operator, and from November 2003 through November 2017, she served as Assistant Corporate Controller and as Division Controller at Starwood Property Trust (formerly known as LNR Property LLC), a commercial real estate investment trust. Ms. Childress holds a B.S. and a Master’s in Accounting from the University of Florida.

James M. Driscoll has served as eCombustible’s Chief Operating Officer and as a member of eCombustible’s board of directors since February 2020. Mr. Driscoll previously served as the Chief Executive Officer and as an advisor to the board of directors at Channel Biorefinery & Terminals LLC, a petroleum storage facility, from November 2013 through January 2020. Mr. Driscoll holds a B.A. in English Literature from Bowdoin College and an MBA from Harvard Business School.

Tedd A. Sellers has served as eCombustible’s Chief Commercial Officer since August 2021. Mr. Sellers previously served as a Vice President at BrandSafway, a construction and civil engineering company, from August 2018 through July 2021. Prior to BrandSafway, Mr. Sellers held the following positions at subsidiaries and divisions of General Electric Company (NYSE: GE) (“GE”): General Manager at GE Healthcare, a global medical technology, pharmaceutical diagnostics, and digital solutions company, from January 2018 through August 2018, Global Commercial Leader at GE Renewable Energy, a division of GE focused on the production of energy from renewable sources, from April 2017 through January 2018, and General Manager at GE Power, an energy technology company, from November 2015 through April 2017. Mr. Sellers holds a B.S. in Mechanical Engineering Technology from Purdue University.

Gabriela Villegas has served as eCombustible’s Senior Vice President of Project Management & Implementation since September 2021. Ms. Villegas previously served as Vice President of Engineering at Reset Energy LP, an oil and gas supplier, from March 2020 through September 2021. Prior to Reset Energy LP, Ms. Villegas served as Director of Engineering at Stakeholder Midstream, LLC, a midstream oil and gas company, from October 2017 through March 2020. Prior to Stakeholder Midstream, LLC, Ms. Villegas served as Managing Partner at Heroes Energy Solutions, LLC, a manufacturer and packager of modular gas treating and conditioning equipment, from January 2011 through October 2017. Ms. Villegas holds a B.S. in Chemical Engineering from Texas Tech University and a Master of Science degree in Information Systems in Energy from Texas Tech University.

Non-Employee Directors

Thomas F. Staz has co-managed the private equity firm 1221 Capital Partners LLC (“1221 Capital”) since he co-founded 1221 Capital in 2015. Prior to founding 1221 Capital, Mr. Staz worked at 1848 Capital Partners LLC and has served as the Managing Partner for Brazil Tower Company, LP, a large independent tower company in Brazil, since 2011. Previously, Mr. Staz worked as an investment banker at UBS Securities LLC, at PaineWebber Inc. and Smith Barney Inc. In 1998, Mr. Staz founded Pacific Capital Partners LLC, a hedge fund he managed until 2002. Additionally, Mr. Staz has served on the board of directors of Snaxsational Brands, LLC, a private food company, since 2020, and on the board of directors of 777 Partners LLC, an alternative asset manager, since 2015. He holds a bachelor’s degree in Engineering Sciences from Dartmouth College.

Board Composition

BCAC Holdings’ business and affairs will be managed under the direction of the BCAC Holdings Board. Upon the Closing, BCAC Holdings’ board of directors will consist of seven directors, including either one or two directors designated by Benessere, depending on whether Benessere’s cash and cash equivalents immediately prior to the Closing are less than $50 million, or equal or exceed $50 million, respectively. The calculation of these cash and cash equivalents includes funds remaining in the Trust Account, the proceeds of any PIPE investment, and giving effect to the redemption of Benessere’s Class A Common Stock as provided in this proxy statement/prospectus (but is calculated prior to payment of unpaid expenses of Benessere, eCombustible or its subsidiaries or BCAC Holdings or any liabilities of Benessere or BCAC Holdings due at Closing). eCombustible will have the right to appoint the remaining members of the seven-member board of directors. Mr. Arevalo will serve as Chairperson of the BCAC Holdings Board. At least one of the directors appointed by Benessere and three of the directors appointed by eCombustible are required to be independent directors under Nasdaq rules. Benessere has designated             to serve on the board of directors of BCAC Holdings, and             as a potential second director. eCombustible has designated, Jorge E. Arevalo García, James M. Driscoll, Thomas F. Staz,             and             to serve on the board of directors of BCAC Holdings and             as a potential sixth director if Benessere only appoints one director as described in the foregoing. Upon the Closing, BCAC Holdings’ board of directors will not be divided into classes.

In accordance with the terms of the Proposed Charter and amended and restated bylaws of BCAC Holdings, which will be effective upon the consummation of the Business Combination, the currently serving members of the BCAC Holdings Board will continue to serve as directors until their death, resignation, or removal or until their successors are duly elected by the holders of BCAC Holdings Common Stock. BCAC Holdings’ directors may be removed at any time with or without cause by the affirmative vote of the holders of a majority of its voting stock.

Role of the BCAC Holdings Board in Risk Oversight/Risk Committee

Upon the consummation of Business Combination, one of the key functions of the BCAC Holdings Board will be informed oversight of BCAC Holdings’ risk management process. The BCAC Holdings Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the BCAC Holdings Board as a whole, as well as through various standing committees of the BCAC Holdings Board that address risks inherent in their respective areas of oversight. In particular, the BCAC Holdings Board will be responsible for monitoring and assessing strategic risk exposure and BCAC Holdings’ audit committee will have the responsibility to consider and discuss BCAC Holdings’ major financial risk exposures, as well as risks related to cybersecurity and reputational risks, and the steps its management will take to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. BCAC Holdings’ compensation committee will also assess and monitor whether BCAC Holdings’ compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Effective upon the consummation of the Business Combination, the BCAC Holdings Board will establish an audit committee, a compensation committee, and a nominating and corporate governance committee. The BCAC Holdings Board will adopt a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq rules. BCAC Holdings intends to comply with future requirements to the extent they will be applicable to BCAC Holdings. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of BCAC Holdings’ website.

Audit Committee

BCAC Holdings will establish an audit committee of the BCAC Holdings Board to be in place prior to or upon closing of the Business Combination. The audit committee will consist of             ,             and             .             will serve as the chair of the audit committee. The BCAC Holdings Board intends to determine that each of the members of the audit committee will be able to satisfy the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of the audit committee will be able to read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the BCAC Holdings Board intends to examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The BCAC Holdings Board intends to determine that each member of the audit committee qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, the BCAC Holdings Board intends to consider each Member’s formal education and previous experience in financial roles. Both BCAC Holdings’ independent registered public accounting firm and management periodically will meet privately with BCAC Holdings’ audit committee.

The functions of the audit committee will include, among other things:

•

evaluating the performance, independence and qualifications of BCAC Holdings’ independent auditors and determining whether to retain BCAC Holdings’ existing independent auditors or engage new independent auditors;

•	reviewing BCAC Holdings’ financial reporting processes and disclosure controls;

•	reviewing and approving the engagement of BCAC Holdings’ independent auditors to perform audit services and any permissible non-audit services;

•

reviewing the adequacy and effectiveness of BCAC Holdings’ internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of BCAC Holdings’ internal audit function;

•	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by BCAC Holdings;

•

obtaining and reviewing at least annually a report by BCAC Holdings’ independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•	monitoring the rotation of partners of BCAC Holdings’ independent auditors on BCAC Holdings’ engagement team as required by law;

•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of BCAC Holdings’ independent auditor;

•

reviewing BCAC Holdings’ annual and quarterly financial statements and reports, including the disclosures contained in “eCombustible’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with BCAC Holdings’ independent auditors and management;

•

reviewing with BCAC Holdings’ independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of BCAC Holdings’ financial controls and critical accounting policies;

•	reviewing with management and BCAC Holdings’ auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by BCAC Holdings regarding financial controls, accounting, auditing or other matters;

•	preparing the report that the SEC requires in BCAC Holdings’ annual proxy statement;

•	engaging independent counsel and other advisers, as necessary to carry out the audit committee’s duties;

•

reviewing and providing oversight of any related person transactions in accordance with BCAC Holdings’ related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including BCAC Holdings’ code of ethics;

•	reviewing BCAC Holdings’ major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

BCAC Holdings believes the composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. BCAC Holdings intends to comply with future requirements to the extent they become applicable to BCAC Holdings.

Compensation Committee

BCAC Holdings will establish a compensation committee of the BCAC Holdings Board to be in place prior to or upon closing of the Business Combination. The compensation committee will consist of             ,             and             .             will serve as the chair of the compensation committee. The BCAC Holdings Board intends to determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq. The functions of the compensation committee will include, among other things:

•	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•	reviewing and approving the compensation and other terms of employment of BCAC Holdings’ executive officers, including the Chief Executive Officer;

•	reviewing and approving performance goals and objectives relevant to the compensation of BCAC Holdings’ executive officers and assessing their performance against these goals and objectives;

•

making recommendations to the BCAC Holdings Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the BCAC Holdings Board;

•	reviewing and making recommendations to the BCAC Holdings Board regarding the type and amount of compensation to be paid or awarded to BCAC Holdings’ non-employee board members;

•	reviewing and assessing the independence of compensation consultants, legal counsel, and other advisors as required by Section 10C of the Exchange Act;

•	administering BCAC Holdings’ equity incentive plans, to the extent such authority is delegated by the BCAC Holdings Board;

•

reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for BCAC Holdings’ executive officers;

•

reviewing with management BCAC Holdings’ disclosures under the caption “Compensation Discussion and Analysis” in BCAC Holdings’ periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing an annual report on executive compensation that the SEC requires in BCAC Holdings’ annual proxy statement; and

•	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the BCAC Holdings Board.

BCAC Holdings believes the composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. BCAC Holdings intends to comply with future requirements to the extent they become applicable to BCAC Holdings.

Nominating and Corporate Governance Committee

BCAC Holdings will establish a nominating and corporate governance committee of the BCAC Holdings Board to be in place prior to or upon closing of the Business Combination. The nominating and corporate governance committee will consist of             ,             and             .             will serve as the chair of BCAC Holdings’ nominating and corporate governance committee. The BCAC Holdings Board intends to determine that each of the members of BCAC Holdings’ nominating and corporate governance committee will satisfy the independence requirements of Nasdaq. The functions of the nominating and corporate governance committee include, among other things:

•	identifying, reviewing, and making recommendations of candidates to serve on the BCAC Holdings Board;

•	overseeing the self-evaluation of the performance of the BCAC Holdings Board;

•	establishing procedures for the submission and consideration of nominations by stockholders of candidates for election to the BCAC Holdings Board;

•	evaluating the current size, composition and organization of the BCAC Holdings Board and its committees and making recommendations to the BCAC Holdings Board for approvals;

•	developing a set of corporate governance policies and principles and recommending to the BCAC Holdings Board any changes to such policies and principles;

•	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the BCAC Holdings Board current and emerging corporate governance trends;

•

reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the BCAC Holdings Board, including undertaking an annual review of its own performance; and

•	overseeing the development and implementation of BCAC Holdings’ human capital management.

BCAC Holdings believes the composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. BCAC Holdings intends to comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

BCAC Holdings expects that none of the intended members of BCAC Holdings’ compensation committee will have ever been an executive officer or employee of BCAC Holdings. None of BCAC Holdings’ executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the BCAC Holdings Board or compensation committee.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

The BCAC Holdings Board will adopt a Code of Business Conduct and Ethics applicable to all of BCAC Holdings’ employees, executive officers and directors, as well as a Code of Ethics for Senior Financial Officers applicable to its senior financial officers (collectively, the “Codes of Conduct”). The Codes of Conduct will be available on BCAC Holdings’ website at www.ecombustible.com. Information contained on or accessible through BCAC Holdings’ website is not a part of and is not incorporated by reference into this proxy statement/prospectus, and the inclusion of BCAC Holdings’ website address in this proxy statement/prospectus is an inactive textual reference only. The nominating and corporate governance committee of the BCAC Holdings Board will be responsible for overseeing the Codes of Conduct and must approve any waivers of the Codes of Conduct for employees, executive officers and directors. BCAC Holdings expects that any amendments to the Codes of Conduct, or any waivers of its requirements, will be disclosed on its website.

Non-Employee Director Compensation

The BCAC Holdings Board expects to review director compensation periodically to ensure that director compensation remains competitive such that BCAC Holdings is able to recruit and retain qualified directors.

Following the consummation of the Business Combination, BCAC Holdings intends to develop a board of directors’ compensation program that is designed to align compensation with BCAC Holdings’ business objectives and the creation of stockholder value, while enabling BCAC Holdings to attract, retain, incentivize and reward directors who contribute to the long-term success of BCAC Holdings.

DESCRIPTION OF SECURITIES OF BCAC HOLDINGS

General

Pursuant to the Proposed Charter, BCAC Holdings’ authorized capital stock will consist of             shares, of which             are shares of BCAC Holdings Common Stock, par value $0.0001 per share, and             are shares of BCAC Holdings Preferred Stock, $0.0001 par value per share. As of the date of this proxy statement/prospectus, there were no shares of BCAC Holdings Common Stock and no shares of BCAC Holdings Preferred Stock issued and outstanding. The following description summarizes the material terms of BCAC Holdings’ capital stock pursuant to the Proposed Charter which will be adopted if the Charter Amendments Proposal is approved. This description is qualified by reference to the Proposed Charter and BCAC Holdings’ amended and restated bylaws as will be in effect upon consummation of the Business Combination, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively, and are incorporated in this proxy statement/prospectus by reference.

Common Stock

Upon completion of the Business Combination, each share of Benessere Common Stock will be exchanged for one share of BCAC Holdings Common Stock. BCAC Holdings Common Stock will also be issued as Merger Consideration to the eCombustible Holders.

Holders of BCAC Holdings Common Stock will exclusively possess all voting power and each share of BCAC Holdings Common Stock will have one vote on all matters submitted to the stockholders for a vote. Holders of BCAC Holdings Common Stock will be entitled to receive dividends or other distributions, if any, as may be declared from time to time by the BCAC Holdings board of directors in its discretion out of funds legally available therefor and share equally on a per share basis in all such dividends and other distributions. In the event of any liquidation, dissolution or winding up of BCAC Holdings, either voluntary or involuntary, holders of BCAC Holdings Common Stock will be entitled to receive their ratable and proportionate share of the remaining assets of BCAC Holdings.

Holders of BCAC Holdings Common Stock will have no cumulative voting rights, conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to BCAC Holdings Common Stock.

The BCAC Holdings Board will not be divided into classes and each director will be elected on an annual basis.

Preferred Stock

The board of directors of BCAC Holdings is expressly granted authority to issue shares of the BCAC Holdings Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of BCAC Holdings Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of BCAC Holdings Common Stock, without a separate vote of the holders of the BCAC Holdings Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation. No BCAC Holdings Preferred Stock is to be registered under this proxy statement/prospectus.

Warrants

Upon completion of the Business Combination, all of the Benessere Warrants will be exchanged for BCAC Holdings Warrants to purchase an equal number of shares of BCAC Holdings Common Stock on the same terms and conditions as the original warrants.

Dividends

Following completion of the Business Combination, the BCAC Holdings Board will consider whether or not to institute a dividend policy. It is the present intention of BCAC Holdings to retain any earnings for use in its business operations and, accordingly, BCAC Holdings does not anticipate its board of directors declaring any dividends in the foreseeable future.

Transfer Agent and Warrant Agent

It is anticipated that the transfer agent for the BCAC Holdings Common Stock and warrant agent for the BCAC Holdings Warrants will be Continental Stock Transfer & Trust Company at 1 State Street, 30th Floor, New York, NY 10004.

Listing of BCAC Holdings’ Securities

It is anticipated that BCAC Holdings Common Stock and BCAC Holdings Warrants will be listed on the Nasdaq Capital Market under the symbols “ECEC” and “ECECW,” respectively, following the Closing of the Business Combination, at which time BCAC Holdings will be renamed eCombustible Energy Corporation.

Certain Anti-Takeover Provisions of Delaware Law and the Proposed Charter

Special Meeting of Stockholders

BCAC Holdings’ amended and restated bylaws will provide that special meetings of its stockholders may be called only by a majority vote of the BCAC Holdings Board or by BCAC Holdings’ Chief Executive Officer, President or Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

BCAC Holdings’ amended and restated bylaws will provide that stockholders seeking to bring business before BCAC Holdings’ annual meeting of stockholders, or to nominate candidates for election as directors at BCAC Holdings’ annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by BCAC Holdings’ secretary at its principal executive offices not later than the 90th day nor earlier than the 120th day prior to the anniversary date of the proxy statement provided in connection with the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in BCAC Holdings’ annual proxy statement will need to comply with the notice periods contained therein. BCAC Holdings’ amended and restated bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude BCAC Holdings’ stockholders from bringing matters before BCAC Holdings’ annual meeting of stockholders or from making nominations for directors at BCAC Holdings’ annual meeting of stockholders.

Authorized but Unissued Shares

Authorized but unissued BCAC Holdings Common Stock and BCAC Holdings Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved BCAC Holdings Common Stock and BCAC Holdings Preferred Stock could render more difficult or discourage an attempt to obtain control of BCAC Holdings by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The sole and exclusive forum for any stockholder (including a beneficial owner) of BCAC Holdings to bring (i) any derivative action or proceeding brought on behalf of BCAC Holdings, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of BCAC Holdings to BCAC Holdings or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or its certificate of incorporation or bylaws, (iv) any action asserting a claim against a stockholder of BCAC Holdings, or (v) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another federal or state court located within the State of Delaware). Although BCAC Holdings believes this provision benefits BCAC Holdings by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against its directors and officers.

Section 203 of the Delaware General Corporation Law

BCAC Holdings will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of the outstanding voting stock of the corporation (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of BCAC Holdings’ assets. However, the above provisions of Section 203 do not apply if:

•	the BCAC Holdings Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of BCAC Holdings’ voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by the BCAC Holdings Board and authorized at a meeting of BCAC Holdings’ stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter, which will be effective upon consummation of the Business Combination, limits BCAC Holdings’ directors’ liability to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”). The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of BCAC Holdings’ directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and BCAC Holdings’ amended and restated bylaws, which will be effective upon the consummation of the Business Combination, provide that BCAC Holdings will, in certain situations, indemnify BCAC Holdings’ directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, BCAC Holdings will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require BCAC Holdings to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of BCAC Holdings’ directors or officers or any other company or enterprise to which the person provides services at BCAC Holdings’ request.

BCAC Holdings plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Charter and proposed amended and restated bylaws of BCAC Holdings, which will be effective upon the consummation of the Business Combination, and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against BCAC Holdings’ directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit BCAC Holdings and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent BCAC Holdings pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. BCAC Holdings believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, it has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

COMPARISON OF STOCKHOLDER RIGHTS

The following is a summary comparison of the material differences between the rights of Benessere stockholders and the rights that former Benessere stockholders will have as stockholders of BCAC Holdings under the Merger Agreement and the Proposed Charter effective following the Closing. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq rules. Such rights or obligations generally apply equally to shares of Benessere Common Stock and shares of BCAC Holdings Common Stock.

Both Benessere and BCAC Holdings are companies incorporated under the laws of the State of Delaware, and so both operate under and subject to the DGCL. More details about the rights of BCAC Holdings stockholders can be found in the section titled “Description of Securities of BCAC Holdings”. This summary is not intended to be a complete discussion of the respective rights of Benessere stockholders and BCAC Holdings stockholders and may not contain all of the information that is important to you, but is focused upon the differences that may be considered material to you. This summary is qualified in its entirety by reference to the DGCL and the governing documents of Benessere and BCAC Holdings, which we urge you to read carefully and in their entirety.

Benessere and BCAC Holdings urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the other documents to which we refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a Benessere stockholder and the rights of BCAC Holdings stockholder.

Benessere has filed its governing documents with the SEC and will send copies of these documents to you, without charge, upon your request. See the section titled “Where You Can Find More Information”. The forms of Proposed Charter and BCAC Holdings’ amended and restated bylaws, which will be adopted at the Closing, are included as Annex B and Annex C, respectively, to this proxy statement/prospectus.

	Benessere	Combined Company
Authorized Capital	The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which Benessere is authorized to issue is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of Benessere Class A Common Stock, and (ii) 10,000,000 shares of Benessere Class B Common Stock, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share. Shares of Benessere Class B Common Stock shall be convertible into shares of Benessere Class A Common Stock on a one-for-one basis, automatically on the closing of the Business Combination.	The total number of shares of all classes of capital stock which BCAC Holdings will have authority to issue is, consisting of (i) shares of BCAC Holdings Common Stock, par value $0.0001 per share, and (ii) shares of preferred stock, par value $0.0001 per share.

Voting Rights	Holders of Benessere Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.	Same as Benessere.

	Benessere	Combined Company

Number of Directors	The Benessere Certificate of Incorporation is silent on the number of directors, and the number of directors of Benessere, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by Benessere’s board of directors pursuant to a resolution adopted by a majority of Benessere’s board of directors. Benessere’s board of directors is divided into three classes of directors, as nearly equal as possible, with each class being elected to a staggered three-year term. Directors serve until their successors are elected and qualified or until their earlier death, resignation, retirement, disqualification or removal.	The Proposed Charter provides that the number of directors will be initially fixed at seven but the BCAC Holdings Board is not classified.

Election of Directors	The Benessere Certificate of Incorporation requires that the election of directors be determined by a plurality of the votes represented by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.	Same as Benessere.

Manner of Acting by Board	Benessere’s bylaws provide that the affirmative vote of a majority of the directors present at a meeting at which a quorum is present is the act of the Benessere board.	Same as Benessere.

Removal of Directors	The Benessere Certificate of Incorporation provides that a director may be removed from office at any time, but only for cause and by the affirmative vote of a majority of the voting power of all then outstanding shares of capital stock of Benessere entitled to vote generally in the election of directors, voting together as a single class.	The Proposed Charter provides that a director may be removed from office at any time, with or without cause, by the affirmative vote of a majority of the voting power of all then outstanding shares of capital stock of BCAC Holdings entitled to vote generally in the election of directors, voting together as a single class.

	Benessere	Combined Company

Nomination of Director Candidates	The Benessere bylaws provide that nominations of persons for election to the Benessere board may be made at any annual meeting, or at any special meeting of stockholders called for the purpose of electing directors, by the board or by any stockholder of Benessere who is a stockholder of record on the date notice of the meeting is given and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in the Benessere bylaws. To be timely, a stockholder’s notice must be received at the principal executive offices of Benessere (a) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (provided, however, that in the event the date of Benessere’s annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received no earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following	BCAC Holdings’ amended and restated bylaws provide that nominations of persons for election to the BCAC board may be made at any annual meeting, or at any special meeting of stockholders called for the purpose of electing directors, by the board or by any stockholder of BCAC Holdings who is a stockholder of record on the date notice of the meeting is given and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in such bylaws. To be timely, a stockholder’s notice must be received at the principal executive offices of BCAC Holdings (a) in the case of an annual meeting, not more than 120 days nor less than 90 days in advance of the anniversary of the date of BCAC Holdings’ proxy statement provided in connection with the previous year’s annual meeting of stockholders (provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received not later than the close of business on the later of (x) the 90th day
	the day on which public announcement of the date of the annual meeting was first made by Benessere) and (b) in the case of a special meeting, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Benessere.	prior to such annual meeting and (y) the 10th day following the day on which public announcement of the date of such meeting is first made by BCAC Holdings and (b) in the case of a special meeting, not less than nor more than 60 days before the date of the meeting.

	Benessere	Combined Company

Special Meetings of Stockholders	The Benessere bylaws provide that special meetings of the stockholders may be called only by the Chairman of the Board, Chief Executive Officer, or the Benessere board pursuant to a resolution adopted by a majority of the Benessere board.	BCAC Holdings’ amended and restated bylaws provide that special meetings of the stockholders may be called by the Secretary of BCAC Holdings only at the request of the Chairman of the Board, the Chief Executive Officer, the President of BCAC Holdings, or by a resolution duly adopted by the affirmative vote of a majority of the BCAC Holdings board.

Manner of Acting by Stockholders	The Benessere bylaws require that all matters other than the election of directors be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, Benessere’s certificate of incorporation, bylaws, or applicable stock exchange rules, a different vote is required, in which case such provision governs and controls the decision of such matter.	BCAC Holdings’ amended and restated bylaws provide that when a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the capital stock present in person or represented by proxy and entitled to vote on the question shall decide any question brought before such meeting, unless the question is one upon which by express provision of an applicable statute, the Proposed Charter or the bylaws, or of applicable stock exchange rules, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Stockholder Action Without Meeting	The Benessere Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of Benessere must be effected by a duly called annual or special meeting of such stockholders and	The Proposed Charter provides that any action required or permitted to be taken by the stockholders of BCAC Holdings must be effected at a duly called annual or special meeting of such stockholders and may not be
	may not be effected by written consent of the stockholders other than with respect to the Benessere Class B Common Stock with respect to which action may be taken by written consent.	effected by written consent of the stockholders.

State Anti-Takeover Statutes	The Benessere Certificate of Incorporation did not opt out of the provisions of Section 203 of the DGCL, which, subject to certain exceptions, would prohibit	Same as Benessere.

	Benessere	Combined Company
a company that opts in from engaging in specified business combinations with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless the business combination or transaction in which such stockholder became an interested stockholder is approved in a prescribed manner.

Indemnification of Directors and Officers	The Benessere Certificate of Incorporation provides that Benessere shall indemnify, to the fullest extent permitted by applicable law, as the same exists or may be amended, Benessere shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of Benessere or, while a director or officer of Benessere, is or was serving at the request of Benessere as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether	Same as Benessere.
the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts

	Benessere	Combined Company
paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. Benessere shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified.

Amendments to Bylaws

The Benessere Certificate of Incorporation and the Benessere bylaws provide that the bylaws may be adopted, amended, altered or repealed, by the affirmative vote of a majority vote of the members of the Board or by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of Benessere required by law or by the Benessere Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of Benessere entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the bylaws.

The Proposed Charter and BCAC Holdings’ amended and restated bylaws provide that the bylaws may be adopted, amended, altered or repealed, by the affirmative vote of a majority vote of the members of the BCAC Board or by the stockholders; provided, however, that, in addition to any vote of the holders of any class or series of stock of BCAC Holdings required by law or by the Proposed Charter, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of BCAC Holdings entitled to vote thereon, voting together as a single class, shall be required to adopt, amend, or repeal any provision of the bylaws.

Liquidation if No Business Combination	The Benessere Certificate of Incorporation provides that in the event that Benessere has not consummated an initial business combination within 18 months from the closing of the Benessere	None.

	Benessere	Combined Company
IPO, Benessere shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of shares of Benessere Common Stock sold in the Benessere IPO in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to Benessere to pay its taxes and fund working capital requirements, by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and Benessere’s board of directors in accordance with applicable law, dissolve and liquidate, subject in each case to Benessere’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.
Redemption Rights	The Benessere Certificate of Incorporation provides the holders of the Benessere Common Stock with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less franchise and income taxes payable, upon the consummation of Benessere’s initial business combination.	None.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, BCAC Holdings will have shares of BCAC Holdings Common Stock authorized and, based on assumptions set out elsewhere in this proxy statement/prospectus, up to 95,414,000 shares of BCAC Holdings Common Stock issued and outstanding, assuming no shares of Benessere Class A Common Stock are redeemed in connection with the Business Combination. All of the shares of BCAC Holdings Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by BCAC Holdings’ “affiliates” or Benessere’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the BCAC Holdings Common Stock in the public market could adversely affect prevailing market prices of the BCAC Holdings Common Stock. Prior to the Business Combination, there has been no public market for shares of BCAC Holdings Common Stock. BCAC Holdings intends to apply for listing of the BCAC Holdings Common Stock and BCAC Warrants on Nasdaq, but BCAC Holdings cannot assure you that a regular trading market will develop in the BCAC Holdings Common Stock.

Lock-up Agreements

Pursuant to that certain letter agreement dated as of January 4, 2021, by and among Benessere and the Benessere Initial Stockholders, the Benessere Initial Stockholders agreed not to transfer, assign or sell any of their founder shares (or shares of Benessere Class A Common Stock issuable upon their conversion) until the earlier to occur of: (A) six months after the completion of our initial business combination and (B) subsequent to our initial business combination, if the reported last sale price of the Benessere Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after our initial business combination (subject to certain limited exceptions).

Pursuant to the Sponsor Support Agreement, the Sponsor agreed to a lock-up provision whereby, subject to limited specified exceptions, the Sponsor will not for six months from the Closing (or, if earlier, (i) the date on which the closing sale price of a share of BCAC Holdings Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing or (ii) the date post-Closing on which BCAC Holdings consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party resulting in all of BCAC Holdings’ stockholders having the right to exchange their equity holdings in BCAC Holdings for cash, securities or other property) engage in any direct or indirect transfer or disposition of BCAC Holdings securities or Benessere securities or publicly disclose the intention to do so. The Sponsor Support Agreement also prevents transfers, except for certain permitted transfers, between the date of the Sponsor Support Agreement and the date of the Closing or earlier termination of the Mergers.

Rule 144

All of BCAC Holdings’ Common Stock that will be outstanding upon the completion of the Business Combination, other than those shares of BCAC Holdings Common Stock registered pursuant to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part, will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of BCAC Holdings and has beneficially owned BCAC Holdings’ restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about BCAC Holdings. Persons who are affiliates of BCAC

Holdings and have beneficially owned BCAC Holdings’ restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•

1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal 954,140 shares of BCAC Holdings Common Stock, including 2,875,000 founder shares held by the Sponsor that will be subject to certain lock-up arrangements described above and 393,750 private placement units that are subject to certain lock-up arrangements which Benessere’s officers, directors and stockholders entered into in connection with the IPO, as described above; or

•	the average weekly trading volume of BCAC Holdings’ Common Stock of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of BCAC Holdings under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about BCAC Holdings.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of eCombustible’s employees, consultants or advisors who purchases equity shares from BCAC Holdings in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

The holders of the founder shares (and Benessere Class A Common Stock issuable upon conversion of the founder shares), representative shares, placement units (and their underlying securities), and any units that may be issued upon conversion of the working capital loans (and their underlying securities) are entitled to registration rights in connection with a registration rights agreement executed in connection with the Benessere IPO that is being assumed by BCAC Holdings pursuant to the Merger Agreement. The holders of a majority of these securities are entitled to make up to three demands, excluding short form demands, that BCAC Holdings register such securities. The holders of a majority of the placement units or units issued to the Sponsor, officers, directors or their affiliates in payment of working capital loans made to BCAC Holdings (in each case, including the underlying securities) can elect to exercise these registration rights at any time after BCAC Holdings consummates the Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require BCAC Holdings to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering securities. BCAC Holdings will bear the expenses incurred in connection with the filing of any such registration statements.

Additionally, certain eCombustible Holders are being granted piggy-back registration rights under the transmittal letters for any shares that may be issued to them by BCAC Holdings under the Merger Agreement after the Closing for purchase price adjustments or indemnification claims.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Benessere’s Related Person Transactions

On October 13, 2020, the Company issued an aggregate of 2,875,000 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000 in cash. The Class B common stock included an aggregate of up to 375,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding shares after the IPO (assuming the initial stockholders do not purchase any Public Shares in the IPO and excluding the Placement Units and underlying securities). As a result of the underwriters’ election to fully exercise their over-allotment option, no founder shares are currently subject to forfeiture.

Our initial stockholders have agreed not to transfer, assign or sell any of the Class B common stock (except to certain permitted transferees) until the earlier of (i) six months after the date of the consummation of a Business Combination, (ii) the date on which the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination or (iii) if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Simultaneously with the Benessere IPO, the Sponsor purchased an aggregate of 360,000 placement units at $10.00 per unit, for an aggregate purchase price of $3,600,000. In connection with sale of its over-allotment units, Benessere consummated the sale of an additional 33,750 placement units at a price of $10.00 per unit which were purchased by the Sponsor, generating gross proceeds of $337,500. Each placement units consists of one share of our Class A Common Stock and one Benessere Warrant, with each placement warrant exercisable to purchase one share of Class A Common Stock at an exercise price of $11.50. The proceeds from the placement units were added to the proceeds from the Benessere IPO to be held in the Trust Account. If Benessere does not complete a business combination by July 7, 2022, the proceeds of the sale of the placement units will be used to fund the redemption of the public shares (subject to the requirements of applicable law), and the placement units and all underlying securities will expire worthless.

Simultaneously with the closing of the IPO, pursuant to the Unit Subscription Agreement, the Company completed the private sale of 360,000 units (the “Private Placement Units”) to ARC Global Investments LLC (the “Sponsor”) at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds to the Company of $3,600,000. In connection with the closing of the purchase of the Over-Allotment Units, the Company sold an additional 33,750 Private Placement Units to the Sponsor at a price of $10.00 per Private Placement Unit, generating an additional $337,500 of gross proceeds,

In order to meet Benessere’s working capital needs following the consummation of the Benessere IPO, the Sponsor or its affiliates, or officers and directors of Benessere may, but are not obligated to, loan Benessere funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of Benessere’s initial business combination, without interest, or, at holder’s discretion, up to $1,500,000 of the notes may be converted into units at a price of $10.00 per unit. If Benessere does not complete a business combination, Benessere may use a portion of proceeds held outside the Trust Account to repay these loans, but no proceeds held in the Trust Account would be used to repay these loans.

As of September 30, 2021, there were no loans outstanding. On November 12, 2021, the Sponsor provided a commitment to provide a $600,000 non-interest bearing loan for working capital purposes. As of February 9, 2022, no such amounts had been advanced.

On January 12, 2022, the Sponsor loaned to Benessere the principal amount of $1,032,948 in exchange for an unsecured promissory note (the “Note”). The Note bears no interest and is repayable in full upon the earlier of consummation of the Business Combination or the date of our liquidation.

Pursuant to a registration rights agreement entered into on January 4, 2021, the holders of the founder shares, placement units (and their underlying securities), and any units that may be issued upon conversion of the working capital loans (and their underlying securities) are entitled to registration rights. The holders of a majority of these securities are entitled to make up to three demands that Benessere register such securities. The holders of a majority of the placement units or units issued to the Sponsor, officers, directors or their affiliates in payment of working capital loans made to Benessere (in each case, including the underlying securities) can elect to exercise these registration rights at any time after Benessere consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require Benessere to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Benessere will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. Benessere will bear the expenses incurred in connection with the filing of any such registration statements.

The Sponsor has agreed to make available to Benessere certain general and administrative services, including office space, utilities and administrative support, as Benessere may require from time to time. Benessere has agreed to pay the Sponsor an aggregate of $10,000 per month for these services. As of September 2021, $60,000 of administrative service fee has been incurred under this arrangement. Each of the officers and directors of Benessere is a member of the Sponsor or owns, indirectly, membership interests in the Sponsor through a managing member entity. Accordingly, they will benefit from the transaction to the extent of their interest in the Sponsor. However, this arrangement is solely for Benessere’s benefit and is not intended to provide Benessere’s officers or directors compensation in lieu of a salary. Benessere believes, based on rents and fees for similar services in the Miami, Florida area, that the fee charged by the Sponsor is at least as favorable as it could have obtained from an unaffiliated person.

Other than the $10,000 per month administrative fee, no compensation or fees of any kind, including finder’s, consulting fees and other similar fees, will be paid to the Sponsor, members of Benessere’s management team or their respective affiliates, for services rendered prior to or in connection with the consummation of Benessere’s initial business combination (regardless of the type of transaction that it is). However, such individuals will receive the repayment of any loans from the Sponsor, officers and directors of Benessere for working capital purposes and reimbursement for any out-of-pocket expenses incurred by them in connection with activities on behalf of Benessere, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by Benessere.

After Benessere’s initial business combination, members of its management team who remain with Benessere may be paid consulting, management or other fees from the Combined Company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

All ongoing and future transactions between Benessere and any of its officers and directors or their respective affiliates will be on terms believed by Benessere to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of Benessere’s uninterested

“independent” directors or the members of Benessere’s board who do not have an interest in the transaction, in either case who had access, at our expense, to Benessere’s attorneys or independent legal counsel. Benessere will not enter into any such transaction unless Benessere’s disinterested “independent” directors determine that the terms of such transaction are no less favorable to Benessere than those that would be available to Benessere with respect to such a transaction from unaffiliated third parties.

Benessere’s Related Person Transactions Policy and Procedure

Benessere’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Benessere or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Benessere’s shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Benessere’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Benessere enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to Benessere than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Benessere also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, Benessere has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors of Benessere unless Benessere has obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions on the type of target business Benessere is seeking to acquire, and the approval of a majority of Benessere’s disinterested independent directors that the business combination is fair to its unaffiliated stockholders from a financial point of view.

eCombustible’s Related Person Transactions

Voting Agreement

Simultaneously with the execution of the Merger Agreement, ATA International Holdings, LLC (“ATA”), an entity wholly owned by First American Trust of Nevada, LLC, as trustee of the Arevalo Family Trust, of which Jorge E. Arevalo García is a beneficiary, entered into a voting agreement with eCombustible (the “Voting Agreement”). ATA beneficially owns 43,782,577 Class A Units of eCombustible and 3,750,000 Class A-1 Units of eCombustible, which constitutes approximately 38.3% of the voting securities of eCombustible as of the date of this proxy statement/prospectus and, because the holders of Class A-1 Units of eCombustible are entitled to five votes per unit, represents approximately 49.0% of eCombustible’s total voting power as of the date of this proxy statement/prospectus. Under the Voting Agreement, ATA agreed to vote all of its eCombustible Units in favor of approving the Merger Agreement and related transactions. ATA also agreed to take certain other actions in support of the Merger Agreement and related transactions and to refrain from taking actions that would adversely affect ATA’s ability to perform its obligations under the Voting Agreement. The Voting Agreement also prevents transfers of eCombustible Units held by ATA between the date of the Voting Agreement and the date of approval of the Merger Agreement and related transactions, except for certain permitted transfers.

Lock-Up Agreement

At the Closing, certain members of eCombustible’s management team and each of the eCombustible Holders, holding more than 5% of the eCombustible Units, including ATA, 1221 Capital Partners, LLC (“1221 Capital”), an entity affiliated with Thomas F. Staz, who is a member of the eCombustible Board, and Aries World, LLC, an entity that is wholly owned by eCombustible’s Director of Engineering (“Aries World”), will enter into a Lock-Up Agreement with BCAC Holdings and the Purchaser Representative in substantially the form attached to the Merger Agreement (each, a “Lock-Up Agreement”). Under the Lock-Up Agreement, each such eCombustible Holder will agree not to, during the period commencing from the Closing and (A) with respect to the shares of BCAC Holdings Common Stock to be received as part of the Merger Consideration by such eCombustible Holder (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), ending on the earlier of (x) six months after the date of the Closing, (y) the date on which the closing sale price of shares of BCAC Holdings Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing and (z) the date after the Closing on which BCAC Holdings consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of BCAC Holdings’ stockholders having the right to exchange their equity holdings in BCAC Holdings for cash, securities or other property and (B) with respect to the Earnout Shares, ending six months after the date that the Earnout Shares are issued to such eCombustible Holder: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise. The lock-up is substantially the same as that entered into by the Sponsor in connection with the Benessere IPO.

Non-Compete Agreement

At the Closing, executive officers of eCombustible (the “eCombustible Executives”), including Jorge E. Arevalo García and James M. Driscoll, each of whom is a member of the eCombustible Board, will each enter into a Non-Competition and Non-Solicitation Agreement in substantially the form attached to the Merger Agreement (each, a “Non-Competition Agreement”) in favor of BCAC Holdings, eCombustible and their respective present and future affiliates, successors and direct and indirect subsidiaries (collectively, the “Covered Parties”). Under each Non-Competition Agreement, for a period of three years after the Closing (such period, the “Restricted Period”), the eCombustible Executive party thereto has agreed that he or she will not and will not permit his or her affiliates to, without BCAC Holdings’ prior written consent, directly or indirectly engage in the business of fabricating modular fuel supply units. Under each Non-Competition Agreement, the eCombustible Executive party thereto and his or her affiliates will also be subject to certain non-solicitation and non-interference obligations during the Restricted Period with respect to the Covered Parties’ respective (i) employees, consultants and independent contractors, (ii) customers, and (iii) vendors, suppliers, distributors, agents or other service providers. Each eCombustible Executive will also be subject to non-disparagement provisions regarding the Covered Parties and confidentiality obligations with respect to the confidential information of the Covered Parties.

Indemnification Agreements

BCAC Holdings intends to enter into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Proposed Charter and BCAC Holdings’ amended and restated bylaws. These agreements, among other things, require BCAC Holdings to indemnify BCAC Holdings’ directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of BCAC Holdings’ directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at BCAC Holdings’ request. For more information regarding these indemnification arrangements, see “Management of BCAC Holdings After the Business Combination—Limitation on Liability and Indemnification of Directors and Officers.” BCAC Holdings believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Proposed Charter and BCAC Holdings’ amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit BCAC Holdings and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Class A Units Financing; Restructuring

In 2019, eCombustible effected a 1 to 250,000 split of all its issued and outstanding units into Class A Units (the “unit split”). In 2019, each of ATA and 1221 Capital made capital contributions to eCombustible in the amounts of $2 million and $500,000, respectively. In 2020, each of eCombustible, 1221 Capital and ATA agreed for eCombustible to issue 500,000 Class A Units and 2,000,000 Class A Units to each of 1221 Capital and ATA, respectively, as credit (the “Credits”) for the capital contributions made in 2019, effective as of December 2019 and after giving effect to the unit split. Additionally, in 2020, in connection with the potential issuance of Class A Units to 1221 eCombustible Holdings LLC (“1221 eCombustible Holdings”) (as further discussed below), each of eCombustible, 1221 Capital and ATA agreed to effect a unit dividend of 2.285454 for each unit then issued and outstanding, effective as of December 2019 and after giving effect to the unit split and the issuance of the Credits. In connection with the unit dividend, ATA received 37,710,000 Class A Units and 1221 Capital received 1,142,727 Class A Units.

On December 23, 2020, eCombustible formalized the issuance of an aggregate of 7,150,000 Class A Units to 1221 eCombustible Holdings at a purchase price of $1.00 per unit, for an aggregate purchase price of approximately $7.15 million pursuant to a Subscription Agreement between eCombustible and 1221 eCombustible Holdings. This issuance occurred in June 2020 in connection with a commitment by 1221 eCombustible Holdings to provide capital to eCombustible.

eCombustible Unit Transfers Involving ATA

On August 20, 2020, 1221 Capital purchased 3,000,000 Class A Units from ATA at a purchase price of $0.50 per unit and 5,000,000 Class A Units from Aries World at a purchase price of $0.10 per unit pursuant to a Purchase and Sale Agreement.

On November 16, 2020, Aries World assigned 18,750,000 Class A Units to ATA for no consideration pursuant to an Assignment Agreement. Thereafter, on December 14, 2020, eCombustible entered into a Forfeiture Agreement with ATA, whereby ATA forfeited 15,000,000 Class A Units to eCombustible for no consideration. In connection with the foregoing forfeiture, an equivalent amount of Class M Units of eCombustible were thereafter issued to certain individuals, 12,000,000 of which were awarded to the inventor of the eCombustible technology in order to incentive this individual to participate in eCombustible’s commercialization efforts. The remaining 3,000,000 Class M Units were issued to 1221 Capital in exchange for a cash payment of $500,000. See “Certain Relationships and Related Person Transactions – eCombustible’s Related Person Transactions –Commercial Agreements – Agreements with 1221 Capital” below. Concurrently with these transactions, ATA entered into a Membership Interest Purchase Agreement with 1221 eCombustible Holdings, whereby ATA sold 1,250,000 Class A Units to 1221 eCombustible Holdings at a price of $1.00 per unit for an aggregate repurchase price of $1,250,000.

On February 10, 2021, ATA entered into a Membership Interest Purchase Agreement with GR92, LLC (“GR92”), whereby ATA sold 3,000,000 Class A Units to GR92 for an aggregate purchase price of $3,000,000. As of the date of this agreement, Alan Rotter, a member of GR92, held a 15% equity interest in Aqua Gas S.A.C., a consolidated variable interest entity affiliated with eCombustible in which Mr. Arevalo indirectly holds a majority interest (“Aqua Gas”). Approximately $1,938,000 of the $3,000,000 purchase price for these Class A Units was paid to Mr. Arevalo, as a beneficiary of the Arevalo Family Trust, the trustee for which, First American Trust of Nevada, LLC, is the sole member of ATA. The remaining approximately $1,062,000 balance of the $3,000,000 purchase price for these Class A Units was paid by GR92 to Glide Master Fund SPC LTD.-AV Alternative Fund II (Master) Segregated Portfolio (“Glide Master”) at the direction of Mr. Arevalo. A portion of this amount was applied in satisfaction of the principal and accrued and unpaid interest owed to Glide Master by Aqua Gas under a promissory note, as discussed further below under “Certain Relationships and Related Person Transactions – eCombustible’s Related Person Transactions – Related Party Loans – Glide Notes.” The remaining portion paid to Glide Master in the amount of approximately $161,000 was in satisfaction of an outstanding liability owed by Aqua Gas to Glide Master.

Commercial Agreements

Agreements with 1221 Capital

On December 18, 2020, eCombustible entered into a Class M Unit Purchase Agreement with 1221 Capital whereby eCombustible issued and sold to 1221 Capital 3,000,000 Class M Units for an aggregate purchase price of $500,000. On October 31, 2021, eCombustible entered into a Class M Unit Award Agreement with 1221 Capital whereby eCombustible issued 5,900,000 Class M Units to 1221 Capital in consideration for terminating an Amended and Restated Equity Purchase and Advisory Service Agreement between eCombustible and 1221 Capital, dated February 19, 2020, pursuant to which 1221 Capital would have been entitled to receive certain equity interests and cash payments from eCombustible in exchange for making introductions to potential customers and providing management and advisory services to eCombustible. 1221 Capital beneficially owns 10,293,731 Class A Units, which constitutes         % of the voting securities of eCombustible as of the date of this proxy statement/prospectus.

On October 31, 2021, eCombustible entered into an agreement with 1221 Capital (the “1221 Introduction Fee Agreement”) whereby eCombustible agreed to pay 1221 Capital an introduction fee of $500,000 in the event that eCombustible closes a financing or financings with one or more financing sources identified by 1221 Capital in the aggregate amount of $15 million or more.

In September 2021, Arqueiro Serviços de Telecomunicacões LTDA (“Arqueiro”), a Brazilian entity in which 1221 Capital holds a controlling interest, entered into certain informal arrangements with eCombustible whereby Arqueiro agreed to import equipment to Brazil on behalf of eCombustible in connection with a project in exchange for a 5% commission on the cost of the items imported. eCombustible agreed to reimburse Arqueiro for the cost of the equipment and any exchange rate variations. As of September 30, 2021, 1221 Capital had paid Arqueiro $100,000 on behalf of eCombustible in connection with the foregoing arrangements.

Related Party Loans

Glide Notes

Aqua Gas has entered into the following agreements with Glide Master. Mr. Arevalo indirectly holds a majority interest in Aqua Gas.

•

On January 22, 2018, Aqua Gas entered into a loan agreement with Glide Master Fund SPC LTD.-AV Alternative Fund II (Master) Segregated Portfolio (“Glide Master”), as amended by that First Addendum thereto dated March 8, 2018, and issued a promissory note evidencing such loan in favor of Glide Master (the “Glide Note I”) in the principal amount of $900,000 bearing interest at an annual rate of 12.9% and maturing on January 23, 2021. Installments of principal and accrued interest under the Glide Note I are payable by Aqua Gas bimonthly. The maturity date of the Glide Note I was extended to November 2021 pursuant to a verbal agreement between Aqua Gas and Glide Master in January 2021 and was further extended to the date of the Closing of the Business Combination pursuant to an Extension of Loan Agreement dated February         , 2022. The Glide Note I is personally guaranteed by Mr. Arevalo and certain affiliates of eCombustible. As of December 31, 2020 and September 30, 2021, approximately $256,000 of principal and $18,000 and $50,000, respectively, of accrued interest remained outstanding under the Glide Note I.

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On February 28, 2019, Aqua Gas issued a promissory note in favor of Glide Master (the “Glide Note II”) in the principal amount of $732,000 bearing interest at an annual rate of 12% and maturing on March 4, 2020. The maturity date of the Glide Note II was extended to 2021 pursuant to an extension of repayment terms verbally agreed to in March 2020. As of December 31, 2020, $732,000 of principal and approximately $169,000 of accrued interest remained outstanding under the Glide Note II. All outstanding principal and interest under the Glide Note II was repaid in February 2021 out of the proceeds of the sale of certain Class A Units to GR92 by ATA, an entity wholly owned by First American Trust of Nevada, LLC, the trustee for the Arevalo Family Trust, of which Mr. Arevalo is a beneficiary. See “Certain Relationships and Related Person Transactions – eCombustible’s Related Person Transactions – eCombustible Unit Transfers Involving ATA” above.

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On September 16, 2019, Aqua Gas entered into a loan agreement with Glide Master and issued a promissory note evidencing such loan in favor of Glide Master, dated September 16, 2019 (the “Glide Note III”) in the principal amount of $2,000,000 bearing interest at an annual rate of 12% and maturing on September 18, 2022. Installments of principal and accrued interest under the Glide Note III are payable bimonthly pursuant to an extension to repayment terms verbally agreed to in 2020. The Glide Note III is personally guaranteed by Mr. Arevalo and an affiliate of eCombustible. On December 16, 2020, eCombustible issued a promissory note in favor of Mr. Arevalo (the “Arevalo Note”) with similar repayment terms to the Glide Note III, effectively transferring the payment obligations under the Glide Note III to eCombustible. Payments of up to $500,000 under the Arevalo Note were deferred until February 15, 2022 pursuant to an Amendment to the December 16, 2020 Promissory Note dated February         , 2022. As of December 31, 2020 and September 30, 2021, $2,000,000 of principal and $317,000 and $519,000, respectively, of accrued interest remained outstanding under each of the Glide Note III and the Arevalo Note. The Glide Note III and the Arevalo Note are each expected to be repaid upon Closing, contingent on available cash at Closing and at the discretion of eCombustible.

On May 4, 2020, eCombustible issued a promissory note to Mr. Arevalo in the principal amount of $250,000, bearing an annual interest rate of 12% and maturing on April 20, 2021. This note was fully repaid as of June 30, 2020.

On October 31, 2021, eCombustible issued a promissory note (the “1221 Note”) to 1221 Capital in the principal amount of $2.5 million, bearing an interest rate of 5%. The 1221 Note was issued as additional consideration for the services rendered by 1221 Capital in connection with the termination of the Amended and Restated Equity Purchase and Advisory Service Agreement referred to above. The principal amount due under the 1221 Note is repayable as follows: (i) $300,000 in 2022 payable at $100,000 per quarter beginning April 1, 2022, (ii) $500,000 in 2023 payable at $125,000 per quarter, (iii) $700,000 in 2024 payable at $175,000, and (iv) $1.0 million in 2025 payable at $250,000 per quarter. Accrued interest on the 1221 Note must be paid at the time of each principal repayment in accordance with the foregoing repayment schedule. The 1221 Note is expected be repaid upon Closing, contingent on available cash at Closing and at the discretion of eCombustible.

On October 16, 2018, EC Gas S.A.C. (“EC Gas”), a consolidated variable interest entity affiliated with eCombustible in which Mr. Arevalo holds a majority interest, issued a promissory note to Dr. Alfredo Federico Rosendo Hohagen Fernandini in the principal amount of $600,000, bearing an annual interest rate of 15% and maturing on October 22, 2022, as amended by an addendum thereto dated October 4, 2019 (the “Hohagen Note”). The maturity date of the Hohagen Note was extended to the date of the Closing of the Business Combination pursuant to an Extension of Loan Agreement dated February         , 2022. The Hohagen Note is personally guaranteed by Mr. Arevalo and an affiliate of eCombustible. As of December 31, 2020 and September 30, 2021, $600,000 of principal and approximately $11,200 and $54,000, respectively, of accrued and unpaid interest remained outstanding under the Hohagen Note.

Perks and Other Personal Benefits

Mr. Arevalo received certain perquisites and other personal benefits during the fiscal year 2020. See “eCombustible’s Executive Compensation—Benefits and Perquisites.”

Compensation Arrangements with ATA

In July 2020, ATA entered into various verbal arrangements with eCombustible, whereby ATA sources and pays the compensation of Mr. Arevalo and certain technical consultants of eCombustible (the “Compensation Arrangements”). eCombustible reimburses ATA for these amounts. Under these arrangements, eCombustible paid ATA approximately $266,000 for Mr. Arevalo’s compensation and $149,000 for the compensation of technical consultants, respectively, during the year ended December 30, 2020 and $342,000 for Mr. Arevalo’s compensation and $317,000 for the compensation of technical consultants, respectively, during the nine months ended September 30, 2021.

Employment and Services Agreements

eCombustible has entered into employment agreements and services agreements with certain of its executive officers and expects to enter into new employment agreements and non-competition agreements with certain of its executive officers pursuant to the terms of the Merger Agreement. The compensation owed to Mr. Arevalo pursuant to his services agreement with eCombustible has not been paid and Mr. Arevalo has instead been compensated pursuant to his Compensation Arrangement with ATA described above. See “eCombustible’s Executive Compensation—Agreements with eCombustible’s Named Executive Officers and Potential Payments Upon Termination or Change of Control.” During 2021, all compensation payable under the services agreement to Mr. Arevalo was paid to ATA rather than to Mr. Arevalo directly. eCombustible, Mr. Arevalo and ATA are expected enter into a written agreement to memorialize the terms of the payments to ATA.

Related Person Transactions Policy Following the Business Combination

Upon consummation of the Business Combination, it is anticipated that the BCAC Holdings Board will adopt a written Related Person Transactions Policy that sets forth BCAC Holdings’ policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of BCAC Holdings’ policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which BCAC Holdings or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to BCAC Holdings as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of BCAC Holdings’ voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of BCAC Holdings’ voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to BCAC Holdings’ audit committee (or, where review by BCAC Holdings’ audit committee would be inappropriate, to another independent body of the BCAC Holdings Board) for review. To identify related person transactions in advance, BCAC Holdings will rely on information supplied by BCAC Holdings’ executive officers, directors and certain significant unitholders. In considering related person transactions, BCAC Holdings’ audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the potential conflicts with the interests of BCAC Holdings;

•	the risks, costs, and benefits to BCAC Holdings;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;
•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

BCAC Holdings’ audit committee will approve only those transactions that it determines are fair to us and in BCAC Holdings’ best interests. All of the transactions described above were entered into prior to the adoption of such policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of Benessere Common Stock as of the date of this proxy statement/prospectus (pre-Business Combination) and (ii) the expected beneficial ownership of BCAC Holdings Common Stock immediately following the consummation of the Business Combination (assuming that no public shares of Benessere are redeemed, and alternatively, assuming the maximum number of shares of Benessere are redeemed), by:

•

each person who is known to be the beneficial owner of more than 5% of the outstanding shares of Benessere Common Stock and/or is expected to be the beneficial owner of more than 5% of the outstanding shares of BCAC Holdings Common Stock post-Business Combination;

•	each of Benessere’s current executive officers and directors;

•	each person who will become an executive officer or director of BCAC Holdings post-Business Combination; and

•	all executive officers and directors of Benessere as a group pre-Business Combination and all executive officers and directors of BCAC Holdings as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Benessere Common Stock pre-Business Combination is based on 13,723,239 shares of Benessere Common Stock issued and outstanding as of the date of this proxy statement/prospectus.

The expected beneficial ownership of BCAC Holdings Common Stock post-Business Combination is based on 95,412,614 shares of BCAC Holdings Common Stock issued and outstanding assuming no redemptions, 90,247,870 shares of BCAC Holdings Common Stock issued and outstanding assuming 50% redemptions and 87,122,636 shares of BCAC Holdings Common Stock issued and outstanding assuming maximum redemptions, and the assumption that the pro rata portion of the funds available in the Trust Account for the redemption of public shares of Benessere Class A Common Stock is $10.35 per share (based on funds in the Trust Account of $104.9 million as of January 7, 2022).

The ownership percentage set forth below with respect to BCAC Holdings includes the shares issuable to the eCombustible Holders, and assumes all Benessere Rights are exchanged for BCAC Holdings Common Stock, but does not take into account (i) any shares reserved for issuance under the Incentive Plan or ESPP, (ii) the issuance of any shares upon the exercise of warrants to purchase up to a total of 8,920,312 shares of BCAC Holdings Common Stock that will remain outstanding following the Business Combination or any additional private placement units that are issued or issuable to our Sponsor pursuant to the conversion of the Sponsor’s up to $1.5 million working capital loans that were made to Benessere, (iii) an earnout of up to 59,000,000 BCAC Holdings Common Stock to which the existing holders of eCombustible Units are eligible, depending on terms relating to price of the BCAC Holdings Common Stock following the Closing, (iv) any adjustments to the Merger Consideration payable to the eCombustible Holders as a result of eCombustible’s working capital, transaction expenses and/or debt as of the completion of the Business Combination varying from certain specified targets set forth in the Merger Agreement, and (v) any indemnification payments that are made after the consummation of the Business Combination by delivery of shares of BCAC Holdings Common Stock. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Unless otherwise indicated, Benessere believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them.

	Benessere Before the Business Combination				BCAC Holdings After the Business Combination
					Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owner (1)	Number of Shares of Benessere Common Stock	% of Benessere Class A Common Stock	% of Benessere Class B Common Stock	% of Benessere Common Stock	Number of Shares of BCAC Holdings Common Stock	%	Number of Shares of BCAC Holdings Common Stock	%	Number of Shares of BCAC Holdings Common Stock	%
5% Holders

ARC Global Investments LLC (2)	3,218,750	3.31%	94.17%	21.61%	3,218,750		3,218,750		3,218,750

ATA International Holdings, LLC (3)	—	—	—	—	29,233,229		29,233,229		29,233,229

1221 Capital Partners, LLC (4)	—	—	—	—	11,887,640		11,887,640		11,887,640

Marc Bistricer (5)	790,317	6.64%	—	5.30%	790,317		790,317		790,317

Highbridge Capital Management, LLC (6)	744,600	6.26%	—	5.00%	744,600		744,600		744,600

CVI Investments, Inc. (7)	700,000	5.89%	—	4.70%	700,000		700,000		700,000

Basso SPAC Fund LLC (8)	626,012	5.26%	—	4.20%	626,012		626,012		626,012
Directors and Executive Officers of Benessere Before the Business Combination

Patrick Orlando	3,218,750	3.31%	94.17%	21.61%	3,218,750		3,218,750		3,218,750

Francisco O. Flores	10,000	—	*	*	10,000		10,000		10,000

Guillermo Cruz	10,000	—	*	*	10,000		10,000		10,000

Joseph A. Porello	0	—	*	*	0		0		0

Rene Gerardo Sagebien	0	—	*	*	0		0		0

Eric Swider	5,000	—	*	*	5,000		5,000		5,000

Justin L. Shaner	5,000	—	*	*	5,000		5,000		5,000
All directors and executive officers of Benessere Before the Business Combination (seven persons)	3,248,750	3.31%	95.17%	21.18%	3,248,750		3,248,750		3,248,750
Directors and Executive Officers of BCAC Holdings After the Business Combination

Jorge E. Arevalo García(9)	—	—	—	—	29,233,229		29,233,229		29,233,229

James M. Driscoll(10)	—	—	—	—	2,752,195		2,752,195		2,752,195

Thomas F. Staz(11)	—	—	—	—	11,887,640		11,887,640		11,887,640

Karen L. Childress(12)	—	—	—	—	1,029,950		1,029,950		1,029,950

Tedd A. Sellers(12)	—	—	—	—	184,107		184,107		184,107

Gabriela Villegas(14)	—	—	—	—	—		—		—	—
All directors and executive officers of BCAC Holdings after the Business Combination (ten persons)

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the persons and entities listed above is c/o Benessere Capital Acquisition Corp., 78 SW 7th Street, Unit 800, Miami, Florida 33130.
(2)	Represents shares held by the Sponsor. Each of Benessere’s officers and directors is a member of the Sponsor or owns, indirectly, membership interests in the Sponsor through a managing member entity.

Patrick Orlando, Benessere’s Chairman and Chief Executive Officer, is the managing member of the Sponsor. Thus, he may be deemed to have or share beneficial ownership of such shares.
(3)

Jorge E. Arevalo García, a beneficiary of the Arevalo Family Trust, the trustee for which, First American Trust of Nevada, LLC, is the sole member of ATA International Holdings, LLC (“ATA”), may be deemed to have sole voting and investment power over, and to be the beneficial owner of, the shares of common stock held by ATA. Mr. Arevalo disclaims beneficial ownership of the shares held by ATA, except to the extent of his pecuniary interest therein. The address of ATA is 16690 Collins Avenue, Suite 1102, Miami, Florida 33160.

(4)

Consists of (i) 11,819,847 shares of common stock held of record by 1221 Capital Partners, LLC (“1221 Capital”) and (ii) 67,793 shares of common stock held of record by 1221 eCombustible Holdings, LLC (“1221 eCombustible Holdings”). Thomas F. Staz, John J. Sicilian, Joshua C. Wood and James R. Tolzien, the managing members of 1221 Capital and 1221 eCombustible Holdings, may be deemed to have shared voting and investment power over the shares of common stock held by 1221 Capital and 1221 eCombustible Holdings. Each such person and entity disclaims the existence of a “group” and disclaims beneficial ownership of any shares, except to the extent of such person’s or entity’s pecuniary interest in such shares. The address of 1221 Capital is 1221 Brickell Avenue, Suite 2660, Miami, Florida 33138.

(5)

Based on a Schedule 13G filed with the SEC on November 29, 2021, Murchinson Ltd., a company incorporated under the laws of Canada (“Murchinson”), serves as the investment fund advisor to and Marc Bistricer, in whose name the shares of Class A common stock reported therein are held. As such, Murchinson may be deemed to be the beneficial owner of all shares of Class A common stock held by Mr. Bistricer, a citizen of Canada. The principal office of each reporting person is 145 Adelaide St. West, Suite 400, Toronto, Ontario Canada M5H 4E5.

(6)

Based on a Schedule 13G filed with the SEC on February 3, 2022, Highbridge Capital Management, LLC (“Highbridge”), is a Delaware limited liability company and the investment adviser to certain funds and accounts (the “Highbridge Funds”), with respect to the shares of Class A common stock directly held by the Highbridge Funds. The address of the principal business office of each reporting person is 277 Park Avenue, New York, NY 10172.

(7)

Based on a Schedule 13G filed with the SEC on February 11, 2021, Basso Capital Management, L.P., a Delaware limited partnership (“BCM”), serves as the investment manager to Basso SPAC Fund LLC (“Basso SPAC”), a Delaware limited liability company (“Basso SPAC”), in whose name the shares of Class A common stock reported therein are held. Basso Management, LLC, a Delaware limited liability company (“Basso Management”) is the manager of Basso SPAC. Basso GP, LLC, a Delaware limited liability company (“Basso GP”), is the general partner of BCM. Howard I. Fischer is the principal portfolio manager for Basso SPAC, the Chief Executive Officer and a Founding Managing Partner of BCM, and a member of each of Basso Management and Basso GP. Accordingly, each of Basso Management, BCM, Basso GP and Mr. Fischer may be deemed to indirectly beneficially own the shares of Class A common stock reported herein. The address of the principal business office of each reporting person is 1266 East Main Street, Fourth Floor, Stamford, Connecticut 06902.

(8)

Based on a Schedule 13G filed with the SEC on January 14, 2021, Heights Capital Management, Inc., a Delaware Corporation (“HCM”), serves as the investment manager to CVI Investments, Inc., a Cayman Islands exempted company (“CVI”), in whose name the shares of Class A common stock reported therein are held. As such, HCM may be deemed to be the beneficial owner of all shares of Class A common stock owned by CVI. William Walmsley, the Director of CVI Investments, Inc., may also be deemed to beneficially own these 700,000 shares, as may Brian Sopinsky, Secretary of Heights Capital Management, Inc. Each of the reporting persons disclaims any beneficial ownership of any such shares of Class A common stock, except for their pecuniary interest therein. The address of the principal business office of CVI is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands. The address of the principal business office of HCM is 101 California Street, Suite 3250, San Francisco, California 94111.

(9)	Consists of shares of common stock held by ATA International Holdings, LLC. See footnote (3) above.
(10)	Mr. Driscoll’s address is 16690 Collins Avenue, Suite 1102, Miami, Florida 33160.
(11)	Consists of shares of common stock held by 1221 Capital Partners, LLC and 1221 eCombustible Holdings, LLC. See footnote (4) above.
(12)	Ms. Childress’s address is 16690 Collins Avenue, Suite 1102, Miami, Florida 33160.

(13)	Mr. Sellers’ address is 16690 Collins Avenue, Suite 1102, Miami, Florida 33160.
(14)	Ms. Villegas’ address is 16690 Collins Avenue, Suite 1102, Miami, Florida 33160.

MARKET INFORMATION AND DIVIDENDS ON SECURITIES

Benessere

Market for Benessere Securities

Benessere’s units, Class A common stock, rights and warrants are currently listed on the Nasdaq Capital Market under the symbols “BENEU”, “BENE,” “BENER” and “BENEW”, respectively. The units commenced public trading on January 5, 2021. The Class A common stock, rights and warrants each commenced separate public trading on January 28, 2021.

Holders

As of the date of this proxy statement/prospectus, there were             holders of record of Benessere units, holders of record of Benessere Common Stock,             holders of record of Benessere warrants and holders of record for Benessere rights. See the section entitled “Beneficial Ownership of Securities.”

Dividend Policy

Benessere has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of an initial business combination.

BCAC Holdings

Market for BCAC Holdings Securities

BCAC Holdings is an entity newly formed to effectuate the Business Combination and there has been no public market for BCAC Holdings’ securities.

Holders

As a newly-formed entity, as of the date of this proxy statement/prospectus, there was one holder of BCAC Holdings’ securities.

Dividend Policy Following the Business Combination

Following completion of the Business Combination, BCAC Holdings’ board of directors will consider whether or not to institute a dividend policy. It is the present intention of BCAC Holdings to retain any earnings for use in its business operations and, accordingly, BCAC Holdings does not anticipate its board of directors declaring any dividends in the foreseeable future.

eCombustible

Market for eCombustible’s Securities

eCombustible is a private entity and there has been no public market for eCombustible’s securities.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP will pass upon the validity of the common stock issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus.

INDEPENDENT AUDITORS

The financial statements of Benessere at December 31, 2020 and for the period from September 2020 (inception) through December 31, 2020 included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The financial statements of eCombustible as of December 30, 2019 and 2020 and for each of the two years in the period ended December 31, 2020, included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Benessere’s securities is Continental Stock Transfer & Trust Company. The transfer agent for BCAC Holdings’ securities is Continental Stock Transfer & Trust Company.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Benessere and servicers that it employs to deliver communications to Benessere’s stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Benessere will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request that Benessere deliver single copies of its proxy statement in the future. Stockholders may notify Benessere of their requests by calling or writing Benessere at its principal executive offices at 78 SW 7th Street, Unit 800, Miami, Florida 33130.

SUBMISSION OF STOCKHOLDER PROPOSALS

Benessere’s Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, you will be entitled to attend and participate in the Combined Entity’s annual meetings of stockholder. If we hold a 2022 annual meeting of stockholders, we will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting will be held.

WHERE YOU CAN FIND MORE INFORMATION

Benessere files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Benessere’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. Upon the closing of the Business

Combination, BCAC Holdings will file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You will be able to access information about BCAC Holdings following the closing of the Business Combination at the SEC’s web site at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact Benessere by telephone or in writing:

Patrick Orlando

Chairman and Chief Executive Officer

78 SW 7th Street, Unit 800

Miami, Florida 33130

You may also obtain these documents by requesting them in writing or by telephone from Benessere’s proxy solicitation agent at the following address and telephone number:

[Proxy Solicitor’s name and contact information]

If you are a stockholder of Benessere and would like to request documents, please do so by     , 2022, in order to receive them before the Special Meeting. If you request any documents from Benessere, Benessere will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Benessere has been supplied by Benessere, all information relating to eCombustible has been supplied by eCombustible, and all information relating to BCAC Holdings has been supplied by BCAC Holdings. Information provided by one party does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of Benessere for the Special Meeting. Benessere has not authorized anyone to give any information or make any representation about the Business Combination, Benessere or eCombustible that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

BENESSERE

UNAUDITED FINANCIAL STATEMENTS

Condensed Balance Sheets as of September 30, 2021 (unaudited) and December 31, 2020	F-2

Unaudited Condensed Statements of Operations For the Three and Nine Months Ended September 30, 2021 and For the Period From September 25, 2020 (inception) to September 30, 2020	F-3

Unaudited Condensed Statements of Changes in Stockholder’s Deficit For the Nine Months Ended September 30, 2021 and For the Period From September 25, 2020 (inception) to September 30, 2020	F-4

Unaudited Condensed Statements of Cash Flows For the Nine Months Ended September 30, 2021 and For the Period From September 25, 2020 (inception) to September 30, 2020	F-6

Notes to Condensed Financial Statements (unaudited)	F-7

AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-24

Balance Sheet as of December 31, 2020.	F-25

Statement of Operations for the period from September 25, 2020 (inception) through December 31, 2020	F-26

Statement of Changes in Stockholders’ Equity for the period from September 25, 2020 (inception) through December 31, 2020	F-27

Statement of Cash Flows for the period from September 25, 2020 (inception) through December 31, 2020	F-28

Notes to the Financial Statements.	F-29

ECOMBUSTIBLE PRODUCTS HOLDINGS, LLC

UNAUDITED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of September 30, 2021 and 2020	F-40

Consolidated Statements of Operations for the Nine Months Ended September 30, 2021 and 2020	F-41

Consolidated Statements of Changes in Members’ Deficit for the Nine Months Ended September 30, 2021 and 2020	F-42

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2021 and 2020	F-43

Notes to Consolidated Financial Statements.	F-45

AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-59

Consolidated Balance Sheets as of December 31, 2019 and 2020	F-60

Consolidated Statements of Operations for the Years Ended December 31, 2019 and 2020	F-61

Consolidated Statements of Changes in Members’ Deficit for the Years Ended December 31, 2019 and 2020	F-62

Consolidated Statements of Cash Flows for the Years ended December 31, 2019 and 2020	F-63

Notes to Consolidated Financial Statements	F-65

Benessere Capital Acquisition Corp.

Condensed Balance Sheets

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Cash	$433,799	$4,858
Prepaid expenses	13,600	—
Prepaid insurance	41,665	—

Total Current Assets	489,064	4,858
Deferred offering costs	—	91,550
Cash and marketable securities held in Trust Account	116,772,172	—

Total Assets	$117,261,236	$96,408

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$878	$878
Accrued expense	68,628	—
Promissory note - related party	—	108,200
Franchise tax payable	149,042	—

Total Current Liabilities	218,548	109,078
Deferred underwriting commission	3,450,000	—
Warrant liability	4,009,987	—

Total Liabilities	7,678,535	109,078

Commitments and Contingencies
Class A common stock subject to possible redemption; 11,500,000 shares and no shares at redemption value at September 30, 2021 and December 31, 2020 respectively	116,725,000	—

Stockholders’ Deficit
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common share, $0.0001 par value; 100,000,000 shares authorized; 393,750 issued and outstanding, excluding 11,500,000 shares subject to possible redemption	39	—
Class B common share, par value $0.0001; 10,000,000 shares authorized; 3,000,000 issued and outstanding	301	301
Additional paid-in capital	—	25,799
Accumulated deficit	(7,142,639)	(38,770)
Total Stockholders’ Deficit	(7,142,299)	(12,670)

Total Liabilities and Stockholders’ Deficit	$117,261,236	$96,408

The accompanying notes are an integral part of these condensed unaudited financial statements

Benessere Capital Acquisition Corp.

Condensed Statements of Operations

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021	For the Period from September 25, 2020 (Inception) Through September 30, 2020
	(Unaudited)	(Unaudited)	(Unaudited)
Formation and operating costs	$71,237	$528,539	$878
Franchise tax expense	65,709	149,042	—

Loss from operation costs	(136,946)	(677,581)	(878)
Other income and expenses:
Change in fair value of warrant liability	967,060	6,851,993	—
Transaction costs incurred in connection with warrants	—	(165,900)	—
Interest earned on cash and marketable securities held in Trust Account	9,810	47,171	—

Net income (loss)	$839,924	$6,048,112	$(878)

Weighted average shares outstanding of Class A common stock	11,893,750	11,552,445	—

Basic and diluted net income per Class A common stock	$0.06	$0.42	$—

Weighted average shares outstanding of Class B common stock	3,000,000	3,000,000	2,523,316

Basic and diluted net income per Class B common stock	$0.06	$0.42	$0.00

The accompanying notes are an integral part of these condensed unaudited financial statements

Benessere Capital Acquisition Corp.

Condensed Statements of Changes in Stockholders’ Deficit

Nine Months Ended September 30, 2021 (Unaudited)

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance — January 1, 2021	—	$—	3,000,000	$301	$25,799	$(38,770)	$(12,670)
Sale of units in Initial Public Offering, net	393,750	39	—	—	3,937,461	—	3,937,500
Remeasurement of redeemable common stock	—	—	—	—	(3,963,260)	(13,159,552)	(17,122,812)
Net income	—	—	—	—	—	6,157,111	6,157,111

Balance – March 31, 2021 (restated – See Note 2)	393,750	39	3,000,000	301	—	(7,041,211)	(7,040,871)
Net loss	—	—	—	—	—	(941,352)	(941,352)

Balance - June 30, 2021 (restated – See Note 2)	393,750	39	3,000,000	301	—	(7,982,563)	(7,982,223)
Net income	—	—	—	—	—	839,924	839,924

Balance - September 30, 2021	393,750	$39	3,000,000	$301	$—	$(7,142,639)	$(7,142,299)

BENESSERE CAPITAL ACQUISITION CORP.

STATEMENT OF CHANGES STOCKHOLDER’S EQUITY

FOR THE PERIOD FROM SEPTEMBER 25, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

(UNAUDITED)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance - September 25, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor (1)	2,875,000	288	24,712	—	25,000
Issuance of Representative Shares	125,000	13	1,087	—	1,100
Net loss	—	—	—	(878)	(878)

Balance - September 30, 2020	3,000,000	$301	$25,799	$(878)	$25,222

(1)	Includes an aggregate of 375,000 shares of Class B common stock subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part.

The accompanying notes are an integral part of these condensed unaudited financial statements

Benessere Capital Acquisition Corp.

Condensed Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30, 2021	For the Period September 25, 2020 (Inception) Through September 30, 2020
Cash flows from operating activities:
Net income (loss)	$6,040,541	$(878)
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(47,171)	—
Change in fair value of warrant liability	(6,851,993)	—
Changes in operating assets and liabilities:
Prepaid expenses	(13,600)	—
Prepaid insurance	(41,665)
Accrued expenses	68,627	878
Franchise tax payable	149,042	—

Net cash used in operating activities	(681,077)	—

Cash flows from investing activities:
Investment of cash in Trust Account	(116,725,000)	—

Net cash used in investing activities	(116,725,000)	—

Cash flows from financing activities:
Proceeds from sale of Units, net of underwriting discount paid	118,937,500	—
Repayment of promissory note	(108,200)	—
Payment of offering costs	(994,282)	—

Proceeds from issuance of Class B common stock to sponsor	—	25,000
Net cash provided by financing activities	117,835,018	25,000

Net change in cash	428,941	25,000
Cash at beginning of period	4,858	—

Cash at end of period	$433,799	$25,000

Non-cash investing and financing activities:
Remeasurement adjustment on redeemable common stock	$17,122,812	$—

Offering costs included in accrued offering costs	$—	$15,000

Issuance of representative shares	$—	$1,100

Deferred offering costs paid through promissory note	$—	$75,000

The accompanying notes are an integral part of these condensed unaudited financial statements

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Benessere Capital Acquisition Corp. (the “Company”) is a blank check company incorporated in the State of Delaware on September 25, 2020. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on companies in the healthcare industry in the United States. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2021, the Company had not commenced any operations. All activity for the period from September 25, 2020 (inception) through September 30, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s IPO was declared effective on January 7, 2021. On January 7, 2021, the Company consummated its IPO of 10,000,000 Units, at a price of $10.00 per unit, generating gross proceeds of $100,000,000, which is described in Note 3.

Simultaneously with the closing of the IPO, pursuant to the Unit Subscription Agreement, the Company completed the private sale of 360,000 units (the “Private Placement Units”) to ARC Global Investments LLC (the “Sponsor”) at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds to the Company of $3,600,000. In connection with the closing of the purchase of the Over-Allotment Units, the Company sold an additional 33,750 Private Placement Units to the Sponsor at a price of $10.00 per Private Placement Unit, generating an additional $337,500 of gross proceeds, which is described in Note 6.

Following the closing of the IPO on January 7, 2021 and the exercise of the over-allotment in full by the underwriter on January 21, 2021, an amount of $116,725,000 ($10.15 per unit) from the net proceeds of the sale of the Public Units in the IPO and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”), were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations (“permitted withdrawals”).

Transaction costs amounted to $4,701,732, consisting of $862,500 of underwriting fees, $3,450,000 deferred underwriting fee and $389,232 of other offering costs. In addition, $468,587 of cash was held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and sale of the Private Units, although substantially all of the net proceeds were placed in the Trust Account and are intended to be applied generally toward consummating a Business Combination. Nasdaq rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned and less any interest earned thereon that is released for taxes) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants or rights.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of the shares of Class A common stock classified as temporary equity was the allocated proceeds determined in accordance with ASC 470-20. Because of the redemption feature noted above, the shares of Class A common stock are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital). While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Sponsor has agreed (a) to vote its Class B Common Stock, the Common Stock included in the Private Units (the “Private Shares”) and any Public Shares purchased during or after the IPO in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Class B Common Stock) and Private Units (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Class B Common Stock and Private Units (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the IPO if the Company fails to complete its Business Combination.

The Company will have until January 7, 2022 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $50,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the IPO price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share (whether or not the underwriters’ over-allotment option is exercised in full), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout the United States and the World. As of the date the financial statement was issued, there was considerable uncertainty around the expected duration of this pandemic. The Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Management’s Plans

Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of September 30, 2021 there were no outstanding working capital loans. On November 11, 2021, the Sponsor provided a commitment to provide a $1,000,000 non-interest bearing loan for working capital purposes.

Based on the foregoing, management believes that the Company has sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will use the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In accordance with SEC and its staff’s recent guidance on redeemable equity instruments, which has been codified in ASC 480, Distinguishing Liabilities from Equity, subtopic 10, section S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of the Class A common stock in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Company restated its financial statements to classify all Class A common stock as temporary equity and any related impact, as the threshold in its charter would not change the nature of the underlying shares as redeemable and thus would be required to be disclosed outside of permanent equity.

In connection with the change in presentation for the Class A common stock subject to redemption, the Company also restated its income (loss) per common share calculation to allocate net income (loss) to Class A and Class B common stock on a pro rata basis based on weighted average share outstanding. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in the income (loss) of the Company.

There has been no change in the Company’s total assets, liabilities or operating results.

The following tables summarize the effect of the restatement on each financial statement line items as of the dates, and for the period indicated:

	As previously reported	Adjustments	As restated

March 31, 2021 balance sheet (Unaudited)
Temporary equity	104,684,129	12,040,871	116,725,000
Stockholders’ equity
Class A	122	(83)	39
Class B	301	—	301
APIC	(1,118,764)	1,118,764	—
Accumulated deficit	6,118,342	(13,159,552)	(7,041,210)
Total stockholder’s equity	5,000,001	(12,040,871)	(7,040,870)

June 30, 2021 balance sheet (Unaudited)
Temporary equity	103,742,777	12,982,223	116,725,000
Stockholders’ equity
Class A	167	(128)	39
Class B	301	—	301
APIC	941,343	(941,343)	—
Accumulated deficit	4,058,190	(12,040,752)	(7,982,563)
Total stockholder’s equity	5,000,001	(12,982,223)	(7,982,222)

Statement of Operations for the three months ended March 31, 2021 (Unaudited)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	10,226,407	624,253	10,850,660
Basic and diluted net loss per share, Class A common stock subject to possible redemption	0.00	0.45	0.45
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	3,190,784	(315,784)	2,875,000
Basic and diluted net loss per share, Non-redeemable common stock	1.92	(1.47)	0.45

Statement of Operations for the three months ended June 30, 2021 (Unaudited)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	10,312,667	1,581,083	11,893,750
Basic and diluted net loss per share, Class A common stock subject to possible redemption	0.00	(0.06)	(0.06)
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	4,581,062	(1,706,062)	2,875,000
Basic and diluted net loss per share, Non-redeemable common stock	(0.21)	0.15	(0.06)

	As previously reported	Adjustments	As restated
Statement of Operations for the six months ended June 30, 2021 (Unaudited)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	10,064,085	1,313,915	11,378,000
Basic and diluted net loss per share, Class A common stock subject to possible redemption	0.00	0.37	0.37
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	4,611,554	(736,554)	3,875,000
Basic and diluted net loss per share, Non-redeemable common stock	1.13	(0.76)	0.37

Statement of Cash Flows for the three months ended March 31, 2021 (Unaudited)
Initial value of Class A common stock subject to possible redemption	83,532,250	(83,532,250)	—
Change in value of Class A common stock subject to possible redemption	21,151,879	(21,151,879)	—

Statement of Cash Flows for the six months ended June 30, 2021 (Unaudited)
Initial value of Class A common stock subject to possible redemption	83,532,250	(83,532,250)	—
Change in value of Class A common stock subject to possible redemption	20,210,527	(20,210,527)	—

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X promulgated under the Securities Act. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The interim results for the three months ended September 30, 2021 and for the period from September 25, 2020 (inception) through September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021.

Marketable Securities Held in Trust Account

At September 30, 2021, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

Warrant Liability

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities have been allocated based on their relative fair value of total proceeds and are recognized in the statement of operations as incurred.

The 8,625,000 warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the 295,312 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date, except that the Public Warrants are valued based on market prices once publicly traded. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as transactions costs incurred in connection with warrants in the statement of operations. Offering costs associated with the Class A common stock were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the remeasurement from initial carrying value to redemption amount value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.

At September 30, 2021, the shares of redeemable class A common stock reflected in the Balance Sheet were reconciled in the following table:

Gross Proceeds	$115,000,000
Less :
Proceeds allocated to public warrants	(10,861,980)
Class A common stock issuance costs	(4,535,832)
Plus :
Remeasurement adjustment on redeemable common stock	17,122,812

Total Class A common stock subject to possible redemption	$116,725,000

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The effective tax rate differs from the statutory tax rate of 21% for the three months ended September 30, 2021 and for the period from September 25, 2020 (inception) through September 30, 2021, due to the valuation allowance recorded on the Company’s net operating losses.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL”) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.

Net Income per Common Share

Net income per share is computed by dividing net income by the weighted average number of common stock outstanding for the period. The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the Initial Public Offering and warrants issued as components of the Private Placement Units (the “Placement Warrants”) since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per common share
Numerator:
Allocation of net income (loss), as adjusted	$676,418	$163,506	$4,842,887	$1,205,225
Denominator:
Basic and diluted weighted average shares outstanding	11,893,750	2,875,000	11,552,445	2,875,000

Basic and diluted net income (loss) per common share	$0.06	$0.06	$0.42	$0.42

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheet, primarily due to their short-term nature, except for the warrant liabilities (see Note 10).

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation. These reclassifications had no effect on reported income, total assets, or stockholders’ equity as previously reported.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not yet effective, accounting standards update, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the IPO on January 7, 2021, the Company sold 11,500,000 Units, which includes the full exercise by the underwriter of its over-allotment option on January 21, 2021, in the amount of 1,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one common stock, three-fourths of one redeemable warrant (“Public Warrant”) and one right (“Public Right”). Each whole Public Warrant entitles the holder to purchase one share common stock at an exercise price of $11.50 per whole share (see Note 9). Each Public Right entitles the holder to receive one-tenth of one common stock upon completion of the Business Combination (see Note 9).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO on January 7, 2021, and the full exercise by the underwriter of its over-allotment option on January 21, 2021, the initial stockholders purchased an aggregate of 393,750 Placement Units at a price of $10.00 per Placement Unit, ($3,937,500 in the aggregate), from the Company in a private placement that occurred simultaneously with the closing of the IPO and the full exercise by the underwriter of its over-allotment option. The proceeds from the sale of the Placement Units were added to the net proceeds from the IPO held in the Trust Account. The Placement Units are identical to the Units sold in the IPO, except for the placement warrants (“Placement Warrants”), as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants and the rights underlying the Placement Units (“Private Rights”) will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Class B Common Stock

On October 13, 2020, the Company issued an aggregate of 2,875,000 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000 in cash. The Class B common stock included an aggregate of up to 375,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding shares after the IPO (assuming the initial stockholders do not purchase any Public Shares in the IPO and excluding the Placement Units and underlying securities). As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.

The initial stockholders have agreed not to transfer, assign or sell any of the Class B common stock (except to certain permitted transferees) until, with respect to 50% of the Class B common stock, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining 50% of the Class B common stock, upon six months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Promissory Note – Related Party

On October 13, 2020, the Sponsor issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The note is non-interest bearing and payable on the earlier of (i) March 31, 2021 or (ii) the consummation of the IPO. The outstanding balance under the Promissory Note of $108,200 was fully repaid on January 11, 2021.

Administrative Services Arrangement

The Company’s Sponsor has agreed, commencing from the date that the Company’s securities are first listed on Nasdaq through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay the Sponsor $10,000 per month for these services. As of September, 2021, $60,000 of administrative service fee has been incurred.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of September 30, 2021 there were no loans outstanding. On November 12, 2021, the Sponsor provided a commitment to provide a $600,000 non-interest bearing loan for working capital purposes.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on January 4, 2021, the holders of the Founder Shares, Placement units, and Representative Shares are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, the underwriters may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the IPO. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company granted the underwriter a 45-day option to purchase up to 1,500,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On January 19, 2021, the Underwriters exercised their over-allotment option in full, and the closing of the issuance and sale of the additional 1,500,000 Units (“the Over-Allotment Units”) occurred on January 21, 2021, generating gross proceeds of $15,000,000.

The Underwriter was paid a cash underwriting discount of $862,500. $3,450,000 will be payable to the underwriter for deferred underwriting commissions. The deferred fee became payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Right of First Refusal

For a period beginning on January 7, 2021 and ending 12 months from the closing of a business combination, the Company has granted the underwriters a right of first refusal to act as lead-left book running manager and lead left manager for any and all future private or public equity, convertible and debt offerings during such period. In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the Company’s registration statement in connection with its IPO.

NOTE 8. WARRANT LIABILITY

After taking into account the company’s prior restatement of its audited balance sheet as of January 7, 2021 filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2021, the Company has accounted for 8,920,313 warrants issued in the Initial Public Offering (the 8,625,000 Public Warrants and the 295,312 Private Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company will classify each warrant as a liability at its fair value, with the change in fair value recognized in the Company’s statement of operations. For more information regarding this classification, see the Company’s Current Report on Form 8-K filed with the SEC on May 24, 2021.

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of its initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement or a new registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Company’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, it may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event it does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of warrants when the price per Class A common stock equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the closing price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Window and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants are not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company accounted for the 8,920,313 warrants issued in connection with the Initial Public Offering (comprised of 8,625,000 Public Warrants and 295,312 Private Placement Warrants) in accordance with the guidance contained in FASB ASC Topic 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability due to the existence of provisions whereby adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a ‘‘fixed-for-fixed’’ option and the existence of the potential for net cash settlement for the warrant holders (but not all common stockholders) in the event of a tender offer.

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company classified each warrant as a liability at its fair value and the warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. This liability is subject to remeasurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

NOTE 9. STOCKHOLDERS’ DEFICIT

Class A Common Stock — The Company was authorized to issue 100,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. Holders of the Company’s Class A Common Stock are entitled to one vote for each share. At September 30, 2021, there were 393,750 shares of Class A Common Stock issued and outstanding, excluding 11,500,000 shares of Class A Common Stock subject to possible redemption.

Class B Common Stock — The Company was authorized to issue 10,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. Holders of the Company’s Class B Common Stock are entitled to one vote for each share. At September 30, 2021, there were 3,000,000 shares of Class B Common Stock issued and outstanding, including 125,000 representative shares (“Representative Shares”), which are described below.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of the Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

Preferred Shares — The Company was authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share. At September 30, 2021, there were no preferred shares issued or outstanding.

Rights

Each holder of a right will receive one-tenth (1/10) of one Class A common stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the unit purchase price paid for by investors in the IPO. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Class A common stock will receive in the transaction on an as-converted into Class A common stock basis and each holder of a right will be required to affirmatively convert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

Representative Shares

On October 10, 2020, we issued the 125,000 shares of Class B common stock to the representative for nominal consideration (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the IPO, with a corresponding credit to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $1,100 based upon the price of the Founder Shares issued to the Sponsor. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the IPO pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the IPO, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the IPO except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners.

NOTE 10. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s derivative warrant liabilities that are measured at fair value on a recurring basis as of September 30, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Asset:
Marketable securities held in Trust Account	$116,772,171	$—	$—
Warrant Liabilities:
Public Warrants	$3,795,000	$—	$—
Private Placement Warrants	$—	$—	$214,987

At September 30, 2021, assets held in the Trust Account were comprised of $983 in cash and $116,771,188 in U.S. Treasury Securities.

The Company utilizes a modified Monte Carlo simulation to estimate the fair value of the private warrants and quoted prices in active markets for the public warrants at each reporting period.

The estimated fair value of the private placement warrant liabilities is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	June 30, 2021	September 30, 2021
	(Private Warrants)	(Private Warrants)
Exercise price	$11.50	$11.50
Share price	$9.94	$10.00
Expected term (years)	5.00	5.00
Probability of Acquisition	80.0%	80.0%
Volatility	13.5%	15.5%
Risk-free rate	0.92%	0.87%
Dividend yield (per share)	0.00%	0.00%

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public Warrant	Warrant Liability
Fair value as of January 7, 2021	$384,480	$10,477,500	$10,861,980
Change in valuation inputs or other assumptions(1)(2)	(195,480)	(6,423,750)	(6,619,230)

Fair Value as of March 31, 2021	$189,000	$4,053,750	$4,242,750
Change in valuation inputs or other assumptions(1)(2)	44,297	690,000	734,297

Fair value as of June 30, 2021	$233,297	$4,743,750	$4,977,047
Change in valuation inputs or other assumption(1)(2)	(18,310)	(948,750)	(967,060)

	$214,987	$3,795,000	$4,009,987

(1)	Changes in valuation inputs or other assumptions are recognized in change in fair value of warrant liability in the statement of operations.

(2)

Changes are due to the use of quoted prices in an active market (Level 1) and the use of unobservable inputs based on assessment of the assumptions (Level 3) for Public Warrants (after becoming actively traded) and Private Placement Warrants, respectively.

NOTE 11. SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred up to November 23, 2021, the date the financial statements were available to issue. Based upon this review, except as noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On November 12, 2021, the Sponsor provided a commitment to provide a $1,000,000 non-interest bearing loan for working capital purposes.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Benessere Capital Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Benessere Capital Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from September 25, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 25, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Boston, MA

March 31, 2021

BENESSERE ACQUISITION CAPITAL CORP.

BALANCE SHEET

December 31, 2020
ASSETS
Current asset - cash	$4,858
Deferred offering costs associated with the initial public offering	91,550

Total Assets	$96,408

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$878
Promissory note - related party	108,200

Total Current Liabilities	109,078

Commitments and Contingencies

Stockholder’s Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A Common Stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding	—
Class B Common Stock, par value $0.0001; 10,000,000 shares authorized; 3,000,000 issued and outstanding (1)	301
Additional paid-in capital	25,799
Accumulated deficit	(38,770)

Total Stockholder’s Equity	(12,670)

Total Liabilities and Stockholder’s Equity	$96,408

(1)

Includes an aggregate of 375,000 shares of Class B common stock that are subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part by the underwriters.

The accompanying notes are an integral part of the financial statements

BENESSERE ACQUISITION CAPITAL CORP.

STATEMENT OF OPERATIONS

For the Period from September 25, 2020 (inception) through December 31, 2020
General and administrative expenses	$38,770

Net Loss	$(38,770)

Weighted average shares outstanding, basic and diluted (1)	2,625,000

Basic and diluted net loss per common stock	$(0.01)

(1)

Excludes an aggregate of 375,000 shares of Class B common stock that are subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part by the underwriters.

The accompanying notes are an integral part of the financial statements

BENESSERE ACQUISITION CAPITAL CORP.

STATEMENT OF CHANGES STOCKHOLDER’S EQUITY

	Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance – September 25, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B Common Stock to Sponsor (1)	2,875,000	288	24,712	—	25,000
Issuance of Representative Shares	125,000	13	1,087	—	1,100
Net loss	—	—	—	(38,770)	(38,770)

Balance – December 31, 2020	3,000,000	$301	$25,799	$(38,770)	$(12,670)

(1)

Includes an aggregate of 375,000 shares of Class B common stock that are subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of the financial statements

BENESSERE ACQUISITION CAPITAL CORP.

STATEMENT OF CASH FLOWS

For the Period from September 25, 2020 (inception) through December 31, 2020
Cash flows from Operating Activities:
Net Loss	$(38,770)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accounts payable and accrued offering costs	18,628

Net cash used in operating activities	$(20,142)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B Common Stock to Sponsor	$25,000
Net cash provided by financing activities	25,000

Net Change in Cash	4,858
Cash – Beginning of period	—
Cash – Ending of period	$4,858

Supplemental Disclosures of Noncash Financing Activities
Issuance of representative shares	1,100

Deferred offering costs included in promissory note – related party	$108,200

The accompanying notes are an integral part of the financial statements

BENESSERE ACQUISITION CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Benessere Capital Acquisition Corp. (the “Company”) is a blank check company incorporated in the State of Delaware on September 25, 2020. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on companies in the healthcare industry in the United States.

At December 31, 2020, the Company had not yet commenced any operations. All activity through December 31, 2020 relates to the Company’s formation and the Initial Public Offering (“IPO”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The registration statement for the Company’s IPO was declared effective on January 7, 2021. On January 7, 2021, the Company consummated its IPO of 10,000,000 Units, at a price of $10.00 per unit, generating gross proceeds of $100,000,000. Following our IPO, the underwriters exercised their over-allotment option in full, and the closing of the issuance and sale of the additional 1,500,000 Units (“the Over-Allotment Units”) occurred on January 21, 2021, generating gross proceeds of $15,000,000, which is described in Note 3.

Simultaneously with the closing of the IPO, pursuant to the Unit Subscription Agreement, the Company completed the private sale of 360,000 units (the “Private Placement Units”) to the Sponsor at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds to the Company of $3,600,000. In connection with the closing of the purchase of the Over-Allotment Units, the Company sold an additional 33,750 Private Placement Units to the Sponsor at a price of $10.00 per Private Placement Unit, generating an additional $337,500 of gross proceeds, which is described in Note 4.

Transaction costs amounted to $1,047,682, consisting of $750,000 of underwriting fees, and $297,682 of other offering costs.

Following the closing of the IPO on January 7, 2021 and the exercise of the over-allotment in full by the underwriter on January 21, 2021, an amount of $115,000,000 ($10.00 per unit) from the net proceeds of the sale of the Public Units in the IPO and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”), and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations (“permitted withdrawals”).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq rules provide that the Business Combination

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must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned and less any interest earned thereon that is released for taxes) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants or rights. These Common Stock will be recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Sponsor has agreed (a) to vote its Class B Common Stock, the Common Stock included in the Private Units (the “Private Shares”) and any Public Shares purchased during or after the IPO in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Class B Common Stock) and Private Units (including underlying securities) into the right to receive cash from

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the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Class B Common Stock and Private Units (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the IPO if the Company fails to complete its Business Combination.

The Company will have until January 7, 2022 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $50,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the IPO price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share (whether or not the underwriters’ over-allotment option is exercised in full), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity

Prior to the completion of the initial public offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statement. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. Accordingly, management has since reevaluated the Company’s liquidity

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and financial condition and determined that sufficient capital exists to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements and therefore substantial doubt has been alleviated.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. Dollars and conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

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Deferred offering costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the IPO and that will be charged to stockholder’s equity upon the completion of the IPO.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be immaterial as of December 31, 2020.

Net loss per share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of Common Stock outstanding during the period, excluding Common Stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 375,000 Common Stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 7). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into Common Stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2020, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

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Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the IPO on January 7, 2021, the Company sold 11,500,000 Units, which includes the full exercise by the underwriter of its over-allotment option on January 21, 2021, in the amount of 1,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one common stock, one-half of one redeemable warrant (“Public Warrant”) and one right (“Public Right”). Each Public Warrant entitles the holder to purchase one-half of one common stock at an exercise price of $11.50 per whole share (see Note 7). Each Public Right entitles the holder to receive one-tenth of one common stock upon completion of the Business Combination (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO on January 7, 2021, and the full exercise by the underwriter of its over-allotment option on January 21, 2021, the initial stockholders purchased an aggregate of 393,750 Placement Units at a price of $10.00 per Placement Unit, ($3,937,500 in the aggregate), from the Company in a private placement that occurred simultaneously with the closing of the IPO and the full exercise by the underwriter of its over-allotment option. The proceeds from the sale of the Placement Units were added to the net proceeds from the IPO held in the Trust Account. The Placement Units are identical to the Units sold in the IPO, except for the placement warrants (“Placement Warrants”), as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants and the rights underlying the Placement Units (“Private Rights”) will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Class B Common Stock

On October 13, 2020, the Company issued an aggregate of 2,875,000 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000 in cash. The Class B common stock included an aggregate of up to 375,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding shares after the IPO (assuming the initial stockholders do not purchase any Public Shares in the IPO and excluding the Placement Units and underlying securities). As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.

The initial stockholders have agreed not to transfer, assign or sell any of the Class B common stock (except to certain permitted transferees) until, with respect to 50% of the Class B common stock, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining 50% of the Class B common stock, upon six months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

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Promissory Note – Related Party

On October 13, 2020, the Sponsor issued an unsecured promissory note to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, of which $108,200 was outstanding under the Promissory Note as of December 31, 2020. The note is non-interest bearing and payable on the earlier of (i) March 31, 2021 or (ii) the consummation of the IPO. The outstanding balance under the Promissory Note of $108,200 was subsequently repaid on January 11, 2021.

Administrative Services Arrangement

The Company’s Sponsor has agreed, commencing from the date that the Company’s securities are first listed on Nasdaq through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay the Sponsor $7,500 per month for these services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on January 4, 2021, the holders of the Founder Shares, Placement units, Representative Shares are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, the underwriters may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the IPO. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to a cash underwriting discount of $0.075 per unit in connection with the IPO and were paid $750,000 upon the closing of our IPO on January 7, 2021.

The underwriters were entitled to a cash underwriting discount of $0.075 per unit in connection with the exercise in full of their over-allotment option and were paid $112,500 on January 21, 2021.

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Right of First Refusal

For a period beginning on January 7, 2021 and ending 12 months from the closing of a business combination, we have granted the underwriters a right of first refusal to act as lead-left book running manager and lead left manager for any and all future private or public equity, convertible and debt offerings during such period. In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the effective date of our Registration Statement.

NOTE 7. STOCKHOLDER’S EQUITY

Class A Common Stock — The Company was authorized to issue 100,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. Holders of the Company’s Class A Common Stock are entitled to one vote for each share. At December 31, 2020, there were no Class A Common Stock issued and outstanding.

Class B Common Stock — The Company was authorized to issue 10,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. Holders of the Company’s Class B Common Stock are entitled to one vote for each share. At December 31, 2020, there were 3,000,000 shares of Class B Common Stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of the Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

Preferred Shares — The Company was authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share. At December 31, 2020, there were no preferred shares issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the consummation of a Business Combination or (b) 12 months from the effective date of the registration statement relating to the IPO. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the

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warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Company may call the warrants for redemption (excluding the Private Warrants), in whole and not in part, at a price of $0.01 per warrant:

•	at any time while the Public Warrants are exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,

•

if, and only if, the reported last sale price of the Common Stock equals or exceeds $16.50 per share, for any 20 trading days within a 30 trading day period ending on the third trading day prior to the notice of redemption to Public Warrant holders, and

•

if, and only if, there is a current registration statement in effect with respect to the Common Stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Warrants and the Common Stock issuable upon the exercise of the Private Warrants are not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Common Stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such

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funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

Rights

Each holder of a right will receive one-tenth (1/10) of one Class A common stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the unit purchase price paid for by investors in the IPO. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Class A common stock will receive in the transaction on an as-converted into Class A common stock basis and each holder of a right will be required to affirmatively convert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

Transfer of Founders’ Shares

On October 10, 2020, our Sponsor transferred 10,000 shares of Class B common stock with a par value of $0.0001 per share to our Chief Financial Officer and 5,000 shares of Class B common stock with a par value of $0.0001 per share to each of our for independent director nominees. On November 27, 2020, our Sponsor transferred 10,000 founder shares to our Chief Operating Officer and 5,000 founder shares to each of our two special advisors. The number of shares of Class B common stock that our Sponsor holds after the transfers is 2,825,000.

Representative Shares

On October 10, 2020, we issued the 125,000 shares of Class B common stock to the representative for nominal consideration (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the IPO, with a corresponding credit to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $1,100 based upon the price of the Founder Shares issued to the Sponsor. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the IPO pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the IPO, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the IPO except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners.

BENESSERE ACQUISITION CAPITAL CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 8. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

ECOMBUSTIBLE ENERGY, LLC AND SUBSIDIARIES AND AFFILIATES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash	$388,322	$14,711
Escrow receivable	—	1,500,000
Other receivable	7,482	25,000
Prepaid expenses and other assets	132,151	35,791

TOTAL CURRENT ASSETS	527,955	1,575,502
PROPERTY, PLANT AND EQUIPMENT, net	575,883	5,990
INTANGIBLE ASSETS	45,014	23,610
OPERATING LEASE RIGHT-OF-USE ASSET	1,566,172	538,382
CAPITALIZED PROJECTS COSTS	8,382,368	4,436,605
DEFERRED COSTS AND OTHER ASSETS	1,320,118	1,320,118

TOTAL ASSETS	$12,417,510	$7,900,207

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$708,121	$131,540
Accrued expenses	1,563,828	865,395
Other current liabilities	5,835,750	159,968
Due to related parties	2,913,129	1,728,735
Current portion of operating lease liability	102,990	72,685
Current portion of notes payable	—	1,500,000
Current portion of notes payable of consolidated VIEs	1,799,989	1,814,516

TOTAL CURRENT LIABILITIES	12,923,807	6,272,839
OPERATING LEASE LIABILITY	1,452,558	480,928
NOTES PAYABLE	1,052,325	1,774,077

TOTAL LIABILITIES	15,428,690	8,527,844
COMMITMENTS AND CONTINGENCIES
MEMBERS’ DEFICIT	(3,011,180)	(627,637)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$12,417,510	$7,900,207

See accompanying notes to consolidated financial statements.

ECOMBUSTIBLE ENERGY, LLC AND SUBSIDIARIES AND AFFILIATES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30,
	2021	2020
REVENUES	$—	$—
COST OF SALES	—	—

GROSS PROFIT (LOSS)	—	—
OPERATING EXPENSES:
Payroll and related	4,958,406	368,793
Selling, general and administrative	1,985,592	756,382
Research and development	2,231,634	1,033,703
Depreciation and amortization	93,497	—

TOTAL OPERATING EXPENSES	9,269,129	2,158,878

OPERATING LOSS	(9,269,129)	(2,158,878)
OTHER (INCOME) EXPENSE:
Interest expense	(454,049)	(357,380)
Other (expense) income	(5,835,751)	5,326

TOTAL OTHER EXPENSE	(6,289,800)	(352,054)

NET LOSS	$(15,558,929)	$(2,510,932)

See accompanying notes to consolidated financial statements.

ECOMBUSTIBLE ENERGY, LLC AND SUBSIDIARIES AND AFFILIATES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT

	Class A Unit Holder Contributions	Class M Units Equity based Compensation	VIE Contributions	Total Contributed Capital	Accumulated Deficit	Total
BALANCE -December 31, 2019	$1,652,454	$—	$4,408	$1,656,862	$(4,750,655)	$(3,093,793)
Contributions	417,725	—	69,412	487,137	—	487,137
Contributions for unit purchases	2,505,015	—	—	2,505,015	—	2,505,015
Conversion of debt to equity	250,000	—	—	250,000	—	250,000
Issuance of units for services	792,952	—	—	792,952	—	792,952
Distributions	—	—	—	—	(246,288)	(246,288)
Net loss	—	—	—	—	(2,510,932)	(2,510,932)

BALANCE—September 30, 2020	$5,618,146	$—	$73,820	$5,691,966	$(7,507,875)	$(1,815,909)

BALANCE—December 31, 2020	$7,589,918	$2,322,847	$143,230	$10,055,995	$(10,683,632)	$(627,637)
Capital contributions made via founder debt repayments	—	—	1,061,938	1,061,938	—	1,061,938
Contributions for unit purchases	5,210,000	—	—	5,210,000	—	5,210,000
Conversion of debt to equity	1,500,000	—	—	1,500,000	—	1,500,000
Issuance of units for services	1,460,076	—	—	1,460,076	—	1,460,076
Equity based compensation	—	3,943,372	—	3,943,372	—	3,943,372
Net loss	—	—	—	—	(15,558,929)	(15,558,929)

BALANCE—September 30, 2021	$15,759,994	$6,266,219	$1,205,168	$23,231,381	$(26,242,561)	$(3,011,180)

See accompanying notes to consolidated financial statements.

ECOMBUSTIBLE ENERGY, LLC AND SUBSIDIARIES AND AFFILIATES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS USED IN OPERATING ACTIVITIES:
Net loss	$(15,558,929)	$(2,510,932)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	93,497	—
Amortization of deferred financing fees	—	11,890
Accrued founder share settlement expense	5,835,750	—
Equity based compensation	3,943,372	—
R&D expense in exchange for equity	1,252,236	670,173
Changes in assets and liabilities:
Decrease in other receivables	17,518	—
Decrease (increase) in prepaid expenses	28,640	(8,237)
Increase in other assets	(25,000)	(1,286)
Change in operating ROU leases	(25,855)	—
Increase in accounts payable	205,374	113,137
Increase in accrued expenses	310,871	441,843
Increase (decrease) in due to related parties	(70,292)	90,415
Decrease in other liabilities	(7,620)	(150,083)

Total adjustments	11,558,491	1,167,852

NET CASH USED IN OPERATING ACTIVITIES	(4,000,438)	(1,343,080)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(195,348)	—
Capitalized projects costs	(2,116,338)	(1,197,763)
Acquisition of intangible assets	(24,265)	(1,540)

NET CASH USED IN INVESTING ACTIVITIES	(2,335,951)	(1,199,303)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from members	5,210,000	2,992,152
Distributions to members	—	(246,288)
Borrowings collected from escrow receivable	1,500,000	—
Borrowings on notes payable	—	250,000
Repayments on notes payable	—	(179,310)

NET CASH PROVIDED BY FINANCING ACTIVITIES	6,710,000	2,816,554

NET CHANGE IN CASH	373,611	274,171
CASH—BEGINNING OF PERIOD	14,711	283,064

CASH—END OF PERIOD	$388,322	$557,235

The Consolidated Financial Statements of eCombustible Products

See accompanying notes to consolidated financial statements.

ECOMBUSTIBLE ENERGY, LLC AND SUBSIDIARIES AND AFFILIATES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2021	2020
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$355,873	$82,348

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCE ACTIVITIES:
Addition to right-of-use asset and lease liability in connection with execution of office lease	1,130,041	—

Additions to capitalized projects costs not yet paid	1,710,747	570,556

Units issued in exchange for capitalized projects costs	207,840	122,779

Property plant and equipment not yet paid	376,019	—

Capital contributions made via founder debt repayments	1,061,938	—

Debt financing converted to Equity	1,500,000	250,000

See accompanying notes to consolidated financial statements.

ECOMBUSTIBLE ENERGY, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2021 and 2020

NOTE 1—ORGANIZATION AND NATURE OF BUSINESS

Organization and Business: eCombustible Energy, LLC (“EE”), a Delaware limited liability company, was formed on July 2, 2019 (“Inception”) as eCombustible Products Holdings LLC. On November 1st, 2021 an amendment of name was filed, changing the name to eCombustible Energy. EE, together with its wholly owned subsidiaries, EPH Fabrication, LLC, a Delaware limited liability company (“Fabrication”), Energias Aqua Gas Chile Limitada, a Chilean corporation (“EAGC”), and Aqua Gas Tacna SAC, a Peruvian corporation (“AGT”), and its two consolidated variable interest entities (“VIE”), Aqua Gas SAC (“AGS”) and EC Gas SAC (“EC Gas”), collectively the “Company”, produces customized hydrogen based fuel solutions and enters into long term fuel supply contracts with customers.

Pursuant to the terms of the EE operating agreement, as amended, EE has three classes of membership units: Class A Units, Class A-1 Units and Class M Units. Class A Units and Class A-1 Units are voting units issued to members; Class M Units are non- voting units issued to members and represent a profits only interest in EE (Note 9, 10).

EE and its subsidiaries have perpetual existence, unless sooner terminated as provided in each respective operating agreement.

On June 10, 2020, EE entered into an assignment agreement (the “Agreement”) with eCombustible Products LLC (“EP” or the “Assignor”) in which EE accepted certain assets from EP including a customer contract, EP’s intellectual property, certain equipment and the conveyance of 100% of the equity of EAGC in exchange for 1,000 Class A Units of the Company. Management of EE accounted for the transaction in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805 Business Combinations, as it was determined that EP met the definition of a business. Both EP and EE are entities controlled by members of the same family, and as a result, this assignment was considered a transaction between entities under common control under ASC 805. Accordingly, pursuant to ASC 805-50, the net assets acquired in conjunction with the assignment were recorded at their carrying values.

On June 10, 2020, EE entered into an assignment agreement with EC GAS in which EC GAS assigned 100% of the ownership rights and equity in its subsidiary, AGT, to EE for total consideration of $1. Both EPH and EC GAS are entities controlled by members of the same family, and as a result, this assignment was considered a transaction between entities under common control under ASC 805. Accordingly, pursuant to ASC 805-50, the net assets acquired in conjunction with the assignment were recorded at their carrying values. At the date of acquisition, EC GAS did not have any significant assets or liabilities.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation: The Company’s consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of EE, its wholly-owned subsidiaries and entities in which the Company is deemed to have a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. All significant intercompany accounts and transactions have been eliminated in consolidation.

The combination of EE and EP was accounted for as a transaction between entities under common control pursuant to ASC 805-50. Accordingly, the combination of EE and EP results in a change in reporting entity and the consolidated financial statements are presented as though the combination of EP and EE occurred as of the beginning of the periods presented.

ECOMBUSTIBLE ENERGY, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Pursuant to ASC 810, under the VIE model, EE is required to perform an analysis as to whether it has a variable interest in an entity and whether the entity is a VIE. In evaluating whether EE holds a variable interest, management of EE reviews all of its financial relationships to determine whether it is exposed to the risks and rewards created and distributed by an entity. EE considers all economic interests, including indirect interests, to determine if a fee or interest represents a variable interest.

If EE determines it has a variable interest in an entity, it further assesses whether the entity is a VIE and, if so, whether EE is the primary beneficiary. The assessment of whether an entity is a VIE requires an evaluation of qualitative factors and, where applicable, quantitative factors. These judgments include: (a) determining whether the entity has sufficient equity at risk, (b) evaluating whether the equity holders, as a group, lack the ability to make decisions that significantly affect the economic performance of the entity and (c) determining whether the entity is structured with disproportionate voting rights in relation to their equity interests.

For entities that are determined to be VIEs, EE is required to consolidate those entities where it concludes that it is the primary beneficiary. The primary beneficiary is defined as the variable interest holder with (a) the power to direct the activities of a VIE that most significantly affect the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. In evaluating whether EE is the primary beneficiary, it evaluates its economic interests in the entity held either directly or indirectly. At each reporting date, EE determines whether any reconsideration events have occurred that requires it to revisit the primary beneficiary analysis. If such an event has occurred, EE will reevaluate the facts and circumstances, and will consolidate or deconsolidate accordingly.

In its assessment of VIEs, EE considered its relationship and transactions with AGS and EC GAS. AGS is a lead generation company that sources business leads and provides marketing services to help the Company attract potential customers and investors. EC GAS performs fabrication and assembly services to help the Company produce its pilot modules and its characterization unit. This assessment focuses on evaluating whether AGS and EC Gas each meet the definition of a VIE, and if so, determining whether EE has the power to direct the activities of these related parties that most significantly affects their economic performance, and whether EE has the obligation to absorb losses, or the right to receive benefits that could be significant to these entities. For all periods presented, management has determined that AGS and EC Gas do meet the definition of a VIE, and that EE is the primary beneficiary of EC GAS and AGS, as a result of an indirect variable interest. The assets and liabilities of consolidated VIEs are presented gross in the consolidated balance sheets. The assets of the consolidated VIEs may only be used to settle obligations of the consolidated VIEs (Note 4).

Going Concern: The accompanying financial statements and notes have been prepared in conformity with GAAP on a going concern basis. The Company has incurred recurring losses from operations and negative cash flows during the nine months ended September 30, 2021 due to its ongoing research and development activities, ahead of implementing contracts for commercial applications. The Company had an accumulated deficit of $20.4 million as of September 30, 2021. Net loss was approximately $9.7 million, and net cash used in operations was approximately $4.0 million for the nine months ended September 30, 2021. Management expects operating losses to continue through 2023, which is consistent with the Company’s business plan and go to market strategy.

The Company has been primarily funded through private investments from individuals and institutions and expects to incur significant costs to complete fabrication of modules in preparation for commercial launch. As a result, the Company expects to continue to incur losses for the foreseeable future, which will be alleviated through revenues generated upon commercial product delivery.

Although revenue generation is expected to commence within the twelve months following the date these consolidated financial statements were available to be issued, management believes that currently available cash and cash equivalents, together with pending proceeds from current capital raise efforts, would not provide

ECOMBUSTIBLE ENERGY, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

sufficient funds to enable the Company to meet its obligations and liquidity needs for at least one year subsequent the date these consolidated financial statements were available to be issued. Accordingly, as of September 30, 2021 and the time these financial statements were available to be issued, there is substantial doubt about the Company’s ability to continue as a going concern. The Company has and will continue to seek to obtain financing through equity investors, revenue generating agreements, and loans or grants from government and private sponsors, as may be required to meet its working capital and liquidity needs. If the Company is unable to obtain additional funding when needed, or to the extent needed, it may be necessary to reduce the current rate of spending through scaling back operations. These events could delay or prevent the Company from successfully executing on its operating plan. The financial statements do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should the Company be unable to continue in operation.

Use of Estimates: The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. The most significant estimates include the assumptions relating to impairment assessments, as well as amounts related to equity-based compensation.

Revenue Recognition: EE enters into long term fuel supply contracts with customers, typically seven to ten years in duration, subject to extension and renegotiation. In accordance with the terms of each contract, EE installs one or more customized Fuel Supply Modules (FSMs) at the customer site. EE retains ownership of the FSM throughout the duration of the contract. Each FSM is capable of generating 18,000 MMBTUs (million British thermal units) each month. The price per MMBTU consumed is based on monthly consumption percentage relative to maximum output. As of September 30, 2021, the Company was not yet producing fuel, as modules are under construction, and so no revenues had been earned.

Deferred Costs: Costs associated with obtaining customer contracts have been capitalized and are amortized over the expected economic life of the customer contracts, or approximately seven to ten years, subject to an assessment of the recoverability of such costs. Approximately $1.2 million of such costs had been incurred as of both September 30, 2021 and December 31, 2020, and are included in deferred costs and other assets in the accompanying consolidated balance sheets. The contracts to which these costs related have not yet commenced, and so no amortization has been booked to date.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, demand deposits and all highly liquid instruments purchased with original maturities of three months or less. Cash equivalents at September 30, 2021 and 2020 were not significant.

Prepaid Expenses and Other Current Assets: Prepaid expenses and other current assets primarily consist of prepaid expenses for insurance, rent, and legal fees, and receivables from employees.

Property and Equipment: Property and equipment, including any major improvements, are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related property and equipment.

Other property and equipment owned by the Company, which primarily includes computers, software and office furniture and equipment, is depreciated or amortized over their estimated useful lives, which range from three to ten years. Improvements to leased property are amortized over the life of the lease or the life of the improvement, whichever is shorter. Ordinary repairs and maintenance costs are expensed as incurred. Significant improvements, renovations and replacements that extend the life of an asset are capitalized and depreciated over their estimated useful lives.

ECOMBUSTIBLE ENERGY, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Intangible Assets: Intangible assets are comprised of patent related costs, and are recorded at cost less accumulated amortization. Amortization is computed using the straight-line method over the legal lives of the related patent. When certain events or changes in operating conditions occur, an impairment assessment is performed and lives of intangible assets with determinable lives may be adjusted. Amortization expense was not material.

Capitalized Projects Costs: The costs of the Company’s FSMs include manufacturing costs of the module, shipping costs to the customer site, and costs incurred to install and integrate the module into the customer’s plant facility. When placed in service, the costs of the FSMs are depreciated over the estimated useful lives of the modules, which is approximately 20 years. As of September 30, 2021, each FSM subject to a customer contract is under construction.

Leases: The Company determines if a contract is a lease or contains a lease at the inception of the contract and reassesses that conclusion if the contract is modified. All leases are assessed for classification as an operating lease or a finance lease. Operating lease right-of-use (“ROU”), assets are reflected as non-current assets on the consolidated balance sheet. Operating lease liabilities are separated into a current portion, included in current liabilities in the consolidated balance sheet and a non-current portion, included within long-term liabilities on the consolidated balance sheet. The Company does not have any finance lease ROU assets or liabilities. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease.

Lease liabilities are recognized at the applicable lease commencement date based on the present value of the lease payments required to be paid over the lease term. Because the interest rate implicit in the lease is not readily determinable, the Company’s incremental borrowing rate is used to discount the lease payments to present value. The estimated incremental borrowing rate is derived from information available at the lease commencement date including instruments with similar characteristics. ROU assets are also recognized at the applicable lease commencement date. The ROU asset equals the carrying amount of the related lease liability, adjusted for any lease payments made prior to lease commencement and lease incentives provided by the lessor. Variable lease payments are expensed as incurred and do not factor into the measurement of the applicable ROU asset or lease liability.

The term of the Company’s leases equals the non-cancellable period of the lease, including any rent-free periods provided by the lessor, and also includes options to renew or extend the lease (including by not terminating the lease) that are reasonably certain to be exercised. The Company establishes the term of each lease at lease commencement and reassesses that term in subsequent periods if a triggering event occurs. Operating lease cost for lease payments is recognized on a straight-line basis over the lease term.

Lease contracts often include lease and non-lease components. Management of the Company has elected the practical expedient offered by ASC 842 to not separate lease from non-lease components and account for them as a single lease component.

The Company has elected, for all classes of underlying assets, not to recognize ROU assets and lease liabilities for leases with a term of twelve months or less. Lease cost for short-term leases is recognized on a straight-line basis over the lease term.

Impairment of Long Lived-Assets: Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the related carrying amount may not be recoverable. When required, the amount recognized for impairment losses is equal to the difference between the carrying value and the asset’s fair value, as determined by the undiscounted net future cash flows the asset is expected to generate. Long-lived assets to be

ECOMBUSTIBLE ENERGY, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

disposed of are reported at the lower of carrying amount or fair value less cost to sell. No impairment charges were recognized during the nine month periods ended September 30, 2021 and 2020.

Research and Development: The Company conducts research and development activities to improve anticipated product performance and reduce product life-cycle costs. Research and development costs are expensed as incurred and include salaries and expenses related to employees or consultants and advisors conducting research and development or testing protocols. Research and development activities during the nine months ended September 30, 2021 and 2020 primarily related to either the design, assembly, and testing of prototype FSMs or customer requested testing protocols completed on the characterization module, which is approximately 1/3 of the size of the standard FSMs being constructed for customers’ industrial applications. Management of the Company determined that the characterization module is an asset with future benefits and, in accordance with ASC 730 Research and Development, capitalized the cost of the characterization module. Subsequent to the characterization module’s in-service date in January of 2021, the characterization module has been used to demonstrate the Company’s technology to prospective customers. The characterization module will also be used to test future improvements to the Company’s proprietary fuel system. Based on anticipated improvements to the Company’s proprietary technology over time, the characterization module has a useful life of seven years. Depreciation expense related to the characterization module for the nine months ended September 30, 2021 amounted to approximately $89,000. Total research and development expense for the nine months ended September 30, 2021 and 2020 was approximately $2.2 million and $1.0 million, respectively.

Equity Based Compensation: The Company follows the provisions of ASC 718, Compensation- Stock Compensation, (“ASC 718”). ASC 718 requires that all share-based payments to employees and non-employees be recognized in the statement of operations by measuring the fair value of the award on the date of grant and recognizing this fair value as expense, or an asset, over the requisite service period, generally the vesting period (Note 9, 10). The Company records the impact of forfeitures, if any, in the period in which the forfeiture occurs.

Advertising Costs: The Company expenses advertising and marketing costs as they are incurred. Total advertising and marketing costs for the nine months ended September 30, 2021 and 2020 amounted to approximately $172,000 and $48,000, respectively.

Income Taxes: The Company, as a partnership, is generally not liable for federal and state income taxes. Therefore, no provision for federal or state income taxes is reflected in these consolidated financial statements. Both EAGC and AGT are subject to income tax in their foreign jurisdiction of origin. Income tax expense for EAGC and AGT during the nine months ended September 30, 2021 and 2020 was not significant.

The Company recognizes uncertain tax positions when it is more likely than not that the tax position will be sustained upon examination by relevant taxing authorities, based on the technical merits of the position. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company recognizes accrued interest and penalties related to uncertain tax positions as income tax expense.

The Company’s tax returns for the years ended after 2016 remain subject to examination by federal, state, and other jurisdictions.

Subsequent Events: The Company has evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through February 11, 2022, the date the consolidated financial statements were available to be issued. See Note 12.

Recently Adopted Accounting Standards: As of January 1, 2020, the Company adopted ASC 842 - Leases, which requires recognition of an ROU asset and operating lease liability for operating leases on the consolidated

ECOMBUSTIBLE ENERGY, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

balance sheet. The Company adopted ASC 842 using a modified retrospective transition approach as of the effective date as permitted. As a result, the Company was not required to adjust comparative period financial information for effects of the standard or make the new required lease disclosures for the periods before the date of adoption. The Company adopted the package of practical expedients which permits the Company not to reassess (1) whether existing or expired contracts, as of the adoption date, contain leases, (2) the lease classification for existing leases, and (3) whether existing initial direct costs meet the new definition. The Company also elected the practical expedient to not separate lease and non-lease components for our leases, and to not recognize ROU assets and liabilities for short-term leases with an original duration of less than 12 months. The Company’s short-term leases are immaterial.

In conjunction with this adoption, in the fourth quarter of 2020, the Company recognized an operating lease ROU asset and corresponding liability of approximately $554,000. Adoption of the standard did not have a material impact on the consolidated statements of operations or cash flows.

The Company does not have any finance leases.

NOTE 3—CAPITALIZED PROJECTS COSTS

Capitalized Projects Costs are summarized as follows at September 30, 2021 and December 31, 2020:

	2021	2020
FSM installation in progress - Chile	5,250,318	2,708,649
FSM installation in progress – Brazil	2,326,390	895,790
Characterization module – United States (Note 2)	894,821	832,166

	8,471,529	4,436,605
Accumulated depreciation	(89,161)	—

	$8,382,368	$4,436,605

The Company does not have any depreciation expense attributed to its fuel supply installations as they are under construction as of September 30, 2021 and December 31, 2020. Depreciation expense associated with the characterization module amounted to approximately $89,000 and $0 for the nine months ended September 30, 2021 and 2020, respectively.

NOTE 4—VARIABLE INTEREST ENTITIES

The Company consolidates certain VIEs for which it is the primary beneficiary. VIEs consist of certain operating entities not owned by the Company and include AGS and EC GAS (Note 2). The creditors of these entities do not have any recourse to the general credit of any other consolidated entity, nor to us as the primary beneficiary.

ECOMBUSTIBLE ENERGY, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The Company has historically fully covered the costs incurred by these two entities, and therefore, the non-controlling interest is zero, as of and for the nine months ended September 30, 2021 and 2020. Total assets and total liabilities of the Company’s VIEs included in the Company’s consolidated financial statements as of September 30, 2021 and December 31, 2020 are as follows:

	2021	2020
Assets
Cash	1,522	7,817
Due to/from EPH and subsidiaries *	3,604,856	3,707,350
Capitalized projects costs	191,134	191,134
Prepaid expenses and other assets	18,323	25,823

Total assets	$3,815,835	$3,932,124

Liabilities
Accrued expenses	645,859	596,186
Other liabilities	—	152,348
Current portion of notes payable	1,554,024	1,814,516
Notes payable	1,298,292	1,774,077

Total liabilities	3,498,175	4,337,127

Members’ Equity (Deficit)	317,660	(405,003)

Liabilities and Members’ Equity (Deficit)	$3,815,835	$3,932,124

Company’s consolidated financial statements for the nine months ended September 30, 2021 and 2020 are as follows:

	2021	2020
Revenues*	339,275	536,221
Research and development	7,500	180,849
Other selling, general and administrative costs	6,975	1,659
Interest expense	324,800	353,713

Total expenses	339,275	536,221

Net loss	$—	$—

*	Eliminates in consolidation.

NOTE 5—OPERATING LEASE RIGHT-OF-USE ASSETS AND LEASE LIABILITIES

In October 2020, the Company entered into a five-year lease arrangement (“Warehouse Lease”) for the rental of a building space of approximately 9,600 square feet in Dania Beach, Florida. The Warehouse Lease commenced on November 1, 2020 and expires on November 1, 2025. Under the terms of the lease, the Company is required to make monthly base rent payments ranging from approximately $7,200 to $8,300, plus other operating expenses and taxes, through November 2025. The Company accounts for the Warehouse Lease as an operating lease in accordance with ASC 842 Leases, and has recorded an operating lease ROU asset and corresponding lease liability.

In November 2020, the Company entered into a ten-year lease arrangement (“Office Lease”) for the rental of office space of approximately 3,000 square feet in Sunny Isles, Florida. The Office Lease commenced in May

ECOMBUSTIBLE ENERGY, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

2021. Under the terms of the lease, the Company is required to make monthly base rent payments ranging from approximately $12,900 to $16,800, and other operating expenses and taxes, through the expiration date. Upon the lease commencement in May 2021, in accordance with ASC 842 Leases, the Company recorded an operating lease ROU asset and corresponding liability.

As of September 30, 2021, the combined ROU assets and lease liabilities related to the Warehouse and Office Leases totaled $1,566,172 and $1,555,548, respectively, which are included in the accompanying consolidated balance sheets. As of December 31, 2020, the balances of the ROU asset and lease liability related to the Warehouse Lease totaled $538,382 and $553,613, respectively.

Total lease expense for the nine months ended September 30, 2021 and 2020 was approximately $158,000 and $0, respectively.

As of September 30, 2021and December 31, 2020, the weighted average remaining lease term for the ROU Leased assets is 7.9 years and 4.9 years, respectively.

The approximate future minimum lease payments under the Company’s Lease obligations, including imputed interest of 7% per annum, which rate was used for both of the ROU leases, is presented below:

Twelve Months Ended September 30,
2022	103,000
2023	296,000
2024	304,000
2025	312,000
2026	212,000
Thereafter	892,000

2,119,000
Less: amount representing imputed interest	(563,000)

Present value of lease obligations	$1,556,000

NOTE 6—PROPERTY, PLANT AND EQUIPMENT

Property, Plant and Equipment are summarized as follows at September 30, 2021 and December 31, 2020:

	2021	2020
Office furniture	106,773	5,990
Tenant improvements	470,584	—

Property, plant and equipment, gross	577,357	5,990
Accumulated depreciation	(1,474)	—

Property, plant and equipment, net	$575,883	$5,990

At September 30, 2021 the tenant improvements had not been completed, and were not yet in service. The improvements were completed and placed in service in January 2022, at which time, depreciation commenced. Depreciation expense for property plant and equipment was $1,474 and $0 for the nine months ended September 30, 2021 and 2020, respectively.

ECOMBUSTIBLE ENERGY, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

NOTE 7—NOTES PAYABLE

On December 17, 2020, EPH executed an unsecured promissory note (the “HW Note”) to borrow $1,500,000 from an individual. The HW Note accrued simple interest at a rate of 18% per annum and required monthly interest only payments through December 17, 2021 (Maturity Date), at which point all accrued interest and principal was due. In July 2021, the Company assigned the HW Note to an existing equity investor, who converted the note to equity, in exchange for 278,004 Class A units.

In May and June 2020, the Founder and CEO of the Company made short terms loans to the Company of approximately $72,000 and $187,000, which were repaid in June 2020.

In April 2020, EPH executed an unsecured promissory note (the “MH Note”) to borrow $250,000 from an individual, accruing simple interest at a rate of 12% per annum, maturing in April 2021. In June 2020, the lender converted the note to equity, in exchange for 250,000 Class A Units.

On September 18, 2019, AGS entered into a promissory note with an affiliate of a member to borrow $2,000,000 (the “Aqua Gas GM $2M Note”). The Aqua Gas GM $2M Note bears interest at 12.0% per annum and requires monthly payments of principal and interest of approximately $171,000 every two months, originally scheduled to begin in March 2020 through the maturity date of September 18, 2022. During 2020, the Company and the lender negotiated an extension to repayment terms, such that the repayments were deferred to begin in October 2021. The loan is personally guaranteed by a member of the Company. As of September 30, 2021 and December 31, 2020, $2,000,000 remained outstanding on the Aqua Gas GM $2M Note, and associated accrued interest as of September 30, 2021 and December 31, 2020 amounted to approximately $519,000 and $ 317,000, respectively, and is included in accrued expenses in the accompany consolidated balance sheets.

On March 4, 2019, AGS entered into a promissory note with an affiliate of a member to borrow $732,000 (the “Aqua Gas GM $732k Note”). The Aqua Gas GM $732k Note bears interest at 12.0% per annum and originally required all principal and accrued interest to be paid at maturity in March 2020. In 2020, the Company and the lender negotiated an extension to repayment terms, such that the repayments were deferred to begin in 2021. As of December 31, 2020, outstanding principal and accrued interest amounted to $732,000 and approximately $170,000, respectively. The loan was personally guaranteed by a member of the Company, and in February 2021, the Aqua Gas GM $732k Note and associated accrued interest was paid in full by the Founder and CEO of the Company. This repayment was reflected as a capital contribution to AGS, the VIE entity on which the debt was recorded.

On January 23, 2018, AGS entered into a promissory note with an affiliate of a member (the “Aqua Gas GM $900k Note”). The Aqua Gas GM $900k Note, as amended, permits borrowings up to $900,000, and bears interest at 12.9% per annum, with payments of principal and interest of approximately $69,000 due every two months through the maturity date of January 23, 2021. The loan is personally guaranteed by a member of the Company. , Outstanding principal approximated $257,000 at both September 30, 2021 and December 31, 2020. Accrued interest on this loan was approximately $50,000 and $18,000, as of September 30, 2021 and December 31, 2020, respectively, and is included in accrued expenses in the accompanying consolidated balance sheets. In January 2021, the Company and the lender verbally extended the final due date to November 2021, and in November 2021, the parties further extended the final due date to June 2022.

On October 16, 2018, EC GAS entered into a promissory note agreement with an individual to borrow $600,000 (the “Hohagen Note”). The Hohagen Note, as amended, bears interest at 15% per annum, matures on November 15, 2021, and requires monthly interest payments of approximately $7,000. The principal amount of $600,000 is due at maturity. The loan is personally guaranteed by a member of the Company. As of September 30, 2021 and December 31, 2020, outstanding principal amounted to $600,000, and accrued interest

ECOMBUSTIBLE ENERGY, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

amounted to approximately $54,000 and $11,000, respectively, and is included in accrued expenses in the accompanying consolidated balance sheets. In November 2021, the Company and the lender verbally extended the final due date to June 2022.

Maturities of long-term debt for each of the twelve month periods subsequent to September 30, 2021 are approximately as follows:

Twelve Months Ended September 30,
2022	$1,800,000
2023	1,052,000

$2,852,000

NOTE 8—RELATED PARTIES

On March 4, 2020, the Company entered into a services agreement (“GCT Agreement”) with an entity (“GCT”) for specialized engineering and multi-disciplinary services related to the eCombustible Fuel system of the Company, for which the Company pays cash remuneration. Additionally, as set forth in the GCT Agreement, upon the execution of the agreement, and in compensation for GCT’s performances related to certain testing procedures and to the customer installation in Chile, GCT is entitled to Class A Units representing a 2.5% membership interest in the Company (Note 9).

As of September 30, 2021 and December 31, 2020, cumulative capitalized costs incurred under the GCT contract approximated $4.3 million and $1.8 million, respectively, which are included in capitalized project costs in the accompanying consolidated balance sheets. In connection with the contractual deferred payment arrangements, cumulative unpaid totals owed to GCT, and included in due to related parties in the accompanying consolidated balance sheets, approximated $2.7 million and $1.3 million as of September 30, 2021 and December 31, 2020, respectively.

In the second half of 2020, the inventor of the Company’s proprietary patented technology, provided fabrication services for certain components of the Company’s characterization unit and one of the customer units under construction. As of December 31, 2020, a total of approximately $809,000 was incurred in connection with these fabrication services and is included in capitalized projects costs, of which approximately $13,000 and $371,000 remained unpaid and was included in due to related parties in the accompanying consolidated balance sheets as of September 30, 2021 and December 31, 2020, respectively. In connection with the December 2020 services contract with the inventor, he was paid approximately $358,000 and $0 in the nine months ended September 30 2021 and 2020, respectively, which is reported in research and development expense in the accompanying consolidated statement of operations. Also, in December 2020, the inventor was granted 12,000,000 Class M units (Note 9).

In July 2020, the Company entered into a verbal agreement with ATA International (“ATA”), the vehicle which holds the interests of the founding member, to provide the Company with a staffing solution for certain technical employees. Under this arrangement, the Company incurred and paid ATA approximately $307,000 and $80,000 for these services during the nine months ended September 30, 2021 and 2020, respectively, which is included in research and development expense in the accompanying consolidated statement of operations. Under this arrangement, ATA also receives payment for the CEO’s services, for which the Company paid $342,000 and $152,000 for the nine months ended September 30, 2021 and 2020, respectively, and which is included in payroll and related expenses in the accompanying consolidated statements of income.

In September 2021, Arqueiro Serviços de Telecomunicacões LTDA (“Arqueiro”), a Brazilian entity in which one of our equity investors holds a controlling interest, entered into an informal arrangement with the Company,

ECOMBUSTIBLE ENERGY, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

whereby Arqueiro agreed to import equipment to Brazil, on behalf of the Company, in connection with our Brazilian customer installation. In exchange, Arqueiro will receive a 5% commission plus the cost associated with any exchange rate variations. In connection with this arrangement, as of September 30, 2021, the equity investor has advanced approximately $100,000 to Arqueiro on our behalf, which is included in capitalized project costs and related party payable in the accompanying consolidated balance sheet as of September 30, 2021.

NOTE 9—MEMBERS’ EQUITY

The Company has two different types of voting membership units outstanding, Classes A and A-1 units. Class A-1 units have a voting preference, such that each Class A-1 Unit vote is equal to five (5) votes. Additionally, the Company has non-voting Class M profits interest units outstanding. Membership units as of September 30, 2021 and December 31, 2020, are as follows:

	2021	2020
Class A Units	81,896,820	81,250,000
Class A-1 Units	3,750,000	3,750,000

Total voting membership units	85,646,820	85,000,000

M Units, non-voting	25,508,667	22,550,666

Total Units issued	111,155,487	107,550,666

In the third quarter of 2021, the Company has continued to raise capital to support its operations, and received approximately $3.5 million from investors during the quarter, in exchange for 646,820 Class A units. The number of Class A Units issued to the investors may be increased in the event, and to the extent, that the Company closes on an institutional equity capital raise with a pre-money valuation below $705 million. In November 2021, there was a repricing of the units issued under this arrangement. See also Note 12.

In March 2020, the Company entered into the GCT Agreement with GCT to perform certain implementation and testing procedures related to one of the Company’s fuel supply contracts in exchange for a 2.5% equity interest in the Company via its Class A units (Note 7). The GCT Agreement stipulated that the 2.5% equity interest was to be issued to the engineering firm in full no later than April 30, 2021, even if the services have not been completed, and the units were issued in June 2020. The value of award and associated amortization of the cost of the services was recognized over the estimated period for providing services, from the award date through April 30, 2021, as described below. In the event the engineering firm does not complete the required services, the Company has reserved the right to call back the Class A units.

Management of the Company determined the fair value of the award to be $2,500,000, using a market value approach, given that a cash based capital raise was closed in the subsequent quarter following the execution of the GCT contract. Pursuant to ASC 718, depending on the nature of the engineering services, the Company recorded research and development expense, or an increase to capitalized projects costs, with a corresponding increase to equity, as services are provided. For the nine months ended September 30, 2021, the Company recognized approximately $1,460,000 in equity compensation in connection with the GCT Agreement, of which approximately $1,252,000 was recorded as research and development expense in the accompanying consolidated statement of operations, and approximately $208,000 was recorded as capitalized project costs in the accompanying consolidated balance sheet. For the nine months ended September 30, 2020, the Company recognized approximately $792,000 in equity compensation in connection with the GCT Agreement, of which approximately $670,000 was recorded as research and development expense in the accompanying consolidated statement of operations, and approximately $122,000 was recorded as capitalized project costs in the accompanying consolidated balance sheet.

ECOMBUSTIBLE ENERGY, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The Company may issue Class M Units directly or indirectly to service providers or other persons. Class M units may be issued via the equity-based incentive plan currently adopted by the Company (Note 9), and administered by EPH Management Holdings LLC (“EPH Management”), or outside the plan, directly to a recipient.

In December 2020, in accordance with the Company’s operating agreement, the Company authorized and issued 15,092,600 of Class M profits interest membership units (the “M Units”), via issuance of units to EPH Management. The M Units represent a profits only interest in the Company, within the meaning of Internal Revenue Service Rev. Proc. 93- 27,1993-2 C.B. 343, and provide the recipients with an opportunity to participate in the appreciation in the Company’s value, along with an interest in the Company’s profits. The M Units are non-voting units and do not represent an interest in the existing equity of the Company as of the grant date.

In connection with the 15,092,600 EPH Class M Units issued to EPH Management, 12,000,000 corresponding EPH Management Class M Units were awarded to the inventor of the Company’s patented technology, which units cliff vest in conjunction with the achievement of certain performance targets. An additional 3,092,600 corresponding EPH Management Class M Units were awarded to a service provider of the Company, in connection with the signing of customer contracts. These M units were fully vested at the December 2020 grant date.

Also in December 2020, EE directly awarded 3,000,000 Class M Units to a member of the Company, in exchange for a commitment to pay $500,000 cash. These Class M units were fully vested upon issuance. The $500,000 cash payment was received in the third quarter of 2021.

Also in December 2020, an additional 8,108,108 EPH Management Class M Units were reserved for an employee pool, as approved by the Board of Directors, via the eCombustible Products Holdings LLC Equity Incentive Plan (Note 10). The employee awarded M Units are generally 25% vested within the first 90 days of the grant date and vest 25% in each of the following three years, as long as the participant remains an employee of the Company. As of September 30, 2021, a total of 7,416,067 EPH and corresponding EPH Management Class M Units were issued from the pool, of which 1,531,600, were fully vested, while the remaining 5,884,467 vest over the following three years. The remaining pool balance of 692,041 Class M units were available to be awarded. No Class M units were forfeited or expired during the year.

The Company used the Option Pricing Method (“OPM”) to estimate the fair value of the Class M Units issued before the third quarter of 2021. The total equity value of the Company, which was determined based on various inputs, including the market value of the 2020 capital raise, or $100 million, was allocated to the various components of the capital structure, including the common equity and call options, using the OPM or waterfall approach, based on the rights of the specific equity classes. The OPM uses the fair value of the Company equity as the starting point and incorporates assumptions made regarding the expected returns and volatilities that are consistent with the expectations of market participants. The fair value measurement is sensitive to changes in the unobservable inputs. Changes in those inputs might result in a higher or lower fair value measurement. The grant date fair value of all of the awards issued through February, 2021 was determined to be $0.40 per unit.

In the third quarter of 2021, the Company issued equity awards with a market condition, for which the fair value was estimated, at the date of grant, using the Monte Carlo Simulation model. The Monte Carlo Simulation valuation model incorporate assumptions as to volatility, the expected life of the awards and a risk-free interest rate. In valuing these awards, significant judgment is required in determining the expected volatility of the equity units and the expected life the award prior to a realization event. Expected volatility for the awards is based on the historical and implied volatility of the stock of companies within our defined peer group. The expected life of the awards is derived from an estimate of a potential future liquidity event occurring at a point in time consistent with the Company’s projected performance. The grant date fair value of the awards issued during the third quarter of 2021 was determined to be either $4.65 or $4.94 per unit, depending on the market condition.

ECOMBUSTIBLE ENERGY, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The 15,092,600 and 7,416,067 Class M Units issued via EPH Management in exchange for services are classified as equity awards, and associated equity-based compensation expense is recognized on a straight-line basis over the service period, with a corresponding increase to members’ equity in the Company’s consolidated balance sheet. During the nine months ended September 30, 2021, in accordance with ASC 718 Stock Compensation, the Company recognized compensation cost in the amount of approximately $3,943,000, which is reported in equity based compensation in the accompanying statement of operations. As of September 30, 2021, unrecognized compensation cost was approximately $8.4M. The weighted average remaining life over which the unrecognized compensation expense is expected to be recorded is 2.8 years.

The compensation costs associated with the fully vested 3,092,600 M units awarded to the service provider, in the amount of $1,237,000, which was recorded upon issuance, is reported in deferred costs and other assets in the accompanying balance sheet as of September 30, 2021 and December 31,2020.

NOTE 10—COMMITMENTS AND CONTINGENCIES

As of September 30, 2021, the Founder of the Company was finalizing a settlement with certain business associates in Peru, pursuant to which the Founder, through ATA, transferred an aggregate of 750,000 eCombustible Class A units beneficially owned by ATA to the other parties. Through this transfer, the Founder resolved any potential claims against the Company, its affiliates and the Founder personally, in exchange for a full release of any and all potential claims. The Company accrued settlement expense of approximately $5.8 million in other expense in the accompanying consolidated statement of operations, in connection with the transfer of shares for the benefit of the Company, and reflected the accrual in other liabilities in the accompanying consolidated balance sheet. The agreement was formalized and units transferred in October 2021, in settlement of the accrued liability.

Lease Commitment: The Company has entered into leasing arrangements for office and warehouse space, that expire in May 2031 and November 2025, respectively (Note 5).

Litigation and Claims: From time to time, the Company may be subject to potential claims encountered in the normal course of business. As of the date the financial statements were available to be issued, there have been no such claims asserted.

Equity Incentive Plan: EPH Management was formed on October 22, 2020 as a Delaware limited liability company, a special purpose vehicle, through which members of EPH Management indirectly hold interests in the Company. EPH Management, under the direction of the Board of Directors of EPH, is authorized to issue Class M units to service providers of EPH or key employees of EPH or its subsidiaries. For each Class M unit issued by EPH Management to a member, a corresponding M Class unit is issued from EPH to Management (Note 9). Class M Units represent a profits only interest in EPH Management, and by extension, EPH, and do not represent an interest in the existing equity in EPH Management or EPH.

Subsequent to the formation of EPH Management, EPH and EPH Management created the ECombustible Products Holdings, LLC Equity Incentive Plan (the “Plan”) to incentivize contributions to Company performance. The Plan grants Class M Units in EPH Management to participants pursuant to the terms of equity awards granted to each participant. EPH issues a Class M Unit to EPH Management for each Class M unit issued by EPH Management to a participant in the Plan (Note 9). The Plan is designed to be a type of profit sharing plan in which participants may be allocated income and/or be entitled to distributions in the event that certain participation threshold criteria are met, as set forth in each equity award issued to a participant. Through September 30, 2021, the participation threshold was not met, and accordingly, income was not allocated to EPH Management or the participants in the Plan (Note 9).

Revenue Share Arrangements: In connection with development of customer pipelines, the Company has commitments to share a percentage of revenues with various parties, upon commencement of revenues for certain customers or territories.

ECOMBUSTIBLE ENERGY, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

COVID 19 Pandemic: The full extent to which the COVID-19 pandemic will directly or indirectly impact the business, results of operations and consolidated financial position, including the Company’s, expenses, equity-based compensation, the carrying value of the Company’s long-lived assets, and the Company’s ability to commence revenues will depend on future developments that are highly uncertain. Such developments may include new information that may emerge concerning the COVID-19 pandemic and the actions taken to contain it or treat it, as well as the economic impact on local, regional, national and international customers, suppliers and markets.

NOTE 11—CONCENTRATIONS OF RISK

Cash Concentration: The Company maintains its cash balances in various banks located in Peru and in the United States, which U.S. amounts, at times, may exceed federally insured limits. The Company’s U.S. cash balances were insured up to $250,000 per depositor at each financial institution at September 30, 2021 and December 31, 2020.

NOTE 12—SUBSEQUENT EVENTS

On November 22, 2021, the Company entered into a definitive agreement to become the Target of a special purpose acquisition company (“SPAC”) transaction, in exchange for merger consideration of approximately $805,000,000 in the form of SPAC common shares at closing, with an earnout for an additional $590,000,000, based on achieving future stock price targets.

In October 2021, the Company revised several of its revenue share arrangements, and reduced the amount and timing of the future cash commitments to be paid to the contracting parties, which include an existing related party investor, in exchange for issuance of 9.8 million additional Class M units and a promissory note in the amount of $2.5 million. In connection with these Class M unit awards and the promissory note, the Company expects to recognize additional stock based compensation expense of approximately $62.9 million and professional fees in the amount of $2.5 million in the fourth quarter of 2021.

In October and November 2021, the Company accelerated vesting on approximately 16.6 million unvested employee Class M unit awards (Note 10) made in 2020 and the first quarter of 2021. This acceleration will result in modification accounting on the awards for three employees. Two of these award modifications call for acceleration upon the closing of the SPAC transaction. The Company will record additional compensation expense of approximately $7.8 million in connection with these SPAC modified awards and $79.0 million in connection with the third accelerated award in the fourth quarter of 2021, which represents the cumulative additional expense of unvested awards through the modification date at the modified fair value.

In November 2021, in accordance with the original terms of the subscription agreements, which included a mechanism to provide for adjustment in the event of a price reduction in the Company’s capital raising efforts, the Company repriced the Class A units issued in connection with its third quarter 2021 capital raise, and issued an additional 323,410 Class A units for no additional capital investment.

From October 1 through January 24, 2022, the Company has received approximately $7.7 million of additional capital and issued an additional 2,128,734 Class A units.

In December, 2021, the Company funded approximately $400,000 in connection with imports to Brazil under the Arqueiro arrangement, related to capitalized project costs of its Brazil customer installation.

In January 2022, the Company funded the SPAC trust in the amount of $1.0 million for 50% of the SPAC extension fee, in exchange for a non-interest bearing promissory note, according to the terms of the merger agreement.

[Letterhead of Marcum LLP]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and Board of Directors of

eCombustible Products Holdings, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of eCombustible Products Holdings, LLC (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, members’ deficit and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Fort Lauderdale, FL

September 9, 2021

ECOMBUSTIBLE PRODUCTS HOLDINGS, LLC AND SUBSIDIARIES AND AFFILIATES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash	$14,711	$283,064
Escrow receivable	1,500,000	—
Other receivable	25,000	—
Prepaid expenses	35,791	12,396

TOTAL CURRENT ASSETS	1,575,502	295,460
PROPERTY, PLANT AND EQUIPMENT, net	5,990	—
INTANGIBLE ASSETS	23,610	4,133
OPERATING LEASE RIGHT-OF-USE ASSET	538,382	—
CAPITALIZED PROJECTS COSTS	4,436,605	1,111,142
DEFERRED COSTS AND OTHER ASSETS	1,320,118	21,576

TOTAL ASSETS	$7,900,207	$1,432,311

LIABILITIES AND MEMBERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$131,540	$—
Accrued expenses	865,395	197,314
Other current liabilities	159,968	150,083
Due to related parties	1,728,735	207,973
Current portion of operating lease liability	72,685	—
Current portion of notes payable	1,500,000	—
Current portion of notes payable of consolidated VIEs	1,814,516	241,683

TOTAL CURRENT LIABILITIES	6,272,839	797,053
OPERATING LEASE LIABILITY	480,928	—
LONG TERM LIABILITIES	—	152,348
NOTES PAYABLE	1,774,077	3,576,703

TOTAL LIABILITIES	8,527,844	4,526,104
COMMITMENTS AND CONTINGENCIES
MEMBERS’ DEFICIT	(627,637)	(3,093,793)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$7,900,207	$1,432,311

See accompanying notes to consolidated financial statements.

ECOMBUSTIBLE PRODUCTS HOLDINGS, LLC AND SUBSIDIARIES AND AFFILIATES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2020	2019
REVENUES	$—	$—
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Salaries, wages, payroll taxes, and benefits	592,335	225,000
Equity based compensation	1,085,807	—
Professional fees	895,023	102,945
Research and development	1,748,568	303,771
Travel and entertainment	406,402	325,709
Advertising and marketing	145,226	15,659
Lease expense	21,451	—
Other selling, general and administrative expenses	145,281	117,365
Impairment of capitalized projects costs	167,797	—

TOTAL SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	5,207,890	1,090,449

LOSS FROM OPERATIONS	(5,207,890)	(1,090,449)
OTHER EXPENSE:
Interest expense	(486,896)	(386,641)
Other (expense) income	5,302	(67)

TOTAL OTHER EXPENSE	(481,594)	(386,708)

NET LOSS	$(5,689,484)	$(1,477,157)

See accompanying notes to consolidated financial statements.

ECOMBUSTIBLE PRODUCTS HOLDINGS, LLC AND SUBSIDIARIES AND AFFILIATES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT

	Class A Unit Holder Contributions	Class M Units Equity based Compensation	VIE Contributions	Contributed Capital	Accumulated Deficit	Total
BALANCE—December 31, 2018	$652,454	—	$4,408	$656,862	$(2,437,080)	$(1,780,218)
Contributions	500,000	—	—	500,000	—	500,000
Contributions for unit purchases	500,000	—	—	500,000	—	500,000
Distributions	—	—	—	—	(836,418)	(836,418)
Net loss	—	—	—	—	(1,477,157)	(1,477,157)

BALANCE—December 31, 2019	1,652,454	—	4,408	1,656,862	(4,750,655)	(3,093,793)
Contributions	467,525	—	138,822	606,347	—	606,347
Contributions for unit purchases	4,180,015	—	—	4,180,015	—	4,180,015
Conversion of debt to equity	250,000	—	—	250,000	—	250,000
Issuance of units for services	1,039,924	—	—	1,039,924	—	1,039,924
Equity based compensation	—	2,322,847	—	2,322,847	—	2,322,847
Distributions	—	—	—	—	(243,493)	(243,493)
Net loss	—	—	—	—	(5,689,484)	(5,689,484)

BALANCE—December 31, 2020	$7,589,918	$2,322,847	$143,230	$10,055,995	$(10,683,632)	$(627,637)

See accompanying notes to consolidated financial statements.

ECOMBUSTIBLE PRODUCTS HOLDINGS, LLC AND SUBSIDIARIES AND AFFILIATES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2020	2019
CASH FLOWS USED IN OPERATING ACTIVITIES:
Net loss	$(5,689,484)	$(1,477,157)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred financing fees	11,890	58,108
Impairment loss on characterization module	167,797	—
Equity based compensation	1,085,807	—
R&D expense in exchange for equity	887,850	—
Changes in assets and liabilities:
Increase in other receivables	(25,000)	—
Increase in prepaid expenses	(23,395)	(12,396)
Increase in other assets	(61,502)	(5,122)
Increase in operating ROU liability	15,231	—
Increase in accounts payable	131,540	—
Increase in accrued expenses	462,064	166,788
Decrease in due to related parties	149,347	—
(Decrease) increase in other liabilities	9,885	190,845

Total adjustments	2,811,514	398,223

NET CASH USED IN OPERATING ACTIVITIES	(2,877,970)	(1,078,934)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(5,990)	—
Capitalized projects costs	(1,916,102)	(903,169)
Acquisition of intangible assets	(19,477)	—

NET CASH USED IN INVESTING ACTIVITIES	(1,941,569)	(903,169)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from members	4,786,362	1,000,000
Distributions to members	(243,493)	(836,418)
Repayments of short term borrowings from member	(259,112)	—
Payments of deferred financing fees	—	(69,998)
Short term borrowings from member	259,112	—
Borrowings on notes payable	250,000	2,732,000
Repayments on notes payable	(241,683)	(626,214)

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,551,186	2,199,370

NET CHANGE IN CASH	(268,353)	217,267
CASH—BEGINNING OF YEAR	283,064	65,797

CASH—END OF YEAR	$14,711	$283,064

See accompanying notes to consolidated financial statements.

ECOMBUSTIBLE PRODUCTS HOLDINGS, LLC AND SUBSIDIARIES AND AFFILIATES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2020	2019
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$109,418	$181,112

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCE ACTIVITIES:
Debt financing from related party held in escrow account	$1,500,000	$—

Additions to capitalized projects costs not yet paid	$1,425,084	$207,973

Units issued in exchange for capitalized projects costs	$152,074	$—

Units issued in exchange for deferred costs	$1,237,040	$—

Addition to right-of-use asset and lease liability in connection with execution of warehouse lease	$553,613	$—

Debt financing converted to Equity	$250,000	$—

See accompanying notes to consolidated financial statements.

ECOMBUSTIBLE PRODUCTS HOLDINGS, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1—ORGANIZATION AND NATURE OF BUSINESS

Organization and Business: eCombustible Products Holdings, LLC (“EPH”), a Delaware limited liability company, was formed on July 2, 2019 (“Inception”). EPH, together with its wholly owned subsidiaries, EPH Fabrication, LLC, a Delaware limited liability company (“Fabrication”), Energias Aqua Gas Chile Limitada, a Chilean corporation (“EAGC”), and Aqua Gas Tacna SAC, a Peruvian corporation (“AGT”), and its two consolidated variable interest entities (“VIE”), Aqua Gas SAC (“AGS”) and EC Gas SAC (“EC Gas”), collectively the “Company”, produces customized hydrogen based fuel solutions and enters into long term fuel supply contracts with customers.

Pursuant to the terms of the EPH operating agreement, as amended, EPH has three classes of membership units: Class A Units, Class A-1 Units and Class M Units. Class A Units and Class A-1 Units are voting units issued to members; Class M Units are non- voting units issued to members and represent a profits only interest in EPH (Note 8, 9).

EPH and its subsidiaries have perpetual existence, unless sooner terminated as provided in each respective operating agreement.

On June 10, 2020, EPH entered into an assignment agreement (the “Agreement”) with eCombustible Products LLC (“EP” or the “Assignor”) in which EPH accepted certain assets from EP including a customer contract, EP’s intellectual property, certain equipment and the conveyance of 100% of the equity of EAGC in exchange for 1,000 Class A Units of the Company. Management of EPH accounted for the transaction in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805 Business Combinations, as it was determined that EP met the definition of a business. Both EP and EPH are entities controlled by members of the same family, and as a result, this assignment was considered a transaction between entities under common control under ASC 805. Accordingly, pursuant to ASC 805-50, the net assets acquired in conjunction with the assignment were recorded at their carrying values.

On June 10, 2020, EPH entered into an assignment agreement with EC GAS in which EC GAS assigned 100% of the ownership rights and equity in its subsidiary, AGT, to EPH for total consideration of $1. Both EPH and EC GAS are entities controlled by members of the same family, and as a result, this assignment was considered a transaction between entities under common control under ASC 805. Accordingly, pursuant to ASC 805-50, the net assets acquired in conjunction with the assignment were recorded at their carrying values. At the date of acquisition, EC GAS did not have any significant assets or liabilities.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation: The Company’s consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of EPH, its wholly-owned subsidiaries and entities in which the Company is deemed to have a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. All significant intercompany accounts and transactions have been eliminated in consolidation.

The combination of EPH and EP was accounted for as a transaction between entities under common control pursuant to ASC 805-50. Accordingly, the combination of EPH and EP results in a change in reporting entity and the consolidated financial statements are presented as though the combination of EP and EPH occurred as of the beginning of the periods presented.

ECOMBUSTIBLE PRODUCTS HOLDINGS, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Pursuant to ASC 810, under the VIE model, EPH is required to perform an analysis as to whether it has a variable interest in an entity and whether the entity is a VIE. In evaluating whether EPH holds a variable interest, management of EPH reviews all of its financial relationships to determine whether it is exposed to the risks and rewards created and distributed by an entity. EPH considers all economic interests, including indirect interests, to determine if a fee or interest represents a variable interest.

If EPH determines it has a variable interest in an entity, it further assesses whether the entity is a VIE and, if so, whether EPH is the primary beneficiary. The assessment of whether an entity is a VIE requires an evaluation of qualitative factors and, where applicable, quantitative factors. These judgments include: (a) determining whether the entity has sufficient equity at risk, (b) evaluating whether the equity holders, as a group, lack the ability to make decisions that significantly affect the economic performance of the entity and (c) determining whether the entity is structured with disproportionate voting rights in relation to their equity interests.

For entities that are determined to be VIEs, EPH is required to consolidate those entities where it concludes that it is the primary beneficiary. The primary beneficiary is defined as the variable interest holder with (a) the power to direct the activities of a VIE that most significantly affect the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. In evaluating whether EPH is the primary beneficiary, it evaluates its economic interests in the entity held either directly or indirectly. At each reporting date, EPH determines whether any reconsideration events have occurred that requires it to revisit the primary beneficiary analysis. If such an event has occurred, EPH will reevaluate the facts and circumstances, and will consolidate or deconsolidate accordingly.

In its assessment of VIEs, EPH considered its relationship and transactions with AGS and EC GAS. AGS is a lead generation company that sources business leads and provides marketing services to help the Company attract potential customers and investors. EC GAS performs fabrication and assembly services to help the Company produce its pilot modules and its characterization unit. This assessment focuses on evaluating whether AGS and EC Gas each meet the definition of a VIE, and if so, determining whether EPH has the power to direct the activities of these related parties that most significantly affects their economic performance, and whether EPH has the obligation to absorb losses, or the right to receive benefits that could be significant to these entities. For all periods presented, management has determined that AGS and EC Gas do meet the definition of a VIE, and that EPH is the primary beneficiary of EC GAS and AGS, as a result of an indirect variable interest. The assets and liabilities of the consolidated VIEs are presented gross in the consolidated balance sheets. The assets of the consolidated VIEs may only be used to settle obligations of the consolidated VIEs (Note 4).

Going Concern: The accompanying financial statements and notes have been prepared in conformity with GAAP on a going concern basis. The Company has incurred recurring losses from operations and negative cash flows during the years ended December 31, 2020 and 2019 due to its ongoing research and development activities, ahead of implementing contracts for commercial applications. The Company had an accumulated deficit of $10.7 million as of December 31, 2020. Net loss was $5.7 million and $1.5 million, and net cash used in operations was $2.9 million and $1.1 million for the years ended December 31, 2020 and 2019, respectively. Management expects operating losses to continue through 2023, which is consistent with the Company’s business plan and go to market strategy.

The Company has been primarily funded through private investments from individuals and institutions and expects to incur significant costs to complete fabrication of modules in preparation for commercial launch. As a result the Company expects to continue to incur losses for the foreseeable future, which will be alleviated through revenues generated upon commercial product delivery.

Although revenue generation is expected to commence within the twelve months following the date these consolidated financial statements were available to be issued, management believes that currently available cash

ECOMBUSTIBLE PRODUCTS HOLDINGS, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

and cash equivalents, together with pending proceeds from current capital raise efforts, would not provide sufficient funds to enable the Company to meet its obligations and liquidity needs for at least one year subsequent the date these consolidated financial statements were available to be issued. Accordingly, as of December 31, 2020, there is substantial doubt about the Company’s ability to continue as a going concern, if it is unable to obtain additional financing. The Company has and will continue to seek to obtain financing through equity investors, revenue generating agreements, and loans or grants from government and private sponsors, as may be required to meet its working capital and liquidity needs. If the Company is unable to obtain additional funding when needed, or to the extent needed, it may be necessary to reduce the current rate of spending through scaling back operations. These events could delay or prevent the Company from successfully executing on its operating plan and raise substantial doubt about the Company’s ability to continue as a going concern in future periods. The financial statements do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should the Company be unable to continue in operation.

Use of Estimates: The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. The most significant estimates include the useful lives of property and equipment, particularly the Company’s fuel supply modules, and assumptions relating to impairment assessments, as well as amounts related to equity based compensation.

Revenue Recognition: EPH enters into long term fuel supply contracts with customers, typically seven to ten years in duration, subject to extension and renegotiation. In accordance with the terms of each contract, EPH installs one or more customized Fuel Supply Modules (FSMs) at the customer site. EPH retains ownership of the FSM throughout the duration of the contract. Each FSM is capable of generating 18,000 MMBTUs (million British thermal units) each month. The price per MMBTU consumed is based on monthly consumption percentage relative to maximum output. As of December 31, 2020, the Company was not yet producing fuel, as modules are under construction, and so no revenues had been earned.

Deferred Costs: Costs associated with obtaining customer contracts have been capitalized and are amortized over the expected economic life of the customer contracts, or approximately seven to ten years, subject to an assessment of the recoverability of such costs. Approximately $1.2 million of such costs were incurred in the year ended December 31, 2020, and are included in deferred costs and other assets in the accompanying consolidated balance sheets.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, demand deposits and all highly liquid instruments purchased with original maturities of three months or less. Cash equivalents at December 31, 2020 and 2019 were not significant.

Prepaid Expenses and Other Current Assets: Prepaid expenses and other current assets primarily consist of prepaid expenses for insurance, rent, and legal fees, and receivables from employees.

Property and Equipment: Property and equipment, including any major improvements, are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related property and equipment.

Other property and equipment owned by the Company, which primarily includes computers, software and office furniture and equipment, is depreciated or amortized over their estimated useful lives, which range from three to ten years. Improvements to leased property are amortized over the life of the lease or the life of the improvement, whichever is shorter. As of December 31, 2020, no property and equipment had been placed in service, and no depreciation had been recorded.

ECOMBUSTIBLE PRODUCTS HOLDINGS, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Ordinary repairs and maintenance costs are expensed as incurred. Significant improvements, renovations and replacements that extend the life of an asset are capitalized and depreciated over their estimated useful lives.

Capitalized Projects Costs: The costs of the Company’s FSMs include manufacturing costs of the module, shipping costs to the customer site, and costs incurred to install and integrate the module into the customer’s plant facility. The costs of the FSMs are depreciated over the estimated useful lives of the modules, which is approximately 20 years. As of December 31, 2020, each FSM subject to a customer contract is under construction.

Leases: The Company determines if a contract is a lease or contains a lease at the inception of the contract and reassesses that conclusion if the contract is modified. All leases are assessed for classification as an operating lease or a finance lease. Operating lease right-of-use (“ROU”), assets are reflected as non-current assets on the consolidated balance sheet. Operating lease liabilities are separated into a current portion, included in current liabilities in the consolidated balance sheet and a non-current portion, included within long-term liabilities on the consolidated balance sheet. The Company does not have any finance lease ROU assets or liabilities. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The Company does not obtain and control the right to use the identified asset until the lease commencement date.

Lease liabilities are recognized at the applicable lease commencement date based on the present value of the lease payments required to be paid over the lease term. Because the interest rate implicit in the lease is not readily determinable, the Company’s incremental borrowing rate is used to discount the lease payments to present value. The estimated incremental borrowing rate is derived from information available at the lease commencement date including instruments with similar characteristics. ROU assets are also recognized at the applicable lease commencement date. The ROU asset equals the carrying amount of the related lease liability, adjusted for any lease payments made prior to lease commencement and lease incentives provided by the lessor. Variable lease payments are expensed as incurred and do not factor into the measurement of the applicable ROU asset or lease liability.

The term of the Company’s leases equals the non-cancellable period of the lease, including any rent-free periods provided by the lessor, and also include options to renew or extend the lease (including by not terminating the lease) that are reasonably certain to be exercised. The Company establishes the term of each lease at lease commencement and reassesses that term in subsequent periods if a triggering event occurs. Operating lease cost for lease payments is recognized on a straight-line basis over the lease term.

Lease contracts often include lease and non-lease components. Management of the Company has elected the practical expedient offered by ASC 842 to not separate lease from non-lease components and account for them as a single lease component.

The Company has elected, for all classes of underlying assets, not to recognize ROU assets and lease liabilities for leases with a term of twelve months or less. Lease cost for short-term leases is recognized on a straight-line basis over the lease term.

Impairment of Long Lived-Assets: Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the related carrying amount may not be recoverable. When required, the amount recognized for impairment losses is equal to the difference between the carrying value and the asset’s fair value, as determined by the undiscounted net future cash flows the asset is expected to generate. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. Other than as described in Note 3, no impairment was recognized for the years ended December 31, 2020 and 2019.

ECOMBUSTIBLE PRODUCTS HOLDINGS, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Research and Development: The Company conducts research and development activities to improve anticipated product performance and reduce product life-cycle costs. Research and development costs are expensed as incurred and include salaries and expenses related to employees or consultants and advisors conducting research and development or testing protocols. Research and development activities during the years ended December 31, 2020 and 2019 primarily related to the design, assembly, and testing of prototype FSMs and customer requested testing protocols completed on the characterization module, which is approximately 1/3 of the size of the standard FSMs being constructed for customers’ industrial applications. Management of the Company determined that the characterization module is an asset with future benefits and, in accordance with ASC 730 Research and Development, capitalized the cost of the characterization module. Subsequent to the characterization module’s in-service date in January of 2021, the characterization module has been used to demonstrate the Company’s technology to prospective customers. The characterization module will also be used to test future improvements to the Company’s proprietary fuel system. Based on anticipated improvements to the Company’s proprietary technology over time, the characterization module has a useful life of seven years. Depreciation of the characterization module has not commenced as of December 31, 2020. Total research and development expense for the years ended December 31, 2020 and 2019 was approximately $1,749,000 and $304,000, respectively.

Equity Based Compensation: The Company follows the provisions of ASC 718, Compensation- Stock Compensation, (“ASC 718”). ASC 718 requires that all share-based payments to employees and non-employees be recognized in the statement of operations by measuring the fair value of the award on the date of grant and recognizing this fair value as expense, or an asset, over the requisite service period, generally the vesting period (Note 8, 9). The Company records the impact of forfeitures, if any, in the period in which the forfeiture is determined.

Advertising Costs: The Company expenses advertising and marketing costs as they are incurred. Total advertising and marketing costs for the years ended December 31, 2020 and 2019 amounted to approximately $145,000 and $16,000, respectively.

Income Taxes: The Company, as a partnership, is generally not liable for federal and state income taxes. Therefore, no provision for federal or state income taxes is reflected in these consolidated financial statements. Both EAGC and AGT are subject to income tax in their foreign jurisdiction of origin. Income tax expense for EAGC and AGT during the years ended December 31, 2020 and 2019 was not significant.

The Company recognizes uncertain tax positions when it is more likely than not that the tax position will be sustained upon examination by relevant taxing authorities, based on the technical merits of the position. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company recognizes accrued interest and penalties related to uncertain tax positions as income tax expense.

The Company’s tax returns for the years ended after 2016 remain subject to examination by federal, state, and other jurisdictions.

Subsequent Events: The Company has evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through September 9, 2021, the date the consolidated financial statements were available to be issued. See Note 11.

Recently Adopted Accounting Standards: In July 2018, the FASB issued ASU 2018-09, Codification Improvements. These amendments affect a wide variety of Topics in the Codification. These amendments are presented in nine sections and represent changes to clarify, correct errors in, or make minor improvements to the

ECOMBUSTIBLE PRODUCTS HOLDINGS, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Codification. The subtopics being amended include the following: Subtopic 220-10, Income Statement-Reporting Comprehensive Income-Overall, Subtopic 470-50, Debt-Modifications and Extinguishments, Subtopic 480-10, Distinguishing Liabilities from Equity-Overall, Subtopic 718-740, Compensation-Stock Compensation-Income Taxes, Subtopic 805- 740, Business Combinations-Income Taxes, Subtopic 815-10, Derivatives and Hedging- Overall, Subtopic 820-10, Fair Value Measurement-Overall, Subtopic 940- 405, Financial Services-Brokers and Dealers-Liabilities, and Subtopic 962-325, Plan Accounting- Defined Contribution Pension Plans- Investments- Other. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. The transition and effective date guidance is based on the facts and circumstances of each amendment. Some of the amendments in this ASU do not require transition guidance and became effective upon issuance of this ASU. However, many of the amendments in this ASU did have transition guidance with an effective date for annual periods beginning after December 15, 2018. The Company adopted each applicable subtopic within the ASU during the year ended December 31, 2019. There was no impact from such adoption on the Company’s consolidated financial statements for the year ended December 31, 2019.

During the year ended December 31, 2020, the Company adopted ASC 842 - Leases, which requires recognition of an ROU asset and operating lease liability for operating leases on the consolidated balance sheet. The Company adopted ASC 842 using a modified retrospective transition approach as of the effective date as permitted. As a result, the Company was not required to adjust comparative period financial information for effects of the standard or make the new required lease disclosures for the periods before the date of adoption. The Company adopted the package of practical expedients which permits the Company not to reassess (1) whether existing or expired contracts, as of the adoption date, contain leases, (2) the lease classification for existing leases, and (3) whether existing initial direct costs meet the new definition. The Company also elected the practical expedient to not separate lease and non-lease components for our leases, and to not recognize ROU assets and liabilities for short-term leases with an original duration of less than 12 months. The Company’s short-term leases are immaterial.

Upon adoption, the Company recognized an operating lease ROU asset and corresponding liability of approximately $554,000. Adoption of the standard did not have a material impact on the consolidated statements of operations or cash flows.

The Company does not have any finance leases.

Recent Accounting Pronouncements: In March 2020, FASB issued ASU 2020-03, Codification Improvements to Financial Instruments. This ASU improves and clarifies various financial instrument topics, including the current expected credit losses standard issued in 2016. The ASU includes seven different issues that describe the areas of improvement and the related amendments to GAAP, intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The issues in this ASU have different effective dates, with some items effective upon issuance and other items having effective dates ranging from fiscal years beginning after December 15, 2019 to 2023. Management determined that issues in this ASU that were effective during 2019 and 2020 did not have a significant effect on the Company’s consolidated financial statements, and does not believe those that will be effective in the future will have a significant effect on the Company’s consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, Codification Improvements. These amendments affect a wide variety of Topics in the ASC. These amendments represent changes to clarify, correct errors in, or make minor improvements to the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. The amendments in this ASU are effective for annual periods beginning after December 15, 2020 and early adoption is permitted. Management does not believe that ASU 2020-10 will have a significant impact on the Company’s consolidated financial statements.

ECOMBUSTIBLE PRODUCTS HOLDINGS, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

NOTE 3—CAPITALIZED PROJECTS COSTS

Capitalized Projects Costs are summarized as follows at December 31, 2020:

FSM installation in progress—Chile	$2,708,649
FSM installation in progress – Brazil	895,790
Characterization module – United States (Note 2)	832,166

$4,436,605

Capitalized Projects Costs are summarized as follows at December 31, 2019:

FSM installation in progress—Chile	$473,844
Characterization module – United States (Note 2)	637,298

$1,111,142

The Company does not have any depreciation expense attributed to its fuel supply installations as they are under construction as of December 31, 2020 and 2019. Depreciation associated with the characterization module will commence in January 2021.

In the fourth quarter of 2020, certain components of the Dallas characterization module were damaged during a testing protocol, and required replacement. The Company recorded an impairment charge of approximately $168,000 in connection with this incident, which is reflected in impairment of capitalized projects costs in the accompanying consolidated statement of operations.

NOTE 4—VARIABLE INTEREST ENTITIES

The Company consolidates certain VIEs for which it is the primary beneficiary. VIEs consist of certain operating entities not owned by the Company and include AGS and EC GAS (Note 2). The creditors of these entities do not have any recourse to the general credit of any other consolidated entity, nor to us as the primary beneficiary.

ECOMBUSTIBLE PRODUCTS HOLDINGS, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The Company has historically fully covered the costs incurred by these two entities, and therefore, the non-controlling interest is zero, as of and for the years ended December 31, 2020 and 2019. Total assets and total liabilities of the Company’s VIEs included in the Company’s consolidated financial statements as of December 31, 2020 and 2019 are as follows:

	2020	2019
Assets
Cash	$7,817	$74,258
Prepaid expenses and other current assets	7,500	7,500
Due to/from EPH and subsidiaries *	3,707,350	3,304,648
Capitalized projects costs	191,134	191,134
Other assets	18,323	15,945

Total assets	$3,932,124	$3,593,485

Liabilities
Accrued expenses	596,186	166,578
Other liabilities	152,348	152,348
Current portion of notes payable	1,814,516	241,683
Notes payable	1,774,077	3,576,703

Total liabilities	4,337,127	4,137,312

Members’ Deficit	(405,003)	(543,827)

Liabilities and Members’ Deficit	$3,932,124	$3,593,485

Net revenue, loss from operations and net loss of the VIEs that were included in the Company’s consolidated financial statements for the years ended December 31, 2020 and 2019 are as follows:

	2020	2019
Revenues*	$720,428	$662,821
Research and development	239,181	208,151
Other selling, general and administrative costs	6,248	67,896
Interest expense	474,999	386,774

Total expenses	720,428	662,821

Net loss	$—	$—

*	Eliminates in consolidation.

NOTE 5—OPERATING LEASE RIGHT-OF-USE ASSET AND LEASE LIABILITY

In October 2020, the Company entered into a five-year lease arrangement (“Warehouse Lease”) for the rental of a building space of approximately 9,600 square feet in Dania Beach, Florida. The Building Lease commenced on November 1, 2020 and expires on November 1, 2025. Under the terms of the lease, the Company is required to make monthly base rent payments ranging from approximately $7,200 to $8,300, plus other operating expenses and taxes, through November 2025.

The Company accounts for the Warehouse Lease as an operating lease in accordance with ASC 842 Leases, and has recorded an operating lease ROU asset and corresponding lease liability. As of December 31, 2020, the ROU asset and lease liability are $538,382 and $553,613, respectively, which are included in the accompanying consolidated balance sheets.

ECOMBUSTIBLE PRODUCTS HOLDINGS, LLC AND SUBSIDIARIES AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Total lease expense for the year ended December 31, 2020 was approximately $21,000.

The weighted average remaining lease term for the Warehouse Lease is 4.9 years.

The approximate future minimum lease payments under the Warehouse Lease obligation, including imputed interest of 7% per annum, is presented below:

Year Ended December 31,
2021	$107,000
2022	133,000
2023	136,000
2024	139,000
2025	143,000

658,000
Less: amount representing imputed interest	(105,000)

Present value of lease obligations	$553,000

NOTE 6—NOTES PAYABLE

On December 17, 2020, EPH executed an unsecured promissory note (the “HW Note”) to borrow $1,500,000 from an individual. The HW Note bears simple interest at a rate of 18% per annum. The HW Note requires monthly interest only payments through December 17, 2021 (Maturity Date), at which point all accrued interest and principal is due. As of December 31, 2020, outstanding principal on the HW Note amounted to $1,500,000, and accrued interest totaled approximately $8,000, and is included in accrued expenses in the accompanying consolidated balance sheets. The full amount of this note was funded into a separate account, for the benefit of the Company, but was not funded directly to the Company’s bank account. Accordingly, the Company recorded the full amount of proceeds of the HW Note as Escrow receivable. As of July 2021, the Company drew down the full amount of the HW Note, and in August 2021, the HW Note lender converted the note to equity.

In May and June 2020, the Founder and CEO of the Company made short terms loans to the Company of approximately $72,000 and $187,000, which were repaid in June 2020.

In April 2020, EPH executed an unsecured promissory note (the “MH Note”) to borrow $250,000 from an individual, accruing simple interest at a rate of 12% per annum, maturing in April 2021. In June 2020, the lender converted the note to equity, in exchange for 250,000 Class A Units.

On September 18, 2019, AGS entered into a promissory note with an affiliate of a member to borrow $2,000,000 (the “Aqua Gas GM $2M Note”). The Aqua Gas GM $2M Note bears interest at 12.0% per annum and requires monthly payments of principal and interest of approximately $171,000 every two months, originally scheduled to begin in March 2020 through the maturity date of September 18, 2022. During 2020, the Company and the lender negotiated an extension to repayment terms, such that the repayments were deferred to begin in October 2021. The loan is personally guaranteed by a member of the Company. As of December 31, 2020 and 2019, $2,000,000 remained outstanding on the Aqua Gas GM $2M Note, and associated accrued interest as of December 31, 2020 and 2019 amounted to approximately $317,000 and $ 69,000, respectively, and is included in accrued expenses in the accompany consolidated balance sheets.

On March 4, 2019, AGS entered into a promissory note with an affiliate of a member to borrow $732,000 (the “Aqua Gas GM $732k Note”). The Aqua Gas GM $732k Note bears interest at 12.0% per annum and originally

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

required all principal and accrued interest to be paid at maturity in March 2020. In 2020, the Company and the lender negotiated an extension to repayment terms, such that the repayments were deferred to begin in 2021. As of December 31, 2020 and 2019, the full amount of $732,000 remained outstanding. As of December 31, 2020 and 2019, accrued interest on Aqua Gas GM $732k Note was approximately $169,000 and $73,000, respectively. In February 2021, the Aqua Gas GM $732k Note and accrued interest was paid in full by the Founder and CEO of the Company. This repayment will be reflected as a contribution to AGS, the VIE entity on which the debt was recorded.

On January 23, 2018, AGS entered into a promissory note with an affiliate of a member (the “Aqua Gas GM $900k Note”). The Aqua Gas GM $900k Note, as amended, permits borrowings up to $900,000, and bears interest at 12.9% per annum, with payments of principal and interest of approximately $69,000 due every two months through the maturity date of January 23, 2021. The loan is personally guaranteed by a member of the Company. As of December 31, 2020 and 2019, approximately $256,000 and $498,000, respectively, remained outstanding on Aqua Gas GM $900k Note. At December 31, 2020 and 2019, accrued interest on this loan was approximately $18,000 and $16,000, respectively, and is included in accrued expenses in the accompanying consolidated balance sheets. In January 2021, the Company and the lender verbally extended the final due date to November 2021.

On October 16, 2018, EC GAS entered into a promissory note agreement with an individual to borrow $600,000 (the “Hohagen Note”). The Hohagen Note, as amended, bears interest at 15% per annum, matures on November 15, 2021, and requires monthly interest payments of approximately $7,000. The principal amount of $600,000 is due at maturity. The loan is personally guaranteed by a member of the Company. As of December 31, 2020 and 2019, outstanding principal amounted to $600,000, and accrued interest amounted to approximately $11,200 and $300, respectively, and is included in accrued expenses in the accompanying consolidated balance sheets.

On October 25, 2016, EC GAS entered into a promissory note agreement with an affiliate of a member to borrow up to $602,500, bearing interest at 14% per annum. As of December 31, 2018, approximately $343,000 was outstanding on the promissory note, and this amount was repaid in full during the year ended December 31, 2019.

Maturities of long-term debt for each of the years subsequent to December 31, 2020 are approximately as follows:

Year Ended December 31,
2021	$3,315,000
2022	970,000
2023	804,000

$5,089,000

NOTE 7—RELATED PARTY TRANSACTIONS

On March 4, 2020, the Company entered into a services agreement (“GCT Agreement”) with an entity (“GCT”) for specialized engineering and multi-disciplinary services related to the eCombustible Fuel system of the Company, for which the Company pays cash remuneration. Additionally, as set forth in the GCT Agreement, upon the execution of the agreement, and in compensation for GCT’s performances related to certain testing procedures and to the customer installation in Chile, GCT is entitled to Class A Units representing a 2.5% membership interest in the Company (Note 8,11). For the years ended December 31, 2020 and 2019, the Company incurred a total of approximately $1,941,000 and $530,000, respectively, for services rendered by GCT, of which approximately $1,292,000 and $179,000, respectively, was unpaid and included in due to related

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

parties in the accompanying consolidated balance sheets. During the years ended December 31, 2020 and 2019, approximately $1,841,000 and $530,000 was reported in capitalized project costs in the accompanying consolidated balance sheets and approximately $89,000 and $10,000, respectively, was reported in professional fees and in research and development expenses in the accompanying consolidated statements of operations.

The Company purchased components for its FSMs from a supplier which is owned 15% by a relative of the founding member. Purchases totaled approximately $53,000 and $321,000 in 2020 and 2019 respectively, and were included in capitalized projects costs in the accompanying consolidated balances sheets as of December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, $0 and $24,000, respectively, remained unpaid and was included in due to related parties in the accompanying consolidated balance sheets.

During 2020, the inventor of the Company’s proprietary patented technology, provided fabrication services for certain components of the Company’s characterization unit and one of the customer units under construction. A total of approximately $809,000 was incurred in connection with these fabrication services and is included in capitalized projects costs, of which approximately $371,000 remained unpaid and was included in due to related parties in the accompanying consolidated balance sheets as of December 31, 2020. In December 2020, the Company entered into a services contract with the inventor, for which he was paid approximately $260,000, and which is reported in research and development expense in the accompanying consolidated statement of operations. The inventor was also granted 12,000,000 Class M units (Note 8).

In July 2020, the Company entered into a verbal agreement with ATA International (“ATA”), the vehicle which holds the interests of the founding member, to provide the Company with a staffing solution for certain technical employees. Under this arrangement, the Company paid ATA approximately $149,000 for these services, which is included in research and development expense in the accompanying consolidated statement of operations for the year ended December 31, 2020.

NOTE 8—MEMBERS’ EQUITY

The Company has two different types of voting membership units outstanding, Classes A and A-1 units. Class A-1 units have a voting preference, such that each Class A-1 Unit vote is equal to five (5) votes. Voting membership units as of December 31, 2020 and 2019 are as follows, after giving effect to the 2020 restructuring of units between members, retroactive to January 1, 2019:

	2020	2019
Class A Units	81,250,000	71,600,000
Class A-1 Units	3,750,000	3,750,000

Total voting membership units	85,000,000	75,350,000

In March 2020, the Company entered into the GCT Agreement with GCT to perform certain implementation and testing procedures related to one of the Company’s fuel supply contracts in exchange for a 2.5% equity interest in the Company via its Class A units (Note 7). The GCT Agreement stipulated that the 2.5% equity interest was to be issued to the engineering firm in full no later than April 30, 2021, even if the services have not been completed, and the units were issued in June 2020. In the event the engineering firm does not complete the required services, the Company has reserved the right to call back the Class A units.

Management of the Company determined the fair value of the award to be $2,500,000, using a market value approach, given that a cash based capital raise was closed in the subsequent quarter following the execution of the GCT contract. Pursuant to ASC 718, depending on the nature of the engineering services, the Company

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

recorded research and development expense, or an increase to capitalized projects costs, with a corresponding increase to equity, as services are provided. For the year ended December 31, 2020, the Company recognized approximately $1,040,000 in equity compensation in connection with the GCT Agreement, of which approximately $888,000 was recorded as research and development expense in the accompanying consolidated statement of operations, and approximately $152,000 was recorded as capitalized project costs in the accompanying consolidated balance sheet. In 2021, the Company recorded the balance of the associated costs.

The Company may issue Class M Units directly or indirectly to service providers or other persons. Class M units may be issued via the equity-based incentive plan currently adopted by the Company (Note 9), and administered by EPH Management Holdings LLC (“EPH Management”), or outside the plan, directly to a recipient.

In December 2020, in accordance with the Company’s operating agreement, the Company authorized and issued 15,092,600 of Class M profits interest membership units (the “M Units”), via issuance of units to EPH Management. The M Units represent a profits only interest in the Company, within the meaning of Internal Revenue Service Rev. Proc. 93- 27,1993-2 C.B. 343, and provide the recipients with an opportunity to participate in the appreciation in the Company’s value, along with an interest in the Company’s profits. The M Units are non-voting units and do not represent an interest in the existing equity of the Company as of the grant date.

In connection with the15,092,600 EPH Class M Units issued to EPH Management, 12,000,000 corresponding EPH Management Class M Units were awarded to the inventor of the Company’s patented technology, which units cliff vest in conjunction with the achievement of certain performance targets. An additional 3,092,600 corresponding EPH Management Class M Units were awarded to a service provider of the Company, in connection with the signing of customer contracts. These M units were fully vested at the grant date.

Also in December 2020, EPH directly awarded 3,000,000 Class M Units to a member of the Company, in exchange for a commitment to pay $500,000 cash. These Class M units were fully vested upon issuance. The $500,000 cash payment was received in 2021.

Also in December 2020, an additional 8,108,108 EPH Class M Units were reserved for an employee pool, as approved by the Board of Directors, via the eCombustible Products Holdings LLC Equity Incentive Plan (Note 9). The employee awarded M Units are generally 25% vested at the grant date and vest 25% in each of the following three years, as long as the participant remains an employee of the Company. As of December 31, 2020, 4,458,066 EPH and corresponding EPH Management Class M Units were issued from the pool, of which 1,114,517, or 25%, were fully vested at the award date, while the remaining 75% will vest over the following three years. The remaining pool balance of 3,650,042 Class M units were available to be awarded. No Class M units were forfeited or expired during the year.

The Company used the Option Pricing Method (“OPM”) to estimate the fair value of the Class M Units. The total equity value of the Company, which was determined based on various inputs, including the market value of the 2020 capital raise, or $100 million, was allocated to the various components of the capital structure, including the common equity and call options, using the OPM or waterfall approach, based on the rights of the specific equity classes. The OPM uses the fair value of the Company equity as the starting point and incorporates assumptions made regarding the expected returns and volatilities that are consistent with the expectations of market participants. The fair value measurement is sensitive to changes in the unobservable inputs. Changes in those inputs might result in a higher or lower fair value measurement. The grant date fair value of all of the awards issued in December 2020 was determined to be $0.40 per unit.

The 15,092,600 and 4,458,066 Class M Units issued via EPH Management in exchange for services are classified as equity awards, and associated equity-based compensation expense is recognized on a straight-line basis over

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

the service period, with a corresponding increase to members’ equity in the Company’s consolidated balance sheet. As of December 31, 2020, in accordance with ASC 718 Stock Compensation, the Company has recognized compensation cost in the amount of approximately $1,086,000, which is reported in equity based compensation in the accompanying statement of operations. As of December 31, 2020, unrecognized compensation costs was approximately $5.5M. The weighted average remaining life over which the unrecognized compensation expense is expected to be recorded is 1.6 years.

The compensation costs associated with the fully vested 3,092,600 M units awarded to the service provider, in the amount of $1,237,000, is reported in deferred costs and other assets in the accompanying balance sheet as of December 31, 2020.

NOTE 9—COMMITMENTS AND CONTINGENCIES

Lease Commitment: In November 2020, the Company entered into a ten year lease arrangement (“Office Lease”) for the rental of office space of approximately 3,000 square feet in Sunny Isles, Florida. The Office Lease commenced in May 2021, and, as such, was not accounted for as of December 31, 2020. Under the terms of the lease, the Company is required to make monthly base rent payments ranging from approximately $12,900 to $16,800, and other operating expenses and taxes, through the expiration date. Upon the lease commencement in May 2021, in accordance with ASC 842 Leases, the Company will record an operating lease ROU asset and corresponding liability in the amount of $1.1 million.

Litigation and Claims: From time to time, the Company may be subject to potential claims encountered in the normal course of business. As of the date the financial statements were available to be issued, there have been no such claims asserted.

Equity Incentive Plan: EPH Management was formed on October 22, 2020 as a Delaware limited liability company, a special purpose vehicle, through which members of EPH Management indirectly hold interests in the Company. EPH Management, under the direction of the Board of Directors of EPH, is authorized to issue Class M units to service providers of EPH or key employees of EPH or its subsidiaries. For each Class M unit issued by EPH Management to a member, a corresponding M Class unit is issued from EPH to Management (Note 8). Class M Units represent a profits only interest in EPH Management, and by extension, EPH, and do not represent an interest in the existing equity in EPH Management or EPH.

Subsequent to the formation of EPH Management, EPH and EPH Management created the ECombustible Products Holdings, LLC Equity Incentive Plan (the “Plan”) to incentivize contributions to Company performance. The Plan grants Class M Units in EPH Management to participants pursuant to the terms of equity awards granted to each participant. EPH issues a Class M Unit to EPH Management for each Class M unit issued by EPH Management to a participant in the Plan (Note 8). The Plan is designed to be a type of profit sharing plan in which participants may be allocated income and/or be entitled to distributions in the event that certain participation threshold criteria are met, as set forth in each equity award issued to a participant. During the year ended December 31, 2020, the participation threshold was not met, and accordingly, income was not allocated to EPH Management or the participants in the Plan (Note 8).

Revenue Share Arrangements: In connection with capital raises to date and development of customer pipelines, the Company has commitments to share a percentage of revenues with various parties, upon commencement of revenues for certain customers or territories.

COVID 19 Pandemic: The full extent to which the COVID-19 pandemic will directly or indirectly impact the business, results of operations and consolidated financial position, including the Company’s, expenses, equity-based compensation, the carrying value of the Company’s long-lived assets, and the Company’s ability to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

commence revenues will depend on future developments that are highly uncertain. Such developments may include new information that may emerge concerning the COVID-19 pandemic and the actions taken to contain it or treat it, as well as the economic impact on local, regional, national and international customers, suppliers and markets.

NOTE 10—CONCENTRATIONS OF RISK

Cash Concentration: The Company maintains its cash balances in various banks located in Peru and in the United States, which U.S. amounts, at times, may exceed federally insured limits. The Company’s U.S. cash balances were insured up to $250,000 per depositor at each financial institution at December 31, 2020 and 2019. At December 31, 2020 and 2019, the Company did not maintain cash balances in excess of Federal Deposit Insurance Corporation insured limits.

NOTE 11—SUBSEQUENT EVENTS

As discussed in Note 6, in February 2021, the Company’s Founder and CEO paid off the Glidemaster $732k note, for which he had retained personal responsibility, on behalf of AGS.

As discussed in Note 6, in July 2021, the HW Note lender agreed to convert the $1.5M HW Note to equity.

As discussed in Note 9, in May 2021, the Office Lease commenced and the Company recorded the operating lease ROU asset and corresponding liability in the amount of $1.1 million.

ANNEXES

1

Annex A

EXECUTION VERSION

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

BENESSERE CAPITAL ACQUISITION CORP.,

as the Purchaser,

BCAC HOLDINGS INC.,

as Pubco,

BCAC PURCHASER MERGER SUB INC.,

as Purchaser Merger Sub,

BCAC COMPANY MERGER SUB LLC,

as Company Merger Sub,

BCAC PURCHASER REP LLC,

in the capacity as the Purchaser Representative,

JORGE AREVALO,

in the capacity as the Seller Representative,

and

ECOMBUSTIBLE ENERGY LLC,

as the Company,

Dated as of November 23, 2021

A-i

A-ii

A-iii

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Non-Competition Agreement

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of November 23, 2021, by and among (i) Benessere Capital Acquisition Corp., a Delaware corporation (together with its successors, the “Purchaser”), (ii) BCAC Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Pubco”), (iii) BCAC Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Purchaser Merger Sub”), (iv) BCAC Company Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pubco (“Company Merger Sub” and together with Purchaser Merger Sub, the “Merger Subs”, and the Merger Subs collectively with the Purchaser and Pubco, the “Purchaser Parties”), (v) BCAC Purchaser Rep LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined below) for the equity holders of Pubco (other than the Company Security Holders (as defined below) and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (vi) eCombustible Energy LLC, a Delaware limited liability company (the “Company”), and (vii) Jorge Arevalo, an individual, in the capacity as the representative from and after the Effective Time for the Company Security Holders in accordance with the terms and conditions of this Agreement (the “Seller Representative”). The Purchaser, Pubco, Purchaser Merger Sub, Company Merger Sub, the Purchaser Representative, the Company, and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. The Company, directly and indirectly through its subsidiaries, fabricates modular fuel supply units, through which it produces customized hydrogen-based fuel solutions and enters into long-term fuel supply contracts with customers with respect to such units and solutions;

B. Pubco is a newly incorporated Delaware corporation that is owned entirely by the Purchaser, and Pubco owns all of the issued and outstanding equity interests of Purchaser Merger Sub and Company Merger Sub, each of which is a newly organized entity formed for the sole purpose of effecting the Mergers (as defined below);

C. Upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction pursuant to which (i) Purchaser Merger Sub will merge with and into the Purchaser, with the Purchaser continuing as the surviving entity (the “Purchaser Merger”), and with security holders of the Purchaser receiving securities of Pubco with terms substantially equivalent to the terms of the Purchaser Securities and (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”, and together with the Purchaser Merger, the “Mergers”), and with security holders of the Company receiving shares of common stock of Pubco, and as a result of which Mergers, the Purchaser and the Company will become wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company;

D. The Purchaser has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and Company Unitholders representing in the aggregate the Required Company Unitholder Approval (as defined herein);

E. The boards of directors or sole members, as the case may be, of the Purchaser Parties have (a) determined that the Mergers are fair, advisable, and in the best interests of their respective companies, (b) approved this Agreement, the Ancillary Documents to which the respective Purchaser Party is or will be a party and the Mergers and (c) recommended, among other things, to the extent applicable, the adoption and approval of this Agreement, the Ancillary Documents to which the respective Purchaser Party is or will be a party and the Mergers by the holders of Purchaser Common Stock entitled to vote thereon (the “Purchaser Recommendation”);

F. As a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Pubco, the Sponsor, the Company and the Purchaser have entered into the Sponsor Support Agreement, a copy of which is attached hereto as Exhibit B, pursuant to which, among other things, the Sponsor has agreed (i) to vote all of its Purchaser Common Stock in favor of the approval and (to the extent applicable) adoption of this Agreement, each applicable Ancillary Document, the transactions contemplated hereby and thereby (including the Mergers) and each other matter required to be approved or adopted by the Purchaser’s stockholders in order to effect the Mergers and the other transactions contemplated hereby, and (ii) to irrevocably waive any anti-dilution right or other protection with respect to the Purchaser Class B Common Stock that would result in the shares of Purchaser Class B Common Stock converting into other Purchaser Common Stock in connection with any of the transactions contemplated by this Agreement at a ratio greater than one-for-one; and

G. Certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

THE MERGERS

1.1 The Purchaser Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”), Purchaser Merger Sub and the Purchaser shall consummate the Purchaser Merger, pursuant to which Purchaser Merger Sub shall be merged with and into the Purchaser, following which the separate corporate existence of Purchaser Merger Sub shall cease and the Purchaser shall continue as the surviving corporation in the Purchaser Merger. The Purchaser as the surviving corporation after the Purchaser Merger is hereinafter sometimes referred to as “Purchaser Surviving Subsidiary” (provided that references to the Purchaser for periods after the Effective Time shall include Purchaser Surviving Subsidiary).

1.2 The Company Merger. On the Closing Date, at the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the Delaware Limited Liability Company Act, as amended (the “DLLCA”), Company Merger Sub and the Company shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which the separate limited liability company existence of Company Merger Sub shall cease and the Company shall continue as the surviving limited liability company in the Company Merger. The Company as the surviving limited liability company after the Company Merger is hereinafter sometimes referred to as “Company Surviving Subsidiary” (provided that references to the Company for periods after the Effective Time shall include Company Surviving Subsidiary), and together with Purchaser Surviving Subsidiary, the “Surviving Subsidiaries” (provided that, notwithstanding the Company Merger, the Company will not be included within the meaning of the term Purchaser Parties for purposes of this Agreement).

1.3 Effective Time. Subject to the conditions of this Agreement, on the Closing Date, the Parties shall (i) cause the Purchaser Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and the Purchaser (the “Purchaser Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and (ii) cause the Company Merger to be consummated by filing at the Closing a certificate of merger in form and substance reasonably acceptable to the Company and the Purchaser (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA, with each of the Mergers to be consummated and effective simultaneously at 5:00 p.m. New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and the Purchaser and specified in each of the Purchaser Certificate of Merger and the Company Certificate of Merger (the “Effective Time”).

1.4 Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the DGCL, the DLLCA and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, agreements, privileges, powers and franchises of Purchaser Merger Sub and Company Merger Sub shall vest in Purchaser Surviving Subsidiary and Company Surviving Subsidiary, respectively, and all debts, liabilities, obligations and duties of Purchaser Merger Sub and Company Merger Sub shall become the debts, liabilities, obligations and duties of Purchaser Surviving Subsidiary and Company Surviving Subsidiary, respectively, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the Effective Time.

1.5 Governing Documents. At the Effective Time, (i) each of the certificate of incorporation and bylaws of Purchaser Merger Sub shall become the certificate of incorporation and bylaws of Purchaser Surviving Subsidiary, respectively, and (ii) each of the certificate of formation and the limited liability company agreement of Company Merger Sub shall become the certificate of formation and the limited liability company agreement of Company Surviving Subsidiary, respectively, except that the name of Company Surviving Subsidiary in such certificate of formation and limited liability company agreement shall be “eCombustible Energy LLC”.

1.6 Directors and Officers of the Surviving Subsidiaries. The Purchaser Parties shall take all action necessary so that at the Effective Time, (i) the board of directors and executive officers of Purchaser Surviving Subsidiary shall be the same as the board of directors and executive officers of Pubco, after giving effect to Section 5.16, and (ii) the executive officers of Company Surviving Subsidiary shall be the same as the executive officers of Pubco, after giving effect to Section 5.16.

1.7 Merger Consideration. As consideration for the Company Merger, the Company Security Holders as of the Effective Time collectively shall be entitled to receive from Pubco, in the aggregate, a number of shares of Pubco Common Stock with an aggregate value equal to (a) Eight Hundred Five Million U.S. Dollars ($805,000,000) minus (b) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital (but not less than zero), plus (c) the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital Amount (but not less than zero), minus (d) the amount of Closing Net Indebtedness, minus (e) the amount of any Transaction Expenses (such resulting amount, the “Merger Consideration”), with each share of Pubco Common Stock valued at the Redemption Price. The Merger Consideration shall be allocated among the Company Security Holders as if the Company had been liquidated in full for cash at the Effective Time in accordance with the Company’s Organizational Documents (each Company Security Holder’s portion of such Merger Consideration, its “Pro Rata Share”). After the Closing, the Merger Consideration otherwise payable to the Company Security Holders is subject to adjustment in accordance with Section 1.15 and reduction for the indemnification obligations of the Indemnifying Parties set forth in Article VI.

1.8 Effect of Purchaser Merger on Issued and Outstanding Securities of Purchaser and Purchaser Merger Sub. At the Effective Time, by virtue of the Purchaser Merger and without any action on the part of any Party or the holders of securities of any Purchaser Party or the Company:

(a) Purchaser Units. At the Effective Time, every issued and outstanding Purchaser Unit shall be automatically detached and the holder thereof shall be deemed to hold one (1) share of Purchaser Class A Common Stock and three-fourths (3/4) of one (1) Purchaser Warrant in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.8 below.

(b) Purchaser Common Stock. At the Effective Time, each issued and outstanding share of Purchaser Common Stock (other than those described in Section 1.8(e) below) shall be converted automatically into and thereafter represent the right to receive one share of Pubco Common Stock, following which, all shares of Purchaser Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of Purchaser Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as provided herein or required under applicable Law. Each certificate previously evidencing shares of Purchaser Common Stock (other than those described in Section 1.8(e) below) shall be exchanged for a certificate representing the same number of shares of Pubco Common Stock upon the surrender of such certificate in accordance with Section 1.11. To the extent required by Section 262 of the DGCL, each certificate formerly representing shares of Purchaser Common Stock owned by holders of Purchaser Common Stock who have validly elected to dissent from the Purchaser Merger pursuant to Section 262 of the DGCL shall thereafter represent only the right to receive fair value for their shares of Purchaser Common Stock in accordance with the applicable provisions of the DGCL.

(c) Purchaser Preferred Stock. At the Effective Time, each issued and outstanding share of Purchaser Preferred Stock (other than those described in Section 1.8(e) below), if any, shall be converted automatically into and thereafter represent the right to receive one share of Pubco Preferred Stock, following which, all shares of Purchaser Preferred Stock, if any, shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of Purchaser Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as provided herein or by Law. Each certificate previously evidencing shares of Purchaser Preferred Stock (other than those described in Section 1.8(e) below), if any shall be exchanged for a certificate representing the same number of shares of Pubco Preferred Stock. To the extent required by Section 262 of the DGCL, each certificate formerly representing shares of Purchaser Preferred Stock, if any, owned by holders of Purchaser Preferred Stock who have validly elected to dissent from the Purchaser Merger pursuant to Section 262 of the DGCL shall thereafter represent only the right to receive fair value for their shares of Purchaser Preferred Stock in accordance with the applicable provisions of the DGCL.

(d) Purchaser Warrants. At the Effective Time, each issued and outstanding Purchaser Public Warrant shall be converted into one Pubco Public Warrant and each issued and outstanding Purchaser Private Warrant shall be converted into one Pubco Private Warrant. At the Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire shares of Pubco Common Stock in lieu of shares of Purchaser Class A Common Stock. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Pubco Warrants.

(e) Treasury Stock. At the Effective Time, if there are any shares of capital stock of the Purchaser that are owned by the Purchaser as treasury shares or by any direct or indirect Subsidiary of Purchaser, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(f) Purchaser Merger Sub Stock. At the Effective Time, each share of common stock of Purchaser Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of Purchaser Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of Purchaser Surviving Subsidiary.

1.9 Effect of Company Merger on Issued Securities of the Company and Company Merger Sub. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Purchaser Party or the Company:

(a) Company Units. At the Effective Time, all Company Units issued and outstanding immediately prior to the Effective Time (other than the Company Units described in Section 1.9(b) below) shall be converted automatically into and thereafter represent solely the right to receive the Merger Consideration (as it may be adjusted after the Closing pursuant to Section 1.15), with each Company Unitholder receiving its Pro Rata Share of such Merger Consideration, following which, all Company Units shall cease to be outstanding and shall automatically be canceled and shall cease to exist. As of the Effective Time, each holder of Company Units shall cease to have any other rights with respect to the Company Units, except as otherwise provided herein or required under applicable Law.

(b) Treasury Interests. At the Effective Time, if there are any equity securities of the Company that are owned by the Company in treasury or by any direct or indirect Subsidiary of the Company, such equity interests shall be canceled and extinguished without any conversion thereof or payment therefor.

(c) Company Convertible Securities. Any outstanding Company Convertible Security, if not exercised or converted prior to the Effective Time, shall be canceled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into Company Units.

(d) Company Merger Sub Interests. At the Effective Time, all membership interests of Company Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal amount of membership interests of Company Surviving Subsidiary, with the same rights, powers and privileges as the membership interests so converted and shall constitute the only membership interests in Company Surviving Subsidiary.

1.10 Effect of Mergers on Issued and Outstanding Securities of Pubco. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Purchaser Party or the Company, all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

1.11 Exchange Procedures.

(a) At the Effective Time, (i) the holders of the Purchaser Common Stock will surrender their stock certificates or other instruments representing the Purchaser Common Stock (collectively, the “Purchaser Certificates”) and (ii) the holders of the Company Units will surrender their membership certificates or other instruments representing the Company Units, if any, and written acknowledgement of the termination of their rights to such Company Units (collectively, the “Company Certificates”), or in the case of a lost, stolen or destroyed Purchaser Certificate or Company Certificate, upon delivery of Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 1.11(g), to Pubco for cancellation together with any related documentation reasonably requested by Pubco in connection therewith.

(b) Certificates representing the shares of Pubco Common Stock shall be issued to the holders of Company Units and Purchaser Common Stock upon surrender of the Company Certificates and Purchaser Certificates as provided for herein or otherwise agreed by the Parties. Upon surrender of the Company Certificates and Purchaser Certificates (or in the case of a lost, stolen or destroyed Company Certificate or Purchaser Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 1.11(g)) for cancellation to Pubco or to such other agent or agents as may be appointed by Pubco, Pubco shall issue, or cause to be issued, to each holder of the Company Certificates and Purchaser Certificates such certificates representing the number of shares of Pubco Common Stock for which their Company Units and Purchaser Common Stock, respectively, are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 1.11(f), and the Company Certificates and the Purchaser

Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Merger Consideration (as it may be adjusted after the Closing pursuant to Section 1.15) pursuant to this Article I.

(c) If certificates representing the shares of Pubco Common Stock are to be issued in a name other than that in which the Company Certificates or Purchaser Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates or Purchaser Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Pubco or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing the shares of Pubco Common Stock in any name other than that of the registered holder of the Company Certificates or Purchaser Certificates surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

(d) Promptly after the date hereof, the Company shall send to each holder of Company Units a letter of transmittal for use in exchanging Company Certificates for the applicable portion of the Merger Consideration in the form attached hereto as Exhibit C (a “Letter of Transmittal”) (which shall specify that the delivery of share certificates in respect of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to Pubco (or a Lost Certificate Affidavit)) for use in such exchange. Each Company Unitholder shall be entitled to receive its Pro Rata Share of the Merger Consideration in respect of the Company Units represented by the Company Certificate(s) (excluding any equity securities described in Section 1.9(b)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to Pubco of the following items (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Units (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and such other documents as may be reasonably requested by Pubco and (ii) a duly executed counterpart to a lock-up agreement with Pubco and the Purchaser Representative, effective as of the Effective Time, substantially in the form attached as Exhibit D hereto (each a “Lock-Up Agreement”). Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate.

(e) Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Common Stock will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby (including the Earnout Share Payments), and each Person who would otherwise be entitled to a fraction of a share of Pubco Common Stock (after aggregating all fractional shares of Pubco Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Pubco Common Stock.

(f) No dividends or other distributions declared or made with respect to Pubco Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates or Purchaser Certificates that have not yet been surrendered with respect to the shares of Pubco Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates or Purchaser Certificates shall surrender such certificates. Subject to applicable Law, following surrender of any such Company Certificates or Purchaser Certificates, Pubco shall promptly deliver to the record holders thereof, without interest, the certificates representing the shares of Pubco Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Pubco Common Stock.

(g) In the event any Company Certificate or Purchaser Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (a “Lost Certificate Affidavit) by the Person claiming such Company Certificate or Purchaser Certificate to be lost, stolen or destroyed and, if required by Pubco, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Pubco as indemnity against any claim that may be made against it with respect to such Company Certificate or Purchaser

Certificate, Pubco will issue or cause to be issued the number of shares of Pubco Common Stock for which such lost, stolen or destroyed Company Certificates or Purchaser Certificates are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section  1.11(f).

1.12 Tax Consequences. It is intended by the Parties that the Mergers shall, collectively, constitute a transaction described in Section 351 of the Code.

1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser Surviving Subsidiary and Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of Purchaser Merger Sub and Company Merger Sub, respectively, the then current officers and directors of Purchaser Surviving Subsidiary, Company Surviving Subsidiary and Pubco shall take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.14 Estimated Closing Statement. Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement prepared by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Closing Net Indebtedness, Net Working Capital and Transaction Expenses, in each case, as of the Reference Time, and the resulting Merger Consideration and shares of Pubco Common Stock to be issued by Pubco at the Closing (the “Merger Consideration Shares”) based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of the Target Companies, using the formula in Section 1.7, which Estimated Closing Statement shall be subject to review by the Purchaser. Promptly after delivering the Estimated Closing Statement to the Purchaser, the Company will meet with the Purchaser to review and discuss the Estimated Closing Statement and the Company will consider in good faith the Purchaser’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, which Estimated Closing Statement shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

1.15 Merger Consideration Adjustment.

(a) Within ninety (90) days after the Closing Date, Pubco’s Chief Financial Officer (the “CFO”) shall deliver to the Purchaser Representative and the Seller Representative a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Target Companies as of the Reference Time and (ii) a good faith calculation of the Closing Net Indebtedness, Net Working Capital and Transaction Expenses, in each case, as of the Reference Time, and the resulting Merger Consideration and Merger Consideration Shares using the formula in Section 1.7. The Closing Statement shall be prepared, and the Closing Net Indebtedness, Net Working Capital, and Transaction Expenses and the resulting Merger Consideration and Merger Consideration Shares shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

(b) After delivery of the Closing Statement, each of the Seller Representative and the Purchaser Representative, and their respective Representatives on their behalves, shall be permitted reasonable access to the books, records, working papers, files, facilities and personnel of the Target Companies relating to the preparation of the Closing Statement. The Seller Representative and the Purchaser Representative, and their respective Representatives on their behalves, may make inquiries of the CFO and related Pubco and Target Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Pubco and the Company shall provide reasonable cooperation in connection therewith. If either the Seller Representative or the Purchaser Representative (each, a “Representative Party”) has any objections to the Closing Statement, such Representative Party shall deliver to the CFO and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection

Statement”). If an Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Closing Statement, then such Representative Party will have waived its right to contest the Closing Statement, all determinations and calculations set forth therein, and the resulting Merger Consideration and Merger Consideration Shares set forth therein. If an Objection Statement is delivered within such thirty (30) day period, then the Seller Representative and the Purchaser Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representative and the Purchaser Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.15(c). For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm appointed by the Purchaser Representative and the Seller Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date); provided, that if the Independent Expert does not accept its appointment or if the Purchaser Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the Miami Regional Office of the AAA in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 1.15(b). The Parties acknowledge that any information provided pursuant to this Section 1.15(b) will be subject to the confidentiality obligations of Section 5.15.

(c) If a dispute with respect to the Closing Statement is submitted in accordance with this Section 1.15 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.15(c). Each of the Seller Representative and the Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by Pubco. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Company Unitholders, and all other costs and expenses incurred by the Purchaser Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by Pubco. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and the Purchaser Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.15. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and the Purchaser Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, and will be set forth in a written statement delivered to the Purchaser Representative and the Seller Representative. The Independent Expert’s final determination will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d) For purposes hereof, the term “Adjustment Amount” shall mean (x) the Merger Consideration as finally determined in accordance with this Section 1.15, less (y) the Merger Consideration that was issued at the Closing pursuant to the Estimated Closing Statement.

(i) If the Adjustment Amount is a positive number, then Pubco shall, within ten (10) Business Days after such final determination of the Merger Consideration, issue to the Company Security Holders an additional number of shares of Pubco Common Stock equal to (x) the Adjustment Amount, divided by (y) the Redemption Price, with each Company Unitholder receiving its Pro Rata Share of such additional shares of Pubco Common Stock. Such additional shares of Pubco Common Stock shall be considered additional Merger Consideration under this Agreement and, with respect to Significant Company Holders, “Restricted Securities” under the Lock-Up Agreements.

(ii) If the Adjustment Amount is a negative number, then the Company Security Holders shall, within ten (10) Business Days after such final determination, forfeit and deliver to Pubco a number of shares of Pubco Common Stock equal to (x) the absolute value of the Adjustment Amount, divided by (y) the Redemption Price, with each Company Unitholder responsible for its Pro Rata Share of such shares of Pubco Common Stock. Pubco will cancel any shares of Pubco Common Stock transferred to it by the Company Security Holders promptly after its receipt thereof. If for any reason the Company Security Holders’ obligations hereunder cannot reasonably be fully satisfied by forfeiture and delivery of shares Pubco Common Stock, then the Company Security Holders may satisfy their obligations hereunder by delivery of cash or cash equivalents equal in value to any shortfall in delivery of shares of Pubco Common Stock, with each undelivered share of Pubco Common Stock valued at the Redemption Price.

1.16 Withholding of Tax. Pubco (or any other payor) shall be entitled (but not obligated except as required by applicable Law) to deduct and withhold from the consideration otherwise payable to the holders of Company Units or Purchaser Securities pursuant to this Agreement such amounts as Pubco shall determine in good faith are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of federal, state, local or foreign Tax Law. Prior to withholding, Pubco shall provide notice to holder of Company Units that withholding is required with respect to such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Company Units or Purchaser Securities, as applicable.

1.17 Earnout.

(a) After the Closing, subject to the terms and conditions set forth herein, the Company Security Holders shall have the contingent right to receive up to an aggregate maximum of 59,000,000 shares of Pubco Common Stock (each valued at the Redemption Price) (subject to adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”), as additional consideration from Pubco based on the performance of the Pubco Common Stock, as follows:

(i) In the event that the VWAP of the Pubco Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “First Share Price Target”) for any twenty (20) out of any thirty (30) consecutive Trading Days during the period beginning on the Closing Date and ending on the date that is thirty (30) months following the Closing Date (the “Earnout Period”), then, subject to the terms and conditions of this Agreement, Pubco shall issue to each of the Company Security Holders its Pro Rata Share of 29,500,000 Earnout Shares (the “First Earnout Share Payment”).

(ii) In the event that the VWAP of the Purchaser Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, combinations, reorganizations and recapitalizations) (the “Second Share Price Target”) for any twenty (20) out of any thirty (30) consecutive Trading Days during the Earnout Period, then subject to the terms and conditions of this Agreement, Pubco shall issue to each of the Company Security Holders its Pro Rata Share of 29,500,000 Earnout Shares (the “Second Earnout Share Payment”, and together with the First Earnout Share Payment, the “Earnout Share Payments”).

(iii) For purposes of Section 1.17(a)(i)-(ii) above, the thirty (30) consecutive Trading Day periods may be overlapping, such that the First Share Price Target and the Second Share Price Target may be achieved simultaneously or within thirty (30) consecutive Trading Days of each other or within any other time period of each other.

(b) The CFO will monitor the VWAP of the Pubco Common Stock each Trading Day, and as soon as practicable (and in any event within ten (10) Business Days) after the end of each monthly anniversary of the Closing through the earlier of (x) the end of the Earnout Period and (y) the date, if any, as of which the Second Share Price Target is finally determined pursuant to this Section 1.17(b) to have been achieved, the CFO will prepare and deliver to each Representative Party a written statement (each, an “Earnout Statement”) that sets forth (i) the VWAP of the Pubco Common Stock on each Trading Day for such monthly anniversary period then ended and the preceding monthly periods since the Closing and (ii) whether the First Share Price Target and/or the Second Share Price Target has been achieved. Each Representative Party will have ten (10) Business Days after its receipt of an Earnout Statement to review it. Each Representative Party, and its Representatives on its behalf, may make inquiries to the CFO and related Pubco and Company personnel and advisors regarding questions concerning or disagreements with the Earnout Statement arising in the course of their review thereof, and Pubco and the Company shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to an Earnout Statement, such Representative Party shall deliver to Pubco (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within twenty (20) Business Days following the date of delivery of each Earnout Statement, then such Representative Party will have waived its right to contest such Earnout Statement and the calculation of the VWAP of the Pubco Common Stock during the applicable portion of the Earnout Period (and whether the First Share Price Target and/or the Second Share Price Target, as applicable, has been achieved) as set forth therein. If such written statement is delivered by a Representative Party within such twenty (20) Business Day period, then the Seller Representative and the Purchaser Representative shall negotiate in good faith to resolve any such objections for a period of ten (10) Business Days thereafter. If the Representative Parties do not reach a final resolution within such ten (10) Business Day period, then upon the written request of either Representative Party, the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with the procedures set forth in Section 1.15(c).

(c) If there is a final determination in accordance with Section 1.17(b) that the Company Security Holders are entitled to receive Earnout Shares for having achieved the First Share Price Target and/or the Second Share Price Target, the applicable Earnout Shares will become due upon such final determination and Pubco will deliver such shares within ten (10) Business Days thereafter.

(d) Following the Closing, Pubco and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon their respective business requirements. Each of Pubco and its Subsidiaries, including the Target Companies, will be permitted, following the Closing, to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on, the share price of the Pubco Common Stock and the ability of the Company Security Holders to earn the Earnout Shares, and no Person will have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions. Notwithstanding anything to the contrary contained herein, each of Pubco and its Subsidiaries, including the Target Companies after Closing, shall not, directly or indirectly, take any action, or cause or permit anything to be done with the purpose of avoiding or reducing the amount of any Earnout Share Payment.

(e) For the avoidance of doubt, the Earnout Share Payments are cumulative but earnable solely on an all-or-nothing basis, such that there will be no entitlement to a partial award of any Earnout Share Payment. The number of shares of Pubco Common Stock constituting any Earnout Share Payment shall be equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing. Subject to the foregoing sentence, the aggregate maximum number of shares of Purchaser Common Stock issuable as Earnout Share Payments shall be fifty-nine million (59,000,000).

ARTICLE II

CLOSING

2.1 Closing. The closing of the Mergers and related applicable transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), counsel to the Purchaser, 1345 Avenue of the Americas, New York, NY 10105, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other date, time or place (including remotely) as the Purchaser and the Company may agree in writing (the date and time at which the Closing is actually held being the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Purchaser Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this Agreement to which the relevance of such disclosure is reasonably apparent), or (ii) the SEC Reports that are available prior to the date hereof on the SEC’s website through EDGAR (excluding any disclosures in such Purchaser SEC Reports solely under the headings “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” or “Qualitative and Quantitative Disclosures about Market Risk” and other disclosures that are solely predictive, cautionary, or forward-looking in nature), the Purchaser Parties each represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Pubco and Purchaser Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and Company Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Purchaser Party has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Purchaser Party is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of the Organizational Documents of each Purchaser Party, each as amended to date and as currently in effect. No Purchaser Party is in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. Each Purchaser Party has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which such Purchaser Party is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which each Purchaser Party is or is required to be a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the boards of directors of the Purchaser, Pubco and Purchaser Merger Sub in accordance with their respective Organizational Documents and the DGCL and the sole member of Company Merger Sub in accordance with its Organizational Documents and the DLLCA, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, on the part of a Purchaser Party are necessary to authorize the execution and delivery of this Agreement and each Ancillary

Document to which it is or is required to be a party or to consummate the transactions contemplated hereby and thereby. On or prior to the date of this Agreement, the Purchaser’s board of directors, at a duly called and held meeting, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Purchaser’s stockholders in accordance with the DGCL, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) resolved to recommend that the Purchaser’s stockholders vote in favor of the approval of this Agreement, the Merger and the other Purchaser Stockholder Approval Matters in accordance with the DGCL and the Purchaser’s Organizational Documents and (iv) directed that this Agreement and the Purchaser Stockholder Approval Matters be submitted to the Purchaser’s stockholders for their approval and adoption. This Agreement has been, and each Ancillary Document to which each Purchaser Party is a party shall be when delivered, duly and validly executed and delivered by such Purchaser Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Purchaser Party, enforceable against such Purchaser Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of any Purchaser Party is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser Parties of this Agreement and each Ancillary Document to which any Purchaser Party is a party or the consummation by such Purchaser Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are expressly contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by each Purchaser Party of this Agreement and each Ancillary Document to which it is a party, the consummation by each Purchaser Party of the transactions contemplated hereby and thereby, and compliance by each Purchaser Party with any of the provisions hereof and thereof, do not and will not (a) conflict with or violate any provision of such Purchaser Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Purchaser Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Purchaser Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Purchaser Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract (as defined below), except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5 Capitalization.

(a) Purchaser is authorized to issue (i) 100,000,000 shares of Purchaser Class A Common Stock, (ii) 10,000,000 shares of Purchaser Class B Common Stock, and (iii) 1,000,000 shares of Purchaser Preferred Stock. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding shares of Purchaser Preferred Stock. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party or by which its securities are bound. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b) As of the date of this Agreement, and immediately prior to the Effective Time, the Purchaser is and will be the sole record and beneficial owner of all of the issued and outstanding capital stock of Pubco, and Pubco is and will be the sole record and beneficial owner of all of the issued and outstanding equity securities of each Merger Sub. All of the issued and outstanding equity securities of the Merger Subs have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than the Purchaser has any rights with respect to such equity securities of Pubco, and no Person other than Pubco has any rights with respect to such equity securities of each Merger Sub, and no such rights arise by virtue of or in connection with the Mergers and the other transactions contemplated by this Agreement. Other than Pubco and the Merger Subs, the Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c) Except as set forth in Schedule 3.5(c), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares or other equity securities of any Purchaser Party or (B) obligating any Purchaser Party to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares or other equity interests, or (C) obligating any Purchaser Party to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such shares or other equity interests. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of any Purchaser Party to repurchase, redeem or otherwise acquire any shares or other equity securities of such Purchaser Party or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which any Purchaser Party is a party with respect to the voting of any shares of such Purchaser Party.

(d) All Indebtedness of the Purchaser Parties as of the date of this Agreement is disclosed on Schedule 3.5(d). No Indebtedness of the Purchaser Parties contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser Parties or (iii) the ability of the Purchaser Parties to grant any Lien on its properties or assets.

(e) Since the date of formation of the Purchaser, and except as contemplated by this Agreement (including any redemptions that may occur in connection with the Extension), the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since the IPO, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will timely file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, including with respect to the Sponsor. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Common Stock and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) Purchaser and such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(c) The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(d) Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser is not subject to any Liabilities required to be reflected on a balance sheet prepared in accordance with GAAP, except for those that are either (i) adequately reflected or reserved on or provided for in the Purchaser Financials, or (ii) not material and that were incurred since the most recent Purchaser Financials in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any law).

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, each Purchaser Party has, since its formation (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, (b) not been subject to any event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.3(b) (without giving effect to Schedule 5.3) if such action were taken on or after the date hereof without the consent of the Company.

3.8 Compliance with Laws. Each Purchaser Party is, and each has since its formation has been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and no Purchaser Party has received written notice alleging any violation of applicable Law in any material respect by such Purchaser Party.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Action to which any Purchaser Party is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. None of the Purchaser Parties are subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10 Taxes and Returns.

(a) Each Purchaser Party has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against any Purchaser Party in respect of any Tax, and no Purchaser Party has been notified in writing of any proposed Tax claims or assessments against such Purchaser Party (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the assets of a Purchaser Party, other than Permitted Liens. No Purchaser Party has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Purchaser Party for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, no Purchaser Party has (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) The Purchaser is not aware of any fact or circumstance that would reasonably be expected to prevent the Mergers, collectively, from satisfying the requirements of Section 351 of the Code.

3.11 Employees and Employee Benefit Plans. Since their respective dates of formation, the Purchaser Parties have not (a) had any paid or compensated employees or (b) maintained, sponsored, contributed to or otherwise incurred or accrued any Liability under, any Benefit Plans.

3.12 Properties. No Purchaser Party owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. No Purchaser Party owns or leases any real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which a Purchaser Party is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be canceled by such Purchaser Party on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee, (iii) licenses or grants any covenant not to sue or other right in or to any Intellectual Property of such Purchaser Party or its Affiliates or that causes or would cause a third party to have a license, covenant not to sue or other right to any Intellectual Property of any Target Company including after the Closing or (iv) prohibits, prevents, restricts or impairs in any material respect any business practice of such Purchaser Party as its business is currently conducted, any acquisition of material property by such Purchaser Party, or restricts in any material respect the ability of such Purchaser Party to engage in business as currently conducted by it or to compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the applicable Purchaser Party thereto and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the applicable Purchaser Party is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by such Purchaser Party, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by a Purchaser Party under any Purchaser Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between a Purchaser Party and any (a) present or former director, officer or employee or Affiliate of a Purchaser Party, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15 Pubco and Merger Sub Activities. Since their formation, Pubco and the Merger Subs have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of each Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Mergers and the other transactions contemplated by this Agreement, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and the Merger Subs are not party to or bound by any Contract.

3.16 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.17 Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.18 Ownership of Merger Consideration. All shares of Pubco Common Stock to be issued and delivered to the Company Security Holders as Merger Consideration in accordance with Article I are duly authorized and shall be, upon issuance and delivery of such Pubco Common Stock validly issued, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, the Registration Rights Agreement, and any Liens incurred by any Company Unitholder, and the issuance and sale of such Pubco Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19 Certain Business Practices.

(a) No Purchaser Party, nor any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder such Purchaser Party or assist it in connection with any actual or proposed transaction.

(b) The operations of each Purchaser Party are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving such Purchaser Party with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) No Purchaser Party nor any of their respective directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of such Purchaser Party is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and no Purchaser Party has, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar, North Korea or the Crimea region of Ukraine or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.20 Insurance. Schedule 3.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in compliance with the terms of such insurance policies, except that would not reasonably be expected to have a Material Adverse Effect on the Purchaser. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies, except that would not reasonably be expected to have a Material Adverse Effect on the Purchaser. There have been no insurance claims made by the Purchaser. The Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.21 Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Target Companies or any of their respective Affiliates.

3.22 Trust Account. As of the date hereof, there is at least $116,762,362 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Purchaser’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. The Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Purchaser and, to the knowledge of the Purchaser, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the knowledge of the Purchaser, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by the Purchaser to be inaccurate or that would entitle any Person (other than stockholders of the Purchaser holding Purchaser Common Stock sold in the IPO who shall have elected to redeem their shares of Purchaser Common Stock pursuant to the Purchaser’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. As of the date hereof, the Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Purchaser on the Closing Date. There are no Actions pending with respect to the Trust Account. The Purchaser has not released any money from the Trust Account other than to pay income and franchise Taxes from any interest income earned in the Trust Account in accordance with the Trust Agreement. As of the Effective Time, the obligations of the Purchaser to dissolve or liquidate pursuant to the Purchaser’s Organizational Documents shall terminate and the Purchaser shall have no obligation whatsoever pursuant to the Purchaser’s Organizational Documents to dissolve and liquidate the assets of the Purchaser by reason of the consummation of the transactions contemplated herein. Following the Effective Time, no stockholder of the Purchaser is or shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Purchaser Class A Common Stock for redemption pursuant to the Redemption in compliance with the Purchaser’s Organizational Documents.

3.23 Independent Investigation . Without limiting Section 6.3(e) hereof, the Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Company Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this Agreement to which the relevance of such disclosure is reasonably apparent), the Company hereby represents and warrants to the Purchaser Parties, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Unitholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of managers in accordance with the Company’s Organizational Documents and the DLLCA and (b) other than the Required Company Unitholder Approval, no other limited liability company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of managers, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its members, (ii) approved this Agreement, the Mergers and the other transactions contemplated by this Agreement in accordance with the DLLCA and its Organizational Documents, (iii) directed that this Agreement be submitted to the Company

Unitholders for adoption and (iv) resolved to recommend that the Company Unitholders adopt this Agreement. The Voting Agreements delivered by the Company include holders of Company Units representing at least the Required Company Unitholder Approval, and such Voting Agreements are in full force and effect.

4.3 Capitalization.

(a) As of the date hereof, the total number of units of all classes of limited liability company membership interest of the Company issued and outstanding is 121,639,552 units, consisting of 85,646,820 Class A units of the Company issued and outstanding, 35,992,732 Class M units of the Company issued and outstanding and 692,041 Class M units of the Company issued, outstanding and available for issuance by EPH Management Holdco LLC. Prior to giving effect to the transactions contemplated by this Agreement, as of the date hereof all of the issued and outstanding Company Units and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens. All of the outstanding Company Units and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DLLCA, the Company’s Organizational Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no Company Units or other equity interests of the Company in its treasury. None of the outstanding Company Units or other equity interests of the Company were issued in violation of any applicable securities Laws.

(b) Other than as set forth on Schedule 4.3(b), as of the date hereof, there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. As of the date hereof, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. As of the date hereof, except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 4.3(b), as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company will accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials, since its formation, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of managers of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws or (c) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Company.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, do not and will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Company.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2019 and December 31, 2020, and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Audited Company Financials”) and (ii) the Company prepared unaudited financial statements, consisting of the consolidated balance sheet of the Target Companies as of September 30, 2021 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in stockholder equity and statement of cash flows for the nine (9) months then ended. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount) and (ii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance in all material respects with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since January 1, 2017, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any material Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no material Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.7(c), no Target Company is subject to any material Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, since the Interim Balance Sheet Date until the date hereof, each Target Company has (a) conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) not been subject to any event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9 Compliance with Laws. No Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since its formation, any written notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 4.10. All of the material Company Permits are in full force and effect, and no suspension or cancellation of any of the material Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any material Company Permit, and no Target Company has received any written notice of any Actions relating to the revocation or modification of any Company Permit.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor to the Company’s Knowledge is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past four (4) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past four (4) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, managers, officers or equity holders (provided, that any litigation involving the directors, managers, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. In the past four (4) years, none of the current or former officers, senior management, directors or managers of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser, true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

(viii) is with a Top Customer or Top Supplier;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(x) is between any Target Company and any directors, managers, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice, as expressly contemplated by this Agreement or the Organizational Documents of the Target Companies), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii) relates to a material settlement;

(xiii) relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software;

(xiv) that will be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xv) otherwise material to any Target Company and not described in clauses (i) through (xiv) above.

(b) Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of such Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or exclusively licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. To the Knowledge of the Company, each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.

(b) To the Knowledge of the Company, each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. To the Knowledge of the Company, the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company other than by the terms regarding term and renewal of such licenses. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business) (each, an “Outbound IP License”), and for each such Outbound IP License. Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned by the Target Companies, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is occurring or has occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently infringing, or has, in the past 3 years, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past 3 years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e) All officers, directors, managers, employees and independent contractors of a Target Company (and each of their respective Affiliates) have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to material third party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, material cancellation, material termination, material suspension of, or material acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Immediately, following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) No Target Company has any material Liability or potential Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) No Target Company is aware of any fact or circumstance that would reasonably be expected to prevent the Mergers, collectively, from satisfying the requirements of Section 351 of the Code.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable (subject to Enforceability Exceptions) in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received written notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) in all material respects, and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect in all material respects. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received written notice of any such condition.

4.17 Title to Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in the Company Financials and (d) Liens set forth on Schedule 4.17. The assets (including

Intellectual Property rights and contractual rights) of the Target Companies constitute all of the material assets, rights and properties that are currently used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 4.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any target bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)); and (ii) any bonus, commission or other incentive compensation or deferred compensation due and owing to each employee during or for the fiscal year ending December 31, 2021. Except as set forth on Schedule 4.18(c), (A) each employee of the Target Companies is employed “at will”, and (B) the Target Companies have paid in full to all their employees all earned and payable wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d) Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or in the past have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each agreement with an independent contractor is terminable on fewer than sixty (60) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted to the extent required by GAAP on the Company Financials. No Target Company has any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b) Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code. To the Knowledge of the Company, no fact exists which would reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former officer, director, manager, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the most recent determination letter received from the IRS, if any; (vi) the most recent actuarial valuation, if any; and (vii) all material non-routine communications with any Governmental Authority.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending or threatened in writing (other than routine claims for benefits arising in the ordinary course of administration); and (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption.

(e) No Company Benefit Plan is, and no Target Company or any of its respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or otherwise has or could reasonably be expected to have any current or contingent Liability under or with respect to, a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or

Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could reasonably be expected to have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. To the Knowledge of the Company, no Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code. For purposes of this Agreement, “ERISA Affiliate” means, with respect to a Target Company, any Person or entity (whether or not incorporated) that is under common control or treated as one employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code.

(f) No arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code in all material respects.

(h) The consummation of the transactions contemplated by this Agreement will not: (i) entitle any individual to severance pay, unemployment compensation or other material benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, reasonably be expected to result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any material Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i) Except to the extent required by Section 4980B of the Code or similar state Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j) Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) has been administered in material compliance, and is in documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No Target Company has any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant, director or manager for penalty taxes paid pursuant to Section  409A of the Code.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could reasonably be expected to adversely affect such continued material compliance with Environmental

Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued material compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has contractually assumed any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) To the Knowledge of the Company, the Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analyses and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, no officer, director, manager, employee, trustee or beneficiary of a Target Company, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate (other than a Target Company) of such Person) (each of the foregoing, a “Related Person”) is presently a party to any Contract with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors, managers or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, managers, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or, to the Knowledge of the Company, any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

4.22 Insurance.

(a) Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, managers, officers and employees (other than with respect to or related to a Company Benefit Plan), copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies, except that would not reasonably be expected to have a Material Adverse Effect on the Company. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing, except that would not reasonably be expected to have a Material Adverse Effect on the Company. No Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, except that would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.23 Top Customers and Suppliers. Schedule 4.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2020 and (b) the period from January 1, 2021 through the Interim Balance Sheet Date, the five (5) largest customers of the Target Companies (the “Top Customers”) and the five (5) largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. No Top Supplier or Top Customer within the last twelve (12) months has canceled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, and (iv) no Target Company has at any time been engaged in any material dispute with any Top Supplier or Top Customer.

4.24 Certain Business Practices.

(a) To the Company’s Knowledge, no Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law. To the Company’s Knowledge, no Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder in all material respects and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors, managers or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.26 Finders and Brokers. Except as set forth in Schedule 4.26, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.27 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.28 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Target Companies, including any representation or warranty as to the Target Companies, this Agreement or accuracy or completeness of any information regarding the Target Companies furnished or made available to the Purchaser and its Representatives (including any information, documents or material, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Target Companies, or any representation or warranty arising from Law.

ARTICLE V

COVENANTS

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its

Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director and manager service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to interfere with the business or operations of the Target Companies.

(b) During the Interim Period, subject to Section 5.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

5.2 Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement (including Section 5.2(c)) or the Ancillary Documents, as set forth on Schedule 5.2, or as required by applicable Law, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees in all material respects, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice in all material respects.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement (including Section 5.2(c)) or the Ancillary Documents, as set forth on Schedule 5.2 or as required by applicable Law, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries to not:

(i) amend, waive or otherwise change, in any material respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, other than (A) the issuance of profits interests or commitments to issue equity securities to new service providers of the Company in the ordinary course of business consistent with past practice or (B) as permitted by Section 5.2(c), or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares, membership interests or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate (other than in the ordinary course of business);

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager, director or employee, in each case other than (A) as required by applicable Law, (B) pursuant to the terms of any Company Benefit Plans, (C) in the ordinary course of business consistent with past practice, (D) as set forth in the financial model provided to Purchaser or (E) to adjust one or more employees to a market-based salary based on input from the independent compensation consultant retained by the Company;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice or Liens on Company IP securing any Indebtedness of the Company), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets (excluding disclosure in the ordinary course of business consistent with past practice);

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary that is not wholly-owned by the Company;

(xi) enter into any new line of business;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xiii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xvi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvii) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate other than in the ordinary course of business (excluding the incurrence of any Expenses);

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xix) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract or Company Benefit Plan or otherwise in the ordinary course of business;

(xx) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than as permitted by Section 5.2(c);

(xxi) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxiii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice, or on an arm’s length basis); or

(xxv) authorize or agree to do any of the foregoing actions.

(c) Notwithstanding anything to the contrary contained in this Agreement (including this Section 5.2), during the Interim Period the Company shall have the ability in its discretion to enter into debt facilities or issue equity or debt securities in connection with bona fide capital raising transactions raising amounts equal to or less than $50,000,000 in each such transaction.

5.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.3 or as required by applicable Law, the Purchaser shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice in all material respects. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents, the IPO Prospectus and Section 5.20, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith except as provided in Section 5.20.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any PIPE Investment with the Company’s prior written consent and in accordance with Section 5.19) or as set forth on Schedule 5.3 or as required by applicable Law, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including any PIPE Investment and the costs and expenses necessary for an Extension (such Extension expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $1,000,000);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract or enter into any Contract that would be a Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding the incurrence of any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than on an arm’s length basis); or

(xxi) authorize or agree to do any of the foregoing actions.

5.4 Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

5.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall maintain the listing of the Purchaser Public Units, the Purchaser Common Stock, the Purchaser Public Rights and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Common Stock and the Pubco Public Warrants.

5.6 No Solicitation; Change of Recommendation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares, membership interests or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, in each case other than in connection with a bona fide capital raising transaction and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(d) The board of directors of Purchaser or any committee or agent or representative thereof, including any committee thereof (or of any subsidiary thereof), shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Purchaser Recommendation;

(ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction;

(iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Purchaser to execute or enter into, any agreement related to an Alternative Transaction;

(iv) enter into any agreement, letter of intent, or agreement in principle requiring Purchaser to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder

(v) fail to recommend against any Alternative Transaction;

(vi) fail to re-affirm the aforementioned Purchaser Recommendation at the written request of the Company within five (5) Business Days of such request;

(vii) fail to include the Purchaser Recommendation in the Registration Statement and Proxy Statement; or

(viii) resolve or agree in writing to do any of the foregoing.

5.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Mergers in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with each of the Purchaser and the Company bearing fifty percent (50%) of the costs and expenses thereof, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities any necessary requests for approval of the transactions contemplated by this Agreement and shall use all their reasonable best efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.10 Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Mergers to satisfy the requirements of Section 351 of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Mergers to fail to satisfy the requirements of Section 351 of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Mergers as a transaction satisfying the requirements of Section 351 of the Code. If (i) either Party requests a Tax opinion or (ii) in connection with the preparation and filing of the Registration Statement, or any other filing, the SEC requests or requires that any Tax opinion be prepared and submitted in connection with such filing, each Party shall be obligated to deliver a “Tax Representation Letter,” containing customary representations of the applicable Party, as shall be reasonably necessary or appropriate to enable outside legal counsel to render any opinion or advice, subject to customary assumptions and limitations, regarding the tax treatment of the Mergers.

5.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12 The Registration Statement.

(a) As promptly as practicable after the date hereof, the Purchaser and Pubco shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the holders of Purchaser Securities and the Company Security Holders pursuant to the Mergers, which Registration Statement will also contain a proxy statement of the Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Class A Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at a special meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Ancillary Document and the transactions contemplated hereby or thereby, including the Mergers (and, to the extent required, the issuance of any shares in connection with the PIPE Investment), by the holders of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval of the new equity incentive plan for Pubco in a form to be agreed between the Purchaser and the Company, which agreement shall not be unreasonably withheld, conditioned or delayed (the “Incentive Plan”), and which will provide for awards for a number of shares of Pubco Common Stock equal to seven and one-half percent (7.5%) of the aggregate number of shares of Pubco Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), which plan shall have been approved and adopted by Pubco, (iv) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 5.16 hereof, (v) such other matters as the Company and the Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other transactions contemplated by this Agreement (the approvals described in the foregoing clauses (i) through (v), collectively, the “Purchaser Stockholder Approval Matters”), and (vi) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of the Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, the Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, the Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. Purchaser will take, in accordance with applicable Law, Nasdaq rules and the Organizational Documents of Purchaser, all action necessary to call, hold and convene the Purchaser Special Meeting to consider and vote upon the Purchaser Stockholder Approval Matters as promptly as practicable after the filing of the Proxy Statement in definitive form with the SEC. Following delivery of the Proxy Statement to the Purchaser Stockholders, Purchaser will use reasonable best efforts to solicit approval of the Purchaser Stockholder Approval Matters by the Purchaser stockholders. In connection with the Registration Statement, the Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. The Purchaser and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the Purchaser and Pubco with such information concerning the Target Companies and their shareholders, members, officers, directors, managers, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. The Purchaser shall provide the Company and Pubco with such information concerning the Purchaser Parties and their shareholders, members, officers, directors, managers, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Purchaser shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) The Purchaser and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, managers, officers and employees, upon reasonable advance notice, available to the Company, the Purchaser, Pubco and, after the Closing, the Purchaser Representative and the Seller Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

(c) Each of the Purchaser and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. The Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the Purchaser, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity to review and comment on any proposed written or material oral responses to such comments.

(d) The Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

5.13 Company Unitholder Approval. As promptly as practicable after the Registration Statement been declared effective by the SEC, the Company will use its reasonable efforts to either (a) call a meeting of its members in order to obtain the Required Company Unitholder Approval (the “Company Special Meeting”) and to solicit from the Company Unitholders proxies in favor of the Required Company Unitholder Approval prior to such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Company Unitholder Approval or (b) obtain the Required Company Unitholder Approval by action by written consent of the Company Unitholders in accordance with the Company’s Organizational Documents.

5.14 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser, Pubco and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the Purchaser, Pubco and the Company reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). Pubco, the Purchaser Representative and the Seller Representative shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Seller Representative and the Purchaser Representative each reviewing, commenting upon and approving such Closing Filing in any event no later than the third (3rd) Business Day after the Closing). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, managers, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.15 Confidential Information.

(a) The Company and the Seller Representative hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) Each Purchaser Party and the Purchaser Representative hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination and continuing thereafter for all Trade Secrets so long as they are protectible under applicable law, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that a Purchaser Party, the Purchaser Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination and continuing thereafter for all Trade Secrets so long as they are protectible under applicable law, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, each Purchaser Party and the Purchaser Representative shall, and shall cause their respective Representatives to, promptly deliver to the Company or destroy (at such Purchaser Party’s or the Purchaser Representative’s election, as applicable) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that such Purchaser Party, the Purchaser Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, each Purchaser Party, the Purchaser Representative and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, provided, that, any such disclosure shall be in accordance with clause (ii) above.

5.16 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including the Pubco causing directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors at and immediately after the Closing (the “Post-Closing Pubco Board”) will consist of seven (7) individuals and the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) if the Purchaser Closing Cash is equal to or greater than $50,000,000, (A) two (2) persons that are designated by the Purchaser prior to the Closing (the “Purchaser Directors”), at least one (1) of whom shall be required to qualify as an independent director under Nasdaq Rule 5605(a)(2), and (B) five (5) persons that are designated by the Company prior to the Closing (the “Company Directors” and, together with the Purchaser Director, the “Post-Closing Directors”), at least three (3) of whom shall be required to qualify as an independent director under Nasdaq Rule 5605(a)(2); or (ii) if the Purchaser Closing Cash is less than $50,000,000, (X) one (1) Purchaser Director, whom shall be required to qualify as an independent director under Nasdaq Rule 5605(a)(2), and (Y) six (6) Company Directors, at least three (3) of whom shall be required to qualify as an independent director under Nasdaq Rule 5605(a)(2). In addition, the Parties shall cause the initial chairperson of the Post-Closing Pubco Board to be Jorge Arevalo. At or prior to the Closing, Pubco will provide each Post-Closing Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Post-Closing Director.

(b) The Parties shall take all action necessary, including the Purchaser causing the officers of Pubco to resign immediately prior to the Closing, so that the individuals serving as the chief executive officer, the chief financial officer and in any other officer roles, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as those of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another person to any such role, in which case, such other person identified by the Company shall serve in such role).

5.17 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors, managers and officers of the Target Companies, any Purchaser Party and each Person who served as a director, manager, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of a Target Company or a Purchaser Party (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and a Target Company or a Purchaser Party, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco and the Surviving Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Target Companies and the Purchaser Parties to the extent permitted by applicable Law. The provisions of this Section 5.17 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of each Purchaser Party’s directors, managers and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser Parties shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser Parties shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

(c) For the benefit of the Target Companies’ directors, managers and officers, the Company shall be permitted prior to the Effective Time to obtain and fully pay the premium for D&O Tail Insurance that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

5.18 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Purchaser or Pubco from any

PIPE Investment, shall first be used to pay (i) the Purchaser’s and Pubco’s accrued Expenses, (ii) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO and (iii) any loans owed by the Purchaser or Pubco to the Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the Purchaser or Pubco or Extension Expenses and (iv) any other liabilities of the Purchaser or Pubco as of the Closing. Such Expenses, as well as any Expenses that are required or permitted to be paid by delivery of Pubco’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate or limited liability company purposes, as the case may be, of the Purchaser, Pubco and the Surviving Subsidiaries.

5.19 PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may, but shall not be required to, enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser to purchase shares of Purchaser in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to the Company and Purchaser, acting reasonably (a “PIPE Investment”), and, if Purchaser elects to seek a PIPE Investment to which the Company consents in writing, Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser).

5.20 Extension. The Purchaser shall use its reasonable best efforts to (a) cause the Purchaser Board as promptly as practicable following the date of this Agreement to approve an Extension to April 5, 2022 (the “Initial Extension”) and resolve to recommend that the Purchaser’s stockholders approve such Extension (the “Extension Recommendation”), and not change or modify or propose to change or modify the Extension Recommendation, (b) prepare a proxy statement of the Purchaser (as amended, the “Extension Proxy Statement”) for the purpose of soliciting proxies from Purchaser’s stockholders for such Extension, including the Extension Recommendation, (c) file the Extension Proxy Statement with the SEC as promptly as a practicable following the date of this Agreement and (d) disseminate the Extension Proxy Statement to the Purchaser’s stockholders as soon as practicable. Notwithstanding anything to the contrary contained herein, the Company shall be responsible for funding fifty percent (50%) of any Extension Expenses (including the amount of any additional deposits to the Trust Account that the Purchaser has agreed to make in connection with any Extension) in the form of a loan or loans repayable at Closing. Notwithstanding anything to the contrary contained in this Agreement, any Extension beyond the Initial Extension, shall require the prior written consent of the Company.

5.21 Form S-8. Within two (2) Business Days following the expiration of the sixty (60) day period following the date Purchaser filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Pubco shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Pubco Common Stock issuable under the Incentive Plan, and Pubco shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Plan remain outstanding.

5.22 Negotiation of Employment Agreements. The Parties will use reasonable best efforts to negotiate the Employment Agreements as promptly as practical after signing and before the Closing, with each Party acting reasonably and in good faith.

5.23 Nasdaq Capital Market Listing. Purchaser, the Company and Pubco shall use their respective reasonable best efforts to cause, as promptly as practicable after the date of this Agreement, but in no event later than the Closing Date; (a) Pubco’s initial listing application with the Nasdaq Capital Market in connection with the Transactions to have been approved; (b) Pubco to satisfy all applicable initial and continuing listing requirements of the Nasdaq Capital Market; and (c) the Pubco Common Stock to have been approved for listing on the Nasdaq Capital Market, subject to official notice of issuance.

ARTICLE VI

SURVIVAL AND INDEMNIFICATION

6.1 Survival.

(a) All representations and warranties of the Company contained in this Agreement shall survive the Closing until and including the date that is six (6) months after the Closing Date (the “Expiration Date”); provided, however, that Fraud Claims relating to the Company shall survive until the expiration of the applicable statute of limitations. If a Claim Notice for a bona fide claim of a breach of any representation or warranty has been given before the Expiration Date, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. The covenants and agreements made by the Company contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part at after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

(b) The representations and warranties of the Purchaser Parties contained in this Agreement or in any certificate, statement or instrument delivered by or on behalf of a Purchaser Party pursuant to this Agreement shall survive the Closing until and including the Expiration Date; provided, however, that Fraud Claims relating to the Purchaser Parties shall survive until the expiration of the applicable statute of limitations. The covenants and agreements made by the Purchaser Parties and/or the Purchaser Representative in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part at after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms); for the avoidance of doubt, covenants and agreements relating to the payment of the Merger Consideration and adjustments thereto shall survive the Closing, including Sections 1.7, 1.8, 1.9, 1.10, 1.15 and 1.17.

6.2 Indemnification. Subject to the terms and conditions of this Article VI and as acknowledged in the Letter of Transmittal executed by each Company Security Holder, from and after the Closing, the Company Security Holders and their respective successors and assigns (each, with respect to any claim made pursuant to this Article VI, an “Indemnifying Party”) will severally and not jointly indemnify, defend and hold harmless Pubco and its Subsidiaries and each of their respective successors and permitted assigns (each, with respect to any claim made pursuant to this Article VI, an “Indemnified Party”) from and against any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, and reasonable costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising in whole or in part out of or resulting from (whether or not involving a Third Party Claim): (a) the breach of any representation or warranty made by the Company set forth in this Agreement or in any certificate delivered by the Company, any Company Security Holder or the Seller Representative pursuant to this Agreement; (b) the breach of any covenant or agreement on the part of the Company or, after the Closing, Pubco or a Surviving Subsidiary set forth in this Agreement; or (c) any Action by Person(s) who were holders of equity securities of a Target Company, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of a Target Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities (in each case excluding any claims under this Agreement).

6.3 Limitations and General Indemnification Provisions.

(a) Except as otherwise expressly provided in this Article VI, the Indemnified Parties will not be entitled to receive any indemnification payments under clause (a) of Section 6.2 unless and until the aggregate amount of Losses incurred by the Indemnified Parties for which they are otherwise entitled to indemnification under this Article VI exceeds Five Hundred Thousand U.S. Dollars ($500,000) (the “Basket”), in which case the Indemnifying Parties shall be obligated to the Indemnified Parties for the amount of all Losses of the Indemnified Parties from the first dollar of Losses of the Indemnified Parties required to reach the Basket; provided, however, that the Basket shall not apply to (i) indemnification claims for breaches of any of the representations and warranties of the Company contained in Sections 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.3 (Capitalization), 4.4 (Subsidiaries), and 4.26 (Finders and Brokers) or (ii) Fraud Claims.

(b) The maximum aggregate amount of indemnification payments to which the Indemnifying Parties will be obligated to pay in the aggregate (excluding Fraud Claims) shall not exceed an amount equal to Ten Million U.S. Dollars ($10,000,000), and in the case of Fraud Claims, shall not exceed an amount equal to the Merger Consideration actually paid (based on the Redemption Price).

(c) In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall Losses be deemed to include, (i) any punitive, special, incidental, exemplary, consequential, indirect or exemplary damages, or for any diminution in value changes measured as a multiple of earnings, revenue or by any other similar performance metric, (including loss of future revenue or income, loss of business reputation or opportunity), except for any such damages to the extent actually awarded by a court of competent jurisdiction and paid to a third party in a Third Party Claim or (ii) any loss, liability, damage or expense to the extent included in the calculation of Closing Net Indebtedness, Net Working Capital or Transaction Expenses and that resulted in an adjustment to the Merger Consideration.

(d) Solely for purposes of determining the amount of Losses under this Article VI (and, for the avoidance of doubt, not for purposes of determining whether there has been a breach giving rise to the indemnification claim), all of the representations and warranties set forth in this Agreement (including the disclosure schedules hereto) that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(e) No investigation or knowledge by an Indemnified Party, any Purchaser Party or their respective Representatives of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party shall affect the representations, warranties, covenants and agreements of the Company, any Company Security Holder or the Seller Representative or the recourse available to the Indemnified Parties or any Purchaser Party under any provision of this Agreement, including this Article VI, with respect thereto.

(f) The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment. The Indemnified Parties shall use their commercially reasonable efforts to seek payments for such Losses from their applicable insurance providers.

(g) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the extent reasonably necessary to remedy the breach that gives rise to such Loss.

6.4 Indemnification Procedures.

(a) The Purchaser Representative shall have the sole right to act on behalf of the Indemnified Parties with respect to any indemnification claims made pursuant to this Article VI, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnified Parties. The Seller

Representative shall have the sole right to act on behalf of the Indemnifying Parties with respect to any indemnification claims made pursuant to this Article VI, including defending and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnifying Parties.

(b) In order to make a claim for indemnification hereunder, the Purchaser Representative on behalf of an Indemnified Party must provide written notice (a “Claim Notice”) of such claim to the Seller Representative on behalf of the Indemnifying Parties, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Purchaser Representative may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Seller Representative).

(c) In the case of any claim for indemnification under this Article VI arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the Purchaser Representative must give a Claim Notice with respect to such Third Party Claim to the Seller Representative promptly (but in no event later than thirty (30) days) after the Indemnified Party’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is actually prejudiced by the failure to give such notice. The Seller Representative will have the right to defend and to direct the defense against any such Third Party Claim, and with counsel selected by the Seller Representative, unless at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Seller Representative on behalf of the Indemnifying Party and the Purchaser Representative on behalf of the Indemnified Party in the conduct of such defense or (B) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnified Party. If the Seller Representative on behalf of the Indemnifying Party elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Purchaser Representative of its intent to do so, and the Purchaser Representative and the Indemnified Party will, at the request and expense of the Seller Representative, cooperate in the defense of such Third Party Claim. If the Seller Representative on behalf of the Indemnifying Party elects not to, or at any time is not entitled under this Section 6.4 to, compromise or defend such Third Party Claim, fails to notify the Purchaser Representative of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Purchaser Representative on behalf of the Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party or the Purchaser Representative without the prior written consent of the Seller Representative on behalf of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party. The Seller Representative’s right on behalf of the Indemnifying Party to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Purchaser Representative on behalf of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed only for a good faith reason). The Purchaser Representative on behalf of the Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Seller Representative’s right on behalf of the Indemnifying Party to direct the defense.

(d) With respect to any direct indemnification claim that is not a Third Party Claim, the Seller Representative on behalf of the Indemnifying Party will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Seller Representative on behalf of the Indemnifying Party does not respond within such thirty (30) days, the Seller Representative on behalf of the Indemnifying Party will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this Article VI and will have no further right to contest the validity of such Claim Notice. If the Seller Representative responds within such thirty (30) days and rejects such claim in whole or in part, the Purchaser Representative on behalf of the Indemnified Party will be free to pursue such remedies as may be available under this Agreement (subject to Section 10.4), any Ancillary Documents or applicable Law.

6.5 Indemnification Payments. Notwithstanding anything herein to the contrary, any indemnification obligation of an Indemnifying Party under this Article VI will be settled solely through delivery to Pubco or its successors of shares of Pubco Common Stock held by the relevant Indemnifying Parties (which delivery shall be required to be made within five (5) Business Days after the final determination of such obligation in accordance with Section 6.4), and in no event shall any Indemnifying Party be required to pay or reimburse with cash or any other assets; provided that, at the election of the relevant Indemnifying Party, such Indemnifying Party may satisfy its several indemnification obligation through the payment of cash to Pubco. With respect to any indemnification payment, the value of each share of Pubco Common Stock for purposes of determining the indemnification payment shall be the Pubco Share Price on the date that the indemnification claim is finally determined in accordance with this Article VI. Any shares of Pubco Common Stock received by Pubco as an indemnification payment shall be promptly canceled by Pubco after its receipt thereof.

6.6 Exclusive Remedy. From and after the Closing, except with respect to Fraud Claims or claims seeking injunctions, specific performance or other equitable relief (including pursuant to Section 10.7), or claims under Ancillary Documents, indemnification pursuant to this Article VI shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

ARTICLE VII

CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Closing shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters that are submitted to the vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

(b) Required Company Unitholder Approval. The Company Special Meeting, or Action by Written Consent, as applicable, shall have been held in accordance with the DLLCA and the Company’s Organizational Documents, and at such meeting, the requisite vote of the Company Unitholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Mergers (the “Required Company Unitholder Approval”).

(c) Receipt of HSR Approval. The HSR Approval shall have been obtained.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority (other than the HSR Approval) in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(e) shall have each been obtained or made.

(f) No Adverse Law or Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g) Net Tangible Assets Test. Upon the Closing, after giving effect to the completion of the Redemption, any PIPE Investment and all Expenses, the Purchaser shall have net tangible assets of at least $5,000,001.

(h) Nasdaq Listing. Upon the Closing, Pubco’s initial listing application with the Nasdaq Capital Market in connection with the Merger shall have been approved and, immediately following the Closing, Pubco shall satisfy any applicable initial and continuing listing requirements of the Nasdaq Capital Market. In addition, Pubco shall not have received any notice of non-compliance therewith, and the Pubco Common Stock, shall have been approved for listing on the Nasdaq Capital Market.

(i) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.16.

(j) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

7.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Closing are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser Parties set forth in this Agreement and in any certificate delivered by or on behalf of a Purchaser Party pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b) Agreements and Covenants. The Purchaser Parties shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing.

(d) Pubco Charter Amendment. Prior to the Closing, Pubco shall file with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL an amended and restated its certificate of incorporation in the form agreed between the Purchaser and the Company (the “Amended Pubco Charter”), which shall become effective upon the Effective Time and which shall amend and restate Pubco’s existing certificate of incorporation to, among other matters, (i) provide that the name of Pubco shall be changed to “eCombustible Energy Corporation”, or such other name as mutually agreed to by the Parties, and (ii) provide for size and structure of the Post-Closing Pubco Board in accordance with Section 5.16(a).

(e) Closing Deliveries.

(i) OFFICER CERTIFICATE. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(ii) SECRETARY CERTIFICATE. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of each Purchaser Party’s Organizational Documents as in effect as of the Closing Date prior to the Effective Time, (B) the resolutions of the board of directors of each of the Purchaser, Pubco and Purchaser Merger Sub, and the resolutions of the equity holders of each of Pubco and the Merger Subs, authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which a Purchaser Party is or is required to be a party or otherwise bound.

(iii) REGISTRATION RIGHTS AGREEMENT. The Company Security Holders shall have received from Pubco a registration rights agreement covering the Merger Consideration Shares received by such Company Security Holders, in the form agreed between the Purchaser and the Company (the “Registration Rights Agreement”), duly executed by the Purchaser.

7.3 Conditions to Obligations of the Purchaser Parties. In addition to the conditions specified in Section 7.1, the obligations of the Purchaser Parties to consummate the Closing are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing.

(d) Certain Ancillary Documents. Each Lock-Up Agreement with Significant Company Holders and each Non-Competition Agreement with Management Company Holders shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) OFFICER CERTIFICATE. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c).

(ii) SECRETARY CERTIFICATE. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of managers authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Mergers and the other transactions contemplated hereby and thereby, and the adoption of the Company Surviving Subsidiary Organizational Documents, and recommending the approval and adoption of the same by the Company Unitholders at a duly called meeting of members, (C) evidence that the Required Company Unitholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) EMPLOYMENT AGREEMENTS. The Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and the Purchaser, between each of the persons set forth in Schedule 7.3(e)(iii) hereto and the applicable Target Company or Pubco, as noted in Schedule 7.3(e)(iii), each such employment agreement duly executed by the parties thereto.

(iv) TRANSMITTAL DOCUMENTS. Pubco shall have received from each Company Unitholder the Transmittal Documents, each in form reasonably acceptable for transfer on the books of the Company.

(v) COMPANY CONVERTIBLE SECURITIES. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Company shall have terminated, extinguished and canceled in full all outstanding Company Convertible Securities or commitments therefor.

(vi) RESIGNATIONS. Subject to the requirements of Section 5.16, the Purchaser shall have received written resignations, effective as of the Closing, of each of the managers and officers of the Company as requested by the Purchaser prior to the Closing.

(vii) NON-COMPETITION AGREEMENTS. The Purchaser shall have received Non-Competition and Non-Solicitation Agreements from each of the Management Company Holders in the form attached as Exhibit E hereto (each, a “Non-Competition Agreement”), duly executed by each such Management Company Holder and the Company.

(viii) LOCK-UP AGREEMENTS. The Purchaser shall have received a Lock-Up Agreement for each Significant Company Holder, duly executed by such Significant Company Holder.

(ix) TERMINATION OF CERTAIN CONTRACTS. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Contracts involving the Target Companies and/or Company Security Holders or other Related Persons set forth on Schedule 7.3(e)(ix) shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Security Holder) to comply with or perform any of its covenants or obligations set forth in this Agreement or any Ancillary Document.

ARTICLE VIII

TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by either the Purchaser or the Company to the other if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by May 23, 2022 (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension and (iii) such period as determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company to the other if a Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order has become final and non-appealable, provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to the Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f) by written notice by the Company to the Purchaser, if there shall have been a Material Adverse Effect on the Purchaser following the date of this Agreement which is continuing;

(g) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is continuing;

(h) by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained; or

(i) by written notice by either the Purchaser or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Unitholders have duly voted, and the Required Company Unitholder Approval was not obtained.

8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 8.3, 8.4, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section  9.1).

8.3 Fees and Expenses. Subject to Sections 9.1, 10.14 and 10.15, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination.

8.4 Termination Fee. Notwithstanding Section 8.3 above, in the event that there is a valid and effective termination of this Agreement by Purchaser pursuant to Section 8.1(e), then the Company shall pay to Purchaser a termination fee equal to Four Million U.S. Dollars ($4,000,000) (the “Termination Fee”). The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Purchaser as follows: (a) Two Million U.S. Dollars ($2,000,000) payable within ten (10) Business Days after such termination and (b) two (2) quarterly installments of One Million U.S. Dollars ($1,000,000) commencing on the three-month anniversary of such termination. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which Purchaser would otherwise be entitled to assert against the Company or any of its Affiliates or any of their respective assets, or against any of their respective directors, managers, officers, employees, shareholders or members with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Purchaser, provided, that the foregoing shall not limit (x) the Company from Liability for any Fraud Claim relating to events occurring prior to termination of this Agreement or (y) in the case of a termination by Purchaser, the rights of Purchaser to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

ARTICLE IX

WAIVERS against trust

9.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and the Seller Representative each hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Purchaser Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Seller Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, the Seller Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason. Notwithstanding the foregoing, (a) nothing herein shall serve to limit or prohibit the Company’s or the Seller Representative’s right to pursue a claim against Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief (but excluding restitution, disgorgement or other equitable relief to the extent affecting funds in the Trust Account or released from the Trust Account to the Public Stockholders or any assets purchased or acquired with such funds) in connection with the consummation of the transactions contemplated hereby (including a claim for Purchaser to specifically perform its obligations under this Agreement) so long as such claim would not affect Purchaser’s ability to fulfill its obligation to effectuate the Redemptions, or Fraud Claims and (b) nothing herein shall serve to limit or prohibit any claims that the Company or the Seller Representative may have in the future against Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

ARTICLE X

MISCELLANEOUS

10.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to any Purchaser Party at or prior to the Closing,
to:

Benessere Capital Acquisition Corp.
78 SW 7th Street, Unit 800
Miami, FL 33130
Attn: Patrick Orlando, Chairman and CEO
Telephone No.: (561) 467-5200
Email: porlando@benesserecapital.com

with a copy (which will not constitute notice)

to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attn: Barry I. Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

If to the Purchaser Representative, to: BCAC Purchaser Rep LLC 78 SW 7th Street, Unit 800 Miami, FL 33130 Attn: Patrick Orlando Telephone No.: (561) 467-5200 Email: info@benespac.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attn: Barry I. Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

If to the Company to: eCombustible Energy LLC 16990 Collins Ave., Suite 1102 Miami, FL 33160 Attn: Jorge Arevalo, CEO Telephone No.: (786) 565-8610 Email: jarevalo@ecombustible.com with a copy (which will not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304-1115
Attn: Stanley F. Pierson, Esq.
Facsimile No.: (650) 233-4545
Telephone No.: (650) 233-4625
Email: spierson@pillsburylaw.com

If to the Seller Representative to: Jorge Arevalo 16990 Collins Ave., Suite 1102 Miami, FL 33160 Telephone No.: (786) 565-8610 Email: jarevalo@ecombustible.com with a copy (which will not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street

Palo Alto, CA 94304-1115
Attn: Stanley F. Pierson, Esq.
Facsimile No.: (650) 233-4545
Telephone No.: (650) 233-4625
Email: spierson@pillsburylaw.com

If to Pubco after the Closing, to:

eCombustible Energy Corporation
16990 Collins Ave., Suite 1102

Miami, FL 33160
Attn: Jorge Arevalo, CEO
Telephone No.: (786) 565-8610
Email: jarevalo@ecombustible.com

with a copy (which will not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304-1115
Attn: Stanley F. Pierson, Esq.
Facsimile No.: (650) 233-4545
Telephone No.: (650) 233-4625
Email: spierson@pillsburylaw.com

and

the Purchaser Representative (and its copy for notices)

10.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser, Pubco and the Company (and after the Closing, the Purchaser Representative and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.17, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.4 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.4, and any dispute to be determined by the Independent Expert in accordance with Section 1.15) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each Party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each Party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any Party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary

Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in Miami, Florida. The language of the arbitration shall be English. Any judgment upon any award rendered by the arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Miami, Florida to enforce any award of the arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration.

10.5 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

10.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

10.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, Pubco, the Company, the Purchaser Representative and the Seller Representative.

10.10 Waiver. The Purchaser on behalf of itself and its Affiliates, including the other Purchaser Parties, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Security Holders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.

10.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

10.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.14 Purchaser Representative.

(a) Each of the Purchaser and Pubco, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably constitutes and appoints BCAC Purchaser Rep LLC in the capacity as the Purchaser Representative, as each such Person’s true and lawful agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) bringing, managing, controlling, defending and settling on behalf of an Indemnified Party any indemnification claims by any of them under Article VI; (ii) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 1.15; (iii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party; (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Purchaser Representative is a party; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (vii) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Purchaser Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Pubco Securities from and after the Closing (other than the Company Security Holders and their respective successors and assigns). All decisions and actions by the Purchaser Representative, including any agreement between the Purchaser Representative and Pubco, the Purchaser, the Company, the Seller Representative, any Company Security Holder or other Indemnifying Party relating to the defense or settlement of any claims for which an Indemnifying Party may be required to indemnify an Indemnified Party pursuant to Article VI, shall be binding upon Pubco, the Purchaser and their respective Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.14 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b) The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Pubco and the Purchaser shall jointly and severally indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The

Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, if reasonably determined to be necessary or appropriate by the Purchaser Representative, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the sole reasonable cost and expense of Pubco and the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable and documented out-of-pocket expenses (including court costs and filing fees), as the Purchaser Representative may reasonably deem necessary or appropriate from time to time, and to the extent not directly paid by Pubco or the Purchaser, Pubco or the Purchaser shall promptly upon request by the Purchaser Representative advance any such costs and expenses to the Purchaser Representative in connection therewith. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 10.14 shall survive the Closing and continue indefinitely.

(c) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to Pubco, the Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

10.15 Seller Representative.

(a) Each Company Security Holder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Jorge Arevalo, in his capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Documents to which the Seller Representative is a party, including: (i) managing, controlling, defending and settling on behalf of an Indemnifying Party any indemnification claims against any of them under Article VI, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 6.4; (ii) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 1.15; (iii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Seller Representative is a party (provided, that any such action, if material to the rights and obligations of the Company Security Holders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Security Holders unless otherwise agreed by each Company Security Holder who is subject to any disparate treatment of a potentially material and adverse nature); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Seller Representative is a party; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vii) receiving all or any portion of the consideration provided to the Company Security Holders under this Agreement and to distribute the same to the Company Security Holders in accordance with their Pro Rata Share; and (viii) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Seller Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the Purchaser Representative, the Purchaser, Pubco or any other Indemnified Party relating to the defense or settlement of any claims for which an Indemnifying Party may be required to indemnify an Indemnified Party pursuant to Article VI, shall be binding upon each Company Security Holder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.15 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b) Any other Person, including the Purchaser Representative, Pubco, the Purchaser, the Company and the Indemnified Parties and the Indemnifying Parties may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Security Holders hereunder or any Ancillary Document to which the Seller Representative is a party. The Purchaser Representative, Pubco, the Purchaser, the Company and each Indemnified Party and Indemnifying Party shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any indemnification claims by an Indemnified Party pursuant to Article VI, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company Security Holder nor any Indemnifying Party shall have any cause of action against the Purchaser Representative, Pubco, the Purchaser, the Company or any other Indemnified Party for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser Representative, Pubco, the Purchaser, the Company and the other Indemnified Parties shall not have any Liability to any Company Security Holder or other Indemnifying Party for any allocation or distribution among the Company Security Holders by the Seller Representative of payments or issuances made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Security Holder under this Agreement or any Ancillary Document to which the Seller Representative is a party shall be made to the Seller Representative for the benefit of such Company Security Holder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Security Holder with respect thereto. All notices or other communications required to be made or delivered by a Company Security Holder shall be made by the Seller Representative (except for a notice under Section 10.15(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Company Security Holders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Security Holders, but the Seller Representative will not be responsible to the Company Security Holders for any Losses that the Company Security Holders or other Indemnifying Parties may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. The Company Security Holders, by delivery of Letters of Transmittal, will jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of the Seller Representative’s duties under this Agreement or any Ancillary Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative, except for any liability arising out of the bad faith, gross negligence or willful misconduct of the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, if reasonably determined to be necessary or appropriate by the Seller Representative, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable and documented out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. In addition to the foregoing, the Company shall be responsible for and shall reimburse or otherwise pay for all of Jorge Arevalo’s reasonable expenses incurred by him in connection with the transactions contemplated hereby. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 10.15 shall survive the Closing and continue indefinitely.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Security Holders, then the Company Security Holders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Security Holders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative, Pubco and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

10.16 Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented the Purchaser Parties, the Purchaser Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent one or more of the Sponsor, the Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to Pubco, the Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor, the Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Purchaser, the Company and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Purchaser Parties, the Sponsor, the Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the Purchaser Representative shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the Purchaser Representative, shall be controlled by the Purchaser Representative and shall not pass to or be claimed by the Purchaser or Pubco; provided, further, that nothing contained herein shall be deemed to be a waiver by any Purchaser Party or any of their respective Affiliates (including, after the Effective Time, the Surviving Subsidiaries and the Target Companies) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XI

DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of the Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and Miami, Florida are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York and Miami, Florida are generally open for use by customers on such day.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time.

“Closing Net Indebtedness” means, as of the Reference Time, (i) the aggregate amount of all Indebtedness of the Target Companies, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles; provided, however, that, for purposes of this definition, whether or not the following is consistent with the Accounting Principles, clause (i) will exclude any Indebtedness arising out of or pursuant to the Project Financing and clause (ii) will exclude any proceeds of the Project Financing.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the certificate of formation of the Company, as amended and effective under the DLLCA, prior to the Effective Time.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any limited liability membership interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any limited liability company membership interests of the Company.

“Company Securities” means, collectively, the Company Units and any Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Unitholders” means, collectively, the holders of Company Units.

“Company Units” means the units of any type or class representing fractional parts of the limited liability company membership interest of the Company, as provided in the Company Organizational Documents.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any rights in works of authorship, mask works and all copyrights in the foregoing, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to the COVID-19 Pandemic.

“COVID-19 Pandemic” means the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and commonly known as “COVID-19”, any evolution thereof or related or associated epidemics, pandemics or disease outbreaks.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 111 et seq., Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon actual fraud (as determined pursuant to a final, non-appealable order of a court of competent jurisdiction) with respect to the making of the representations set forth in Article III or Article IV, as applicable, that involves a misrepresentation (by the Purchaser, with respect to Article III, and by the Company, with respect to Article IV) with the actual knowledge that the applicable representation and warranty was actually breached when made, with the specific intent that (a) in the case of fraud by the Company, the Purchaser rely thereon and (b) in the case of fraud by the Purchaser, the Company rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive, imputed or implied knowledge, negligent misrepresentation, recklessness or similar theories; provided that the Person claiming fraud shall comply with any other requirements pursuant to applicable Law for asserting a claim of fraud (including pleading with particularity).

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“HSR Approval” means the filing of a Notification and Report Form with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period (including any extensions) thereunder, if required.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien (other than a Permitted Lien) on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness described in clauses (a) through (h) above of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of January 4, 2021, and filed with the SEC on January 6, 2021 (File No. 333-249814).

“IPO Underwriter” means EF Hutton (FKA Kingswood Capital Markets), a division of Benchmark Investments, Inc., the lead underwriter in the IPO.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of Jorge Arevalo, Karen Childress, Jim Driscoll or Carlos Kiyan Miyashiro, after reasonable inquiry or (ii) any Purchaser Party, the actual knowledge of Patrick Orlando, Francisco Flores or Guillermo Cruz, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, other than any restrictions arising under securities laws.

“Loss” means any and all losses, Liabilities, damages, diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

“Management Company Holder” means any Company Unitholder who is an executive officer or manager of the Company.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, results of operation or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Mergers prior to the Outside Date; provided, however, that for purposes of clause (a) above, any facts, events, occurrences, changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets (including changes in the credit, debt, securities and capital markets) or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) earthquakes, hurricanes, tsunamis, tornados, floods, mudslides or other natural or man-made disasters, weather conditions, explosions or fires or other force majeure event; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) the announcement or pendency of the transactions contemplated by this Agreement (including the Mergers) (provided that this clause (vi) shall not apply to any representation or warranty to the extent such representation or warranty relates to the consequences resulting from the execution, announcement, performance or existence of this Agreement); (vii) the taking of any action required by this Agreement; (viii) any change in applicable Laws or the interpretation thereof after the date hereof; (ix) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority affecting a national or federal government as a whole; (x) the commencement, continuation or escalation of a war, riots, terrorism, hacking, cybercrimes, armed hostilities or other international or national calamity or act of terrorism directly or indirectly involving the United States of America or other country in which the Target Companies operate; (xi) changes in, or effects arising from or relating to, any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic or any COVID-19 Measure), curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or material worsening of such conditions threatened or existing as of the date of this Agreement and (xii) the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (iii), (iv), (viii), (ix), and (x) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent (and only to such extent) that such event, occurrence, fact, condition, or change has an adversely disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Nasdaq” means the Nasdaq Capital Market.

“Net Working Capital” means, as of the Reference Time, (i) all current assets of the Target Companies (excluding, without duplication, Closing Company Cash), on a consolidated basis, minus (ii) all current liabilities of the Target Companies (excluding, without duplication, Indebtedness and unpaid Transaction Expenses), on a consolidated basis and as determined in accordance with the Accounting Principles; provided, that, for purposes of this definition, whether or not the following is consistent with the Accounting Principles, “current assets” will exclude any receivable from a Company Security Holder and any proceeds of the Project Financing and “current liabilities” will exclude any Indebtedness arising out of or pursuant to the Project Financing.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating or limited liability company agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and rights in the inventions, designs and improvements described and claimed therein, rights in patentable inventions and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use or occupancy of the affected parcel by the Target Companies or (f) Liens arising under this Agreement or any Ancillary Document, (g) Liens arising under applicable securities laws and (h) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Target Companies’ assets subject thereto.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign or political subdivision thereof or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Project Financing” means any project financing extended to any Target Company pursuant to the transactions described in further detail on Schedule 11.1 hereto.

“Pubco Common Stock” means the shares of common stock, par value $0.0001 per share, of Pubco.

“Pubco Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of Pubco.

“Pubco Private Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share.

“Pubco Public Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share.

“Pubco Securities” means the Pubco Common Stock, the Pubco Preferred Stock and the Pubco Warrants, collectively.

“Pubco Share Price” means an amount equal to the VWAP of the Pubco Common Stock over the twenty (20) Trading Days ending at the close of business on the principal securities exchange or securities market on which the Pubco Common Stock are then traded immediately prior to the date of determination (provided, that if the date of determination within twenty (20) Trading Days after the Closing Date, the applicable period of Trading Days for the VWAP shall be the Trading Day starting immediately after the Closing Date and ending on the Trading Day immediately prior to the date of determination), as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Charter” means, the certificate of incorporation of the Purchaser, as amended and effective under the DGCL.

“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Closing Cash” means, immediately prior to the Closing, the Purchaser’s cash and cash equivalents, including funds remaining in the Trust Account and the proceeds of any PIPE Investment approved by the Company in accordance with Section 5.19, and any other financing occurring prior to or contemporaneously with the Closing (but (a) after giving effect to the completion and payment of the Redemption and (b) prior to the payment of any unpaid Expenses incurred by or on behalf of Pubco, the Purchaser Parties, the Company or any of its Subsidiaries, and any other Liabilities of the Purchaser Parties or Pubco due at the Closing).

“Purchaser Common Stock” means the shares of Purchaser Class A Common Stock and Purchaser Class B Common Stock, collectively.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information.

“Purchaser Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Private Right” means one (1) right that was included as part of each Purchaser Private Unit entitling the holder thereof to receive one-tenth (1/10) of one (1) share of Purchaser Class A Common Stock upon the consummation by the Purchaser of its Business Combination.

“Purchaser Private Units” means the units issued by Purchaser in a private placement to the Sponsor at the time of the consummation of the IPO consisting of one (1) share of Purchaser Class A Common Stock, one (1) Purchaser Private Right and three-fourths (3/4) of one (1) Purchaser Private Warrant.

“Purchaser Private Warrant” means one (1) whole warrant of which three-fourths (3/4) was included as part of each Purchaser Private Unit, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Public Right” means one (1) right that was included as part of each Purchaser Public Unit entitling the holder thereof to receive one-tenth (1/10) of one (1) share of Purchaser Class A Common Stock upon the consummation by the Purchaser of its Business Combination.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) share of Purchaser Class A Common Stock, one (1) Purchaser Public Right and three-fourths (3/4) of one (1) Purchaser Public Warrant.

“Purchaser Public Warrant” means one (1) whole warrant of which three-fourths (3/4) was included as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Rights” means the Purchaser Private Rights and the Purchaser Public Rights, collectively.

“Purchaser Securities” means the Purchaser Units, the Purchaser Common Stock, the Purchaser Preferred Stock, the Purchaser Warrants and the Purchaser Rights, collectively.

“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each share of Purchaser Common Stock is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means any (i) Management Company Holder or (ii) any Company Unitholder who owns more than five percent (5%) of the issued and outstanding Company Units.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means ARC Global Investments LLC, a Delaware limited liability company, in its capacity as sponsor of the Purchaser.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Target Net Working Capital Amount” means, as of the Reference Time, an amount equal to (a) negative $4,311,760 (-$4,311,760) less (b) $1,000,000 for each month that has elapsed between

September 30, 2021 and the Reference Time (provided, however, that in respect of a fraction of a month that has elapsed, such $1,000,000 monthly reduction shall be prorated based upon (i) a month of thirty (30) days and (ii) the actual number of days elapsed in such fraction of a month).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of Pubco Common Stock are actually traded on the principal securities exchange or securities market on which shares of Pubco Common Stock are then traded.

“Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director. manager or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, or (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Purchaser, Merger Sub or any Target Company in connection with the Merger or the other transactions contemplated by this Agreement.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of January 4, 2021, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

11.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
AAA Procedures	10.4
Acquisition Proposal	5.6(a)
Adjustment Amount	1.15(d)
Agreement	Preamble
Alternative Transaction	5.6(a)
Amended Pubco Charter	7.2(d)
Antitrust Laws	5.9(b)
Audited Company Financials	4.7(a)
Basket	6.3(a)
Business Combination	9.1
CFO	1.15(a)
Claim Notice	6.4(b)
Closing	2.1
Closing Date	2.1
Closing Filing	5.14(b)
Closing Press Release	5.14(b)
Closing Statement	1.15(a)
DLLCA	1.2
Company	Preamble
Company Benefit Plan	4.19(a)
Company Certificates	1.11(a)
Company Certificate of Merger	1.3
Company Directors	5.16(a)
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company IP	4.13(c)
Company IP Licenses	4.13(a)
Company Material Contract	4.12(a)
Company Merger	Recitals
Company Merger Sub	Preamble

Term	Section
Company Permits	4.10
Company Personal Property Leases	4.16
Company Real Property Leases	4.15
Company Registered IP	4.13(a)
Company Special Meeting	5.13
Company Certificate of Merger	1.3
Company Surviving Subsidiary	1.2
D&O Indemnified Persons	5.17(a)
D&O Tail Insurance	5.17(b)
DGCL	1.1
Dispute	10.4
DLLCA	1.2
Earnout Period	1.17(a)(i)
Earnout Shares	1.17(a)
Earnout Share Payments	1.17(a)(ii)
Earnout Statement	1.17(b)
Effective Time	1.3
EGS	2.1
Enforceability Exceptions	3.2
Environmental Permit	4.20(a)
ERISA Affiliate	4.19(e)
Estimated Closing Statement	1.14
Expenses	8.3
Expiration Date	6.1(a)
Extension	5.3(a)
Extension Recommendation	5.20
Extension Proxy Statement	5.20
Federal Securities Laws	5.7
First Earnout Share Payment	1.17(a)(i)
First Share Price Target	1.17(a)(i)

Term	Section
Incentive Plan	5.12(a)
Indemnified Party	6.2
Indemnifying Party	6.2
Independent Expert	1.15(b)
Independent Expert Notice Date	1.15(b)
Initial Extension	5.20
Letter of Transmittal	1.11(d)
Lock-Up Agreement	1.11(d)
Loss	6.2
Lost Certificate Affidavit	1.11(g)
Mergers	Recitals
Merger Consideration	1.7
Merger Consideration Shares	1.14
Merger Subs	Preamble
Non-Competition Agreement	7.3(e)(iv)
Objection Statement	1.15(b)
OFAC	3.19(c)
Off-the-Shelf Software	4.13(a)
Outbound IP License	4.13(b)
Outside Date	8.1(b)
Party(ies)	Preamble
Post-Closing Pubco Board	5.16(a)
Pro Rata Shares	1.7
Proxy Statement	5.12(a)
Pubco	Preamble
Public Certifications	3.6(a)
Public Stockholders	9.1
Purchaser	Preamble
Purchaser Certificates	1.11(a)
Purchaser Certificate of Merger	1.3
Purchaser Directors	5.16(a)
Purchaser Disclosure Schedules	Article III
Purchaser Financials	3.6(c)

Term	Section
Purchaser Material Contract	3.13(a)
Purchaser Merger Sub	Preamble
Purchaser Merger	Recitals
Purchaser Parties	Preamble
Purchaser Representative	Preamble
Purchaser Special Meeting	5.12(a)
Purchaser Stockholder Approval Matters	5.12(a)
Purchaser Surviving Subsidiary	1.1
Redemption	5.12(a)
Registration Statement	5.12(a)
Related Person	4.21
Released Claims	9.1
Representative Party	1.15(b)
Required Company Unitholder Approval	7.1(b)
Required Purchaser Stockholder Approval	7.1(a)
Resolution Period	10.4
SEC Reports	3.6(a)
Second Earnout Share Payment	1.17(a)(ii)
Second Share Price Target	1.17(a)(ii)
Section 409A Plan	4.19(a)
Seller Representative	Preamble
Signing Filing	5.14(b)
Signing Press Release	5.14(b)
Surviving Subsidiaries	1.2
Termination Fee	8.4
Third Party Claim	6.4(c)
Transmittal Documents	1.11(d)
Top Customers	4.23
Top Vendors	4.23
Voting Agreements	Recitals

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:

BENESSERE CAPITAL ACQUISITION CORP.

By:	/s/ Patrick Orlando
Name: Patrick Orlando
Title: President and Chief Executive Officer

Pubco:

BCAC HOLDINGS INC.

By:	/s/ Patrick Orlando
Name: Patrick Orlando
Title: President

Purchaser Merger Sub:

BCAC PURCHASER MERGER SUB INC.

By:	/s/ Patrick Orlando
Name: Patrick Orlando
Title: President

Company Merger Sub:

BCAC COMPANY MERGER SUB LLC, By BCAC Holdings Inc., its sole member

By:	/s/ Patrick Orlando
Name: Patrick Orlando
Title: President

The Purchaser Representative:

BCAC PURCHASER REP LLC, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Patrick Orlando
Name: Patrick Orlando
Title: Member

[Signature Page to Agreement and Plan of Merger]

The Company:

ECOMBUSTIBLE ENERGY LLC

By:	/s/ Jorge Arevalo
Name: Jorge Arevalo
Title: Chief Executive Officer

The Seller Representative:

/s/ Jorge Arevalo
Jorge Arevalo, solely in the capacity as the Seller Representative hereunder

[Signature Page to Agreement and Plan of Merger]

ANNEX B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BCAC HOLDINGS INC.

BCAC HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST:    The present name of the corporation is “BCAC Holdings Inc.” The corporation was incorporated under the name “BCAC Holdings Inc.” by the filing of the original certificate of incorporation with the Secretary of State of the State of Delaware on November 17, 2021 (the “Existing Certificate”).

SECOND:    Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates, integrates, and further amends the provisions of the Existing Certificate.

THIRD:    The Existing Certificate shall be amended and restated to read in full as follows:

ARTICLE I

The name of the corporation is eCombustible Energy Corporation (the “Corporation”).

ARTICLE II

The registered agent and the address of the registered offices in the State of Delaware are:

Corporation Service Company

251 Little Falls Drive

Wilmington, DE 19808, New Castle County

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

A.    Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is            Million (            ), of which            Million (            ) shares shall be Common Stock, $            par value per share (the “Common Stock”), and of which            Million (            ) shares shall be Preferred Stock, $            par value per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the board of directors of the Corporation (the “Board”) in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in the certificate of incorporation of the Corporation, as amended from time to time (this “Certificate”), the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class.

B.    Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, as determined by the Board. The Board is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences, and relative participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof. The Board is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Unless the Board provides to the contrary in the resolution which fixes the designations, preferences, and rights of a series of Preferred Stock, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

C.    Common Stock.

1.    Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative participating, optional, or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2.    Voting Rights. Except as otherwise required by law or this Certificate, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation. No holder of shares of Common Stock shall have the right to cumulative votes.

3.    Dividends. Subject to the preferential rights of the Preferred Stock and except as otherwise required by law or this Certificate, the holders of shares of Common Stock shall be entitled to receive dividends, when, as and if declared by the Board, out of the assets of the Corporation which are by law available therefor.

4.    Dissolution, Liquidation, or Winding Up. In the event of any dissolution, liquidation, or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, except as otherwise required by law or this Certificate, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

5.    Consideration for Shares. The Common Stock authorized by this Certificate shall be issued for such consideration as shall be fixed, from time to time, by the Board.

2

ARTICLE V

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the powers of the Corporation and of its directors and stockholders:

A.     Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.    Election of Directors. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.    Action by Stockholders. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D.    Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called only by the Board acting pursuant to a resolution adopted by a majority of the Whole Board or by the Chairman of the Board, the Chief Executive Officer, or the President of the Corporation. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

E.    Annual Meeting of Stockholders. An annual meeting of stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such date and time as the Board shall fix.

ARTICLE VI

A.    Number and Terms of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall initially be fixed at seven (7), and thereafter from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board. Subject to the rights of the holders of any series of Preferred Stock, directors shall be elected at an annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. Each elected director shall hold office until the next annual meeting and until his or her successor shall be elected and duly qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office in accordance with this certificate of incorporation and the Bylaws.

B.    Quorum. A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the Board, and, except as otherwise expressly required by law or by this Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.

C.    Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, disqualification, removal from office, or other cause shall, unless otherwise required by law or by resolution of the Board, be filled only by a majority vote of the

3

directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall have the same remaining term as that of such director’s predecessor, with each director to hold office until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

D.    Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

E.    Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.

ARTICLE VII

The Board is expressly empowered to adopt, amend, or repeal bylaws of the Corporation. Any adoption, amendment, or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend, or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend, or repeal any provision of the Bylaws.

ARTICLE VIII

A.    Limitation on Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended (including, but not limited to Section 102(b)(7) of the DGCL), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

B.    Indemnification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees, and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise.

C.    Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

4

ARTICLE IX

A.    Exclusive Forum; Delaware Chancery Court. To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware), shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf, (b) any action or proceeding asserting a claim for breach of any fiduciary duty owed by any director, officer, employee, agent, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action or proceeding arising or asserting a claim arising pursuant to any provision of the DGCL or any provision of this Certificate or the Bylaws, (d) any action or proceeding asserting a claim against a stockholder of the Corporation, or (e) any action or proceeding asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce, or determine the validity of this Certificate or the Bylaws. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this section.

B.    Exclusive Forum; Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this section. Failure to enforce the provisions contained in this Article IX would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ARTICLE X

The affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this Article X or any of Articles V, VI, VII, VIII, or IX.

[remainder of page intentionally left blank]

5

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer this            day of            , 2022.

BCAC Holdings Inc.

By:
Jorge Arevalo, Chief Executive Officer

ANNEX C

AMENDED AND RESTATED

BYLAWS

OF

BCAC Holdings Inc.

(a Delaware corporation)

-ii-

-iii-

AMENDED AND RESTATED

BYLAWS

OF

BCAC HOLDINGS INC.

(a Delaware corporation)

ARTICLE 1

Offices

1.1    Registered Office. The registered office of BCAC Holdings Inc. shall be set forth in the certificate of incorporation of the corporation.

1.2    Other Offices. The corporation may also have offices at such other places, either within or without the State of Delaware, as the board of directors of the corporation (the “Board of Directors”) may from time to time designate, or the business of the corporation may require.

ARTICLE 2

Meeting of Stockholders

2.1    Place of Meeting. Meetings of stockholders may be held at such place, either within or without the State of Delaware, as may be designated by or in the manner provided in these bylaws, or, if not so designated, at the principal executive offices of the corporation. The Board of Directors may, in its sole discretion, (a) determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication, or (b) permit participation by stockholders at such meeting by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”).

2.2    Annual Meeting.

(a)    Annual meetings of stockholders shall be held each year at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. Except as otherwise provided in the certificate of incorporation, at each such annual meeting, the stockholders shall elect directors to hold office until the next annual meeting of stockholders. The stockholders shall also transact such other business as may properly be brought before the meeting. Except as otherwise restricted by the certificate of incorporation of the corporation or applicable law, the Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders.

2.3    Advance Notice of Business to be Brought before a Meeting.

(a)    At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before the annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder of record. A motion related to business proposed to be brought before any stockholders’ meeting may be made by any stockholder entitled to vote if the business proposed is otherwise proper to be brought before the meeting. However, any such stockholder may propose business to be brought before a meeting only if such stockholder has given timely notice to the Secretary of the corporation in proper written form of the stockholder’s intent to propose such business.

(b)    Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the corporation and (ii) provide any updates or supplements to such notice at the time and in the forms required by this Section 2.3. To be timely, the stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the anniversary of the date of the corporation’s proxy statement provided in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than thirty (30) days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the Secretary of the corporation not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting and (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods, “Timely Notice”). For the purposes of these bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)    To be in proper form for purposes of this Section 2.3, a stockholder’s notice to the Secretary of the corporation shall set forth:

(i)     As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appears on the corporation’s books and records); and (2) the number of shares of each class or series of stock of the corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(ii)    As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of stock of the corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the corporation or any of its officers or directors, or any affiliate of the corporation, (4) any other material relationship between such Proposing

Person, on the one hand, and the corporation or any affiliate of the corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the corporation or any affiliate of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii)    As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or person(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of stock of the corporation or other person or entity (including the names of such other holder(s), person(s) or entity(ies)) in connection with the proposal of such business by such stockholder and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.3(c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

(d)    For purposes of this Section 2.3, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(e)    A Proposing Person shall update and supplement its notice to the corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.3 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation (i) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and (ii) not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(f)    Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.3. The presiding person of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.3, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g)    This Section 2.3 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the corporation’s proxy statement. In addition to the requirements of this Section 2.3 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.3 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(h)    The Chairman of the Board of Directors (or such other person presiding at the meeting in accordance with these bylaws) shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 2.3, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

2.4    Advance Notice of Nominations for Election of Directors at a Meeting.

(a)    Subject to the rights, if any, of holders of preferred stock to vote separately to elect directors, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but, in the case of a special meeting, only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (ii) by a stockholder present in person who (A) was a stockholder of record of the corporation (and with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the corporation) both at the time of giving the notice provided for in Section 2.4(b) and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with this Section 2.4 and Section 2.5 as to such notice and nomination. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board of Directors at any annual meeting or special meeting of stockholders.

(b)    Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (i) provide Timely Notice (as defined in Section 2.3(b) of these bylaws) thereof in writing and in proper form to the Secretary of the corporation, (ii) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.4 and Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4 and Section 2.5. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

(c)    In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(d)    To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(i)    As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.3(c)(i), except that for purposes of this Section 2.4, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.3(c)(i));

(ii)    As to each Nominating Person, any Disclosable Interests (as defined in Section 2.3(c)(ii), except that for purposes of this Section 2.4, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.3(c)(ii), and the disclosure with respect to the business to be brought before the meeting in Section 2.3(c)(ii) shall be made with respect to nomination of each person for election as a director at the meeting); and

(iii)    As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.4 and Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(a).

(e)    For purposes of this Section 2.4, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made and (iii) any other participant in such solicitation.

(f)    A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation (i) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and (ii) not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(g)    In addition to the requirements of this Section 2.4 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.5    Additional Requirements for Valid Nomination of Candidates to Serve as Directors and, if Elected, to be Seated as Directors.

(a)    To be eligible to be a candidate for election as a director of the corporation at an annual meeting, a candidate must be nominated in the manner prescribed in Section 2.4 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the corporation, (i) a completed written questionnaire (in the form provided by the corporation upon written request therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in the form provided by the corporation upon written request therefor) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”), or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the corporation that has not been disclosed therein, and (C) if elected as a director of the corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(b)    The Board of Directors may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the corporation.

(c)    A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation (or any other office specified by the corporation in any public announcement) (i) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and (ii) not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(d)    In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(e)    No candidate shall be eligible for nomination as a director of the corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.4 and this Section 2.5, as applicable. The presiding person at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.4 or this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the votes cast for the nominee in question) shall be void and of no force or effect.

(f)    Notwithstanding anything in these bylaws to the contrary, no candidate for nomination by a Nominating Person shall be eligible to be seated as a director of the corporation unless nominated and elected in accordance with Section 2.4 and this Section 2.5.

2.6    Special Meetings. Special meetings of the stockholders may be called for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, by the Secretary only at the request of the Chairman of the Board of Directors, the Chief Executive Officer, the President of the Corporation, or by a resolution duly adopted by the affirmative vote of a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting shall be limited to the matters relating to the purpose or purposes stated in the notice of meeting. Except as otherwise restricted by the certificate of incorporation or applicable law, the Board of Directors may postpone, reschedule or cancel any special meeting of stockholders.

2.7    Notice of Meetings. Except as otherwise provided by law, the certificate of incorporation or these bylaws, written notice of each meeting of stockholders, annual or special, stating the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which such special meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

2.8    List of Stockholders. The officer in charge of the stock ledger of the corporation or the transfer agent shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to gain access to such list shall be provided with the notice of the meeting.

2.9    Organization and Conduct of Business. The Chairman of the Board of Directors or, in his or her absence, the Chief Executive Officer or President of the corporation or, in their absence, such person as the Board of Directors may have designated or, in the absence of such a person, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her in order.

2.10    Quorum. Except where otherwise provided by law or the certificate of incorporation of the corporation or these bylaws, the holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

2.11    Adjournments. The chairperson of the meeting or a majority of the stockholders present in person or represented by proxy at the meeting and entitled to vote, though less than a quorum, or any officer entitled to preside at such meeting, shall be entitled to adjourn such meeting from time to time, without notice other than announcement at the meeting. When a meeting is adjourned to another place, date or time, notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, if any, date, time and means of remote communications, if any, of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted that might have been transacted at the original meeting.

2.12    Voting Rights. Unless otherwise provided in the DGCL or the certificate of incorporation of the corporation, each stockholder shall at every meeting of the stockholders be entitled to one vote for each share of the capital stock having voting power held by such stockholder. No holder of shares of the corporation’s common stock shall have the right to cumulative votes.

2.13    Majority Vote. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the capital stock present in person or represented by proxy and entitled to vote on the question shall decide any question brought before such meeting, unless the question is one upon which by express provision of an applicable statute or of the certificate of incorporation of the corporation or of these bylaws, or of the rules of any a stock exchange upon which the corporation’s securities are listed, a different vote is required, in which case such express provision shall govern and control the decision of such question.

2.14    Record Date for Stockholder Notice and Voting. For purposes of determining the stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any right in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting nor more than sixty (60) days before any other action to which the record date relates. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. If the Board of Directors does not so fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

2.15    Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. All proxies must be filed with the Secretary of the corporation at the beginning of each meeting in order to be counted in any vote at the meeting. Subject to the limitation set forth in the first sentence of this Section 2.15, a duly executed proxy that does not state that it is irrevocable shall continue in full force and effect unless (a) revoked by the person executing it, before the vote pursuant to that proxy, by a writing delivered to the corporation stating that the proxy is revoked or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy, or (b) written notice of the death or incapacity of the maker of that proxy is received by the corporation before the vote pursuant to that proxy is counted.

2.16    Inspectors of Election. The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The corporation may designate one or more persons to act as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.

2.17    No Action Without a Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called and noticed in the manner required by these bylaws. The stockholders may not in any circumstance take action by written consent.

ARTICLE 3

Directors

3.1    Number, Election, Tenure and Qualifications. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall initially be fixed at seven (7), and thereafter from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board. Subject to the rights of holders of any series of Preferred Stock, directors shall be elected at each annual meeting of stockholders, with each director to hold office until the next annual meeting and until his or her successor shall have been duly elected and qualified.

3.2    Director Nominations. At each annual meeting of the stockholders, directors shall be elected by a plurality of votes cast, except as otherwise provided in this Section 3.2, and each director so elected shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier resignation, removal, death, or incapacity.

Notwithstanding the previous sentence, if a majority of the votes cast for a director are marked “against” or “withheld” in an uncontested election, the director shall promptly tender his or her irrevocable resignation for the Board of Directors’ or the Nominating and Governance Committee’s consideration. If such director’s resignation is accepted by the Board of Directors or the Nominating and Governance Committee, then the Board of Directors or the Nominating and Governance Committee, in its sole discretion, may fill the resulting vacancy or decrease the size of the Board of Directors in accordance with the provisions of Article III.

3.3    Enlargement and Vacancies. Except as otherwise provided by the certificate of incorporation, subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise determined by the Board of Directors, be filled solely by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Directors chosen pursuant to any of the foregoing provisions shall hold office until the next annual election and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, or by the certificate of incorporation or the bylaws of the corporation, may exercise the powers of the full board until the vacancy is filled.

3.4    Resignation and Removal. Any director may resign at any time upon written notice to the corporation at its principal place of business addressed to the attention of the Chief Executive Officer, the Secretary, the Chairman of the Board of Directors or the Chair of the Nominating and Corporate Governance Committee of the Board of Directors, who shall in turn notify the full Board of Directors (although failure to provide such notification to the full Board of Directors shall not impact the effectiveness of such resignation). Such resignation shall be effective upon receipt of such notice by one of the individuals designated above unless the notice specifies such resignation to be effective at some other time or upon the happening of some other event. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the voting power of the capital stock issued and outstanding then entitled to vote at an election of directors.

3.5    Powers. The business of the corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation of the corporation or by these bylaws directed or required to be exercised or done by the stockholders.

3.6    Chairman of the Board of Directors. The directors shall elect a Chairman of the Board of Directors and may elect a Vice Chair of the Board, each to hold such office until their successor is elected and qualified or until their earlier resignation or removal. In the absence or disability of the Chairman of the Board of Directors, the Vice Chair of the Board, if one has been elected, or another director designated by the Board of Directors, shall perform the duties and exercise the powers of the Chairman of the Board of Directors. The Chairman of the Board of Directors of the corporation shall if present preside at all meetings of the stockholders and the Board of Directors and shall have such other duties as may be vested in the Chairman of the Board of Directors by the Board of Directors. The Vice Chair of the Board of the corporation shall have such duties as may be vested in the Vice Chair of the Board by the Board of Directors.

3.7    Place of Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware.

3.8    Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as may be determined from time to time by the Board of Directors; provided, however, that any director who is absent when such a determination is made shall be given prompt notice of such determination.

3.9    Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Chief Executive Officer, or by the written request of a majority of the directors then in office. Notice of the time and place, if any, of special meetings shall be delivered personally or by telephone to each director, or sent by first-class mail or commercial delivery service, facsimile transmission, or by electronic mail or other electronic means, charges prepaid, sent to such director’s business or home address or email address, as applicable, as they appear upon the records of the corporation. In case such notice is mailed, it shall be deposited in the United States mail at least three (3) days prior to the time of holding of the meeting. In case such notice is delivered personally or by telephone or by commercial delivery service, facsimile transmission, or electronic mail or other electronic means, it shall be so delivered at least twenty-four (24) hours prior to the time of the holding of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

3.10    Quorum, Action at Meeting, Adjournments. At all meetings of the Board of Directors, a majority of directors then in office, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law, as it presently exists or may hereafter be amended, or by the bylaws of the corporation. If a quorum shall not be present at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.11    Action Without Meeting. Unless otherwise restricted by the certificate of incorporation of the corporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

3.12    Telephone Meetings. Unless otherwise restricted by the certificate of incorporation of the corporation or these bylaws, any member of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or of any committee, as the case may be, by means of conference telephone or by any form of communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.13    Committees. The Board of Directors may, by resolution, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not the member or members present constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all of the lawfully delegated powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these bylaws for the conduct of its business by the Board of Directors.

3.14    Fees and Compensation of Directors. The Board of Directors shall have the authority to fix the compensation of directors.

ARTICLE 4

Officers

4.1    Officers Designated. The officers of the corporation shall be chosen by the Board of Directors and shall be a Chief Executive Officer, a President, a Secretary and a Chief Financial Officer. The Board of Directors may also choose a Treasurer, one or more Vice Presidents, and one or more assistant Secretaries or assistant Treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation of the corporation or these bylaws otherwise provide.

4.2    Election. The Board of Directors shall choose a Chief Executive Officer, a President, a Secretary and a Chief Financial Officer. Other officers may be appointed by the Board of Directors or may be appointed by the Chief Executive Officer pursuant to a delegation of authority from the Board of Directors.

4.3    Tenure. Each officer of the corporation shall hold office until such officer’s successor is appointed and qualified, unless a different term is specified in the vote choosing or appointing such officer, or until such officer’s earlier death, resignation, removal or incapacity. Any officer appointed by the Board of Directors or by the Chief Executive Officer may be removed with or without cause at any time by the affirmative vote of a majority of the Board of Directors or a committee duly authorized to do so. Any vacancy occurring in any office of the corporation may be filled by the Board of Directors, at its discretion. Any officer may resign by delivering such officer’s written resignation to the corporation at its principal place of business to the attention of the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

4.4    The Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board of Directors, in the absence of the Chairman of the Board of Directors, the Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He or she shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.

4.5    The President. The President shall, in the event there is no Chief Executive Officer or in the absence of the Chief Executive Officer or in the event of his or her disability, perform the duties of the Chief Executive Officer, and when so acting, shall have the powers of and be subject to all the restrictions upon the Chief Executive Officer. The President shall perform such other duties and have such other powers as may from time to time be prescribed for such person by the Board of Directors, the Chief Executive Officer, or these bylaws.

4.6    The Vice President. The Vice President, if any (or in the event there be more than one, the Vice Presidents in the order designated by the directors, or in the absence of any designation, in the order of their election), shall, in the absence of the President or in the event of his or her disability or refusal to act, perform the duties of the President, and when so acting, shall have the powers of and be subject to all the restrictions upon the President. The Vice President(s) shall perform such other duties and have such other powers as may from time to time be prescribed for them by the Board of Directors, the Chief Executive Officer, the President, or these bylaws.

4.7    The Secretary. The Secretary shall attend all meetings of the Board of Directors and the stockholders and record all votes and the proceedings of the meetings in a book to be kept for that purpose and shall perform like duties for the standing committees, when required. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and special meetings of the Board of Directors, and shall perform such other duties as may from time to time be prescribed by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer, under whose supervision he or she shall act. The Secretary shall sign such instruments on behalf of the corporation as the Secretary may be authorized to sign by the Board of Directors or by law and shall countersign, attest and affix the corporate seal to all certificates and instruments where such countersigning or such sealing and attesting are necessary to their true and proper execution. The Secretary shall keep, or cause to be kept, at the principal executive office or at the office of the corporation’s transfer agent or registrar, as determined by resolution of the Board of Directors, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same and the number and date of cancellation of every certificate surrendered for cancellation.

4.8    The Assistant Secretary. The Assistant Secretary, or if there be more than one, any Assistant Secretaries in the order designated by the Board of Directors (or in the absence of any designation, in the order of their election) shall assist the Secretary in the performance of his or her duties and, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Directors.

4.9    The Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer in charge of the general accounting books, accounting and cost records and forms. The Chief Financial Officer may also serve as the principal accounting officer and shall perform such other duties and have other powers as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer.

4.10    The Treasurer and Assistant Treasurers. The Treasurer (if one is appointed) shall have such duties as may be specified by the Chief Financial Officer to assist the Chief Financial Officer in the performance of his or her duties and to perform such other duties and have other powers as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer. It shall be the duty of any Assistant Treasurers to assist the Treasurer in the performance of his or her duties and to perform such other duties and have other powers as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer.

4.11    Bond. If required by the Board of Directors, any officer shall give the corporation a bond in such sum and with such surety or sureties and upon such terms and conditions as shall be satisfactory to the Board of Directors, including without limitation a bond for the faithful performance of the duties of such officer’s office and for the restoration to the corporation of all books, papers, vouchers, money and other property of whatever kind in such officer’s possession or under such officer’s control and belonging to the corporation.

4.12    Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

ARTICLE 5

Notices

5.1    Delivery. Whenever, under the provisions of law, or of the certificate of incorporation of the corporation or these bylaws, written notice is required to be given to any director or stockholder, such notice may be given by mail, addressed to such director or stockholder, at such person’s address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail or delivered to a nationally recognized courier service. Unless written notice by mail is required by law, written notice may also be given by commercial delivery service, facsimile transmission, electronic means or similar means addressed to such director or stockholder at such person’s address as it appears on the records of the corporation, in which case such notice shall be deemed to be given when delivered into the control of the persons charged with effecting such transmission, the transmission charge to be paid by the corporation or the person sending such notice and not by the addressee. Oral notice or other in-hand delivery, in person or by telephone, shall be deemed given at the time it is actually given.

5.2    Waiver of Notice. Whenever any notice is required to be given under the provisions of law or of the certificate of incorporation of the corporation or of these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE 6

Indemnification of Directors and Officers

6.1    Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the corporation or is or was serving at the request of the corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or trustee or in any other capacity while serving as a director, officer, or trustee, shall be indemnified and held harmless by the corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 6.3 of this Article 6 with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation.

6.2    Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 6.1 of this Article 6, an indemnitee shall also have the right to be paid by the corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 6.2 or otherwise.

Notwithstanding the foregoing, unless such right is acquired other than pursuant to this Article 6, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation, in which event this paragraph shall not apply) in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, if a determination is reasonably and promptly made (a) by the Board of Directors by a majority vote of the Disinterested Directors, even though less than a quorum, or (b) by a committee of Disinterested Directors designated by majority vote of the Disinterested Directors, even though less than a quorum, or (c) if there are no Disinterested Directors or the Disinterested Directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

6.3    Right of Indemnitee to Bring Suit. If a claim under Section 6.1 or 6.2 of this Article 6 is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 6 or otherwise shall be on the corporation.

6.4    Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article 6 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation’s certificate of incorporation, bylaws, agreement, vote of stockholders or directors, or otherwise.

6.5    Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

6.6    Indemnification of Employees and Agents of the Corporation. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

6.7    Nature of Rights. The rights conferred upon indemnitees in this Article 6 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, or trustee and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators. Any amendment, alteration, or repeal of this Article 6 that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

6.8    Severability. If any word, clause, provision or provisions of this Article 6 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article 6 (including, without limitation, each portion of any Section or paragraph of this Article 6 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article 6 (including, without limitation, each such portion of any Section or paragraph of this Article 6 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE 7

Capital Stock

7.1    Certificates for Shares. The shares of the corporation shall be (a) represented by certificates or (b) uncertificated and evidenced by a book-entry system maintained by or through the corporation’s transfer agent or registrar. Certificates shall be signed by, or in the name of the corporation by, any two authorized officers of the corporation. Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.

Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send or cause to be sent to the registered owner thereof a written notice containing the information required by the DGCL or a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.2    Signatures on Certificates. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

7.3    Transfer of Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate of shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, and proper evidence of compliance of other conditions to rightful transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions and proper evidence of compliance of other conditions to rightful transfer from the registered owner of uncertificated shares, such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation.

7.4    Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

7.5    Lost, Stolen or Destroyed Certificates. The corporation may direct that a new certificate or certificates be issued to replace any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed and on such terms and conditions as the corporation may require. When authorizing the issue of a new certificate or certificates, the corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require, to indemnify the corporation in such manner as it may require, and/or to give the corporation a bond or other adequate security in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 8

General Provisions

8.1    Dividends. Dividends upon the capital stock of the corporation, subject to any restrictions contained in the DGCL or the provisions of the certificate of incorporation of the corporation, if any, may be declared by the Board of Directors at any regular or special meeting or by unanimous written consent. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the certificate of incorporation of the corporation.

8.2    Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

8.3    Corporate Seal. The Board of Directors may, by resolution, adopt a corporate seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the word “Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced. The seal may be altered from time to time by the Board of Directors.

8.4    Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

8.5    Representation of Shares of Other Corporations. The Chief Executive Officer, the President or any Vice President, the Chief Financial Officer or the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary of the corporation is authorized to vote, represent and exercise on behalf of the corporation all rights incident to any and all shares of any corporation or corporations or similar ownership interests of other business entities standing in the name of the corporation. The authority herein granted to said officers to vote or represent on behalf of the corporation any and all shares or similar ownership interests held by the corporation in any other corporation or corporations or other business entities may be exercised either by such officers in person or by any other person authorized so to do by proxy or power of attorney duly executed by said officers.

ARTICLE 9

Forum for Adjudication of Disputes

9.1    Exclusive Forum; Delaware Chancery Court. To the fullest extent permitted by law, and unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware), shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the corporation or on its behalf, (b) any action or proceeding asserting a claim for breach of any fiduciary duty owed by any director, officer, employee, agent, or stockholder of the corporation to the corporation or the corporation’s stockholders, (c) any action or proceeding arising or asserting a claim arising pursuant to any provision of the DGCL or any provision of the certificate of incorporation or these bylaws or (d) any action or proceeding asserting a claim against a stockholder of the corporation, or (e) any action or proceeding asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce, or determine the validity of the certificate of incorporation or these bylaws. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section  9.1.

9.2    Exclusive Forum; Federal District Courts. Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 9.2. Failure to enforce the provisions contained in this Article 9 would cause the corporation irreparable harm, and the corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ARTICLE 10

Amendments

Subject to the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation, without any action on the part of the stockholders, by the vote of at least a majority of the directors of the corporation then in office. In addition to any vote of the holders of any class or series of stock of the corporation required by the DGCL or the certificate of incorporation of the corporation, the bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the shares of the capital stock of the corporation entitled to vote in the election of directors, voting as one class.

CERTIFICATE OF SECRETARY

I, the undersigned, hereby certify:

(i)    that I am a duly elected, acting and qualified Secretary of BCAC Holdings Inc., a Delaware corporation; and

(ii)    that the foregoing bylaws, comprising 22 pages, constitute the bylaws of such corporation as duly adopted by the board of directors of such corporation on                 , 2022, which bylaws became effective                , 2022.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of the                day of 20    .

, Secretary

Annex D

ECOMBUSTIBLE ENERGY CORPORATION

2022 STOCK INCENTIVE PLAN

(Adopted by the Board of Directors on         )

(Approved by the Stockholders on         )

Effective Date:

D-i

D-ii

D-iii

ECOMBUSTIBLE ENERGY CORPORATION

2022 STOCK INCENTIVE PLAN

SECTION 1.    ESTABLISHMENT AND PURPOSE.

The Plan was adopted by the Board on                 , 20        and is effective                , 20        (the “Effective Date”). The Plan’s purpose is to enhance the Company’s ability to attract, retain, incent, reward, and motivate persons who make (or are expected to make) important contributions to the Company and/or its Subsidiaries and Affiliates by providing Participants with equity ownership and other incentive opportunities.

SECTION 2.    DEFINITIONS.

(a)    “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than fifty percent (50%) of such entity.

(b)    “Award” means any award of an Option, a SAR, a Restricted Share, a Stock Unit, a Stock-Based Award, or a Cash-Based Award under the Plan.

(c)    “Award Agreement” means the agreement between the Company and the recipient of an Award which contains the terms, conditions and restrictions pertaining to such Award.

(d)    “Board of Directors” or “Board” means the Board of Directors of the Company, as constituted from time to time.

(e)    “Cash-Based Award” means an Award that entitles the Participant to receive a cash-denominated payment.

(f)    “Change in Control” means the occurrence of any of the following events:

(i)	A change in the composition of the Board occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)	Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B)

Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”);

provided, however, that for this purpose, the “original directors” and “continuing directors” shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(ii)

Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding Shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company;

(iii)

The consummation of a merger or consolidation of the Company or a Subsidiary of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (A) the Company (or its successor) and (B) any direct or indirect parent corporation of the Company (or its successor); or

(iv)	The sale, transfer, or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (f)(i) above, the term “look-back” date means the later of (1) the Effective Date and (2) the date that is twenty-four (24) months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection (f)(ii) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary, (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock, and (3) the Company or any Subsidiary of the Company.

Any other provision of this Section 2(f) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission in connection with an initial or secondary public offering of securities or debt of the Company to the public or on account of any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

(g)    “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h)    “Committee” means the Compensation Committee as designated by the Board, which is authorized to administer the Plan, as described in Section 3 hereof.

(i)    “Company” means eCombustible Energy Corporation, a Delaware corporation, including any successor thereto.

(j)    “Consultant” means an individual who is a consultant or advisor and who provides bona fide services to the Company, a Parent, a Subsidiary, or an Affiliate as an independent contractor (not including service as a member of the Board) or a member of the board of directors of a Parent or a Subsidiary, in each case who is not an Employee.

(k)    “Disability” means any permanent and total disability as defined by Section 22(e)(3) of the Code.

(l)    “Employee” means any individual who is a common-law employee of the Company, a Parent, a Subsidiary, or an Affiliate.

(m)    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(n)    “Exercise Price” means, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Award Agreement. “Exercise Price” means, in the case of a SAR, an amount, as specified in the applicable SAR Award Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

(o)    “Fair Market Value” with respect to a Share, means the market price of one Share, determined by the Committee as follows:

(i)

If the Stock was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system;

(ii)

If the Stock was traded on any established stock exchange (such as the New York Stock Exchange, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market) or national market system on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable exchange or system; or

(iii)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

For any date that is not a trading day, the Fair Market Value of a Share for such date shall be determined under clauses (i) and (ii) above with reference to the immediately preceding trading day. In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons and shall be consistent with the rules of Section 409A and Section 422 of the Code to the extent applicable.

(p)    “ISO” means an Option intended to be an “incentive stock option” described in Section 422 of the Code. Each Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Stock Option Award Agreement.

(q)    “Nonstatutory Option” or “NSO” means an Option that is not an ISO.

(r)    “Option” means an option entitling the holder to acquire Shares upon payment of the exercise price.

(s)    “Outside Director” means a member of the Board who is not a common-law employee of, or paid consultant to, the Company, a Parent or a Subsidiary.

(t)    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

(u)    “Participant” means a person who holds an Award.

(v)    “Plan” means this 2022 Stock Incentive Plan of eCombustible Energy Corporation, as amended from time to time.

(w)    “Purchase Price” means the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option or SAR), as specified by the Committee.

(x)    “Restricted Share” means a Share subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied awarded under the Plan.

(y)    “SAR” means a right entitling the holder upon exercise to receive an amount (payable in cash or in Shares of equivalent value) equal to the excess of the Fair Market Value of the Shares subject to the right over the Exercise Price from which appreciation under the SAR is to be measured.

(z)    “Section 409A” means Section 409A of the Code.

(aa)    “Securities Act” means the United States Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(bb)    “Service” means service as an Employee, Consultant or Outside Director, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. Service does not terminate when an Employee goes on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, an Employee’s employment will be treated as terminating three (3) months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves of absence count toward Service, and when Service terminates for all purposes under the Plan.

(cc)    “Share” means one Share of Stock, as adjusted in accordance with Section 12 (if applicable).

(dd)    “Stock” means the Common Stock of the Company.

(ee)    “Stock-Based Award” means an Award other than an Option, a SAR, a Restricted Share, a Stock Unit that is convertible into or otherwise based on Stock.

(ff)    “Stock Unit” means a bookkeeping entry representing the Company’s obligation to deliver one Share (or distribute cash measured by the value of a Share on a future date) and may be subject to the satisfaction of performance or other vesting conditions.

(gg)    “Subsidiary” means any corporation, if the Company owns and/or one or more other Subsidiaries own not less than fifty percent (50%) of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date. The determination of whether an entity is a “Subsidiary” shall be made in accordance with Section 424(f) of the code.

SECTION 3.    ADMINISTRATION.

(a)    Committee Composition. The Plan shall be administered by a Committee appointed by the Board, or by the Board acting as the Committee. The Committee shall consist of two or more directors of the Company. In addition, to the extent required by the Board, the composition of the Committee shall satisfy such requirements of the New York Stock Exchange or the Nasdaq Stock Market, as applicable, and as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act.

(b)    Committee Appointment. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan, grant Awards under the Plan and determine all terms of such grants, in each case with respect to all Employees, Consultants and Outside Directors (except such as may be on such committee), provided that such committee or committees may perform these functions only with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. To the extent permitted by applicable laws, the Board or Committee may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board or Committee shall specify the total number of Awards that such officers may so award.

(c)    Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i)	To interpret the Plan and to apply its provisions;

(ii)	To adopt, amend, or rescind rules, procedures, and forms relating to the Plan;

(iii)	To adopt, amend, or terminate sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

(iv)	To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(v)	To determine when Awards are to be granted under the Plan;

(vi)	To select the Participants to whom Awards are to be granted;

(vii)	To determine the type of Award and number of Shares or amount of cash to be made subject to each Award;

(viii)

To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), to determine whether an Option is to be classified as an ISO or as an NSO, and to specify the provisions of the agreement relating to such Award;

(ix)	To amend any outstanding Award Agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;

(x)	To prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

(xi)	To determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

(xii)	To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xiii)	To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement;

(xiv)	To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting, and/or ability to retain any Award; and

(xv)	To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that such member of the Committee has taken or has failed to take in good faith with respect to the Plan or any Award under the Plan.

SECTION 4.    ELIGIBILITY.

(a)    General Rule. The Committee will select Participants from among Employees, Consultants and Outside Directors. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 4(a) who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 4(a) who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

(b)    Ten-Percent Stockholders. An Employee who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

(c)    Attribution Rules. For purposes of Section 4(b) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors, and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be deemed to be owned proportionately by or for its stockholders, partners, or beneficiaries.

(d)    Outstanding Stock. For purposes of Section 4(b) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include Shares authorized for issuance under outstanding options held by the Employee or by any other person.

SECTION 5.    STOCK SUBJECT TO PLAN; OUTSIDE DIRECTOR COMPENSATION LIMIT.

(a)    Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The maximum aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed (i)            Shares (the “Share Reserve”), plus (ii) an annual increase on the first day of each calendar year for a period of not more than ten years beginning on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to (x) five percent 5% of the total number of Shares outstanding on the last day of the immediately preceding calendar year and (y) such lesser amount (including zero) that the Committee or Board determines for purposes of the annual increase for that calendar year.] Notwithstanding the foregoing, the number of Shares that may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan shall not exceed five (5) times the number of Shares provided under clause (i) above plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 5(b), but nothing in this Section 5 will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 12. The number of Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

(b)    Additional Shares. If Restricted Shares or Shares issued upon the exercise of options are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options, or SARs are forfeited or terminate for any reason before being exercised or settled, or an Award is settled in cash without the delivery of Shares to the holder, then the corresponding Shares shall again become available for Awards under the Plan. If Stock Units or SARs are settled, then only the number of Shares (if any) actually issued in settlement of such Stock Units or SARs shall reduce the number available in Section 5(a) and the balance (including any Shares withheld to satisfy tax withholding obligations) shall again become available for Awards under the Plan. Any Shares withheld to satisfy the Exercise Price or tax withholding obligation pursuant to any Award of Options or SARs shall be added back to the Shares available for Awards under the Plan. Notwithstanding the foregoing provisions of this Section 5(b), Shares that have actually been issued shall not again become available for Awards under the Plan, except for Shares that are forfeited and do not become vested.

(c)    Substitution and Assumption of Awards. The Committee may make Awards under the Plan by assumption, substitution, or replacement of stock options, stock appreciation rights, stock units, or similar awards granted by another entity (including a Parent or Subsidiary), if such assumption, substitution, or replacement is in connection with an asset acquisition, stock acquisition, merger, consolidation, or similar transaction involving the Company (and/or its Parent or Subsidiary) and such other entity (and/or its affiliate). The terms of such assumed, substituted, or replaced Awards shall be as the Committee, in its discretion, determines is appropriate, notwithstanding limitations on Awards in the Plan. Any such substitute or assumed Awards shall not count against the Share limitation set forth in Section 5(a) (nor shall Shares subject to such Awards be added to the Shares available for Awards under the Plan as provided in Section 5(b) above), except that Shares acquired by exercise of substitute ISOs will count against the maximum number of Shares that may be issued pursuant to the exercise of ISOs under the Plan.

(d)    Outside Director Compensation Limit. The maximum number of Shares subject to Awards granted under the Plan during any one calendar year to any Outside Director taken together with any cash fees paid by the Company to such Outside Director during such calendar year for service on the Board (other than the calendar year in which an Outside Director commences service on the Board), will not exceed seven hundred and fifty thousand dollars ($750,000) in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes), or, with respect to the calendar year in which an Outside Director is first appointed or elected to the Board, one million dollars ($1,000,000).

SECTION 6.    RESTRICTED SHARES.

(a)    Restricted Share Award Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Award Agreement between the Participant and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Award Agreements entered into under the Plan need not be identical.

(b)    Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services, and future services.

(c)    Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Award Agreement. A Restricted Share Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.

(d)    Voting and Dividend Rights. A holder of Restricted Shares awarded under the Plan shall have the same voting, dividend, and other rights as the Company’s other stockholders, except that in the case of any unvested Restricted Shares, the holder shall not be entitled to any dividends or other distributions paid or distributed by the Company in respect of outstanding Shares. Notwithstanding the foregoing, at the Committee’s discretion, the holder of unvested Restricted Shares may be credited with such dividends and other distributions, provided that such dividends and other distributions shall be paid or distributed to the holder only if, when and to the extent such unvested Restricted Shares vest. The value of dividends and other distributions payable or distributable with respect to any unvested Restricted Shares that do not vest shall be forfeited. At the Committee’s discretion, the Restricted Share Award Agreement may require that the holder of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions as the Award with respect to which the dividend was paid. For the avoidance of doubt, other than with respect to the right to receive dividends and other distributions, the holders of unvested Restricted Shares shall have the same voting rights and other rights as the Company’s other stockholders in respect of such unvested Restricted Shares.

(e)    Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal, or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Share Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 7.    TERMS AND CONDITIONS OF OPTIONS.

(a)    Stock Option Award Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Award Agreement. The Stock Option Award Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Award Agreements entered into under the Plan need not be identical.

(b)    Number of Shares. Each Stock Option Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 12.

(c)    Exercise Price. Each Stock Option Award Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant (110% for ISOs granted to Employees described in Section 4(b)), and the Exercise Price of an NSO shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee in its sole discretion. The Exercise Price shall be payable in one of the forms described in Section  8.

(d)    Withholding Taxes. As a condition to the exercise of an Option, the Participant shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Participant shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e)    Exercisability and Term. Each Stock Option Award Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Award Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed ten (10) years from the date of grant (five (5) years for ISOs granted to Employees described in Section 4(b)). A Stock Option Award

Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee in its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f)    Exercise of Options. Each Stock Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Participant’s estate or any person who has acquired such Option(s) directly from the Participant by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

(g)    Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

(h)    No Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any Shares covered by an Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in Section 12.

(i)    Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend, or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or for cash. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, materially impair the Participant’s rights or obligations under such Option; provided, however, that an amendment or modification that may cause an ISO to become an NSO, and any amendment or modification that is required to comply with the rules applicable to ISOs, shall not be treated as materially impairing the rights or obligations of the Participant.

(j)    Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal, and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

(k)    Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (ii) authorize a Participant to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 8.    PAYMENT FOR SHARES.

(a)    General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(h) below.

(b)    Surrender of Stock. To the extent that a Stock Option Award Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Participant or the Participant’s representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Participant shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c)    Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the Award) of the value of the services rendered by the Participant and the sufficiency of the consideration to meet the requirements of Section 6(b).

(d)    Cashless Exercise. To the extent that a Stock Option Award Agreement so provides, if the Stock is traded on an established securities market, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(e)    Exercise/Pledge. To the extent that a Stock Option Award Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

(f)    Net Exercise. To the extent that a Stock Option Award Agreement so provides, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus tax withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Participant in cash or any other form of payment permitted under the Stock Option Award Agreement.

(g)    Promissory Note. To the extent that a Stock Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note.

(h)    Other Forms of Payment. To the extent that a Stock Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations, and rules.

(i)    Limitations under Applicable Law. Notwithstanding anything herein or in a Stock Option Award Agreement or Restricted Share Award Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 9.    STOCK APPRECIATION RIGHTS.

(a)    SAR Award Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Award Agreements entered into under the Plan need not be identical.

(b)    Number of Shares. Each SAR Award Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 12.

(c)    Exercise Price. Each SAR Award Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

Notwithstanding the foregoing, SARs may be granted with an Exercise Price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 9(c), the Exercise Price under any SAR shall be determined by the Committee in its sole discretion.

(d)    Exercisability and Term. Each SAR Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Award Agreement shall also specify the term of the SAR. A SAR Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, retirement, or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e)    Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Common Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.

(f)    Exercise of SARs. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after the Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

(g)    Modification, Extension or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend, or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or cash. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair the Participant’s rights or obligations under such SAR.

(h)    Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents a SAR previously granted, or (ii) authorize a Participant to elect to cash out a SAR previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 10.    STOCK UNITS.

(a)    Stock Unit Award Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Award Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Award Agreements entered into under the Plan need not be identical.

(b)    Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c)    Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Award Agreement. A Stock Unit Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, retirement, or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.

(d)    Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right, if awarded, entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Dividend equivalents may also be converted into additional Stock Units at the Committee’s discretion. Dividend equivalents shall not be distributed prior to settlement of the Stock Unit to which the dividend equivalents pertain. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach. The value of dividend equivalents payable or distributable with respect to any unvested Stock Units that do not vest shall be forfeited. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A.

(e)    Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. A Stock Unit Award Agreement may provide that vested Stock Units may be settled in a lump sum or in installments. A Stock Unit Award Agreement may provide that the distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date, subject to compliance with Section 409A. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 12.

(f)    Death of Participant. Any Stock Unit Award that becomes payable after the Participant’s death shall be distributed to the Participant’s beneficiary or beneficiaries. Each recipient of a Stock Unit Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then any Stock Units Award that becomes payable after the Participant’s death shall be distributed to the Participant’s estate.

(g)    Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Award Agreement.

SECTION 11.    CASH-BASED AWARDS AND STOCK BASED AWARDS.

The Committee may, in its sole discretion, grant Cash-Based Awards and Stock-Based Awards to any Participant in such number or amount and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant and specify in an applicable Award Agreement. The Committee shall determine the maximum duration of the Cash-Based Award or Stock-Based Awards, the amount of cash which may be payable pursuant to the Cash-Based Award, the conditions upon which the Cash-Based Award or Stock-Based Awards shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula, or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award or Stock-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in Shares, as the Committee determines.

SECTION 12.    ADJUSTMENT OF SHARES.

(a)    Adjustments.

(i)

Recapitalization Transactions. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:

(A)	The class(es) and number of securities available for future Awards and the limitations set forth under Section 5;

(B)	The class(es) and number of securities covered by each outstanding Award; and

(C)	The Exercise Price under each outstanding Option and SAR.

(ii)

Other adjustments. In the event of other transactions, the Committee may make such changes as provided in subsection (a) herein, as it determines are necessary or appropriate to avoid distortion in the operation of the Plan.

(iii)	Committee’s Authority. The Committee’s determinations will be final, binding and conclusive.

(b)    Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs, and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

(c)    Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide for, without limitation, one or more of the following:

(i)	The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii)	The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii)	The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv)	Immediate vesting, exercisability, or settlement of outstanding Awards followed by the cancellation of such Awards upon or immediately prior to the effectiveness of such transaction;

(v)

Cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the merger or reorganization, in exchange for such cash or equity consideration (including no consideration) as the Committee, in its sole discretion, may consider appropriate; or

(vi)

Settlement of the intrinsic value of the outstanding Awards (whether or not then vested or exercisable) in cash or cash equivalents or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Awards or the underlying Shares) followed by the cancellation of such Awards (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), provided that any such amount may be delayed to the same extent that payment of consideration to the holders of Stock in connection with the merger or reorganization is delayed as a result of escrows, earnouts, holdbacks or other contingencies;

in each case without the Participant’s consent. Any acceleration of payment of an amount that is subject to Section 409A will be delayed, if necessary, until the earliest time that such payment would be permissible under

Section 409A without triggering any additional taxes applicable under Section 409A. Any actions hereunder will comply with, or be exempt from, Section 409A to the extent determined by the Committee to be reasonably practicable.

The Company will have no obligation to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

(d)    Reservation of Rights. Except as provided in this Section 12, a Participant shall have no rights by reason of any subdivision or consolidation of Shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of Shares of stock of any class. Any issue by the Company of Shares of stock of any class, or securities convertible into Shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell, or transfer all or any part of its business or assets. In the event of any change affecting the Shares or the Exercise Price of Shares subject to an Award, including a merger or other reorganization, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the occurrence of such event.

SECTION 13.    DEFERRAL OF AWARDS.

(a)    Committee Powers. Subject to compliance with Section 409A, the Committee (in its sole discretion) may permit or require a Participant to:

(i)

Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(ii)	Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(iii)

Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books.

Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

(b)    General Rules. A deferred compensation account established under this Section 13 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures, and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 13.

SECTION 14.    AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under the Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under Section 5.

SECTION 15.    PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

(a)    Effective Date. No provision of this Section 15 shall be effective unless and until the Board has determined to implement such provision.

(b)    Elections to Receive NSOs, SARs, Restricted Shares, or Stock Units. An Outside Director may elect to receive the Outside Director’s annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, SARs, Restricted Shares, Stock Units, or a combination thereof, as determined by the Board. Alternatively, the Board may mandate payment in any of such alternative forms. Such NSOs, SARs, Restricted Shares, and Stock Units shall be issued under the Plan. An election under this Section 15 shall be filed with the Company on the prescribed form.

(c)    Number and Terms of NSOs, SARs, Restricted Shares or Stock Units. The number of NSOs, SARs, Restricted Shares, or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, SARs, Restricted Shares, or Stock Units shall also be determined by the Board.

SECTION 16.    LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

SECTION 17.    TAXES.

(a)    Withholding Taxes. To the extent required by applicable federal, state, local, or foreign law, a Participant or the Participant’s successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b)    Share Withholding. The Committee may permit a Participant to satisfy all or part of the Participant’s withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that the Participant previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to him or her in excess of the number necessary to satisfy the maximum legally required tax withholding.

(c)    Section 409A. Each Award that provides for “nonqualified deferred compensation” within the meaning of Section 409A shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A. If any amount under such an Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six (6) months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties, and/or additional tax imposed pursuant to Section 409A. In addition, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 18.    TRANSFERABILITY.

Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated, or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer, or encumbrance in violation of this Section 18 shall be void and unenforceable against the Company.

SECTION 19.    PERFORMANCE BASED AWARDS.

The number of Shares or other benefits granted, issued, retained, and/or vested under an Award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.

SECTION 20.    RECOUPMENT.

In the event that the Company is required to prepare restated financial results owing to an executive officer’s intentional misconduct or grossly negligent conduct, the Committee shall have the authority, to the extent permitted by applicable law, to require reimbursement or forfeiture to the Company of the amount of bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during the three fiscal years preceding the year the restatement is determined to be required, to the extent that such bonus or incentive compensation exceeds what the officer would have received based on an applicable restated performance measure or target. The Company will recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued under that act. Any right of recoupment under this provision will be in addition to, and not in lieu of, any other rights of recoupment that may be available to the Company. No recovery of compensation under any clawback policy or this Section 20 will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Subsidiaries or Affiliates.

SECTION 21.    NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee or Consultant. The Company and its Subsidiaries reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.

SECTION 22.    DURATION AND AMENDMENTS.

(a)    Term of the Plan. The Plan, as set forth herein, shall come into existence on the date of its adoption by the Board; provided, however, that no Award may be granted hereunder prior to the Effective Date. The Board may suspend or terminate the Plan at any time. No ISOs may be granted after the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved the stockholders of the Company.

(b)    Right to Amend the Plan. The Board may amend the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment, except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

(c)    Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.

SECTION 23.    AWARDS TO NON-U.S. PARTICIPANTS.

Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy, or custom. The Committee also may impose conditions on the exercise, vesting, or settlement of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

SECTION 24.    GOVERNING LAW.

The Plan and each Award Agreement shall be governed by the laws of the State of [Delaware], without application of the conflicts of law principles thereof.

SECTION 25.    SUCCESSORS AND ASSIGNS.

The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(c).

SECTION 26.    EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

eCombustible Energy Corporation

By:
Name:
Title:

Date:

Annex E

ECOMBUSTIBLE ENERGY CORPORATION

2022 EMPLOYEE STOCK PURCHASE PLAN

(Adopted by the Board of Directors on            )

(Approved by the Stockholders on            )

Effective Date:

E-i

E-ii

ECOMBUSTIBLE ENERGY CORPORATION

2022 EMPLOYEE STOCK PURCHASE PLAN

SECTION	1. PURPOSE OF THE PLAN.

The Plan was adopted by the Board of Directors on            , 20    and is effective on            , 20    (the “Effective Date”). The purpose of the Plan is to provide a broad-based employee benefit to attract the services of new Eligible Employees, to retain the services of existing Eligible Employees, and to provide incentives for such individuals to exert maximum efforts toward the Company’s success by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under Section 423 of the Code and to be exempt from the application and requirements of Section 409A of the Code, and is to be construed accordingly

SECTION	2. DEFINITIONS.

(a)    “Board” means the Board of Directors of the Company, as constituted from time to time.

(b)    “Code” means the Internal Revenue Code of 1986.

(c)    “Committee” means the Compensation Committee of the Board or such other committee, comprised exclusively of one or more directors of the Company, as may be appointed by the Board from time to time to administer the Plan. To the extent a such a committee is not appointed by the Board to administer the Plan, references to “Committee” in this Plan shall refer to the Board.

(d)    “Company” means eCombustible Energy Corporation, a Delaware corporation.

(e)    “Compensation” means, unless provided otherwise by the Committee in the terms and conditions of an Offering, base salary and wages paid in cash to a Participant by a Participating Company, without reduction for any pre-tax contributions made by the Participant under sections 401(k) or 125 of the Code. “Compensation” shall, unless provided otherwise by the Committee in the terms and conditions of an Offering, exclude variable compensation (including commissions, bonuses, incentive compensation, overtime pay and shift premiums), all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options or any other equity awards, and similar items. The Committee shall determine whether a particular item is included in Compensation.

(f)    “Corporate Reorganization” means:

(i)	The consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization; or

(ii)	The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(g)    “Eligible Employee” means any Employee of a Participating Company who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan. The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if such individual’s participation in the Plan is prohibited by the law of any country which has jurisdiction over the employee.

(h)    “Employee” means any person who is “employed” for purposes of Section 423(b)(4) of the Code by a Participating Company. However, service solely as a director, or payment of a fee for such services, will not cause a director to be considered an “Employee” for purposes of the Plan.

(i)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)    “Fair Market Value” means the fair market value of a share of Stock, determined as follows:

(i)

If Stock was traded on any established national securities exchange, including the New York Stock Exchange or The Nasdaq Stock Market, on the date in question, then the Fair Market Value shall be equal to the closing price as quoted on such exchange (or the exchange with the greatest volume of trading in the Stock) on such date as reported in the Wall Street Journal or such other source as the Committee deems reliable; or

(ii)	If the foregoing provision is not applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

For any date that is not a Trading Day, the Fair Market Value of a share of Stock for such date shall be determined by using the closing sale price for the immediately preceding Trading Day. Determination of the Fair Market Value pursuant to the foregoing provisions shall be conclusive and binding on all persons.

(k)    “Offering” means the grant of options to purchase shares of Stock under the Plan to Eligible Employees.

(l)    “Offering Date” means the first day of an Offering.

(m)    “Offering Period” means a period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section  4(a).

(n)    “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(b).

(o)    “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.

(p)    “Plan” means this eCombustible Energy Corporation 2022 Employee Stock Purchase Plan, as it may be amended from time to time.

(q)    “Plan Account” means the account established for each Participant pursuant to Section 8(a).

(r)    “Purchase Date” means one or more dates during an Offering on which shares of Stock may be purchased pursuant to the terms of the Offering.

(s)    “Purchase Period” means one or more successive periods during an Offering, beginning on the Offering Date or on the day after a Purchase Date, and ending on the next succeeding Purchase Date.

(t)    “Purchase Price” means the price at which Participants may purchase shares of Stock under the Plan, as determined pursuant to Section 8(b).

(u)    “Stock” means the Common Stock of the Company.

(v)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(w)    “Trading Day” means a day on which the national stock exchange on which the Stock is traded is open for trading.

SECTION 3.    ADMINISTRATION OF THE PLAN.

(a)    Administrative Powers and Responsibilities. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Committee’s determinations under the Plan, unless otherwise determined by the Board, shall be final and binding on all persons. The Company shall pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan. Notwithstanding anything to the contrary in the Plan, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In such event, the Board shall have all of the authority and responsibility granted to the Committee herein.

(b)    International Administration. The Committee may establish sub-plans (which need not qualify under Section 423 of the Code) and initiate separate Offerings through such sub-plans for the purpose of (i) facilitating participation in the Plan by non-U.S. employees in compliance with foreign laws and regulations without affecting the qualification of the remainder of the Plan under Section 423 of the Code or (ii) qualifying the Plan for preferred tax treatment under foreign tax laws (which sub-plans, at the Committee’s discretion, may provide for allocations of the authorized shares reserved for issue under the Plan as set forth in Section 14(a)). The rules, guidelines and forms of such sub-plans (or the Offerings thereunder) may take precedence over other provisions of the Plan, with the exception of Section 4(a)(i), Section 5(b), Section 8(b) and Section 14(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant options in an Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of options granted under the same Offering to employees resident in the United States, subject to compliance with Section 423 of the Code.

SECTION 4.    ENROLLMENT AND PARTICIPATION.

(a)    Offering Periods. While the Plan is in effect, the Committee may from time to time grant options to purchase shares of Stock pursuant to the Plan to Eligible Employees during a specified Offering Period. Each such Offering shall be in such form and shall contain such terms and conditions as the Committee shall determine, subject to compliance with the terms and conditions of the Plan (which may be incorporated by reference) and the requirements of Section 423 of the Code, including the requirement that all Eligible

Employees have the same rights and privileges. The Committee shall specify prior to the commencement of each Offering (i) the period during which the Offering shall be effective, which may not exceed twenty-seven (27) months from the Offering Date and may include one or more successive Purchase Periods within the Offering, (ii) the Purchase Dates and Purchase Price for shares of Stock which may be purchased pursuant to the Offering, and (iii) if applicable, any limits on the number of shares of Stock purchasable by a Participant, or by all Participants in the aggregate, during any Offering Period or, if applicable, Purchase Period, in each case consistent with the limitations of the Plan. The Committee shall have the discretion to provide for the automatic termination of an Offering following any Purchase Date on which the Fair Market Value of a share of Stock is equal to or less than the Fair Market Value of a share of Stock on the Offering Date, and for the Participants in the terminated Offering to be automatically re-enrolled in a new Offering that commences immediately after such Purchase Date. The terms and conditions of each Offering need not be identical, and shall be deemed incorporated by reference and made a part of the Plan.

(b)    Enrollment. Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by completing the enrollment process prescribed and communicated for this purpose from time to time by the Company to Eligible Employees.

(c)    Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until the Participant ceases to be an Eligible Employee or withdraws from the Plan under Section 6(a). A Participant who withdrew from the Plan under Section 6(a) may again become a Participant, if the Participant then is an Eligible Employee, by following the procedure described in Subsection (b) above. A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Offering Period ending in the next calendar year, if the Participant then is an Eligible Employee. Except as otherwise provided in the terms and conditions of an Offering, when a Participant reaches the end of an Offering Period but the Participant’s participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 5.    EMPLOYEE CONTRIBUTIONS.

(a)    Frequency of Payroll Deductions. A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions; provided, however, that to the extent provided in the terms and conditions of an Offering, a Participant may also make contributions through payment by cash or check prior to one or more Purchase Dates during the Offering. Payroll deductions, subject to the provisions of Subsection (b) below or as otherwise provided under the terms and conditions of an Offering, shall occur on each payday during participation in the Plan.

(b)    Amount of Payroll Deductions. An Eligible Employee shall designate during the enrollment process the portion of the Eligible Employee’s Compensation that the Eligible Employee elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than one percent (1%) nor more than fifteen percent (15%) (or such lower rate of Compensation specified as the limit in the terms and conditions of the applicable Offering).

(c)    Changing Withholding Rate. Unless otherwise provided under the terms and conditions of an Offering, (i) a Participant may not increase the rate of payroll withholding during the Offering Period, and (ii) a Participant may discontinue or decrease the rate of payroll withholding during the Offering Period to a whole percentage of the Participant’s Compensation (including a reduction to zero percent (0%)) in accordance with such procedures and subject to such limitations as the Company may establish for all Participants. A Participant may also increase or decrease the rate of payroll withholding effective for a new Offering Period by submitting an authorization to change the payroll deduction rate pursuant to the process prescribed by the Company from time to time. The new withholding rate shall be a whole percentage of the Eligible Employee’s Compensation consistent with Subsection (b) above.

(d)    Discontinuing Payroll Deductions. If a Participant wishes to discontinue employee contributions entirely, the Participant may do so by withdrawing from the Plan pursuant to Section 6(a). In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).

SECTION 6.    WITHDRAWAL FROM THE PLAN.

(a)    Withdrawal. A Participant may elect to withdraw from the Plan by giving notice pursuant to the process prescribed and communicated by the Company from time to time. Such withdrawal may be elected at any time before the last day of an Offering Period, except as otherwise provided in the Offering. In addition, if payment by cash or check is permitted under the terms and conditions of an Offering, Participants may be deemed to withdraw from the Plan by declining or failing to remit timely payment to the Company for the shares of Stock. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.

(b)    Re-enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until the Participant re-enrolls in the Plan under Section 4(b). Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 7.    CHANGE IN EMPLOYMENT STATUS.

(a)    Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). A transfer from one Participating Company to another shall not be treated as a termination of employment.

(b)    Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate three (3) months after the Participant goes on a leave, unless a contract or statute guarantees the Participant’s right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c)    Death. In the event of the Participant’s death, the amount credited to the Participant’s Plan Account shall be paid to the Participant’s estate.

SECTION 8.    PLAN ACCOUNTS AND PURCHASE OF SHARES.

(a)    Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.

(b)    Purchase Price. The Purchase Price for each share of Stock purchased during an Offering Period shall be the lesser of:

(i)	eighty-five percent (85%) of the Fair Market Value of such share on the Purchase Date; or

(ii)	eighty-five percent (85%) of the Fair Market Value of such share on the Offering Date.

The Committee may specify an alternate Purchase Price amount or formula in the terms and conditions of an Offering, but in no event may such amount or formula result in a Purchase Price less than that calculated pursuant to the immediately preceding formula.

(c)    Number of Shares Purchased. As of each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account (rounded down to the nearest whole share, unless otherwise set forth in the terms and conditions of an Offering). Unless provided otherwise by the Committee prior to commencement of an Offering, the maximum number of shares of Stock which may be purchased by an individual Participant during such Offering is             shares. The foregoing notwithstanding, no Participant shall purchase more than such number of shares of Stock as may be determined by the Committee with respect to the Offering Period, or Purchase Period, if applicable, nor more than the amounts of Stock set forth in Sections 9(b) and 14(a). For each Offering Period and, if applicable, Purchase Period, the Committee shall have the authority to establish additional limits on the number of shares of Stock purchasable by all Participants in the aggregate.

(d)    Available Shares Insufficient. In the event that the aggregate number of shares of Stock that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares of Stock remaining available for issuance under Section 14(a), or which may be purchased pursuant to any additional aggregate limits imposed by the Committee, then the number of shares of Stock to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares of Stock that such Participant has elected to purchase and the denominator of which is the number of shares of Stock that all Participants have elected to purchase.

(e)    Issuance of Stock. Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued the Participant as soon as reasonably practicable after the applicable Purchase Date, except that the Company may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Company. Shares of Stock may be registered in the name of the Participant or jointly in the name of the Participant and the Participant’s spouse as joint tenants with right of survivorship or as community property.

(f)    Unused Cash Balances. Unless otherwise set forth in the terms and conditions of an Offering, an amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Offering Period or refunded to the Participant in cash at the end of the Offering Period, without interest, if the Participant’s participation is not continued. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) or (d) above, Section 9(b) or Section 14(a) shall be refunded to the Participant in cash, without interest.

(g)    Stockholder Approval. The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months after the date the Plan is adopted by the Board. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION 9.    LIMITATIONS ON STOCK OWNERSHIP.

(a)    Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after the Participant’s election to purchase such Stock, would own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

(i)	Ownership of stock shall be determined after applying the attribution rules of Section 424(d) of the Code;

Each Participant shall be deemed to own any stock that the Participant has a right or option to purchase under this or any other plan; and

(ii)

Each Participant shall be deemed to have the right to purchase up to the maximum number of shares of Stock that may be purchased by a Participant under the Plan under the individual limit specified pursuant to Section 8(c) with respect to each Offering Period.

(b)    Dollar Limit. Any other provision of the Plan notwithstanding, no Participant shall accrue the right to purchase Stock at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such Stock per calendar year (under the Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company), determined in accordance with the provisions of Section 423(b)(8) of the Code and applicable Treasury Regulations promulgated thereunder.

For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in Section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then the Participant’s employee contributions shall automatically be discontinued.

SECTION 10.    RIGHTS NOT TRANSFERABLE.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which the Participant may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber the Participant’s rights or interest under the Plan, other than by the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11.    NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s at-will employment at any time and for any reason, with or without cause.

SECTION 12.    NO RIGHTS AS A STOCKHOLDER.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that the Participant may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date.

SECTION 13.    SECURITIES LAW REQUIREMENTS.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded, and the applicable laws of any country which has jurisdiction over the applicable Participant.

SECTION 14.    STOCK OFFERED UNDER THE PLAN.

(a)    Authorized Shares. The maximum aggregate number of shares of Stock available for purchase under the Plan is              shares, plus an annual increase to be added on the first day of each of the Company’s fiscal years for a period of up to ten years, beginning with the fiscal year that begins January 1, 2023, equal to the least of (i) two percent (2%) of the outstanding shares of Stock on such date, (ii)             shares, or (iii) a lesser amount determined by the Committee or Board. The aggregate number of shares available for purchase under the Plan (and the limit in clause (ii) to the annual increase thereto) shall at all times be subject to adjustment pursuant to Section 14(b).

(b)    Antidilution Adjustments. The aggregate number of shares of Stock offered under the Plan, the individual and aggregate Participant share limitations described in Section 8(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee in the event of any change in the number of issued shares of Stock (or issuance of shares other than Common Stock) by reason of any forward or reverse share split, subdivision or consolidation, or share dividend or bonus issue, recapitalization, reclassification, merger, amalgamation, consolidation, split-up, spin-off, reorganization, combination, exchange of shares of Stock, the issuance of warrants or other rights to purchase shares of Stock or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, shares of Stock, other securities or other property) , in any case, in a manner that complies with Section 423 of the Code.

(c)    Reorganizations. Any other provision of the Plan notwithstanding, in the event of a Corporate Reorganization in which the Plan is not assumed by the surviving corporation or its parent corporation pursuant to the applicable plan of merger or consolidation, the Offering Period then in progress shall terminate immediately prior to the effective time of such Corporate Reorganization and either shares shall be purchased pursuant to Section 8 or, if so determined by the Board or Committee, all amounts in all Participant Accounts shall be refunded pursuant to Section 15 without any purchase of shares. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 15.    AMENDMENT OR DISCONTINUANCE.

The Board or Committee shall have the right to amend, suspend or terminate the Plan at any time and without notice; provided, however, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 of the Code will have no force or effect unless approved by the shareholders of the Company within twelve (12) months before or after its adoption. Upon any such amendment, suspension or termination of the Plan during an Offering Period, the Board or Committee may in its discretion determine that the applicable Offering shall immediately terminate and that all amounts in the Participant Accounts shall be carried forward into a payroll deduction account for each Participant under a successor plan, if any, or promptly refunded to each Participant. Except as provided in Section 14, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation. The Plan shall continue until the earlier to occur of (a) termination of the Plan pursuant to this Section 15 or (b) issuance of all of the shares of Stock reserved for issuance under the Plan.

SECTION 16.    LIMITATION ON LIABILITY.

Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its Subsidiaries, nor the Committee, nor any person acting on behalf of the Company, any of its Subsidiaries, or the Committee, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of the Plan or any option to purchase Stock to satisfy the requirements of Section 423, or otherwise asserted with respect to the Plan or any option to purchase Stock.

SECTION 17.    UNFUNDED PLAN.

The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any option to purchase Stock. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

SECTION 18.    GOVERNING LAW.

The Plan shall be governed by the laws of the state of Delaware, without application of the conflicts of law principles thereof.

SECTION 19.    EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

eCombustible Energy Corporation

By:
Name:
Title:

Date:

Annex F

November 19, 2021	File Reference: 31-36-63005

Board of Directors of Benessere Capital Acquisition Corp.

c/o Mr. Patrick Orlando, Founder and CEO

777 SW 37th Avenue, Suite 510

Miami, FL 33135-3250

To the Board of Directors:

Marshall & Stevens, Incorporated (referred to herein as “Marshall & Stevens” or “we,” “us,” or “our”) has been engaged by Benessere Capital Acquisition Corp (the “Company”) for the benefit of the Board of Directors (the “Board”) of the Company in connection with the consideration by the Board of a possible merger in a ‘stock-for-stock’ exchange (the “Transaction”) between the Company and eCombustible Products Holdings LLC (“eCombustible”) pursuant to which the Company would acquire all or substantially all of the assets and business of eCombustible (the “Acquired Business”). This opinion (our “Opinion”) is being delivered pursuant to our Engagement Letter dated September 30, 2021 and the accompanying (and by this reference incorporated herein) General Contractual Conditions therein (collectively, the “Engagement Agreement”). All assumptions and limitations stated below are either as provided in the Engagement Agreement or made with the consent or approval of the Board, as specifically set out below.

We are advised, and have relied upon such advice with your approval, that the Transaction will be consummated as set forth in the Agreement and Plan of Merger by and among Benessere Capital Acquisition Corp. (and others) and eCombustible Products Holdings, LLC (the “Merger Agreement”) provided to us by the Company on November 18, 2021. We understand that the Transaction is expected to close on November 21, 2021 (the “Transaction Date”). We are further advised, and have relied upon such advice with your approval, that the Transaction consists of a business combination between eCombustible and the Company pursuant to which the Company will acquire the Acquired Business in consideration of the issuance by the Company to the equity holders of eCombustible of up to 140,000,000 shares of its authorized but unissued common stock, par value $0.0001 per share (“Common Stock”) comprised of (i) 80,500,000 shares of Common Stock with an aggregate stated value as per the Merger Agreement of $805,000,000 (referred to in the Merger Agreement after certain adjustments for working capital balances and transaction costs as the “Merger Consideration”) to be issued at the closing of the Transaction (the “Closing”) and (ii) potentially up to an additional 60,000,000 shares of Common Stock to be issued if certain target share price levels are met within 30 months of the Closing (the “Contingent Earnout”). As the Company is a special purpose acquisition company with only a limited trading history and no material operations or assets other than cash or cash equivalents and the yet to be approved Merger Agreement, we have assumed, as provided in our Engagement Letter, that the redemption price of $10.00 per share (the “Redemption Price”) represents the fair market value of the Common Stock for purposes of this fairness analysis and, accordingly, have not performed an independent analysis regarding the fair market value of the Common Stock to be issued in the Transaction at the Closing.

As used herein, the term “Purchase Price” means, and is limited to, the fair market value of the Common Stock to be issued at the Closing (valued at the Redemption Price) and without consideration of the fair market value of

350 Fifth Avenue, Suite 4320, New York, NY 10118

212.425.4300     .    212.344.9731 fax   .    www.marshall-stevens.com

Chicago                     Los Angeles                     New York                     Tampa

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Board of Directors of Benessere Capital Acquisition Corp. November 19, 2021 Page 2

the Contingent Earnout or the dilutive effect of the issuance of such shares at the issuance prices stated in the Merger Agreement. The Purchase Price assumes that, at the Closing, the Acquired Business on a consolidated basis has no debt after deducting any excess cash on the balance sheet (“Net Debt”) and a normalized level of net working capital. We understand that the Merger Agreement provides for an adjustment up or down of the Purchase Price, if these assumptions are not satisfied at the Closing.

As stated above, we have been retained only to advise the Board as to the fairness, from a financial point of view, to the Company of the Purchase Price to be paid by the Company in the Transaction. We have not been engaged to render any opinion with respect to the fairness of the Purchase Price to any other person or entity or as to any other aspect of the Transaction, and we specifically render no such opinion. We have not been engaged to serve as the financial advisor to the Board; we were not involved in the negotiation or structuring of the Transaction; we have not been engaged to do, and have not done, any legal or contract review or (except as is customary in engagements of this type) any other due diligence review of the Transaction, eCombustible and/or the Acquired Business or any projections related thereto; and we have not been asked to consider any non-financial elements of the Transaction or any other alternatives that might be available to the Board.

In valuing the Acquired Business for purposes of our Opinion, we have looked solely at the enterprise value of Acquired Business as a going concern and on a standalone basis immediately prior to the Transaction Date and have not considered any impact on value (positive or negative) of the consummation of the Transaction on the value of the Acquired Business.

We understand that incident to the Transaction, certain employees of eCombustible may enter into employment agreements with the surviving entity, and that certain equity of the Company will be reserved for issuance pursuant to stock bonus arrangements. Our Opinion does not address the fairness of such agreements or stock bonus arrangements. We further understand that incident to the Transaction, the Company is making certain commitments with respect to the future financing or funding of the Acquired Business. Our Opinion has assigned no value to such future financing or funding commitments.

In connection with this opinion, we have made such reviews, analysis and inquiry as we, in the exercise of our professional judgment, have deemed necessary and appropriate under the circumstances.

With your consent, we have i) relied upon the accuracy and completeness of the financial and supplemental information (a) provided by or on behalf of the Board, the Company or eCombustible or (b) which we have otherwise obtained from public sources or from private sources and which we believe, in the exercise of our professional judgment, to be reasonably dependable, ii) not assumed responsibility for independent verification of such information, iii) not conducted any independent valuation or appraisal of any specific assets of the Company or eCombustible or any appraisal or estimate of any specific liabilities of the Company or eCombustible, and iv) assumed that there are no contingent or off-balance sheet assets or liabilities of the Company or eCombustible that have not been disclosed in writing to us. With respect to the financial forecasts relating to eCombustible, with your consent, we have assumed that such forecasts have been reasonably prepared on the basis of and reflect the best currently available estimates and judgments of the management of eCombustible as to the future financial performance of that company and, accordingly, take no responsibility for, and express no view as to, such financial forecasts or the assumptions on which they are based. With the Board’s approval, we have assumed that the management of eCombustible executes on its business plan in accordance with its projections, and that all documents related to the Transaction filed with the Securities and Exchange Commission comply with all applicable laws and regulations.

Except as otherwise provide herein, our Opinion is based upon economic, market and other conditions as they exist and can reasonably be evaluated on the date hereof and does not address the fairness of the Transaction as

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Board of Directors of Benessere Capital Acquisition Corp. November 19, 2021 Page 3

of any other date. Likewise, our Opinion, is based on the factual circumstances, agreements and terms, as they exist and are known to us at the date of our Opinion (but without regard to the impact of the issuance of additional shares under the Contingent Earnout). It is understood that financial markets are subject to volatility, and our opinion does not purport to address potential developments in applicable financial markets.

Our Opinion expressed herein has been prepared for the Board in connection with its consideration of the Transaction and may not be relied upon by any other person or entity or for any other purpose. Our Opinion does not constitute a recommendation to the Board or the shareholders of the Company, the equity holders of eCombustible or any other person or entity as to any action the Board, the shareholders of Company, the equity holders of eCombustible or any other person or entity should take, or omit to take, in connection with the Transaction or any aspect thereof. Our opinion does not address the merits of the Transaction or the underlying decision by the Board to engage in the Transaction or the relative merits of any alternatives that may be available to Company. Our Opinion addresses only certain financial aspects of the Transaction and does not address any other aspect of the Transaction. Our Opinion does not represent any advice as to the fairness of any matters of management compensation or of any fees paid or expenses incurred. Furthermore, our Opinion is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price to be paid by the Company to the equity holders of eCombustible in the Transaction for the Acquired Business as provided in the Merger Agreement is fair to the Company from a financial point of view.

Very truly yours,

Marshall & Stevens Incorporated

File No. 31-36-63005

F-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item	20. Indemnification of Directors and Officers.

The BCAC Holdings’ Certificate of Incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article Eighth of the BCAC Holdings Certificate of Incorporation provides:

“To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.”

Item	21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

Exhibit Number	Description
2.1**	Agreement and Plan of Merger, dated as of November 23, 2021, by and among (i) Benessere, (ii) BCAC Holdings, (iii) Purchaser Merger Sub, (iv) Company Merger Sub, (v) the Purchaser Representative; (vi) eCombustible and (vii) the Seller Representative (included as Annex A to the proxy statement/prospectus of Benessere, which is part of this Registration Statement, and incorporated herein by reference).

3.1	Certificate of Incorporation of BCAC Holdings as filed with the Secretary of State of the State of Delaware on November 17, 2021.

3.2	Bylaws of BCAC Holdings Inc.

3.3	Form of Amended and Restated Certificate of Incorporation of BCAC Holdings to be effective upon Closing (included as Annex B to the proxy statement/prospectus of Benessere, which is part of this Registration Statement, and incorporated herein by reference).

3.4	Form of Amended and Restated Bylaws of BCAC Holdings to be effective upon Closing (included as Annex C to the proxy statement/prospectus of Benessere, which is a part of this Registration Statement, and incorporated herein by reference).

4.1*	Specimen Common Stock Certificate.

4.2*	Specimen Warrant Certificate.

4.3**	Warrant Agreement, dated January 4, 2021, by and between Benessere and Continental Stock Transfer & Trust Company, as warrant agent.

5.1*	Opinion of Ellenoff Grossman & Schole LLP

8.1*	Tax Opinion of Ellenoff Grossman & Schole LLP

10.1**	Voting Agreement by and among Benessere, eCombustible and ATA International Holdings, LLC, dated as of November 23, 2021.

10.2**	Sponsor Support Agreement by and among Sponsor, Benessere, BCAC Holdings and eCombustible dated as of November 23, 2021.

10.3*	Form of Lock-up Agreement.

10.4*	Form of Non-competition Agreement.

10.5*	Form of Registration Rights Agreement.

10.6#	eCombustible Energy Corporation 2022 Stock Incentive Plan (included as Annex D to the proxy statement/prospectus of Benessere, which is part of this Registration Statement, and incorporated herein by reference).

10.7#	eCombustible Energy Corporation 2022 Employee Stock Purchase Plan (included as Annex E to the proxy statement/prospectus of Benessere, which is part of this Registration Statement, and incorporated herein by reference).

10.8*#	Class M Unit Award Agreement by and between eCombustible Products Holdings, LLC, EPH Management Holdings, LLC and James M. Driscoll, dated December 16, 2020.

10.9*#	Class M Unit Award Agreement by and between eCombustible Products Holdings, LLC, EPH Management Holdings, LLC and Karen L. Childress, dated February 8, 2021.

Exhibit Number	Description

10.10*#	Amendment to Class M Unit Award Agreement by and between eCombustible Products Holdings, LLC, EPH Management Holdings, LLC and James M. Driscoll, dated November 14, 2021.

10.11*#	Amendment to Class M Unit Award Agreement by and between eCombustible Products Holdings, LLC, EPH Management Holdings, LLC and Karen L. Childress, dated November 11, 2021.

10.12*#	Services Agreement by and between eCombustible and Jorge E. Arevalo García, dated December 16, 2020.

10.13*#	Employment Agreement by and between eCombustible and Karen L. Childress, dated February 8, 2021.

10.14*#	Employment Agreement by and between eCombustible and James M. Driscoll, dated December 16, 2020.

10.15*#	Employment Agreement by and between BCAC Holdings and Jorge E. Arevalo García, dated , 2022.

10.16*#	Employment Agreement by and between BCAC Holdings and Karen L. Childress, dated , 2022.

10.17*#	Employment Agreement by and between BCAC Holdings and James M. Driscoll, dated , 2022.

10.18**	Promissory Note of Benessere to Sponsor dated as of January 12, 2022.

10.19**	Promissory Note of Benessere to eCombustible dated as of January 12, 2022.

21.1	Subsidiaries of BCAC Holdings.

23.1	Consent of Marcum LLP, independent registered accounting firm of Benessere.

23.2	Consent of Marcum LLP, independent registered accounting firm of eCombustible.

23.3*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1).

23.4*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.1).

23.5	Consent of Marshall & Stevens Incorporated.

24.1	Power of Attorney (included on the signature page to this Registration Statement).

99.1*	Form of Proxy Card for Stockholders.

99.2	Consent of Jorge E. Arevalo to be named as a director.

99.3	Consent of James M. Driscoll to be named as a director.

99.4	Consent of Thomas F. Staz to be named as a director.

107.1	Calculation of Registration Fee Table.

#	Indicates management contract or compensatory plan or arrangement.
*	To be filed by amendment.
**	Previously filed.

Item 2. Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(9)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 11th day of February, 2022.

BCAC Holdings Inc.

By:	/s/ Patrick Orlando
Name:	Patrick Orlando
Title:	President (principal executive officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Patrick Orlando and Francisco Flores his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign one or more Registration Statement on Form S-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of BCAC Holdings, Inc. and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick Orlando Patrick Orlando	President (principal executive officer)	February 11, 2022

/s/ Francisco O. Flores Francisco O. Flores	Chief Financial Officer (principal financial and accounting officer)	February 11, 2022

/s/ Patrick Orlando Patrick Orlando	Director	February 11, 2022